Exhibit 99.1

                    , 2015

Dear Hewlett-Packard Company Stockholder:

In October 2014, Hewlett-Packard Company (“HP Co.”) announced plans to separate into two independent, industry-leading companies.

The first, Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”), will provide the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Specifically, this company will include our best-in-class portfolio and innovation capability across our Enterprise Group, Enterprise Services, Software and Financial Services businesses.

The second, HP Inc., will own and operate our printing and personal systems businesses, which currently hold the number one position in printing, the number one position in the profitable commercial personal systems segment, and the number two position in the consumer personal systems segment (each by units shipped). HP Inc. will have an impressive portfolio and a strong innovation pipeline across areas such as multi-function printing, Ink in the Office, graphics, notebooks, mobile and desktop workstations, tablets and phablets.

Each of these companies will have strong financial foundations, compelling innovation roadmaps, sharpened strategic focus and experienced leadership teams. The separation is intended to, among other things, simplify the organizational structure of each company, facilitating faster decisionmaking. As independent companies, each of Hewlett Packard Enterprise and HP Inc. will be able to focus its capital deployment and investment strategies and implement an appropriate capital structure to meet the needs of its business.

The separation will occur by means of a pro rata distribution to HP Co. stockholders of 100% of the outstanding shares of Hewlett Packard Enterprise. In connection with the separation, HP Co. will be renamed HP Inc. Consequently, the separation will provide HP Co. stockholders with ownership interests in both HP Inc. and Hewlett Packard Enterprise.

Each HP Co. stockholder will receive [●] share[s] of Hewlett Packard Enterprise common stock for every one share of HP Co. common stock held on [●], 2015, the record date for the distribution. It is intended that, for U.S. federal income tax purposes, the distribution generally will be tax-free to HP Co. stockholders.

You do not need to take any action to receive shares of Hewlett Packard Enterprise common stock to which you are entitled as an HP Co. stockholder. You do not need to pay any consideration or surrender or exchange your HP Co. common shares to participate in the spin-off.

I encourage you to read the attached information statement, which is being provided to all HP Co. stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Hewlett Packard Enterprise.

I believe the separation will create two compelling companies well positioned to win in the marketplace and to drive value for our stockholders. We remain committed to working on your behalf to continue to build long-term stockholder value.

Sincerely,

Margaret C. Whitman

Chairman of Board, President and Chief

Executive Officer

Hewlett-Packard Company

                    , 2015

Dear Future Hewlett Packard Enterprise Company Stockholder:

I am pleased to welcome you as a future stockholder of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”). Our new company will provide the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs.

Over the past few years, we have strengthened the fundamentals of our business, streamlined our operations and intensified our focus on the customer. We have reignited innovation and will continue to introduce offerings designed to solve technology’s biggest challenges and shape the future of computing. As a result, we believe Hewlett Packard Enterprise is well positioned to drive growth and deliver long-term stockholder value.

Hewlett Packard Enterprise intends to apply to list its common stock on the New York Stock Exchange under the symbol “HPE.” I encourage you to learn more about Hewlett Packard Enterprise and our strategic initiatives by reading the attached information statement.

Sincerely,

Margaret C. Whitman

President and Chief Executive Officer

Hewlett Packard Enterprise Company

Information contained herein is preliminary and subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JULY 1, 2015

INFORMATION STATEMENT

Hewlett Packard Enterprise Company

This information statement is being furnished to the stockholders of Hewlett-Packard Company (“HP Co.”) in connection with the distribution by HP Co. to its stockholders of all of the outstanding shares of common stock of Hewlett Packard Enterprise Company, a wholly owned subsidiary of HP Co. that will hold, directly or indirectly, the assets and liabilities associated with HP Co.’s enterprise technology infrastructure, software, services and financing businesses (“Hewlett Packard Enterprise”). To implement the distribution, HP Co. will distribute all of the shares of Hewlett Packard Enterprise common stock on a pro rata basis to HP Co. stockholders in a distribution that is intended to be tax-free to HP Co. stockholders for U.S. federal income tax purposes.

For every one share of HP Co. common stock held of record by you as of the close of business on [●], 2015, the record date for the distribution, you will receive [●] share[s] of Hewlett Packard Enterprise common stock. You will receive cash in lieu of any fractional shares of Hewlett Packard Enterprise common stock that you would otherwise have received after application of the above distribution ratio. As discussed herein under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your HP Co. common shares “regular-way” after the record date and before the distribution, you will also be selling your right to receive shares of Hewlett Packard Enterprise common stock in connection with the separation. We expect that shares of Hewlett Packard Enterprise common stock will be distributed by HP Co. to you on [●], 2015. We refer to the date on which HP Co. commences distribution of the Hewlett Packard Enterprise common stock to the holders of HP Co. common shares as the “distribution date.”

No vote of HP Co. stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send HP Co. a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing HP Co. shares or take any other action to receive your shares of Hewlett Packard Enterprise common stock.

There is currently no trading market for Hewlett Packard Enterprise common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution. We expect “regular-way” trading of Hewlett Packard Enterprise common stock to begin on the first trading day following the distribution. Hewlett Packard Enterprise intends to apply to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “HPE.” Shortly prior to the distribution, HP Co. will be renamed HP Inc. Following the distribution, HP Inc. will continue to trade on the NYSE under the symbol “HPQ.” We refer in this information statement to HP Co. following the separation as “HP Inc.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                     , 2015.

This information statement was first mailed to HP Co. stockholders on or about                     , 2015.

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Hewlett Packard Enterprise assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Hewlett Packard Enterprise,” “we,” “us,” “our,” “our company” and “the company” refer to Hewlett Packard Enterprise Company, a Delaware corporation, and its consolidated subsidiaries. References to Hewlett Packard Enterprise’s historical business and operations refer to the business and operations of HP Co.’s enterprise technology infrastructure, software, services and financing businesses that will be transferred to Hewlett Packard Enterprise in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “HP Co.” refer to Hewlett-Packard Company, a Delaware corporation, and its consolidated subsidiaries, which will be renamed HP Inc. shortly prior to the distribution. We refer in this information statement to HP Co. following the separation as “HP Inc.” Unless the context otherwise requires, references in this information statement to the “separation” refer to the separation of HP Co.’s enterprise technology infrastructure, software, services and financing businesses from HP Co.’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Hewlett Packard Enterprise, that holds the assets and liabilities associated with such businesses, as further described herein. Unless the context otherwise requires, references in this information statement to the “distribution” refer to the distribution by HP Co. to HP Co. stockholders as of the record date of 100% of the outstanding shares of Hewlett Packard Enterprise, as further described herein.

i

Trademarks, Trade Names and Service Marks

Hewlett Packard Enterprise owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the more important trademarks that Hewlett Packard Enterprise owns or has rights to use that appear in this information statement include “HEWLETT PACKARD” and “HEWLETT PACKARD ENTERPRISE,” each of which may be registered or trademarked in the United States and other jurisdictions around the world. Each trademark, trade name or service mark of any other company appearing in this information statement is, to our knowledge, owned by such other company.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Hewlett Packard Enterprise Company and why is HP Co. separating Hewlett Packard Enterprise’s business and distributing Hewlett Packard Enterprise stock?	Hewlett Packard Enterprise, which is currently a wholly owned subsidiary of HP Co., was formed to hold HP Co.’s Enterprise Group, Enterprise Services, Software and Financial Services businesses. The separation of Hewlett Packard Enterprise from HP Co. and the distribution of Hewlett Packard Enterprise common stock are intended to, among other things, (i) create two sharper, stronger, more focused companies by enabling the management of each company to concentrate efforts on the unique needs of each business and the pursuit of distinct opportunities for long-term growth and profitability, (ii) simplify the organizational structure of each company, facilitating faster decisionmaking, (iii) allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies and design more effective equity compensation structures and (iv) provide current HP Co. stockholders with equity investments in two separate, publicly traded companies. HP Co. and Hewlett Packard Enterprise expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	HP Co. is delivering this document to you because you are a holder of HP Co. common shares. If you are a holder of HP Co. common shares as of the close of business on [●], 2015, the record date for the distribution, you will be entitled to receive [●] share[s] of Hewlett Packard Enterprise common stock for every one share of HP Co. common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in HP Co. and your investment in Hewlett Packard Enterprise after the separation.

How will the separation of Hewlett Packard Enterprise from HP Co. work?	To accomplish the separation, HP Co. will distribute all of the outstanding shares of Hewlett Packard Enterprise common stock to HP Co. stockholders on a pro rata basis in a distribution intended to be tax-free to HP Co. stockholders for U.S. federal income tax purposes.

Why is the separation of Hewlett Packard Enterprise structured as a distribution?	HP Co. believes that a distribution of the shares of Hewlett Packard Enterprise common stock to HP Co. stockholders is an efficient way to separate its enterprise technology infrastructure, software, services and financing businesses in a manner that will create long-term value for HP Co. and its stockholders.

What is the record date for the distribution?	The record date for the distribution will be [●], 2015.

When will the separation and the distribution occur?

It is expected that all of the shares of Hewlett Packard Enterprise common stock will be distributed by HP Co. on [●], 2015 to holders of record of HP Co. common shares as of the record date for the distribution. The separation will become effective at the time of the distribution. However, no assurance can be provided as to the timing of the separation and the distribution or that all conditions to the distribution will be met.

What do stockholders need to do to participate in the distribution?	Stockholders of HP Co. as of the record date for the distribution will not be required to take any action to receive Hewlett Packard Enterprise common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing HP Co. common shares or take any other action to receive your shares of Hewlett Packard Enterprise common stock. Please do not send in your HP Co. stock certificates. The distribution will not affect the number of outstanding HP Co. shares or any rights of HP Co. stockholders, although it will affect the market value of each outstanding HP Co. common share. HP Co. will be renamed HP Inc. shortly prior to the distribution.

How will shares of Hewlett Packard Enterprise common stock be issued?	You will receive shares of Hewlett Packard Enterprise common stock through the same channels that you currently use to hold or trade HP Co. common shares, whether through a brokerage account, 401(k) plan or other channel. Receipt of shares of Hewlett Packard Enterprise common stock will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own HP Co. common shares as of the close of business on the record date for the distribution, including shares owned in certificate form or through the HP Co. dividend reinvestment plan, HP Co., with the assistance of Wells Fargo Shareowner Services, the settlement and distribution agent, will electronically distribute shares of Hewlett Packard Enterprise common stock to you or to your brokerage firm on your behalf in book-entry form. Wells Fargo will mail you a book-entry account statement that reflects your shares of Hewlett Packard Enterprise common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Hewlett Packard Enterprise common stock will I receive in the distribution?	HP Co. will distribute to you [●] share[s] of Hewlett Packard Enterprise common stock for every one share of HP Co. common stock held by you as of the record date for the distribution. Based on approximately [●] HP Co. common shares outstanding as of [●], 2015, a total of approximately [●] shares of Hewlett Packard Enterprise common stock are expected to be distributed. For additional information on the distribution, see “The Separation and Distribution.”

Will Hewlett Packard Enterprise issue fractional shares of its common stock in the distribution?

No. Hewlett Packard Enterprise will not issue fractional shares of its common stock in the distribution. Fractional shares that HP Co. stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable, for U.S. federal income tax purposes, to the recipient HP Co. stockholders. See “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?	The distribution is subject to final approval by the board of directors of HP Co., as well as to a number of conditions, including, among others:

•	the transfer of assets and liabilities to Hewlett Packard Enterprise in accordance with the separation and distribution agreement will have been completed, other than assets and liabilities intended to be transferred after the distribution;

•	HP Co. will have received (i) a private letter ruling from the Internal Revenue Service (the “IRS”) and/or one or more opinions from its external tax advisors, in each case, satisfactory to HP Co.’s board of directors, regarding certain U.S. federal income tax matters relating to the separation and related transactions and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, satisfactory to HP Co.’s board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	the U.S. Securities and Exchange Commission (the “SEC”) will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to HP Co. stockholders;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Hewlett Packard Enterprise common stock to be distributed will have been approved for listing on the NYSE, subject to official notice of issuance;

•	the receipt of an opinion from an independent appraisal firm confirming the solvency and financial viability of HP Co. before the distribution and each of Hewlett Packard Enterprise and HP Inc. after the distribution that is in form and substance acceptable to HP Co. in its sole discretion; and

•	no other event or development will have occurred or exist that, in the judgment of HP Co.’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

v

Hewlett Packard Enterprise cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

Can HP Co. decide to cancel the distribution of Hewlett Packard Enterprise common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, HP Co. has the right to terminate the distribution, even if all of the conditions are satisfied. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Termination.”

What if I want to sell my HP Co. common stock or my Hewlett Packard Enterprise common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of HP Co. stock?	Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, it is expected that there will be two markets in HP Co. common shares: a “regular-way” market and an “ex-distribution” market. HP Co. common shares that trade in the “regular-way” market will trade with an entitlement to shares of Hewlett Packard Enterprise common stock to be distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Hewlett Packard Enterprise common stock to be distributed pursuant to the distribution.

If you decide to sell any HP Co. common shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your HP Co. common shares with or without the entitlement to Hewlett Packard Enterprise common stock pursuant to the distribution.

Where will I be able to trade shares of Hewlett Packard Enterprise common stock?	Hewlett Packard Enterprise intends to apply to list its common stock on the NYSE under the symbol “HPE.” Hewlett Packard Enterprise anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date, and that “regular-way” trading in Hewlett Packard Enterprise common stock will begin on the first trading day following the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Hewlett Packard Enterprise common stock up to the distribution date, but your transaction will not settle until after the distribution date. Hewlett Packard Enterprise cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of HP Co. common shares?	HP Co. common stock will continue to trade on the NYSE after the distribution under the symbol “HPQ.”

Will the number of HP Co. common shares that I own change as a result of the distribution?	No. The number of HP Co. common shares that you own will not change as a result of the distribution.

Will the distribution affect the market price of my HP Co. shares?	Yes. As a result of the distribution, it is expected that the trading price of HP Co. common shares immediately following the distribution will be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the enterprise technology infrastructure, software, services and financing businesses to be held by Hewlett Packard Enterprise. The combined trading prices of one HP Inc. common share and [●] share[s] of Hewlett Packard Enterprise common stock after the distribution (representing the number of shares of Hewlett Packard Enterprise common stock to be received per every one share of HP Co. common stock in the distribution) may be equal to, greater than or less than the trading price of one HP Co. common share before the distribution.

What are the material U.S. federal income tax consequences of the distribution?	It is a condition to the distribution that HP Co. receive (i) a private letter ruling from the IRS and/or one or more opinions from its external tax advisors, in each case, satisfactory to HP Co.’s board of directors, regarding certain U.S. federal income tax matters relating to the separation and related transactions, and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, satisfactory to HP Co.’s board of directors, regarding the qualification of the distribution, together with certain related transactions, as transactions that are generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code. Assuming that the distribution, together with certain related transactions, so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Hewlett Packard Enterprise common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Hewlett Packard Enterprise common stock.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

What will Hewlett Packard Enterprise’s relationship be with HP Inc. following the separation?

Hewlett Packard Enterprise will enter into a separation and distribution agreement with HP Co. to effect the separation and provide a framework for Hewlett Packard Enterprise’s relationship with HP Inc. after the separation. Hewlett Packard Enterprise and HP Inc. will also enter into certain other agreements, including among others a tax matters agreement, an employee matters agreement, a transition services agreement, a real estate matters agreement, a commercial agreement and an IT service agreement. These agreements will provide for the allocation between Hewlett Packard Enterprise and HP Inc. of HP Co.’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and will govern certain relationships between Hewlett Packard Enterprise and HP Inc. after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Who will manage Hewlett Packard Enterprise after the separation?	Hewlett Packard Enterprise benefits from having in place a management team with an extensive background in the enterprise technology infrastructure, software, services and financing businesses. Led by Margaret C. Whitman, who will be Hewlett Packard Enterprise’s president and chief executive officer after the separation, Hewlett Packard Enterprise’s management team possesses deep knowledge of, and extensive experience in, its industry. Hewlett Packard Enterprise’s management team includes Martin Fink, Henry Gomez, John Hinshaw, Christopher P. Hsu, Kirt P. Karros, Alan May, Michael G. Nefkens, Antonio Neri, Jeff T. Ricci, John F. Schultz, Timothy C. Stonesifer and Robert Youngjohns, each of whom has held senior positions of responsibility at HP Co. For more information regarding Hewlett Packard Enterprise’s management, see “Management.”

Are there risks associated with owning Hewlett Packard Enterprise common stock?	Yes. Ownership of Hewlett Packard Enterprise common stock will be subject to both general and specific risks, including those relating to Hewlett Packard Enterprise’s business, the industry in which it operates, its separation from HP Co. and ongoing contractual relationships with HP Inc. and its status as a separate, publicly traded company. These risks are described in the “Risk Factors” section of this information statement. You are encouraged to read that section carefully.

Will Hewlett Packard Enterprise incur any indebtedness prior to or at the time of the distribution?	Yes. Hewlett Packard Enterprise anticipates having certain indebtedness upon completion of the separation. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Our Business.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Hewlett Packard Enterprise common stock?	The distribution agent, transfer agent and registrar for Hewlett Packard Enterprise common stock will be Wells Fargo Shareowner Services. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

1 (800) 286-5977 (U.S. and Canada)

1 (651) 453-2122 (International)

Where can I find more information about HP Co. and Hewlett Packard Enterprise?	Before the distribution, if you have any questions relating to HP Co.’s business performance, you should contact:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Telephone: [●]

Email: [●]

After the distribution, Hewlett Packard Enterprise stockholders who have any questions relating to Hewlett Packard Enterprise’s business performance should contact Hewlett Packard Enterprise at:

Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, CA 94304

Telephone: [●]

Email: [●]

Hewlett Packard Enterprise’s investor website is [●].

INFORMATION STATEMENT SUMMARY

The following is a summary of certain material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and Hewlett Packard Enterprise’s business and financial position, you should carefully review this entire information statement.

This information statement describes the enterprise technology infrastructure, software, services and financing businesses to be transferred to Hewlett Packard Enterprise by HP Co. in the separation as if the transferred businesses were Hewlett Packard Enterprise’s businesses for all historical periods described. References in this information statement to Hewlett Packard Enterprise’s historical assets, liabilities, products, businesses or activities are generally intended to refer to the assets, liabilities, products, businesses or activities of the enterprise technology infrastructure, software, services and financing businesses of HP Co. and its subsidiaries prior to the distribution.

Our Company

Hewlett Packard Enterprise is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional information technology (“IT”) while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers. In fiscal year 2014, we generated net income of $1.6 billion from revenues of $55 billion.

We believe that we offer the most comprehensive portfolio of enterprise solutions in the IT industry. With an industry-leading position in servers, storage, wired and wireless networking, converged systems, software and services, combined with our customized financing solutions, we believe we are best equipped to deliver the right IT solutions to help drive optimal business outcomes for our customers.

We organize our business into the following five segments:

•	Enterprise Group. Our Enterprise Group (“EG”) provides our customers with the cutting-edge technology infrastructure they need to optimize traditional IT while building a secure, cloud-enabled and mobile-ready future.

•	Software. Our Software allows our customers to automate IT operations to simplify, accelerate and secure business processes, and drives the analytics that turn raw data into actionable knowledge.

•	Enterprise Services. Our Enterprise Services (“ES”) brings all of our solutions together through our consulting and support professionals to help deliver superior, comprehensive results for our customers.

•	Hewlett Packard Financial Services. Hewlett Packard Financial Services (“Financial Services” or “FS”) enables flexible IT consumption models, financial architectures and customized investment solutions for our customers.

•	Corporate Investments. Corporate Investments includes Hewlett Packard Enterprise Labs and certain business incubation projects, among others.

Our Strengths

We believe that we possess a number of competitive advantages that distinguish us from our competitors, including:

Broad and deep end-to-end solutions portfolio. We combine our infrastructure, software and services capabilities to provide what we believe is the broadest and deepest portfolio of end-to-end enterprise solutions in the IT industry. Our ability to deliver a wide range of high-quality products and high-value consulting and support services in a single package is one of our principal differentiators.

Multiyear innovation roadmap. We have been in the technology and innovation business for over 75 years. Our vast intellectual property portfolio and global research and development capabilities are part of a broader innovation roadmap designed to help organizations of all sizes journey from traditional technology platforms to the IT systems of the future—what we call the new style of IT—which we believe will be characterized by the increasing and interrelated prominence of cloud computing, big data, enterprise security, applications and mobility.

Global distribution and partner ecosystem. We are experts in delivering innovative technological solutions to our customers in complex multi-country, multi-vendor and/or multi-language environments. We have one of the largest go-to-market capabilities in our industry, including a large ecosystem of channel partners, which enables us to market and deliver our product offerings to customers located virtually anywhere in the world.

Custom financial solutions. We have developed innovative financing solutions to facilitate the delivery of our products and services to our customers. We deliver flexible investment solutions and expertise that help customers and other partners create unique technology deployments based on specific business needs.

Experienced leadership team with track record of successful performance. Our management team has an extensive track record of performance and execution. We are led by our Chief Executive Officer Margaret C. Whitman, who has proven experience in developing transformative business models, building global brands and driving sustained growth and expansion in the technology industry, including from her leadership of HP Co. for four years prior to the separation and her prior ten years as Chief Executive Officer of eBay Inc. Our senior management team has over 100 collective years of experience in our industry and possesses extensive knowledge of and experience in the enterprise IT business and the markets in which we compete. Moreover, we have a deep bench of management and technology talent that we believe provides us with an unparalleled pipeline of future leaders and innovators.

Our Strategies

Disruptive change is all around us, and we are living in an idea economy where the ability to turn an idea into a new product or a new industry is more accessible than ever. This environment requires a new style of business, underpinned by a new style of IT. Cloud, mobile, big data and analytics provide the tools enterprises need to significantly reduce the time to market for any good idea. Hewlett Packard Enterprise’s strategy is to enable customers to win in the idea economy by slashing the time it takes to turn an idea into value.

We make IT environments more efficient, more productive and more secure, enabling fast, flexible responses to a rapidly changing competitive landscape. We enable organizations to act quickly on ideas by creating, consuming and reconfiguring new solutions, experiences and business models, and deliver infrastructure that is built from components that can be composed and recomposed easily and quickly to meet the shifting demands of business applications.

Every IT journey is unique, but every customer is looking to minimize the time between initial idea and realized value. While some customers are looking for solutions that let them take the next step on this journey, the majority of customers are at the beginning of this journey and are looking for solutions that can help them take their first steps. Hewlett Packard Enterprise will leverage our leadership position in our traditional markets to lead the transition to this new style of business.

Specifically, we are focused on delivering solutions to help customers transform four critical areas that matter most to their business.

Transform to a hybrid infrastructure. Infrastructure matters more than ever today, but customers need a new kind of infrastructure. We help customers build an on-demand infrastructure and operational foundation for all of the applications that power the enterprise. With our cloud expertise, combined with our portfolio of traditional IT infrastructure and services, we are able to provide customized and seamless IT solutions for customers of all sizes and at all levels of technological sophistication. We are able to optimize our customers’ applications regardless of form—traditional, mobile, in the cloud or in the data center.

Protect the digital enterprise. The threat landscape is wider and more diverse today than ever before. We offer complete risk management solutions, ranging from protection against security threats to data back-up and recovery, that help our customers protect themselves and their data in an increasingly volatile cybersecurity landscape. Our products and services are informed by our decades of IT security experience and enable customers to predict and disrupt threats, manage risk and compliance, and extend their internal security team.

Empower the data-driven organization. We provide open-source solutions that allow customers to use 100% of their data, including business data, human data and machine data, to generate real-time, actionable insights. The result is better and faster decisionmaking.

Enable workplace productivity. We help customers deliver rich digital and mobile experiences to their customers, employees and partners. We offer an end-to-end mobility portfolio, from cloud infrastructure to customer-facing applications. Our infrastructure offerings leverage our cloud and security expertise to provide the backbone for secure mobile networks. Our integrated software offerings leverage our application expertise to provide intuitive interfaces for end-users. We also leverage our big data expertise to enable our customers to gain insight into the mobile user experience by monitoring and analyzing customer experience analytics.

The Separation and Distribution

On October 6, 2014, HP Co. announced that it intended to separate into two new publicly traded companies: one comprising HP Co.’s industry-leading enterprise technology infrastructure, software, services and financing businesses, which will do business as Hewlett Packard Enterprise, and one that will comprise HP Co.’s industry-leading personal systems and printing businesses, which will do business as HP Inc. and retain HP Co.’s current logo.

Hewlett Packard Enterprise’s Post-Separation Relationship with HP Inc.

Hewlett Packard Enterprise will enter into a separation and distribution agreement with HP Co., which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Hewlett Packard Enterprise will also enter into various other agreements with HP Co. to effect the separation and provide a framework for its relationship with HP Inc. after the separation, including among others a tax matters agreement, an employee matters agreement, a transition services agreement, a real estate matters agreement, a commercial agreement and an IT service agreement. These agreements will provide for the allocation between Hewlett Packard Enterprise and HP Inc. of HP Co.’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Hewlett Packard Enterprise’s separation from HP Co. and will govern certain relationships between Hewlett Packard Enterprise and HP Inc. after the separation. The separation agreement will contain certain non-compete provisions pursuant to which each of HP Inc. and us will agree, for a period of three years following the separation, generally not to compete in the other company’s businesses. These non-compete provisions are intended to enable each company to more effectively pursue its businesses and succeed in its markets. The commercial agreement will establish a bilateral relationship between HP Inc. and us for the purchase and sale of commercially available products and services for internal use, incorporation and bundling in OEM products and services, resale to customers and use in the provision of managed services to customers, as well as joint customer pursuits and joint development activities. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation

The HP Co. board of directors believes that separating the enterprise technology infrastructure, software, services and financing businesses from the remainder of HP Co. is in the best interests of HP Co. and its stockholders for a number of reasons, including that:

•	the separation will allow each company to focus on and more effectively pursue its own distinct operating priorities and strategies, and will enable the management of each company to concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability;

•	the separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs and facilitating a more efficient allocation of capital;

•	the separation will create two companies with a simplified organizational structure and increased focus on the unique needs of its business, facilitating faster decisionmaking and flexibility, and improving the ability of each company to compete against a distinct set of competitors and enabling it to respond quickly to changing customer requirements and market dynamics;

•	the separation will create an independent equity structure that will afford HP Inc. and Hewlett Packard Enterprise direct access to capital markets and facilitate the ability of each company to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock;

•	the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives; and

•	the separation will allow investors to separately value HP Inc. and Hewlett Packard Enterprise based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

The HP Co. board of directors also considered a number of potentially negative factors in evaluating the separation, including that:

•	as part of HP Co., the enterprise technology infrastructure, software, services and financing businesses have historically benefitted from HP Co.’s larger size and purchasing power in procuring certain goods and services. Hewlett Packard Enterprise may also incur costs for certain functions previously performed by HP Co., such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Hewlett Packard Enterprise’s historical financial statements, which could cause Hewlett Packard Enterprise’s financial performance to be adversely affected;

•	we will incur costs in the transition to being a standalone public company, which include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate HP Co.’s information systems;

•	certain costs and liabilities that were otherwise less significant to HP Co. as a whole will be more significant for Hewlett Packard Enterprise as a standalone company;

•	the actions required to separate Hewlett Packard Enterprise’s and HP Inc.’s respective businesses could disrupt Hewlett Packard Enterprise’s operations;

•	we may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of HP Co.; and (iii) following the separation, our business will be less diversified than HP Co.’s business prior to the separation; and

•	to preserve the tax-free treatment of the separation and the distribution to HP Inc. for U.S. federal income tax purposes, under the tax matters agreement that Hewlett Packard Enterprise will enter into with HP Co., Hewlett Packard Enterprise will be restricted from taking actions that may cause the separation and distribution to be taxable to HP Inc. for U.S. federal income tax purposes. These restrictions may limit for a period of time Hewlett Packard Enterprise’s ability to pursue certain strategic transactions and equity issuances or engage in certain other transactions that might increase the value of its business.

The HP Co. board of directors concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

Risks Related to Our Business and the Separation and Distribution

An investment in Hewlett Packard Enterprise common stock is subject to a number of risks, including risks relating to our business and the separation and distribution. The following list of certain significant risk factors is a high-level summary and is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Our Business

•	If we are unsuccessful at addressing our business challenges, our business and results of operations may be adversely affected and our ability to invest in and grow our business could be limited.

•	We operate in an intensely competitive industry and competitive pressures could harm our business and financial performance.

•	If we cannot successfully execute our go-to-market strategy and continue to develop, manufacture and market innovative products, services and solutions, our business and financial performance may suffer.

•	Recent global, regional and local economic weakness and uncertainty could adversely affect our business and financial performance.

•	Due to the international nature of our business, political or economic changes or other factors could harm our business and financial performance.

•	We are exposed to fluctuations in foreign currency exchange rates.

Risks Related to the Separation

•	Our plan to separate into two independent publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

•	The combined post-separation value of HP Inc. and Hewlett Packard Enterprise common stock may not equal or exceed the pre-separation value of HP Co. common stock.

•	The separation may not achieve some or all of the anticipated benefits.

•	If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, HP Inc., Hewlett Packard Enterprise and HP Co. stockholders could be subject to significant tax liabilities, and, in certain circumstances, Hewlett Packard Enterprise could be required to indemnify HP Inc. for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

•	We may not be able to engage in desirable strategic or capital-raising transactions following the separation.

•	We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, our stock price may fluctuate significantly.

•	Shares of our common stock generally will be eligible for resale following the distribution, which may cause our stock price to decline.

•	We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

Corporate Information

Hewlett Packard Enterprise was incorporated in Delaware for the purpose of holding HP Co.’s enterprise technology infrastructure, software, services and financing businesses in connection with the separation and distribution. Until these businesses are transferred to us in connection with the separation, we will have no operations. The address of our principal executive offices is 3000 Hanover Street, Palo Alto, CA 94304. Our telephone number is [●].

Hewlett Packard Enterprise maintains an Internet site at [●]. Hewlett Packard Enterprise’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to stockholders of HP Co. who will receive shares of Hewlett Packard Enterprise common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Hewlett Packard Enterprise’s securities. The information contained in this information statement is believed by Hewlett Packard Enterprise to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither HP Co. nor Hewlett Packard Enterprise will update the information except in the normal course of their respective disclosure obligations and practices or as otherwise required by law.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following table presents the summary historical and unaudited pro forma combined financial data for Hewlett Packard Enterprise. The Combined Statements of Earnings data and the Combined Statements of Cash Flows data for the six months ended April 30, 2015 and 2014 and the Combined Balance Sheets data as of April 30, 2015 are derived from our unaudited Condensed Combined Financial Statements included in this information statement. The Combined Statements of Earnings data and the Combined Statements of Cash Flows data for each of the three fiscal years ended October 31, 2014 and the Combined Balance Sheets data as of October 31, 2014 and 2013 set forth below are derived from our audited Combined Financial Statements included in this information statement. The Combined Balance Sheets data as of October 31, 2012 are derived from our unaudited Combined Financial Statements that are not included in this information statement.

The summary unaudited pro forma combined financial data reflect adjustments to our historical financial results in connection with the separation and distribution. The unaudited pro forma Combined Statements of Earnings data give effect to these events as if they occurred on November 1, 2013, the beginning of our most recently completed fiscal year. The unaudited pro forma Combined Balance Sheets data gives effect to these events as if they occurred as of April 30, 2015, our latest balance sheet date.

The unaudited pro forma combined financial data are not necessarily indicative of our results of operations or financial condition had the separation and distribution been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a standalone publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operation or financial condition.

The summary financial data should be read in conjunction with the sections entitled “Capitalization,” “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Combined and Condensed Combined Financial Statements and accompanying notes included in this information statement. See “Index to Financial Statements.”

	As of and for the six months ended April 30			As of and for the fiscal years ended October 31
	Pro Forma	Historical		Pro Forma	Historical
	2015	2015	2014	2014	2014	2013	2012
	In millions
Combined Statements of Earnings:
Revenue	$25,463	$25,602	$27,346	$54,807	$55,123	$57,371	$61,042
Earnings (loss) from operations	$1,304	$1,160	$1,155	$2,161	$2,335	$2,952	$(14,139)
Net earnings (loss)	$933	$852	$866	$1,506	$1,648	$2,051	$(14,761)

Combined Balance Sheets:
Total assets	$67,380	$65,300			$65,071	$68,775	$71,702
Long-term debt	$513	$513			$485	$617	$702
Total debt	$1,448	$1,448			$1,379	$1,675	$2,923

Combined Statements of Cash Flows:
Net cash provided by operating activities		$1,756	$3,412		$6,911	$8,739	$7,240
Net cash used in investing activities		$(1,383)	$(1,381)		$(2,974)	$(2,227)	$(3,159)
Net cash provided by (used in) financing activities		$27	$(1,557)		$(3,800)	$(6,464)	$(4,521)

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Hewlett Packard Enterprise and its common stock. Any of the following risks could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to our common stock.

Risks Related to Our Business

If we are unsuccessful at addressing our business challenges, our business and results of operations may be adversely affected and our ability to invest in and grow our business could be limited.

We are in the process of addressing many challenges facing our business. One set of challenges relates to dynamic and accelerating market trends, such as the market shift to cloud-related IT infrastructure, software and services, and the growth in software-as-a-service business models. A second set of challenges relates to changes in the competitive landscape. Our major competitors are expanding their product and service offerings with integrated products and solutions; our business-specific competitors are exerting increased competitive pressure in targeted areas and are entering new markets; our emerging competitors are introducing new technologies and business models; and our alliance partners in some businesses are increasingly becoming our competitors in others. A third set of challenges relates to business model changes and our go-to-market execution. For example, we may fail to develop innovative products and services, maintain the manufacturing quality of our products, manage our distribution network or successfully market new products and services, any of which could adversely affect our business and financial condition.

In addition, we are facing a series of significant macroeconomic challenges, including weakness across many geographic regions, particularly in the United States, Central and Eastern Europe and Russia, and certain countries and businesses in Asia. We may experience delays in the anticipated timing of activities related to our efforts to address these challenges and higher than expected or unanticipated execution costs. In addition, we are vulnerable to increased risks associated with our efforts to address these challenges given our large and diverse portfolio of businesses, the broad range of geographic regions in which we and our customers and partners operate, and the ongoing integration of acquired businesses. If we do not succeed in these efforts, or if these efforts are more costly or time-consuming than expected, our business and results of operations may be adversely affected, which could limit our ability to invest in and grow our business.

We operate in an intensely competitive industry and competitive pressures could harm our business and financial performance.

We encounter aggressive competition from numerous and varied competitors in all areas of our business, and our competitors have targeted and are expected to continue targeting our key market segments. We compete primarily on the basis of our technology, innovation, performance, price, quality, reliability, brand, reputation, distribution, range of products and services, ease of use of our products, account relationships, customer training, service and support, security, and the availability of our application software and IT infrastructure offerings. If our products, services, support and cost structure do not enable us to compete successfully based on any of those criteria, our results of operations and business prospects could be harmed.

We have a large portfolio of products and services and must allocate our financial, personnel and other resources across all of our products and services while competing with companies that have smaller portfolios or specialize in one or more of our product or service lines. As a result, we may invest less in certain areas of our business than our competitors do, and our competitors may have greater financial, technical and marketing resources available to them compared to the resources allocated to our products and services that compete against their products and services. Industry consolidation may also affect competition by creating larger, more homogeneous and potentially stronger competitors in the markets in which we operate. Additionally, our competitors may affect our business by entering into exclusive arrangements with our existing or potential customers or suppliers.

Companies with whom we have alliances in certain areas may be or become our competitors in other areas. In addition, companies with whom we have alliances also may acquire or form alliances with our competitors, which could reduce their business with us. If we are unable to effectively manage these complicated relationships with alliance partners, our business and results of operations could be adversely affected.

We face aggressive price competition and may have to continue lowering the prices of many of our products and services to stay competitive, while at the same time trying to maintain or improve our revenue and gross margin. In addition, competitors who have a greater presence in some of the lower-cost markets in which we compete, or who can obtain better pricing, more favorable contractual terms and conditions or more favorable allocations of products and components during periods of limited supply, may be able to offer lower prices than we are able to offer. Our cash flows, results of operations and financial condition may be adversely affected by these and other industry-wide pricing pressures.

Because our business model is based on providing innovative and high-quality products, we may spend a proportionately greater amount of our revenues on research and development than some of our competitors. If we cannot proportionately decrease our cost structure (apart from research and development expenses) on a timely basis in response to competitive price pressures, our gross margin and, therefore, our profitability could be adversely affected. In addition, if our pricing and other facets of our offerings are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our financial performance and business prospects.

Even if we are able to maintain or increase market share for a particular product, its financial performance could decline because the product is in a maturing industry or market segment or contains technology that is becoming obsolete. For example, our Storage business unit is experiencing the effects of a market transition towards converged products and solutions, which has led to a decline in demand for our traditional storage products. In addition, the performance of our Business Critical Systems business unit has been affected by the decline in demand for UNIX servers and concerns about the development of new versions of software to support our Itanium-based products. Financial performance could decline due to increased competition from other types of products. For example, the development of cloud-based solutions has reduced demand for some of our existing hardware products.

If we cannot successfully execute our go-to-market strategy and continue to develop, manufacture and market innovative products, services and solutions, our business and financial performance may suffer.

Our long-term strategy is focused on leveraging our existing portfolio of hardware, software and services as we adapt to a new hybrid model of IT delivery and consumption driven by the growing adoption of cloud computing and increased demand for integrated IT solutions. To successfully execute this strategy, we must continue to pivot toward the delivery of integrated IT solutions and continue to invest and expand in cloud computing, enterprise security, big data, applications and mobility. Any failure to successfully execute this strategy, including any failure to invest sufficiently in strategic growth areas, could adversely affect our business, results of operations and financial condition.

The process of developing new high-technology products, software, services and solutions and enhancing existing hardware and software products, services and solutions is complex, costly and uncertain, and any failure by us to anticipate customers’ changing needs and emerging technological trends accurately could significantly harm our market share, results of operations and financial condition. For example, as the transition to an environment characterized by cloud-based computing and software being delivered as a service progresses, we must continue to successfully develop and deploy cloud-based solutions for our customers. We must make long-term investments, develop or obtain and protect appropriate intellectual property, and commit significant research and development and other resources before knowing whether our predictions will accurately reflect customer demand for our products, services and solutions. Any failure to accurately predict technological and business trends, control research and development costs or execute our innovation strategy could harm our business and financial performance. Our research and development initiatives may not be successful in whole or in part, including research and developments projects which we have prioritized with respect to funding and/or personnel.

After we develop a product, we must be able to manufacture appropriate volumes quickly while also managing costs and preserving margins. To accomplish this, we must accurately forecast volumes, mixes of products and configurations that meet customer requirements, and we may not succeed at doing so within a given product’s lifecycle or at all. Any delay in the development, production or marketing of a new product, service or solution could result in us not being among the first to market, which could further harm our competitive position.

For example, our success in our software segment is dependent on our ability to address the market shift to software-as-a-service (“SaaS”) and other go-to-market execution challenges. To be successful in addressing these challenges, we must improve our go-to-market execution with multiple product delivery models, which better address customer needs and achieve broader integration across our overall product portfolio as we work to capitalize on important market opportunities in cloud computing, big data, enterprise security, applications and mobility. Improvements in SaaS delivery, however, do not guarantee that we will achieve increased revenue or profitability. SaaS solutions often have lower margins than other software solutions throughout the subscription period and customers may elect to not renew their subscriptions upon expiration of their agreements with us.

If we cannot continue to produce quality products and services, our reputation, business and financial performance may suffer.

In the course of conducting our business, we must adequately address quality issues associated with our products, services and solutions, including defects in our engineering, design and manufacturing processes and unsatisfactory performance under service contracts, as well as defects in third-party components included in our products and unsatisfactory performance or even malicious acts by third-party contractors or subcontractors or their employees. In order to address quality issues, we work extensively with our customers and suppliers and engage in product testing to determine the causes of problems and to develop and implement appropriate solutions. However, the products, services and solutions that we offer are complex, and our regular testing and quality control efforts may not be effective in controlling or detecting all quality issues or errors, particularly with respect to faulty components manufactured by third parties. If we are unable to determine the cause, find an appropriate solution or offer a temporary fix (or “patch”) to address quality issues with our products, we may delay shipment to customers, which would delay revenue recognition and receipt of customer payments and could adversely affect our revenue, cash flows and profitability. In addition, after products are delivered, quality issues may require us to repair or replace such products. Addressing quality issues can be expensive and may result in additional warranty, repair, replacement and other costs, adversely affecting our financial performance. If new or existing customers have difficulty operating our products or are dissatisfied with our services or solutions, our results of operations could be adversely affected, and we could face possible claims if we fail to meet our customers’ expectations. In addition, quality issues can impair our relationships with new or existing customers and adversely affect our brand and reputation, which could, in turn, adversely affect our results of operations.

If we fail to manage the distribution of our products and services properly, our business and financial performance could suffer.

We use a variety of distribution methods to sell our products and services around the world, including third-party resellers and distributors and both direct and indirect sales to enterprise accounts and consumers. Successfully managing the interaction of our direct and indirect channel efforts to reach various potential customer segments for our products and services is a complex process. Moreover, since each distribution method has distinct risks and gross margins, our failure to implement the most advantageous balance in the delivery model for our products and services could adversely affect our revenue and gross margins and therefore our profitability.

Our financial results could be materially adversely affected due to distribution channel conflicts or if the financial conditions of our channel partners were to weaken. Our results of operations may be adversely affected by any conflicts that might arise between our various distribution channels or the loss or deterioration of any alliance or distribution arrangement. Moreover, some of our wholesale distributors may have insufficient financial resources and may not be able to withstand changes in business conditions, including economic weakness, industry consolidation and market trends. Many of our significant distributors operate on narrow margins and have been negatively affected by business pressures in the past. Considerable trade receivables that are not covered by collateral or credit insurance are outstanding with our distribution channel partners. Revenue from indirect sales could suffer, and we could experience disruptions in distribution, if our distributors’ financial conditions, abilities to borrow funds in the credit markets or operations weaken.

Our inventory management is complex, as we continue to sell a significant mix of products through distributors. We must manage both owned and channel inventory effectively, particularly with respect to sales to distributors, which involves forecasting demand and pricing challenges. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of our products and the products of our competitors and seasonal fluctuations in end-user demand. Our reliance upon indirect distribution methods may reduce our visibility into demand and pricing trends and issues, and therefore make forecasting more difficult. If we have excess or obsolete inventory, we may have to reduce our prices and write down inventory. Moreover, our use of indirect distribution channels may limit our willingness or ability to adjust prices quickly and otherwise to respond to pricing changes by competitors. We also may have limited ability to estimate future product rebate redemptions in order to price our products effectively.

Recent global, regional and local economic weakness and uncertainty could adversely affect our business and financial performance.

Our business and financial performance depend significantly on worldwide economic conditions and the demand for technology hardware, software and services in the markets in which we compete. Recent economic weakness and uncertainty in various markets throughout the world have resulted, and may result in the future, in decreased revenue, gross margin, earnings or growth rates and in increased expenses and difficulty in managing inventory levels. For example, we are continuing to experience macroeconomic weakness across many geographic regions, particularly in the Europe, the Middle East and Africa region, China and certain other high-growth markets. Ongoing U.S. federal government spending limits may continue to reduce demand for our products, services and solutions from organizations that receive funding from the U.S. government, and could negatively affect macroeconomic conditions in the United States, which could further reduce demand for our products, services and solutions. Economic weakness and uncertainty may adversely affect demand for our products, services and solutions, may result in increased expenses due to higher allowances for doubtful accounts and potential goodwill and asset impairment charges, and may make it more difficult for us to make accurate forecasts of revenue, gross margin, cash flows and expenses.

Economic weakness and uncertainty could cause our expenses to vary materially from our expectations. Any financial turmoil affecting the banking system and financial markets or any significant financial services institution failures could negatively impact our treasury operations, as the financial condition of such parties may deteriorate rapidly and without notice in times of market volatility and disruption. Poor financial performance of asset markets combined with lower interest rates and the adverse effects of fluctuating currency exchange rates could lead to higher pension and post-retirement benefit expenses. Interest and other expenses could vary materially from expectations depending on changes in interest rates, borrowing costs, currency exchange rates, costs of hedging activities and the fair value of derivative instruments. Economic downturns also may lead to restructuring actions and associated expenses.

Due to the international nature of our business, political or economic changes or other factors could harm our business and financial performance.

Sales outside the United States constituted approximately 62% of our net revenue in fiscal 2014. Our future business and financial performance could suffer due to a variety of international factors, including:

•	ongoing instability or changes in a country’s or region’s economic or political conditions, including inflation, recession, interest rate fluctuations and actual or anticipated military or political conflicts;

•	longer collection cycles and financial instability among customers;

•	trade regulations and procedures and actions affecting production, pricing and marketing of products, including policies adopted by countries that may champion or otherwise favor domestic companies and technologies over foreign competitors;

•	local labor conditions and regulations, including local labor issues faced by specific suppliers and original equipment manufacturers (“OEMs”);

•	managing our geographically dispersed workforce;

•	changes in the international, national or local regulatory and legal environments;

•	differing technology standards or customer requirements;

•	import, export or other business licensing requirements or requirements relating to making foreign direct investments, which could increase our cost of doing business in certain jurisdictions, prevent us from shipping products to particular countries or markets, affect our ability to obtain favorable terms for components, increase our operating costs or lead to penalties or restrictions;

•	difficulties associated with repatriating earnings generated or held abroad in a tax-efficient manner, and changes in tax laws; and

•	fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important geographic points of exit and entry for our products and shipments.

The factors described above also could disrupt our product and component manufacturing and key suppliers located outside of the United States. For example, we rely on suppliers in Asia for product assembly and manufacture.

In many foreign countries, particularly in those with developing economies, there are companies that engage in business practices prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Although we implement policies, procedures and training designed to facilitate compliance with these laws, our employees, contractors and agents, as well as those of the companies to which we outsource certain of our business operations, may take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have an adverse effect on our business and reputation.

We are exposed to fluctuations in foreign currency exchange rates.

Currencies other than the U.S. dollar, including the euro, the British pound, Chinese yuan (renminbi) and the Japanese yen, can have an impact on our results as expressed in U.S. dollars. In particular, the economic uncertainties relating to European sovereign and other debt obligations and the related European financial restructuring efforts may cause the value of the euro to fluctuate. Currency volatility also contributes to variations in our sales of products and services in impacted jurisdictions. For example, in the event that one or more European countries were to replace the euro with another currency, our sales into such countries, or into Europe generally, would likely be adversely affected until stable exchange rates are established. Accordingly, fluctuations in foreign currency exchange rates, most notably the strengthening of the U.S. dollar against the euro, could adversely affect our revenue growth in future periods. In addition, currency variations can adversely affect margins on sales of our products in countries outside of the United States and margins on sales of products that include components obtained from suppliers located outside of the United States.

From time to time, we may use forward contracts and options designated as cash flow hedges to protect against foreign currency exchange rate risks. The effectiveness of our hedges depends on our ability to accurately forecast future cash flows, which is particularly difficult during periods of uncertain demand for our products and services and highly volatile exchange rates. We may incur significant losses from our hedging activities due to factors such as demand volatility and currency variations. In addition, certain or all of our hedging activities may be ineffective, may expire and not be renewed or may not offset any or more than a portion of the adverse financial impact resulting from currency variations. Losses associated with hedging activities also may impact our revenue and to a lesser extent our cost of sales and financial condition.

The revenue and profitability of our operations have historically varied, which makes our future financial results less predictable.

Our revenue, gross margin and profit vary among our diverse products and services, customer groups and geographic markets and therefore will likely be different in future periods than our current results. Our revenue depends on the overall demand for our products and services. Delays or reductions in IT spending by our customers or potential customers could have a material adverse effect on demand for our products and services, which could result in a significant decline in revenue. In addition, revenue declines in some of our businesses, particularly our services businesses, may affect revenue in our other businesses as we may lose cross-selling opportunities. Overall gross margins and profitability in any given period are dependent partially on the product, service, customer and geographic mix reflected in that period’s net revenue. Competition, lawsuits, investigations, increases in component and manufacturing costs that we are unable to pass on to our customers, component supply disruptions and other risks affecting those businesses therefore may have a significant impact on our overall gross margin and profitability. Certain segments have a higher fixed cost structure and more variation in gross margins across their business units and product portfolios than others and may therefore experience significant operating profit volatility on a quarterly or annual basis. In addition, newer geographic markets may be relatively less profitable due to our investments associated with entering those markets and local pricing pressures, and we may have difficulty establishing and maintaining the operating infrastructure necessary to support the high growth rate associated with some of those markets. Market trends, industry shifts, competitive pressures, commoditization of products, increased component or shipping costs, regulatory impacts and other factors may result in reductions in revenue or pressure on gross margins of certain segments in a given period, which may lead to adjustments to our operations. Moreover, our efforts to address the challenges facing our business could increase the level of variability in our financial results because the rate at which we are able to realize the benefits from those efforts may vary from period to period. See also the risk factor below entitled “We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.”

We depend on third-party suppliers, and our financial results could suffer if we fail to manage our suppliers properly.

Our operations depend on our ability to anticipate our needs for components, products and services, as well as our suppliers’ ability to deliver sufficient quantities of quality components, products and services at reasonable prices and in time for us to meet critical schedules for the delivery of our own products and services. Given the wide variety of systems, products and services that we offer, the large number of our suppliers and contract manufacturers that are located around the world, and the long lead times required to manufacture, assemble and deliver certain components and products, problems could arise in production, planning and inventory management that could seriously harm our business. In addition, our ongoing efforts to optimize the efficiency of our supply chain could cause supply disruptions and be more expensive, time-consuming and resource-intensive than expected. Furthermore, certain of our suppliers may decide to discontinue conducting business with us. Other supplier problems that we could face include component shortages, excess supply, risks related to the terms of our contracts with suppliers, risks associated with contingent workers, and risks related to our relationships with single-source suppliers, each of which is described below.

•	Component shortages. We may experience a shortage of, or a delay in receiving, certain components as a result of strong demand, capacity constraints, supplier financial weaknesses, the inability of suppliers to borrow funds in the credit markets, disputes with suppliers (some of whom are also our customers), disruptions in the operations of component suppliers, other problems experienced by suppliers or problems faced during the transition to new suppliers. If shortages or delays persist, the price of certain components may increase, we may be exposed to quality issues, or the components may not be available at all. We may not be able to secure enough components at reasonable prices or of acceptable quality to build products or provide services in a timely manner in the quantities needed or according to our specifications. Accordingly, our business and financial performance could suffer if we lose time-sensitive sales, incur additional freight costs or are unable to pass on price increases to our customers. If we cannot adequately address supply issues, we might have to reengineer some product or service offerings, which could result in further costs and delays.

•	Excess supply. In order to secure components for our products or services, at times we may make advance payments to suppliers or enter into non-cancelable commitments with vendors. In addition, we may purchase components strategically in advance of demand to take advantage of favorable pricing or to address concerns about the availability of future components. If we fail to anticipate customer demand properly, a temporary oversupply could result in excess or obsolete components, which could adversely affect our business and financial performance.

•	Contractual terms. As a result of binding long-term price or purchase commitments with vendors, we may be obligated to purchase components or services at prices that are higher than those available in the current market and be limited in our ability to respond to changing market conditions. If we commit to purchasing components or services for prices in excess of the then-current market price, we may be at a disadvantage to competitors who have access to components or services at lower prices, our gross margin could suffer, and we could incur additional charges relating to inventory obsolescence. Any of these developments could adversely affect our future results of operations and financial condition.

•	Contingent workers. We also rely on third-party suppliers for the provision of contingent workers, and our failure to manage our use of such workers effectively could adversely affect our results of operations. We have been exposed to various legal claims relating to the status of contingent workers in the past and could face similar claims in the future. We may be subject to shortages, oversupply or fixed contractual terms relating to contingent workers. Our ability to manage the size of, and costs associated with, the contingent workforce may be subject to additional constraints imposed by local laws.

•	Single-source suppliers. We obtain a significant number of components from single sources due to technology, availability, price, quality or other considerations. New products that we introduce may utilize custom components obtained from only one source initially until we have evaluated whether there is a need for additional suppliers. Replacing a single-source supplier could delay production of some products as replacement suppliers may be subject to capacity constraints or other output limitations. For some components, such as customized components, alternative sources either may not exist or may be unable to produce the quantities of those components necessary to satisfy our production requirements. In addition, we sometimes purchase components from single-source suppliers under short-term agreements that contain favorable pricing and other terms but that may be unilaterally modified or terminated by the supplier with limited notice and with little or no penalty. The performance of such single-source suppliers under those agreements (and the renewal or extension of those agreements upon similar terms) may affect the quality, quantity and price of our components. The loss of a single-source supplier, the deterioration of our relationship with a single-source supplier or any unilateral modification to the contractual terms under which we are supplied components by a single-source supplier could adversely affect our business and financial performance.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be disrupted by earthquakes, telecommunications failures, power or water shortages, tsunamis, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics and other natural or manmade disasters or catastrophic events, for which we are predominantly self-insured. The occurrence of any of these business disruptions could result in significant losses, seriously harm our revenue, profitability and financial condition, adversely affect our competitive position, increase our costs and expenses, and require substantial expenditures and recovery time in order to fully resume operations. Our corporate headquarters and a portion of our research and development activities are located in California, and other critical business operations and some of our suppliers are located in California and Asia, near major earthquake faults known for seismic activity. In addition, our principal worldwide IT data centers are located in the southern United States, making our operations more vulnerable to natural disasters or other business disruptions occurring in that geographical area. The manufacture of product components, the final assembly of our products and other critical operations are concentrated in certain geographic locations, including the Czech Republic, Mexico, Shanghai and Singapore. We also rely on major logistics hubs, primarily in Asia to manufacture and distribute our products, and primarily in the southwestern United States to import products into the Americas region. Our operations could be adversely affected if manufacturing, logistics or other operations in these locations are disrupted for any reason, including natural disasters, IT system failures, military actions or economic, business, labor, environmental, public health, regulatory or political issues. The ultimate impact on us, our significant suppliers and our general infrastructure of being located near locations more vulnerable to the occurrence of the aforementioned business disruptions, such as near major earthquake faults, and being consolidated in certain geographical areas is unknown and remains uncertain.

Our uneven sales cycle makes planning and inventory management difficult and future financial results less predictable.

In some of our segments, our quarterly sales often have reflected a pattern in which a disproportionate percentage of each quarter’s total sales occurs towards the end of the quarter. This uneven sales pattern makes predicting revenue, earnings, cash flow from operations and working capital for each financial period difficult, increases the risk of unanticipated variations in our quarterly results and financial condition and places pressure on our inventory management and logistics systems. If predicted demand is substantially greater than orders, there may be excess inventory. Alternatively, if orders substantially exceed predicted demand, we may not be able to fulfill all of the orders received in each quarter and such orders may be cancelled. Depending on when they occur in a quarter, developments such as a systems failure, component pricing movements, component shortages or global logistics disruptions, could adversely impact our inventory levels and results of operations in a manner that is disproportionate to the number of days in the quarter affected.

We experience some seasonal trends in the sale of our products that also may produce variations in our quarterly results and financial condition. For example, sales to governments (particularly sales to the U.S. government) are often stronger in the third calendar quarter, and many customers whose fiscal year is the calendar year spend their remaining capital budget authorizations in the fourth calendar quarter prior to new budget constraints in the first calendar quarter of the following year. European sales are often weaker during the summer months. Typically, our third fiscal quarter is our weakest and our fourth fiscal quarter is our strongest. Many of the factors that create and affect seasonal trends are beyond our control.

Any failure by us to identify, manage and complete acquisitions, divestitures and other significant transactions successfully could harm our financial results, business and prospects.

As part of our business strategy, we may acquire companies or businesses, divest businesses or assets, enter into strategic alliances and joint ventures and make investments to further our business (collectively, “business combination and investment transactions”). For example, in May 2015, we acquired Aruba Networks, Inc., which provides next-generation network access solutions for mobile enterprise. Also in May 2015, we announced a partnership with Tsinghua Holdings Co., Ltd. (“Tsinghua”), the asset management arm of Tsinghua University in China, pursuant to which we will sell to Tsinghua a 51% interest in our wholly owned subsidiary that owns and operates H3C Technologies and our China-based server, storage and technology services businesses for approximately $2.3 billion, subject to the terms and conditions of the share purchase agreement among Tsinghua, Tsignhua’s subsidiary Unispendour Corporation and our subsidiary H3C Holdings Limited. The transaction with Tsinghua is expected to close near the end of 2015 (potentially after the completion of the separation).

Risks associated with business combination and investment transactions include the following, any of which could adversely affect our revenue, gross margin, profitability and financial results:

•	Managing business combination and investment transactions requires varying levels of management resources, which may divert our attention from other business operations.

•	We may not fully realize all of the anticipated benefits of any particular business combination and investment transaction, and the timeframe for realizing the benefits of a particular business combination and investment transaction may depend partially upon the actions of employees, advisors, suppliers, other third parties or market trends.

•	Certain prior HP Co. business combination and investment transactions have resulted, and in the future any such transactions by us may result, in significant costs and expenses, including those related to severance pay, early retirement costs, employee benefit costs, charges from the elimination of duplicative facilities and contracts, inventory adjustments, assumed litigation and other liabilities, legal, accounting and financial advisory fees, and required payments to executive officers and key employees under retention plans.

•	Any increased or unexpected costs, unanticipated delays or failure to meet contractual obligations could make business combination and investment transactions less profitable or unprofitable.

•	Our ability to conduct due diligence with respect to business combination and investment transactions, and our ability to evaluate the results of such due diligence, is dependent upon the veracity and completeness of statements and disclosures made or actions taken by third parties or their representatives.

•	Our due diligence process may fail to identify significant issues with the acquired company’s product quality, financial disclosures, accounting practices or internal control deficiencies.

•	The pricing and other terms of our contracts for business combination and investment transactions require us to make estimates and assumptions at the time we enter into these contracts, and, during the course of our due diligence, we may not identify all of the factors necessary to estimate accurately our costs, timing and other matters or we may incur costs if a business combination is not consummated.

•	In order to complete a business combination and investment transaction, we may issue common stock, potentially creating dilution for our existing stockholders.

•	We may borrow to finance business combination and investment transactions, and the amount and terms of any potential future acquisition-related or other borrowings, as well as other factors, could affect our liquidity and financial condition.

•	Our effective tax rate on an ongoing basis is uncertain, and business combination and investment transactions could adversely impact our effective tax rate.

•	An announced business combination and investment transaction may not close on the expected timeframe or at all, which may cause our financial results to differ from expectations in a given quarter.

•	Business combination and investment transactions may lead to litigation, which could impact our financial condition and results of operations.

•	If we fail to identify and successfully complete and integrate business combination and investment transactions that further our strategic objectives, we may be required to expend resources to develop products, services and technology internally, which may put us at a competitive disadvantage.

We have incurred and will incur additional depreciation and amortization expense over the useful lives of certain assets acquired in connection with business combination and investment transactions and, to the extent that the value of goodwill or intangible assets acquired in connection with a business combination and investment transaction becomes impaired, we may be required to incur additional material charges relating to the impairment of those assets. If there are future decreases in our stock price or significant changes in the business climate or results of operations of our reporting units, we may incur additional charges, which may include goodwill impairment or intangible asset charges.

As part of our business strategy, we regularly evaluate the potential disposition of assets and businesses that may no longer help us meet our objectives. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the achievement of our strategic objectives. We may also dispose of a business at a price or on terms that are less desirable than we had anticipated. In addition, we may experience greater dis-synergies than expected, and the impact of the divestiture on our revenue growth may be larger than projected. After reaching an agreement with a buyer or seller for the acquisition or disposition of a business, we are subject to satisfaction of pre-closing conditions as well as to necessary regulatory and governmental approvals on acceptable terms, which, if not satisfied or obtained, may prevent us from completing the transaction. Dispositions may also involve continued financial involvement in the divested business, such as through continuing equity ownership, guarantees, indemnities or other financial obligations. Under these arrangements, performance by the divested businesses or other conditions outside of our control could affect our future financial results.

Integrating acquisitions may be difficult and time-consuming. Any failure by us to integrate acquired companies, products or services into our overall business in a timely manner could harm our financial results, business and prospects.

In order to pursue our strategy successfully, we must identify candidates for and successfully complete business combination and investment transactions, some of which may be large or complex, and manage post-closing issues such as the integration of acquired businesses, products, services or employees. Integration issues are often time-consuming and expensive and, without proper planning and implementation, could significantly disrupt our business and the acquired business. The challenges involved in integration include:

•	successfully combining product and service offerings, including under a single new Hewlett Packard Enterprise brand, and entering or expanding into markets in which we are not experienced or are developing expertise;

•	convincing customers and distributors that the transaction will not diminish customer service standards or business focus;

•	persuading customers and distributors to not defer purchasing decisions or switch to other suppliers (which could result in our incurring additional obligations in order to address customer uncertainty), minimizing sales force attrition and expanding and coordinating sales, marketing and distribution efforts;

•	consolidating and rationalizing corporate IT infrastructure, which may include multiple legacy systems from various acquisitions and integrating software code and business processes;

•	minimizing the diversion of management attention from ongoing business concerns;

•	persuading employees that business cultures are compatible, maintaining employee morale and retaining key employees, engaging with employee works councils representing an acquired company’s non-U.S. employees, integrating employees, correctly estimating employee benefit costs and implementing restructuring programs;

•	coordinating and combining administrative, manufacturing, research and development and other operations, subsidiaries, facilities and relationships with third parties in accordance with local laws and other obligations while maintaining adequate standards, controls and procedures;

•	achieving savings from supply chain integration; and

•	managing integration issues shortly after or pending the completion of other independent transactions.

Our financial performance may suffer if we cannot continue to develop, license or enforce the intellectual property rights on which our businesses depend.

We rely upon patent, copyright, trademark, trade secret and other intellectual property laws in the United States, similar laws in other countries, and agreements with our employees, customers, suppliers and other parties, to establish and maintain intellectual property rights in the products and services we sell, provide or otherwise use in our operations. However, any of our intellectual property rights could be challenged, invalidated, infringed or circumvented, or such intellectual property rights may not be sufficient to permit us to take advantage of current market trends or to otherwise provide competitive advantages, either of which could result in costly product redesign efforts, discontinuance of certain product offerings or other harm to our competitive position. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States. Therefore, in certain jurisdictions we may be unable to protect our proprietary technology adequately against unauthorized third-party copying or use; this, too, could adversely affect our ability to sell products or services and our competitive position.

Our products and services depend in part on intellectual property and technology licensed from third parties.

Much of our business and many of our products rely on key technologies developed or licensed by third parties. For example, many of our software offerings are developed using software components or other intellectual property licensed from third parties, including through both proprietary and open source licenses. These third-party software components may become obsolete, defective or incompatible with future versions of our products, or our relationship with the third party may deteriorate, or our agreements with the third party may expire or be terminated. We may face legal or business disputes with licensors that may threaten or lead to the disruption of inbound licensing relationships. In order to remain in compliance with the terms of our licenses, we must carefully monitor and manage our use of third-party software components, including both proprietary and open source license terms that may require the licensing or public disclosure of our intellectual property without compensation or on undesirable terms. Additionally, some of these licenses may not be available to us in the future on terms that are acceptable or that allow our product offerings to remain competitive. Our inability to obtain licenses or rights on favorable terms could have a material effect on our business, including our financial condition and results of operations. In addition, it is possible that as a consequence of a merger or acquisition, third parties may obtain licenses to some of our intellectual property rights or our business may be subject to certain restrictions that were not in place prior to such transaction. Because the availability and cost of licenses from third parties depends upon the willingness of third parties to deal with us on the terms we request, there is a risk that third parties who license to our competitors will either refuse to license us at all, or refuse to license us on terms equally favorable to those granted to our competitors. Consequently, we may lose a competitive advantage with respect to these intellectual property rights or we may be required to enter into costly arrangements in order to terminate or limit these rights.

Third-party claims of intellectual property infringement, including patent infringement, are commonplace in the IT industry and successful third-party claims may limit or disrupt our ability to sell our products and services.

Third parties also may claim that we or customers indemnified by us are infringing upon their intellectual property rights. For example, patent assertion entities may purchase intellectual property assets for the purpose of asserting claims of infringement and attempting to extract settlements from companies such as Hewlett Packard Enterprise and its customers. If we cannot or do not license allegedly infringed intellectual property at all or on reasonable terms, or if we are required to substitute similar technology from another source, our operations could be adversely affected. Even if we believe that intellectual property claims are without merit, they can be time-consuming and costly to defend against and may divert management’s attention and resources away from our business. Claims of intellectual property infringement also might require us to redesign affected products, enter into costly settlement or license agreements, pay costly damage awards or face a temporary or permanent injunction prohibiting us from importing, marketing or selling certain of our products. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable or unwilling to uphold its contractual obligations to us.

The allocation of intellectual property rights between Hewlett Packard Enterprise and HP Inc. as part of the separation, and the shared use of certain intellectual property rights following the separation, could adversely impact our reputation, our ability to enforce certain intellectual property rights that are important to us and our competitive position.

In connection with the separation, HP Co. will allocate to each of Hewlett Packard Enterprise and HP Inc. the intellectual property assets relevant to their businesses. The terms of the separation are expected to include cross-licenses and other arrangements to provide for certain ongoing use of intellectual property in the existing operations of both businesses. For example, through a joint brand holding structure, both Hewlett Packard Enterprise and HP Inc. will retain the ability to make ongoing use of certain variations of the legacy Hewlett-Packard and HP branding, respectively. As a result of this shared use of the legacy branding there is a risk that conduct or events adversely affecting the reputation of HP Inc. could also adversely affect the reputation of Hewlett Packard Enterprise. In addition, as a result of the allocation of intellectual property as part of the separation, Hewlett Packard Enterprise will no longer have ownership of intellectual property allocated to HP Inc. and our resulting intellectual property ownership position could adversely affect our position and options relating to patent enforcement and patent licensing, our ability to sell our products or services and our competitive position in the industry.

Our business and financial performance could suffer if we do not manage the risks associated with our Enterprise Services business properly.

The success of our ES segment is to a significant degree dependent on our ability to retain our significant services clients and maintain or increase the level of revenues from these clients. We may lose clients due to their merger or acquisition, business failure, contract expiration or their selection of a competing service provider or decision to in-source services. In addition, we may not be able to retain or renew relationships with our significant clients. As a result of business downturns or for other business reasons, we are also vulnerable to reduced processing volumes from our clients, which can reduce the scope of services provided and the prices for those services. We may not be able to replace the revenue and earnings from any such lost clients or reductions in services. In addition, our contracts may allow a client to terminate the contract for convenience, and we may not be able to fully recover our investments in such circumstances.

The pricing and other terms of some of our IT service agreements, particularly our long-term IT outsourcing services agreements, require us to make estimates and assumptions at the time we enter into these contracts that could differ from actual results. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these agreements less profitable or unprofitable, which could have an adverse effect on the profit margin of our IT services business.

Some of our IT service agreements require significant investment in the early stages that is expected to be recovered through billings over the life of the agreement. These agreements often involve the construction of new IT systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each agreement with these characteristics, and some or all elements of service delivery under these agreements are dependent upon successful completion of the development, construction and deployment phases. Any failure to perform satisfactorily under these agreements may expose us to legal liability, result in the loss of customers and harm our reputation, which could harm the financial performance of our IT services business.

Some of our IT outsourcing services agreements contain pricing provisions that permit a client to request a benchmark study by a mutually acceptable third party. The benchmarking process typically compares the contractual price of our services against the price of similar services offered by other specified providers in a peer comparison group, subject to agreed-upon adjustment and normalization factors. Generally, if the benchmarking study shows that our pricing differs from our peer group outside a specified range, and the difference is not due to the unique requirements of the client, then the parties will negotiate in good faith appropriate adjustments to the pricing. This may result in the reduction of our rates for the benchmarked services performed after the implementation of those pricing adjustments, which could harm the financial performance of our IT services business.

If we do not hire, train, motivate and effectively utilize employees with the right mix of skills and experience in the right geographic regions to meet the needs of our services clients, our financial performance could suffer. For example, if our employee utilization rate is too low, our profitability and the level of engagement of our employees could suffer. If that utilization rate is too high, it could have an adverse effect on employee engagement and attrition and the quality of the work performed, as well as our ability to staff projects. If we are unable to hire and retain a sufficient number of employees with the skills or backgrounds to meet current demand, we might need to redeploy existing personnel, increase our reliance on subcontractors or increase employee compensation levels, all of which could also negatively affect our profitability. In addition, if we have more employees than we need with certain skill sets or in certain geographies, we may incur increased costs as we work to rebalance our supply of skills and resources with client demand in those geographies.

Failure to comply with our customer contracts or government contracting regulations could adversely affect our business and results of operations.

Our contracts with our customers may include unique and specialized performance requirements. In particular, our contracts with federal, state, provincial and local governmental customers are subject to various procurement regulations, contract provisions and other requirements relating to their formation, administration and performance. Any failure by us to comply with the specific provisions in our customer contracts or any violation of government contracting regulations could result in the imposition of various civil and criminal penalties, which may include termination of contracts, forfeiture of profits, suspension of payments and, in the case of our government contracts, fines and suspension from future government contracting. Such failures could also cause reputational damage to our business. In addition, HP Co. has in the past been, and we may in the future be, subject to qui tam litigation brought by private individuals on behalf of the government relating to our government contracts, which could include claims for treble damages. Further, any negative publicity related to our customer contracts or any proceedings surrounding them, regardless of its accuracy, may damage our business by affecting our ability to compete for new contracts. If our customer contracts are terminated, if we are suspended or disbarred from government work, or if our ability to compete for new contracts is adversely affected, our financial performance could suffer.

We make estimates and assumptions in connection with the preparation of our Combined Financial Statements and Condensed Combined Financial Statements (Unaudited), and any changes to those estimates and assumptions could adversely affect our results of operations.

In connection with the preparation of our Combined Financial Statements and Condensed Combined Financial Statements (Unaudited), we use certain estimates and assumptions based on historical experience and other factors. Our most critical accounting estimates are described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, as discussed in Note 16 to our Combined Financial Statements, we make certain estimates, including decisions related to provisions for legal proceedings and other contingencies. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could adversely affect our results of operations.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our financial performance.

We are subject to income and other taxes in the United States and numerous foreign jurisdictions. Our tax liabilities are affected by the amounts we charge in intercompany transactions for inventory, services, licenses, funding and other items. We are subject to ongoing tax audits in various jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters, and may assess additional taxes as a result. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these audits, and the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and therefore could have a material impact on our tax provision, net income and cash flows. In addition, our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of our deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. In addition, there are proposals for tax legislation that have been introduced or that are being considered that could have a significant adverse effect on our tax rate, the carrying value of deferred tax assets, or our deferred tax liabilities. Any of these changes could affect our financial performance.

In order to be successful, we must attract, retain, train, motivate, develop and transition key employees, and failure to do so could seriously harm us.

In order to be successful, we must attract, retain, train, motivate, develop and transition qualified executives and other key employees, including those in managerial, technical, development, sales, marketing and IT support positions. Identifying, developing internally or hiring externally, training and retaining qualified executives, engineers, skilled solutions providers in the IT support business and qualified sales representatives are critical to our future, and competition for experienced employees in the IT industry can be intense. In order to attract and retain executives and other key employees in a competitive marketplace, we must provide a competitive compensation package, including cash- and equity-based compensation. Our equity-based incentive awards may contain conditions relating to our stock price performance and our long-term financial performance that make the future value of those awards uncertain. If the anticipated value of such equity-based incentive awards does not materialize, if our equity-based compensation otherwise ceases to be viewed as a valuable benefit, if our total compensation package is not viewed as being competitive, or if we do not obtain the stockholder approval needed to continue granting equity-based incentive awards in the amounts we believe are necessary, our ability to attract, retain, and motivate executives and key employees could be weakened. Our failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations. Further, changes in our management team may be disruptive to our business, and any failure to successfully transition and assimilate key new hires or promoted employees could adversely affect our business and results of operations.

System security risks, data protection breaches, cyberattacks and systems integration issues could disrupt our internal operations or IT services provided to customers, and any such disruption could reduce our revenue, increase our expenses, damage our reputation and adversely affect our stock price.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. The costs to us to eliminate or alleviate cyber or other security problems, including bugs, viruses, worms, malicious software programs and other security vulnerabilities, could be significant, and our efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.

We manage and store various proprietary information and sensitive or confidential data relating to our business. In addition, our outsourcing services business routinely processes, stores and transmits large amounts of data for our clients, including sensitive and personally identifiable information. Breaches of our security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us, our clients or our customers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us, our customers or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business. We also could lose existing or potential customers of outsourcing services or other IT solutions or incur significant expenses in connection with our customers’ system failures or any actual or perceived security vulnerabilities in our products and services. In addition, the cost and operational consequences of implementing further data protection measures could be significant.

Portions of our IT infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource intensive. Such disruptions could adversely impact our ability to fulfill orders and respond to customer requests and interrupt other processes. Delayed sales, lower margins or lost customers resulting from these disruptions could reduce our revenue, increase our expenses, damage our reputation and adversely affect our stock price.

Terrorist acts, conflicts, wars and geopolitical uncertainties may seriously harm our business and revenue, costs and expenses and financial condition and stock price.

Terrorist acts, conflicts or wars (wherever located around the world) may cause damage or disruption to our business, our employees, facilities, partners, suppliers, distributors, resellers or customers or adversely affect our ability to manage logistics, operate our transportation and communication systems or conduct certain other critical business operations. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential conflicts or wars have created many economic and political uncertainties. In addition, as a major multinational company with headquarters and significant operations located in the United States, actions against or by the United States may impact our business or employees. Although it is impossible to predict the occurrences or consequences of any such events, if they occur, they could result in a decrease in demand for our products, make it difficult or impossible to provide services or deliver products to our customers or to receive components from our suppliers, create delays and inefficiencies in our supply chain and result in the need to impose employee travel restrictions. We are predominantly uninsured for losses and interruptions caused by terrorist acts, conflicts and wars.

Our business is subject to various federal, state, local and foreign laws and regulations that could result in costs or other sanctions that adversely affect our business and results of operations.

We are subject to various federal, state, local and foreign laws and regulations. For example, we are subject to laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the content of our products and the recycling, treatment and disposal of our products. In particular, we face increasing complexity in our product design and procurement operations as we adjust to new and future requirements relating to the chemical and materials composition of our products, their safe use, the energy consumption associated with those products, climate change laws and regulations and product take-back legislation. If we were to violate or become liable under environmental laws or if our products become non-compliant with environmental laws, we could incur substantial costs or face other sanctions, which may include restrictions on our products entering certain jurisdictions. Our potential exposure includes fines and civil or criminal sanctions, third-party property damage, personal injury claims and clean-up costs. Further, liability under some environmental laws relating to contaminated sites can be imposed retroactively, on a joint and several basis, and without any finding of noncompliance or fault. The amount and timing of costs to comply with environmental laws are difficult to predict.

In addition, our business is subject to laws addressing privacy and information security. In particular, we face an increasingly complex regulatory environment in our big data offerings as we adjust to new and future requirements relating to the security of our offerings. If we were to violate or become liable under laws or regulations associated with security, we could incur substantial costs or face other sanctions. Our potential exposure includes fines and civil or criminal sanctions, and third-party claims.

Failure by Hewlett Packard Enterprise to obtain or maintain a satisfactory credit rating could adversely affect its liquidity, capital position, borrowing costs and access to capital markets.

Hewlett Packard Enterprise’s credit risk is expected to be evaluated by the major independent rating agencies. Once a credit rating is obtained, any future downgrades could increase the cost of borrowing under any indebtedness we may incur in connection with the separation or otherwise, reduce market capacity for our commercial paper or require the posting of additional collateral under our derivative contracts. Additionally, increased borrowing costs, including those arising from a credit rating downgrade, can potentially reduce the competitiveness of our financing business. There can be no assurance that we will be able to maintain our credit ratings once established, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, may have a negative impact on our liquidity, capital position and access to capital markets.

After our separation from HP Co., we will have debt obligations that could adversely affect our business and our ability to meet our obligations and pay dividends.

Immediately following the separation, Hewlett Packard Enterprise expects to carry net debt. See “Description of Material Indebtedness.” We may also incur additional indebtedness in the future. This significant amount of debt could have important adverse consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make principal and interest payments;

•	making it more difficult to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flows available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase our common stock.

To the extent that we incur additional indebtedness, the risks described above could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay our outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.

Risks Related to the Separation

Our plan to separate into two independent publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

On October 6, 2014, we announced plans to separate into two independent publicly traded companies. The separation is subject to approval by the HP Co. board of directors of the final terms of the separation and market, regulatory and certain other conditions. Unanticipated developments, including changes in the competitive conditions of Hewlett Packard Enterprise’s and HP Inc.’s respective markets, possible delays in obtaining a private letter ruling from the IRS regarding certain tax matters relating to the separation and distribution and certain related transactions, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected.

HP Co. has established a Separation Management Office tasked with driving the separation process. We expect that the process of completing the proposed separation will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed. Executing the proposed separation will require significant time and attention from our senior management and employees, which could adversely affect our business and results of operations. We may also experience increased difficulties in attracting, retaining and motivating employees during the pendency of the separation and following its completion, which could harm our businesses.

The combined post-separation value of HP Inc. and Hewlett Packard Enterprise common stock may not equal or exceed the pre-separation value of HP Co. common stock.

As a result of the distribution, HP Co. expects the trading price of HP Inc. common stock immediately following the distribution to be lower than the “regular-way” trading price of such common stock immediately prior to the distribution because the trading price will no longer reflect the value of the businesses held by Hewlett Packard Enterprise. The aggregate market value of HP Inc. common stock and the Hewlett Packard Enterprise common stock following the separation may be higher or lower than the market value of HP Co. common stock immediately prior to the separation.

The separation may not achieve some or all of the anticipated benefits.

We may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation. As independent publicly traded companies, Hewlett Packard Enterprise and HP Inc. will be smaller, less diversified companies with a narrower business focus and may be more vulnerable to changing market conditions, which could materially and adversely affect their respective business, financial condition and results of operations.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, HP Inc., Hewlett Packard Enterprise and HP Co. stockholders could be subject to significant tax liabilities, and, in certain circumstances, Hewlett Packard Enterprise could be required to indemnify HP Inc. for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

It is a condition to the distribution that HP Co. receive (i) a private letter ruling from the IRS and/or one or more opinions from its external tax advisors, in each case, satisfactory to HP Co.’s board of directors, regarding certain U.S. federal income tax matters relating to the separation and related transactions, and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, satisfactory to HP Co.’s board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code. Any opinions of outside counsel or other external tax advisors and any IRS private letter ruling will be based, among other things, on various facts and assumptions, as well as certain representations, statements and undertakings of HP Co. and Hewlett Packard Enterprise (including those relating to the past and future conduct of HP Co. and Hewlett Packard Enterprise). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if HP Co. or Hewlett Packard Enterprise breach any of their respective covenants contained in any of the separation-related agreements or in the documents relating to the IRS private letter ruling and/or any tax opinion, the IRS private letter ruling and/or any tax opinion may be invalid. Accordingly, notwithstanding receipt of the IRS private letter ruling and/or opinions of counsel or other external tax advisors, the IRS could determine that the distribution and certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements or undertakings that were included in the request for the IRS private letter ruling or on which any opinion was based are false or have been violated. In addition, the IRS private letter ruling will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and an opinion of outside counsel or other external tax advisor represents the judgment of such counsel or advisor which is not binding on the IRS or any court. Accordingly, notwithstanding receipt by HP Co. of the IRS private letter ruling and the tax opinions referred to above, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge.

If the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, HP Inc. would recognize taxable gain as if it has sold the Hewlett Packard Enterprise common stock in a taxable sale for its fair market value and HP Co. stockholders who receive shares of Hewlett Packard Enterprise common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, see “Material U.S. Federal Income Tax Consequences.”

Under the tax matters agreement to be entered into by HP Inc. and Hewlett Packard Enterprise in connection with the separation, Hewlett Packard Enterprise generally would be required to indemnify HP Inc. for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (i) an acquisition of all or a portion of the equity securities or assets of Hewlett Packard Enterprise, whether by merger or otherwise (and regardless of whether Hewlett Packard Enterprise participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by Hewlett Packard Enterprise or (iii) any of the representations or undertakings of Hewlett Packard Enterprise contained in any of the separation-related agreements or in the documents relating to the IRS private letter ruling and/or any tax opinion being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

In addition, HP Co., Hewlett Packard Enterprise and their respective subsidiaries may incur certain tax costs in connection with the separation, including non-U.S. tax costs resulting from separations in multiple non-U.S. jurisdictions that do not legally provide for tax-free separations, which may be material.

We may not be able to engage in desirable strategic or capital-raising transactions following the separation.

To preserve the tax-free treatment of the separation and the distribution for U.S. federal income tax purposes, for the two-year period following the separation, we will be prohibited under the tax matters agreement, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of the shares of Hewlett Packard Enterprise common stock would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) repurchasing shares of our common stock other than in certain open-market transactions, (iv) ceasing to actively conduct certain of our businesses or (v) taking or failing to take any other action that would prevent the distribution and certain related transactions from qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit for a period of time our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. For more information, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about Hewlett Packard Enterprise in this information statement refers to our business as operated by and integrated with HP Co. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of HP Co. Accordingly, our historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors, among others:

•	Prior to the separation, our business has been operated by HP Co. as part of its broader corporate organization, rather than as an independent company. HP Co. or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, internal auditing, human resources and corporate affairs, and also provided our IT and other corporate infrastructure. Our historical and pro forma financial results reflect allocations of corporate expenses from HP Co. for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. Following the separation, our costs related to such functions previously performed by HP Co. may increase.

•	Currently, our business is integrated with the other businesses of HP Co. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into certain agreements (including a transition services agreement) with HP Inc. in connection with the separation, these arrangements may not fully capture the benefits that we enjoyed as a result of being integrated with HP Co. and may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition following the completion of the separation.

•	Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of HP Co. In connection with the separation, we intend to enter into the financing arrangements described under the section entitled “Description of Material Indebtedness” as part of our transition to becoming a standalone company. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	After the completion of the separation, the cost of capital for our business may be higher than HP Co.’s cost of capital prior to the separation.

•	Our historical combined and condensed combined financial information does not reflect the debt or the associated interest expense that we will incur as part of the separation and distribution. See “Description of Material Indebtedness.”

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from HP Co. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see “Unaudited Pro Forma Combined

Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined and condensed combined financial statements and accompanying notes included elsewhere in this information statement.

The separation agreement that we will enter into with HP Co. may limit our ability to compete in certain markets and may impose limitations on our recruiting efforts for a period of time following the separation.

The separation agreement will include non-compete provisions pursuant to which we will generally agree to not compete with HP Inc. in certain product and service categories that comprise the HP Inc. business, including personal computers and printers, worldwide for three years from the distribution date. Such restrictions will be subject to certain exceptions set forth in the separation agreement. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Non-Competition.”

In addition, we expect that the separation agreement will contain (i) non-solicitation provisions preventing us from soliciting HP Inc. employees to work for us for 12 months from the distribution date and (ii) no-hire provisions preventing us from hiring HP Inc. employees for six months from the distribution date, in each case subject to certain exceptions. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Non-Solicitation and No-Hire.”

The foregoing restrictions may limit our ability to compete in certain markets and may impose limitations on our recruiting efforts. These factors could materially and adversely affect our business, financial condition and results of operations.

Hewlett Packard Enterprise or HP Inc. may fail to perform under the transition services agreement and other transaction agreements that will be executed as part of the separation, and we may not have necessary systems and services in place when these transaction agreements expire.

In connection with the separation, Hewlett Packard Enterprise and HP Co. will enter into several agreements, including among others a transition services agreement, a separation agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, a commercial agreement and an IT service agreement. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a transition period after the separation. The separation agreement, tax matters agreement, employee matters agreement and real estate matters agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and include any necessary indemnifications related to liabilities and obligations. The commercial agreement will establish a bilateral relationship between HP Inc. and us for the purchase and sale of commercially available products and services for internal use, incorporation and bundling in OEM products and services, resale to customers and use in the provision of managed services to customers, as well as joint customer pursuits and joint development activities. The IT service agreement will provide for the performance by one of our subsidiaries of certain application development and maintenance and IT infrastructure services for HP Inc. We will rely on HP Inc. to satisfy its performance and payment obligations under these agreements. If HP Inc. is unable to satisfy its obligations under these agreements, including its obligations with respect to the provision of transition services, we could incur operational difficulties or losses that could have a material and adverse effect on our business, financial condition and results of operations.

In addition, if we do not have in place our own systems and services, or if we do not have agreements with other providers of these services in place once certain transition services expire, we may not be able to operate our business effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that HP Co. currently provides to us and/or will provide to us under the transition services agreement. However, we may not be successful in implementing these systems and services or in transitioning from HP Co.’s systems to our own systems, and may pay more for such systems and services that we currently pay or that we will pay under the transition services agreement.

The proposed separation may result in disruptions to, and negatively impact our relationships with, our customers and other business partners. In addition, certain contracts that will need to be assigned from HP Co. or its affiliates to Hewlett Packard Enterprise in connection with the separation require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise harm our business and financial performance.

Uncertainty related to the proposed separation may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships, or cause them to consider entering into business relationships with parties other than us. These disruptions could have a material and adverse effect on our businesses, financial condition, results of operations and prospects. The effect of such disruptions could be exacerbated by any delays in the completion of the separation.

In addition, the separation agreement will provide that a number of contracts are to be assigned from HP Co. or its affiliates to us or our affiliates. It is possible that some parties may use the consent requirement to seek more favorable contractual terms from us. If we are unable to obtain these consents, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the separation. If we are unable to obtain these consents, the loss of these contracts could increase our expenses or otherwise reduce our profitability.

Potential indemnification liabilities to HP Inc. pursuant to the separation agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

The separation agreement will provide for, among other things, indemnification obligations generally designed to make us financially responsible for (i) liabilities primarily associated with the Hewlett Packard Enterprise business; (ii) our failure to pay, perform or otherwise promptly discharge any such liabilities or contracts, in accordance with their respective terms, whether prior to, at or after the distribution; (iii) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by HP Inc. for our benefit, unless related to liabilities primarily associated with the HP Inc. business; (iv) any breach by us of the separation agreement or any of the ancillary agreements or any action by us in contravention of our amended and restated certificate of incorporation or amended and restated bylaws; and (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or Hewlett Packard Enterprise and its subsidiaries or primarily relates to the transactions contemplated by the separation agreement, subject to certain exceptions. If we are required to indemnify HP Inc. under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification.”

In connection with the separation, HP Inc. will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that HP Inc.’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation agreement and certain other agreements we will enter into with HP Co., HP Inc. will indemnify Hewlett Packard Enterprise for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification.” However, third parties could also seek to hold us responsible for any of the liabilities that HP Inc. has agreed to retain, and there can be no assurance that the indemnity from HP Inc. will be sufficient to protect us against the full amount of such liabilities, or that HP Inc. will be able to fully satisfy its indemnification obligations. In addition, HP Inc.’s insurers may attempt to deny us coverage for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from HP Inc. or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial position, results of operations and cash flows.

We will be subject to continuing contingent liabilities following the separation.

After the separation, there will be several significant areas where the liabilities of HP Co. may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the HP Co. consolidated U.S. federal income tax return group during a taxable period or portion of a taxable period ending on or before the effective date of the distribution is severally liable for the U.S. federal income tax liability of the HP Co. consolidated U.S. federal income tax return group for that taxable period. Consequently, if HP Inc. is unable to pay the consolidated U.S. federal income tax liability for a pre-separation period, we could be required to pay the amount of such tax, which could be substantial and in excess of the amount allocated to us under the tax matters agreement. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

In connection with the separation and distribution, HP Co. has undertaken and will undertake several corporate reorganization transactions involving its subsidiaries which, along with the separation and distribution, may be subject to federal and state fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation and distribution, any entity involved in these reorganization transactions or the separation and distribution:

•	was insolvent;

•	was rendered insolvent by reason of the separation and distribution;

•	had remaining assets constituting unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our stockholders to return to HP Inc. some or all of the shares of Hewlett Packard Enterprise common stock issued in the distribution, or require HP Inc. or Hewlett Packard Enterprise, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities, or if it incurred debt beyond its ability to repay the debt as it matures.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, our stock price may fluctuate significantly.

A public market for Hewlett Packard Enterprise common stock does not currently exist. We anticipate that on or shortly before the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the separation. Nor can we predict the prices at which shares of our common stock may trade after the separation. Similarly, we cannot predict whether the combined market value of the outstanding shares of our common stock and HP Inc. common stock will be less than, equal to or greater than the market value of the outstanding HP Co. common shares prior to the separation.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	changes to the regulatory and legal environment in which we operate; and

•	domestic and worldwide economic conditions.

Shares of our common stock generally will be eligible for resale following the distribution, which may cause our stock price to decline.

Any sales of substantial amounts of Hewlett Packard Enterprise common stock in the public market or the perception that such sales might occur, in connection with the separation or otherwise, may cause the market price of our common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately [●] shares of our common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), unless the shares are owned by one or more of our “affiliates,” as that term is defined in Rule 405 under the Securities Act. We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time.

We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

The payment of any dividends in the future, and the timing and amount thereof, to our stockholders will fall within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt, industry practice, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. For more information, see “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if and when we commence paying dividends.

Your percentage ownership in Hewlett Packard Enterprise may be diluted in the future.

In the future, your percentage ownership in Hewlett Packard Enterprise may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees and purchases of shares from Hewlett Packard Enterprise through our employee stock purchase plan. We anticipate that the compensation committee of our board of directors will grant stock options or other stock-based awards to our employees and directors after the distribution, from time to time, under our employee benefits plans. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of the members of our board of directors in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of our common stock. See “Description of Hewlett Packard Enterprise’s Capital Stock.”

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and of Delaware law, may prevent or delay an acquisition of Hewlett Packard Enterprise, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the fact that special meetings of our stockholders may only be called by our board of directors (or the chairman of our board of directors or our chief executive officer with the concurrence of a majority of our board of directors) or our stockholders holding at least 20% of our outstanding shares;

•	the inability of our stockholders to act without a meeting of stockholders;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings; and

•	the right of our board of directors to issue preferred stock without stockholder approval.

In addition, because we have not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that a stockholder may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers and will apply even if the offer may be considered beneficial by some stockholders, but could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, an acquisition or further issuance of our common stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to HP Inc. For a discussion of Section 355(e), see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, we would be required to indemnify HP Inc. for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials HP Co. and Hewlett Packard Enterprise have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Hewlett Packard Enterprise’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt, industry practice, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if and when we commence paying dividends.

CAPITALIZATION

The following table presents our historical cash and capitalization at April 30, 2015 and our pro forma cash and capitalization at that date reflecting the pro forma adjustments described in the notes to our unaudited pro forma condensed combined balance sheet as if the separation and distribution, including the financing transactions that we expect to enter into in connection with the separation, had occurred on April 30, 2015. You can find an explanation of the pro forma adjustments made to our historical combined financial statements under “Unaudited Pro Forma Combined Financial Statements.” You should review the following table in conjunction with our “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined and Condensed Combined Financial Statements and accompanying notes included elsewhere in this information statement. See “Index to Financial Statements.”

We are providing the capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had the separation been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we operated as a standalone public company at that date and is not necessarily indicative of our future capitalization or financial position.

	As of April 30, 2015
	Historical	Pro Forma
	(Unaudited) In millions
Cash and cash equivalents	$2,719

Liabilities:
Notes payable and short-term borrowings	$935
Long-term debt	513

Total debt	$1,448

Equity:
Common stock ($0.01 par value)	$—
Additional paid-in capital	—
Parent company investment	40,179
Accumulated other comprehensive loss	(2,343)

Equity attributable to the Company	37,836
Non-controlling interests	401

Total equity	$38,237

Total capitalization	$39,685

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of the enterprise technology infrastructure, software, services and financing businesses of HP Co. consist of the unaudited pro forma condensed combined statements of earnings for the six months ended April 30, 2015 and the unaudited pro forma combined statements of earnings for the fiscal year ended October 31, 2014, and an unaudited pro forma condensed combined balance sheet as of April 30, 2015, which have been derived from our historical Combined and Condensed Combined Financial Statements included elsewhere in this information statement. See “Index to Financial Statements.”

The unaudited pro forma combined financial statements reflect adjustments to our historical financial results in connection with the separation and distribution. The unaudited pro forma combined statements of earnings give effect to the separation and distribution as if they had occurred on November 1, 2013, the beginning of our most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to these events as if they occurred as of April 30, 2015, our latest balance sheet date.

Our unaudited pro forma combined financial statements have been prepared to reflect adjustments to our historical Combined and Condensed Combined Financial Statements that are: (i) factually supportable, (ii) directly attributable to the separation and distribution and (iii) for purposes of the pro forma condensed combined statements of earnings, expected to have a continuing impact on our results of operations following the completion of the separation and distribution. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):

•	The incurrence of $[●] billion of debt and the allocation of cash between us and HP Co. as part of our plan to capitalize our company and secure an investment grade credit rating;

•	The transfer of certain pension and postretirement benefit obligations, net of any related assets, associated with our active, retired and other former employees from HP Co.;

•	The transfer of certain corporate and other assets and liabilities from HP Co., including a portion of HP Co.’s global real estate portfolio and a portion of HP Co.’s IT assets;

•	The retention by HP Co. of our marketing optimization software product group, which was historically included in our Software segment, as well as the retention by HP Co. of a very limited number of customer contracts historically included in our EG segment;

•	The removal of non-recurring separation costs, which were incurred during the six months ended April 30, 2015;

•	The incurrence of income and transaction taxes in certain jurisdictions as a result of an internal reorganization undertaken for the sole purpose of facilitating the separation and distribution; and

•	The tax-free distribution, for U.S. federal income tax purposes, of approximately [●] million shares of our common stock to HP Co. shareholders, based on the distribution of [●] share[s] of our common stock for each HP Co. common share outstanding as of the record date for the distribution, and the resulting redesignation of HP Co.’s historical net investment as common stock and additional paid-in capital.

Our historical Combined Statements of Earnings and Comprehensive Income include allocations of general corporate expenses from HP Co., including, but not limited to, executive management, finance, legal, IT, employee benefits administration, treasury, risk management, procurement and other shared services. To operate as an independent public company, we expect to incur costs to replace certain services previously provided by HP Co., which may be higher than those reflected in our historical financial statements, in addition to increased administrative and other costs (for example, in complying with securities laws). Due to the scope and complexity of these activities, the amount and timing of these incremental costs could vary, and consequently, are not included in the Pro Forma Transactions.

The unaudited pro forma combined financial statements do not contain pro forma adjustments with respect to certain recent and pending transactions, including our proposed divestiture of a majority stake in H3C Technologies in connection with our agreement with Tsinghua. Nor do the unaudited pro forma combined financial statements contain any adjustments to our historical results for currency fluctuations or other macroeconomic events.

The unaudited pro forma combined financial statements should be read together with our Combined Financial Statements, Condensed Combined Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The unaudited pro forma combined financial statements are provided for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the separation and distribution been completed on the dates assumed. The unaudited pro forma combined financial statements also may not be indicative of our future results of operations or financial position as a standalone public company.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES

AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Unaudited Pro Forma Combined Statement of Earnings

Fiscal year ended October 31, 2014

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	In millions
Net revenue:
Products	$19,171	$(54)	(d)	$19,117
Services	35,551	(262)	(d)	35,289
Financing income	401	—		401

Total net revenue	55,123	(316)		54,807

Costs and expenses:
Cost of products	12,394	(14)	(d)	12,380
Cost of services	26,815	(97)	(d)	26,718
Financing interest	277	—		277
Research and development	2,197	(40)	(d)	2,157
Selling, general and administrative	8,717	44	(b)(d)	8,761
Amortization of intangible assets	906	(35)	(d)	871
Restructuring charges	1,471	—		1,471
Acquisition-related charges	11	—		11

Total operating expenses	52,788	(142)		52,646

Earnings from operations	2,335	(174)		2,161

Interest and other, net	(91)	—	(a)	(91)

Earnings before taxes	2,244	(174)		2,070
Provision for taxes	(596)	32	(g)	(564)

Net earnings	$1,648	$(142)		$1,506

Pro forma earnings per share:
Basic			(i)

Diluted			(j)

Pro forma weighted-average shares outstanding:
Basic			(i)

Diluted			(j)

The accompanying notes are an integral part of these Unaudited Pro Forma

Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES

AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Unaudited Pro Forma Condensed Combined Statement of Earnings

Six months ended April 30, 2015

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	In millions
Net revenue:
Products	$9,379	$(25)	(d)	$9,354
Services	16,039	(114)	(d)	15,925
Financing income	184	—		184

Total net revenue	25,602	(139)		25,463

Costs and expenses:
Cost of products	6,205	(6)	(d)	6,199
Cost of services	12,069	(45)	(d)	12,024
Financing interest	124	—		124
Research and development	1,084	(17)	(d)	1,067
Selling, general and administrative	3,947	3	(b)(d)	3,950
Amortization of intangible assets	407	(15)	(d)	392
Restructuring charges	380	—		380
Acquisition-related charges	23	—		23
Separation costs	203	(203)	(e)	—

Total operating expenses	24,442	(283)		24,159

Earnings from operations	1,160	144		1,304

Interest and other, net	(48)	—	(a)	(48)

Earnings before taxes	1,112	144		1,256
Provision for taxes	(260)	(63)	(g)	(323)

Net earnings	$852	$81		$933

Pro forma earnings per share:
Basic			(i)

Diluted			(j)

Pro forma weighted-average shares outstanding:
Basic			(i)

Diluted			(j)

The accompanying notes are an integral part of these Unaudited Pro Forma

Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES

AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Unaudited Pro Forma Condensed Combined Balance Sheet

As of April 30, 2015

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	In millions
ASSETS
Current assets:
Cash and cash equivalents	$2,719	$—	(a)	$2,719
Accounts receivable	7,935	(20)	(d)	7,915
Financing receivables	2,842	—		2,842
Inventory	2,046	—		2,046
Other current assets	6,769	16	(g)	6,785

Total current assets	22,311	(4)		22,307

Property, plant and equipment	8,377	1,859	(c)(d)	10,236
Long-term financing receivables and other assets	6,880	835	(b)(c)(d)	7,715
Goodwill	26,039	(512)	(d)	25,527
Intangible assets	1,693	(98)	(d)	1,595

Total assets	$65,300	$2,080		$67,380

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and short-term borrowings	$935	$—	(a)	$935
Accounts payable	4,494	(3)	(d)	4,491
Employee compensation and benefits	2,120	5	(b)(d)	2,125
Taxes on earnings	811	—		811
Deferred revenue	5,069	(63)	(d)	5,006
Accrued restructuring	531	—		531
Other accrued liabilities	4,519	67	(c)(d)	4,586

Total current liabilities	18,479	6		18,485

Long-term debt	513	—	(a)	513
Other liabilities	8,071	1,119	(b)(c)(d)(f)	9,190
Commitments and contingencies
Equity:
Common stock ($0.01 par value)	—	—	(h)	—
Additional paid-in capital	—	—	(h)	—
Parent company investment	40,179	3,530	(b)(c)(d)(e)(g)(h)	43,709
Accumulated other comprehensive loss	(2,343)	(2,575)	(b)	(4,918)

Equity attributable to the Company	37,836	955		38,791
Non-controlling interests	401	—		401

Total equity	38,237	955		39,192

Total liabilities and equity	$65,300	$2,080		$67,380

The accompanying notes are an integral part of these Unaudited Pro Forma

Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES

AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma condensed combined financial statements as of and for the six months ended April 30, 2015 and the unaudited pro forma combined financial statements for the year ended October 31, 2014 include the following adjustments:

(a)	In connection with our separation capitalization plan, which is intended to result in each of HP Inc. and Hewlett Packard Enterprise obtaining investment grade credit ratings, we expect to incur a total of approximately $[●] billion of borrowings to redistribute debt between us and HP Co. We currently expect to effect this redistribution through a combination of some or all of the following: long-term and short-term debt issuances, commercial paper programs or debt exchanges with respect to certain of HP Co.’s existing debt obligations. We also expect to be allocated $[●] billion of cash. The actual mix of our debt and the amount of cash allocated to us at the distribution date will depend on a number of factors, including financial market conditions at the time we incur such debt.

With respect to the $[●] billion of debt we expect to incur in connection with the separation, we have assumed an annual interest rate of [●]%. The actual interest rate of any such indebtedness will depend upon the final debt structure that we execute prior to the separation and distribution and financial market conditions at that time.

In accordance with the SEC’s rules governing pro forma adjustments, no pro forma adjustment for imputed interest income on incremental cash balances has been recorded.

(b)	Certain of our eligible employees, retirees and other former employees participate in the pension and postretirement benefit plans offered by HP Co. In connection with the separation, HP Co. will transfer to us plan assets and liabilities primarily associated with our active, retired and other former employees in certain jurisdictions and we will provide the benefits directly. The net benefit obligations we will assume will result in our recording estimated net benefit plan liabilities of $0.5 billion, accumulated other comprehensive income, net of tax, of $2.6 billion and the related net deferred tax impacts. We have recognized incremental pro forma pension and postretirement expense of $134 million and $48 million during the fiscal year ended October 31, 2014 and the six months ended April 30, 2015, respectively, as a result of these transfers. Our estimates may change as we approach the distribution date and continue to refine our estimates of the net liability transfers as of that date. The actual assumed net benefit plan obligations and related expense could change significantly from our estimates.

(c)	In connection with the separation, HP Co. will transfer certain corporate and other assets and liabilities, including certain indemnifications between us and HP Co., to us prior to the distribution date. The transfers will include a portion of HP Co.’s global real estate portfolio and a portion of HP Co.’s IT assets. There may be additional assets and liabilities, including certain indemnifications between us and HP Co., to be transferred to us in connection with the separation for which the allocation and transfer procedures have not been finalized. Depreciation on the assets to be transferred to us was previously charged to us through allocations from HP Co.; accordingly, no incremental depreciation charge is included in the pro forma financial statements.

(d)	HP Co. will retain the marketing optimization software product group, a continuing business which has historically been managed by us and included in our Software segment. The pro forma adjustment reflects the impact of removing that business from our historical results of operations and balance sheet including the related goodwill allocated on a fair value basis. HP Co. will also retain a very limited number of contracts historically included in our EG segment.

(e)

This adjustment removes non-recurring separation costs incurred during the six months ended April 30, 2015 that are directly related to the separation. These costs are included in our historical results of

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES

AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Unaudited Pro Forma Combined Financial Statements

operations for the six months ended April 30, 2015 but are not expected to have a continuing impact on our results of operations following the completion of the separation.

(f)	HP Co. will undertake an internal reorganization for the sole purpose of facilitating the separation and distribution. This internal reorganization will result in the incurrence of various income and transaction taxes, both current and deferred, in certain jurisdictions.

(g)	The pro forma income tax adjustments were determined using the statutory tax rate in effect in the respective tax jurisdictions during the periods presented.

(h)	Reflects the pro forma recapitalization of our equity. As of the distribution date, HP Co.’s investment in our business will be redesignated as our stockholders’ equity and will be allocated between common stock and additional paid-in capital based on the number of shares of our common stock outstanding at the distribution date. HP Co. shareholders will receive shares based on a distribution ratio of [●] share[s] of our common stock for each HP Co. common share outstanding as of the record date for the distribution.

(i)	The number of shares of our common stock used to compute basic earnings per share for the six months ended April 30, 2015 and the year ended October 31, 2014 is based on the number of HP Co. common shares outstanding on April 30, 2015 and October 31, 2014, respectively, assuming a distribution ratio of [●] share[s] of our common stock for each HP Co. common share outstanding. The number of HP Co. shares used to determine the assumed distribution reflects the HP Co. shares outstanding as of each balance sheet date, which is the most current information as of the date of those financial statements.

(j)	The number of shares used to compute diluted earnings per share is based on the number of basic shares of our common stock as described in Note (i) above, plus incremental shares assuming exercise of dilutive outstanding stock options and restricted stock awards granted to our employees under HP Co.’s stock-based compensation plans. The actual effect following the completion of the separation will depend on various factors, including employees who may change employment between HP Co. and us. We cannot fully estimate the dilutive effects at this time, although we believe the estimate provides a reasonable approximation of the potential dilutive effect of the equity awards.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents the selected historical combined financial data for Hewlett Packard Enterprise. The Combined Statements of Earnings data for the six months ended April 30, 2015 and 2014 and the Combined Balance Sheets data as of April 30, 2015 are derived from our unaudited Condensed Combined Financial Statements included in this information statement. The Combined Statements of Earnings data for each of the three fiscal years ended October 31, 2014 and the Combined Balance Sheets data as of October 31, 2014 and 2013 set forth below are derived from our audited Combined Financial Statements included in this information statement. The Combined Statements of Earnings data for the fiscal years ended October 31, 2011 and 2010 and the Combined Balance Sheets data as of October 31, 2012, 2011 and 2010 are derived from our unaudited Combined Financial Statements that are not included in this information statement.

The selected historical condensed combined financial data presented below should be read in conjunction with our Combined and Condensed Combined Financial Statements and accompanying notes, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. Our condensed combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we been operating as a standalone public company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation and distribution. See “Unaudited Pro Forma Combined Financial Statements” for a further description of the anticipated changes.

	As of and for the six months ended April 30		As of and for the fiscal years ended October 31
	2015	2014	2014	2013	2012	2011	2010
	In millions
Combined Statements of Earnings:
Net revenue	$25,602	$27,346	$55,123	$57,371	$61,042	$62,512	$59,481
Earnings (loss) from operations(1)	$1,160	$1,155	$2,335	$2,952	$(14,139)	$6,049	$5,644
Net earnings (loss)(1)	$852	$866	$1,648	$2,051	$(14,761)	$4,119	$3,887

Combined Balance Sheets:
Total assets(2)	$65,300		$65,071	$68,775	$71,702	$91,878	$81,275
Long-term debt	$513		$485	$617	$702	$1,966	$2,055
Total debt(3)	$1,448		$1,379	$1,675	$2,923	$3,062	$2,882

(1)	Earnings (loss) from operations and net earnings (loss) include the following items:

	Six months ended April 30		For the fiscal years ended October 31
	2015	2014	2014	2013	2012	2011	2010
	In millions
Amortization of intangible assets	$407	$494	$906	$1,228	$1,641	$1,469	$1,385
Impairment of goodwill and intangible assets	—	—	—	—	16,808	—	—
Restructuring charges	380	359	1,471	983	1,756	553	1,032
Acquisition-related charges	23	5	11	21	35	158	274
Separation costs	203	—	—	—	—	—	—

Total charges before taxes	$1,013	$858	$2,388	$2,232	$20,240	$2,180	$2,691

Total charges, net of taxes	$782	$689	$1,878	$1,742	$18,462	$1,553	$1,970

(2)	Total assets decreased in fiscal 2012 due primarily to goodwill and intangible asset impairment charges associated with the Autonomy reporting unit within the Software segment and a goodwill impairment charge associated with the Enterprise Services segment. Total assets increased in fiscal 2011 due primarily to the acquisition of Autonomy Corporation plc (“Autonomy”).
(3)	In fiscal 2013, total debt decreased due to maturities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is organized as follows:

•	Overview. A discussion of our business and overall analysis of financial and other highlights affecting the Company to provide context for the remainder of MD&A. The overview analysis compares the six months ended April 30, 2015 to the six months ended April 30, 2014 and fiscal 2014 to fiscal 2013.

•	Critical Accounting Policies and Estimates. A discussion of accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results.

•	Results of Operations. An analysis of our financial results comparing (a) the six months ended April 30, 2015 to the comparable prior year period and (b) fiscal 2014 and fiscal 2013 to the prior years, respectively. A discussion of the results of operations at the combined level is followed by a more detailed discussion of the results of operations by segment.

•	Liquidity and Capital Resources. An analysis of changes in our cash flows and a discussion of our financial condition and liquidity. The Capital Resources discussions present information as of April 30, 2015 and October 31, 2014, 2013 and 2012, unless otherwise noted.

•	Contractual and Other Obligations. An overview of contractual obligations, retirement benefit plan funding, restructuring plans, uncertain tax positions, separation costs and off balance sheet arrangements.

We intend the discussion of our financial condition and results of operations that follows to provide information that will assist in understanding our Combined and Condensed Combined Financial Statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect our Combined and Condensed Combined Financial Statements. This discussion should be read in conjunction with our Combined and Condensed Combined Financial Statements and the related notes that appear elsewhere in this information statement. See “Index to Financial Statements.”

For purposes of this MD&A section, we use the terms “Hewlett Packard Enterprise Company,” “Hewlett Packard Enterprise,” “the Company,” “we,” “us” and “our” to refer to the enterprise technology infrastructure, software, services and financing business of Hewlett-Packard Company. References in this MD&A section to “Parent” refer to Hewlett-Packard Company, collectively with its consolidated subsidiaries.

October 2014 Announcement of Separation Transaction

On October 6, 2014, Parent announced plans to separate into two independent publicly traded companies: one comprising its enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise, and one comprising its printing and personal systems businesses, which will conduct business as HP Inc. The proposed separation is intended to take the form of a spin-off to Parent’s stockholders of 100% of the shares of Hewlett Packard Enterprise Company. In connection with the separation, Parent will be renamed and continue as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from Parent’s board of directors, receipt of a private letter ruling from the IRS and one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and the SEC declaring the effectiveness of the registration statement of which this information statement forms a part. See “The Separation and Distribution—Conditions to the Distribution.”

Basis of Presentation

The Combined Financial Statements of the Company have been derived from the Consolidated Financial Statements and accounting records of Parent as if we operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Combined Statements of Earnings and Comprehensive Income of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, us. The allocations may not, however, reflect the expense we would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to us, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to us for any of the periods presented because those cash balances are not directly attributable to us. We reflect transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Combined Balance Sheets. Parent’s long-term debt has not been attributed to us for any of the periods presented because Parent’s borrowings are neither directly attributable to our combined businesses which comprise the Company, nor is the Company the legal obligor of such borrowings.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Our employees participate in those programs and a portion of the cost of those plans is included in our financial statements. However, our Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan covers only our active, retired and other former employees or any equity related to stock-based compensation plans. See Notes 5 and 6 to the Combined Financial Statements for a further description of the accounting for our benefit plans and stock-based compensation, respectively.

Overview

Hewlett Packard Enterprise is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers. We are a global company with customers ranging from small- and medium-sized businesses (“SMBs”) to large global enterprises.

We organize our business into five segments for financial reporting purposes: the Enterprise Group (“EG”), Enterprise Services (“ES”), Software, Financial Services (“FS”) and Corporate Investments.

Six Months ended April 30, 2015

The following table provides an overview of our key financial metrics by segment for the six months ended April 30, 2015:

	Hewlett Packard Enterprise Combined		Enterprise Group		Enterprise Services		Software		Financial Services		Corporate Investments(3)
	Dollars in millions
Net revenue(1)	$25,602		$13,542		$9,810		$1,762		$1,608		$5
Year-over-year change %	(6.4)%		(0.4)%		(13.2)%		(6.6)%		(7.4)%		25.0%
Earnings (loss) from operations(2)	$1,160		$2,041		$322		$316		$175		$(259)
Earnings (loss) from operations as a % of net revenue	4.5%		15.1%		3.3%		17.9%		10.9%		NM
Year-over-year change percentage points	0.3	pts	0.8	pts	1.5	pts	0.3	pts	(0.6	)pts	NM
Net earnings	$852

(1)	The Company’s combined net revenue excludes intersegment net revenue and other.
(2)	Segment earnings from operations exclude corporate and unallocated costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, acquisition related charges and separation costs.
(3)	“NM” represents not meaningful.

The Company’s condensed combined net revenue decreased 6.4% (decreased 2.3% on a constant currency basis) for the six months ended April 30, 2015 as compared to the prior-year period. The leading contributors to the net revenue decrease were unfavorable currency impacts and key account runoff and soft demand in Infrastructure Technology Outsourcing (“ITO”) in ES. Partially offsetting the net revenue decrease was growth from Industry Standard Servers (“ISS”) in the EG segment. The Company’s gross margin increased by 0.9 percentage points for the six months ended April 30, 2015 as compared to the prior-year period, primarily due to service delivery efficiencies and improvements in underperforming contracts in ES. The Company’s operating margin increased by 0.3 percentage points for the six months ended April 30, 2015 as compared to the prior-year period, due primarily to the increase in gross margin, lower selling, general and administrative (“SG&A”) expenses and lower intangible asset amortization, partially offset by the impact of separation costs, higher restructuring charges and higher research and development (“R&D”) costs.

As of April 30, 2015, cash and cash equivalents and short- and long-term investments were approximately $3.0 billion, representing an increase of approximately $400 million from the October 31, 2014 balance of approximately $2.6 billion. For the six months ended April 30, 2015, we generated $1.8 billion of cash flows from operations and we invested $1.3 billion in property, plant and equipment, net of proceeds from sales.

Fiscal Year ended October 31, 2014

The following table provides an overview of our key financial metrics by segment for fiscal 2014:

	Hewlett Packard Enterprise Combined		Enterprise Group		Enterprise Services		Software		Financial Services		Corporate Investments(3)
	Dollars in millions
Net revenue(1)	$55,123		$27,727		$22,398		$3,933		$3,498		$4
Year-over-year change %	(3.9)%		(0.9)%		(7.0)%		(2.5)%		(3.6)%		(50.0)%
Earnings (loss) from operations(2)	$2,335		$4,005		$818		$871		$389		$(341)
Earnings (loss) from operations as a % of net revenue	4.2%		14.4%		3.7%		22.1%		11.1%		NM
Year-over-year change percentage points	(0.9	)pts	(0.7	)pts	0.4	pts	0.1	pts	0.2	pts	NM
Net earnings	$1,648

(1)	The Company’s combined net revenue excludes intersegment net revenue and other.
(2)	Segment earnings from operations exclude corporate and unallocated costs, stock-based compensation expense, amortization of intangible assets, restructuring charges and acquisition related charges.
(3)	“NM” represents not meaningful.

The Company’s combined net revenue decreased 3.9% (decreased 3.7% on a constant currency basis) in fiscal 2014 as compared to fiscal 2013. The leading contributor to this net revenue decrease was key account runoff in ES. The Company’s gross margin increased by 1.0 percentage point in fiscal 2014 due primarily to service delivery efficiencies and improvements in underperforming contracts in ES. The Company’s operating margin decreased 0.9 percentage points for fiscal 2014 as compared to fiscal 2013 due to higher restructuring charges, investments in R&D and higher SG&A expenses, partially offset by the gross margin increase and lower intangible asset amortization.

As of October 31, 2014, cash and cash equivalents and short- and long-term investments were approximately $2.6 billion, representing an increase of approximately $100 million from the October 31, 2013 balance of approximately $2.5 billion. For the fiscal year ended October 31, 2014, we generated $6.9 billion of cash flows from operations and we invested $3.0 billion in property, plant and equipment, net of proceeds from sales.

Trends and Uncertainties

We are in the process of addressing many challenges facing our business. One set of challenges relates to dynamic and accelerating market trends such as the market shift to cloud-related IT infrastructure, software and services, and the growth in software-as-a-service (“SaaS”) business models. A second set of challenges relates to changes in the competitive landscape. Our major competitors are expanding their product and service offerings with integrated products and solutions; our business specific competitors are exerting increased competitive pressure in targeted areas and are entering new markets; our emerging competitors are introducing new technologies and business models; and our alliance partners in some businesses are increasingly becoming our competitors in others. A third set of challenges relates to business model changes and our go-to-market execution.

The macroeconomic weakness we have experienced has moderated in some geographic regions but remains an overall challenge. A discussion of some of these challenges at the segment level is set forth below.

•	In EG, we are experiencing challenges due to multiple market trends, including the increasing demand for hyperscale computing infrastructure products, the transition to cloud computing and a highly competitive pricing environment. In addition, demand for our Business Critical Systems (“BCS”) products continues to weaken along with the overall market for UNIX products. The effect of lower BCS revenue is impacting Technology Services (“TS”). To be successful in overcoming these challenges, we must address business model shifts and go-to-market execution challenges, while continuing to pursue new product innovation that builds on our existing capabilities in areas such as cloud and data center computing, software-defined networking, storage, blade servers and wireless networking.

•	In ES, we are facing challenges, including managing the revenue runoff from several large contracts, soft demand for Infrastructure Technology Outsourcing (“ITO”), constrained public sector spending, a competitive pricing environment and market pressures from a mixed economic recovery in Europe, the Middle East and Africa (“EMEA”). To be successful in addressing these challenges, we must execute on our ES multiyear turnaround plan, which includes a cost reduction initiative to align our costs with our expected revenue trajectory, a focus on new logo wins, Strategic Enterprise Services (“SES”) and add-on business in existing accounts and initiatives to improve execution in sales performance and accountability, contracting practices and pricing.

•	In Software, we are facing challenges, including the market shift to SaaS and go-to-market execution challenges. To be successful in addressing these challenges, we must improve our go-to-market execution with multiple product delivery models, which better address customer needs and achieve broader integration across our overall product portfolio as we work to capitalize on important market opportunities in cloud, big data and security.

To address these challenges, we continue to pursue innovation with a view towards developing new products and services aligned with market demand, industry trends and the needs of our customers and partners. In addition, we need to continue to improve our operations, with a particular focus on enhancing our end-to-end processes and efficiencies. We also need to continue to optimize our sales coverage models, align our sales incentives with our strategic goals, improve channel execution, strengthen our capabilities in our areas of strategic focus, and develop and capitalize on market opportunities.

For a further discussion of trends, uncertainties and other factors that could impact our operating results, see the section entitled “Risk Factors” included elsewhere in this information statement.

Critical Accounting Policies and Estimates

General

The Combined Financial Statements of the Company are prepared in accordance with U.S. GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of assets and liabilities that are not readily apparent from other sources. Management has discussed the development, selection and disclosure of these estimates with the Audit Committee of Parent’s board of directors. Management believes that the accounting estimates employed and the resulting amounts are reasonable; however, actual results may differ from these estimates. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on our results of operations, financial position and cash flows.

A summary of significant accounting policies is included in Note 2 to the Combined Financial Statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the Combined Financial Statements.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured, as well as other revenue recognition principles, including industry-specific revenue recognition guidance.

We enter into contracts to sell our products and services, and while many of our sales agreements contain standard terms and conditions, there are agreements we enter into which contain nonstandard terms and conditions. Further, many of our arrangements include multiple elements. As a result, significant contract interpretation may be required to determine the appropriate accounting, including the identification of deliverables considered to be separate units of accounting, the allocation of the transaction price among elements in the arrangement and the timing of revenue recognition for each of those elements.

We recognize revenue for delivered elements as separate units of accounting when the delivered elements have standalone value to the customer. For elements with no standalone value, we recognize revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer negotiated refund or return right or other contingency relative to the delivered items and the delivery and performance of the undelivered items is considered probable and substantially within our control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price between elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

We establish the selling prices used for each deliverable based on vendor-specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price (“ESP”), if neither VSOE of selling price nor TPE is available. We establish VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. ESP is established based on management’s judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product lifecycle. Consideration is also given to market conditions such as competitor pricing strategies and industry technology lifecycles. We may modify or develop new go-to-market practices in the future, which may result in changes in selling prices, impacting both VSOE of selling price and ESP. In most arrangements with multiple elements, the transaction price is allocated to the individual units of accounting at inception of the arrangement based on their relative selling price. However, the aforementioned factors may result in a different allocation of the transaction price to deliverables in multiple element arrangements entered into in future periods. This may change the pattern and timing of revenue recognition for identical arrangements executed in future periods, but will not change the total revenue recognized for any given arrangement.

We reduce revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require us to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. For certain incentive programs, we estimate the number of customers expected to redeem the incentive based on historical experience and the specific terms and conditions of the incentive.

For hardware products, we recognize revenue generated from direct sales to end customers and indirect sales to channel partners (including resellers, distributors and value-added solution providers) when the revenue recognition criteria are satisfied. For indirect sales to channel partners, we recognize revenue at the time of delivery when the channel partner has economic substance apart from the Company and the Company has completed its obligations related to the sale.

For the various software products we sell (e.g., big data analytics and applications, application delivery management, enterprise security and IT operations management), we assess whether the software products were sold standalone or with hardware products. If the software sold with a hardware product is not essential to the functionality of the hardware and is more than incidental, we treat it as a software deliverable.

We recognize revenue from the sale of perpetual software licenses at inception of the license term, assuming all revenue recognition criteria have been satisfied. Term-based software license revenue is generally recognized ratably over the term of the license. We use the residual method to allocate revenue to software licenses at inception of the arrangement when VSOE of fair value for all undelivered elements, such as post-contract support, exists and all other revenue recognition criteria have been satisfied. Revenue from maintenance and unspecified upgrades or updates provided on an if and when available basis is recognized ratably over the period during which such items are delivered.

For hosting or SaaS arrangements, we recognize revenue as the service is delivered, generally on a straight line basis, over the contractual period of performance. In hosting arrangements where software licenses are sold, license revenue is generally recognized according to whether perpetual or term licenses are sold, when all other revenue recognition criteria are satisfied. In hosting arrangements that include software licenses, we consider the rights provided to the customer (e.g., ownership of a license, contract termination provisions and feasibility of the customer to operate the software) in determining when to recognize revenue for the licenses.

We recognize revenue from fixed price support or maintenance contracts, including extended warranty contracts and software post-contract customer support agreements, ratably over the contract period. For certain fixed price contracts, such as consulting arrangements, we recognize revenue as work progresses using a proportional performance method. We estimate the total expected labor costs in order to determine the amount of revenue earned to date. We apply a proportional performance method because reasonably dependable estimates of the labor costs applicable to various stages of a contract can be made. On fixed price contracts for design and build projects (to design, develop and construct software infrastructure and systems), we recognize revenue as work progresses using the percentage of completion method. We use the cost to cost method to measure progress toward completion as determined by the percentage of costs incurred to date compared to the total estimated costs of the project. Total project costs are subject to revision throughout the life of a fixed price contract. Provisions for estimated losses on fixed price contracts are recognized in the period when such losses become known and are recorded as a component of cost of sales. In circumstances when reasonable and reliable cost estimates for a project cannot be made we recognize revenue using the completed contract method.

Outsourcing services revenue is generally recognized in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. We recognize revenue using an objective measure of output for per unit priced contracts. Revenue for fixed price outsourcing contracts with periodic billings is recognized on a straight line basis if the service is provided evenly over the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable and are recorded as a component of cost of sales.

Warranty

We accrue the estimated cost of product warranties at the time we recognize revenue. We evaluate our warranty obligations on a product group basis. Our standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, we base our estimated warranty obligation on contractual warranty terms, repair costs, product call rates, average cost per call, current period product shipments and ongoing product failure rates, as well as specific product class failure outside of our baseline experience. Warranty terms generally range from one to five years for parts and labor, depending upon the product. Over the last three fiscal years, the annual warranty expense and actual warranty costs have averaged approximately 2.7% and 2.9% of annual net product revenue, respectively.

Restructuring

We have engaged in restructuring actions which require management to estimate the timing and amount of severance and other employee separation costs for workforce reduction and enhanced early retirement programs, the fair value of assets made redundant or obsolete, and the fair value of lease cancellation and other exit costs. We accrue for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements. For a full description of our restructuring actions, refer to our discussions of restructuring in “Results of Operations” below and in Note 4 to the Combined Financial Statements.

Retirement and Post-Retirement Benefits

Parent provides various defined benefit and other contributory and noncontributory retirement and post-retirement plans to our eligible employees and retirees. Plans whose participants include both our employees and other employees of Parent (“Shared” plans) are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in our Combined Balance Sheets. The related benefit plan expense has been allocated to us based on our labor costs and allocations of corporate and other shared functional personnel.

Certain benefit plans in our operations include only active, retired and other former Company employees (“Direct” plans) and are accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in our Combined Financial Statements.

Our pension and other post-retirement benefit costs and obligations depend on various assumptions. Our major assumptions relate primarily to discount rates, mortality rates, expected increases in compensation levels and the expected long-term return on plan assets. The discount rate assumption is based on current investment yields of high quality fixed income securities with maturities similar to the expected benefits payment period. Mortality rates help predict the expected life of plan participants and are based on a historical demographic study of the plan. The expected increase in the compensation levels assumption reflects our long-term actual experience and future expectations. The expected long-term return on plan assets is determined based on asset allocations, historical portfolio results, historical asset correlations and management’s expected returns for each asset class. In any fiscal year, significant differences may arise between the actual return and the expected long-term return on plan assets. Historically, differences between the actual return and expected long-term return on plan assets have resulted from changes in target or actual asset allocation, short-term performance relative to expected long-term performance, and to a lesser extent, differences between target and actual investment allocations, the timing of benefit payments compared to expectations, and the use of derivatives intended to effect asset allocation changes or hedge certain investment or liability exposures. For the recognition of net periodic benefit cost, the calculation of the expected long-term return on plan assets uses the fair value of plan assets as of the beginning of the fiscal year.

Our major assumptions vary by plan, and the weighted average rates used are set forth in Note 5 to the Combined Financial Statements. The following table provides the impact of changes in the weighted average assumptions of discount rates, the expected increase in compensation levels and the expected long-term return on plan assets would have had on our net periodic benefit cost for Direct plans for fiscal 2014:

	Change in percentage points	Change in Net Periodic Benefit Cost in millions
Assumptions:
Discount rate	(25)	$28
Expected increase in compensation levels	25	$11
Expected long-term return on plan assets	(25)	$11

Taxes on Earnings

Our operations have historically been included in the tax returns filed by the respective Parent entities of which our businesses are a part. Income tax expense and other income tax related information contained in our Combined Financial Statements are presented on a separate return basis as if we filed our own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Current income tax liabilities related to entities which file jointly with Parent are assumed to be immediately settled with Parent and are relieved through the Parent company investment account and the Net transfers to Parent in the Combined Statements of Cash Flows.

We calculate our current and deferred tax provisions based on estimates and assumptions that could differ from the final positions reflected in Parent’s income tax returns. We adjust our current and deferred tax provisions based on Parent’s income tax returns which are generally filed in the third or fourth quarters of the subsequent fiscal year.

We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which we expect the differences to reverse.

We record a valuation allowance to reduce deferred tax assets to the amount that we are more likely than not to realize. In determining the need for a valuation allowance, we consider future market growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which we operate and prudent and feasible tax planning strategies. In the event we were to determine that it is more likely than not that we will be unable to realize all or part of our deferred tax assets in the future, we would increase the valuation allowance and recognize a corresponding charge to earnings or other comprehensive income in the period in which we make such a determination. Likewise, if we later determine that we are more likely than not to realize the deferred tax assets, we would reverse the applicable portion of the previously recognized valuation allowance. In order for us to realize our deferred tax assets, we must be able to generate sufficient taxable income in the jurisdictions in which the deferred tax assets are located.

Our effective tax rate includes the impact of certain undistributed foreign earnings for which we have not provided for U.S. federal taxes because we plan to reinvest such earnings indefinitely outside the U.S. We plan distributions of foreign earnings based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations. Based on these assumptions, we estimate the amount we expect to indefinitely invest outside the U.S. and the amounts we expect to distribute to the U.S. and provide for the U.S. federal taxes due on amounts expected to be distributed to the U.S. Further, as a result of certain employment actions and capital investments we have undertaken, income from manufacturing activities in certain jurisdictions is subject to reduced tax rates and, in some cases, is wholly exempt from taxes for fiscal years through 2024. Material changes in our estimates of cash, working capital and long-term investment requirements in the various jurisdictions in which we do business could impact how future earnings are repatriated to the U.S., and our related future effective tax rate.

We are subject to income taxes in the U.S. and approximately 105 other countries, and we are subject to routine corporate income tax audits in many of these jurisdictions. We believe that positions taken on our tax returns are fully supported, but tax authorities may challenge these positions, which may not be fully sustained on examination by the relevant tax authorities. Accordingly, our income tax provision includes amounts intended to satisfy assessments that may result from these challenges. Determining the income tax provision for these potential assessments and recording the related effects requires management judgments and estimates. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on our income tax provision, net income and cash flows. Our accrual for uncertain tax positions is attributable primarily to uncertainties concerning the tax treatment of our international operations, including the allocation of income among different jurisdictions, intercompany transactions and related interest. For a further discussion on taxes on earnings, refer to Note 7 to the Combined Financial Statements.

Inventory

We state our inventory at the lower of cost or market on a first in, first out basis. We make adjustments to reduce the cost of inventory to its net realizable value at the product group level for estimated excess, obsolescence or impaired balances. Factors influencing these adjustments include changes in demand, technological changes, product lifecycle and development plans, component cost trends, product pricing, physical deterioration and quality issues.

Goodwill

We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. We are permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two step quantitative goodwill impairment test. For our annual goodwill impairment test in the fourth quarter of each fiscal year, we perform a quantitative test for each of our reporting units.

Goodwill is tested for impairment at the reporting unit level. As of October 31, 2014, our reporting units are consistent with the reportable segments identified in Note 3 to the Combined Financial Statements, except for ES, which includes two reporting units: (1) MphasiS Limited and (2) the remainder of ES. In the first step of the goodwill impairment test, we compare the fair value of each reporting unit to its carrying amount. We estimate the fair value of our reporting units using a weighting of fair values derived most significantly from the income approach and, to a lesser extent, the market approach. Under the income approach, we estimate the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on the weighted average cost of capital adjusted for the relevant risk associated with business specific characteristics and the uncertainty related to the reporting unit’s ability to execute on the projected cash flows. Under the market approach, we estimate fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with operating and investment characteristics similar to the reporting unit. We weight the fair value derived from the market approach depending on the level of comparability of these publicly traded companies to the reporting unit. When market comparables are not meaningful or not available, we estimate the fair value of a reporting unit using only the income approach. For the MphasiS Limited reporting unit, we utilized the quoted market price in an active market to estimate fair value. After the separation, our common stock price and associated total company market capitalization will also be considered in the determination of reporting unit fair value. A prolonged or significant decline in our stock price could provide evidence of a need to record a goodwill impairment charge.

Estimating the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk adjusted discount rates, future economic and market conditions and the determination of appropriate comparable publicly traded companies. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to individual reporting units to determine the carrying amount of each reporting unit.

If the fair value of a reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, then we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. In the second step, the reporting unit’s assets, including any unrecognized intangible assets, liabilities and noncontrolling interests are measured at fair value in a hypothetical analysis to calculate the implied fair value of goodwill for the reporting unit in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount, the difference is recorded as an impairment loss.

Our annual goodwill impairment analysis, which we performed as of the first day of the fourth quarter of fiscal 2014, did not result in any impairment charges. The excess of fair value over carrying amount for our reporting units ranged from 18% to approximately 160% of carrying amounts. The Software reporting unit has the lowest excess of fair value over carrying amount at 18%.

In order to evaluate the sensitivity of the estimated fair value of our reporting units in the goodwill impairment test, we applied a hypothetical 10% decrease to the fair value of each reporting unit. This hypothetical 10% decrease resulted in an excess of fair value over carrying amount for our reporting units ranging from 6% to approximately 134% of the carrying amounts with the Software reporting unit having the lowest excess of fair value over carrying amount of 6%. The fair value of the Software reporting unit is estimated using a weighting of both the income and market approaches. Our Software business is facing multiple challenges including the market shift to SaaS and go-to-market execution challenges. If we are not successful in addressing these challenges, our projected revenue growth rates could decline resulting in a decrease in the fair value of the Software reporting unit. The fair value of the Software reporting unit could also be negatively impacted by declines in market multiples of revenue for comparable publicly traded companies, a higher discount rate driven by higher interest rates, changes in management’s business strategy or significant declines in our stock price following the separation, which could result in an indicator of impairment.

Intangible Assets

We review intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of our finite lived intangible assets is assessed based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the undiscounted future cash flows are less than the carrying amount, the finite lived intangible assets are considered to be impaired. The amount of the impairment loss, if any, is measured as the difference between the carrying amount of the asset and its fair value. We estimate the fair value of finite lived intangible assets by using an income approach or, when available and appropriate, using a market approach.

Fair Value of Derivative Instruments

We use derivative instruments to manage a variety of risks, including risks related to foreign currency exchange rates and interest rates. We use forwards, swaps and options to hedge certain foreign currency and interest rate exposures. We do not use derivative financial instruments for speculative purposes. At October 31, 2014, the gross notional amount of our derivative portfolio was $10.5 billion. Assets and liabilities related to derivative instruments are measured at fair value, and were $445 million and $75 million, respectively, as of October 31, 2014.

Fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to the asset or liability being valued. We generally use industry standard valuation models to measure the fair value of our derivative positions. When prices in active markets are not available for an identical asset or liability, we use industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market based observable inputs, including interest rate curves, Company and counterparty credit risk, foreign currency exchange rates, and forward and spot prices.

For a further discussion of fair value measurements and derivative instruments, refer to Note 11 and Note 12, respectively, to the Combined Financial Statements.

Loss Contingencies

We are involved in various lawsuits, claims, investigations and proceedings including those consisting of IP, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. We record a liability when we believe that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. We review these matters at least quarterly and adjust these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events, pertaining to a particular case. Based on our experience, we believe that any damage amounts claimed in the specific litigation and contingencies matters further discussed in Note 16 to the Combined Financial Statements are not a meaningful indicator of the Company’s potential liability. Litigation is inherently unpredictable. However, we believe we have valid defenses with respect to legal matters pending against us. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. We believe we have recorded adequate provisions for any such matters and, as of October 31, 2014, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in our financial statements.

Accounting Pronouncements

For a summary of recent accounting pronouncements applicable to us, see Note 2 to the Combined Financial Statements and Note 1 to the Condensed Combined Financial Statements.

Results of Operations

Revenue from our international operations has historically represented, and we expect will continue to represent, a majority of our overall net revenue. As a result, our revenue growth has been impacted, and we expect will continue to be impacted, by fluctuations in foreign currency exchange rates. In order to provide a framework for assessing performance excluding the impact of foreign currency fluctuations, we present the year over year percentage change in revenue on a constant currency basis, which assumes no change in foreign currency exchange rates from the prior year period and doesn’t adjust for any repricing or demand impacts from changes in foreign currency exchange rates. This information is provided so that revenue can be viewed without the effect of fluctuations in foreign currency exchange rates, which is consistent with how management evaluates our revenue results and trends. This constant currency disclosure is provided in addition to, and not as a substitute for, the year over year percentage change in revenue on a GAAP basis. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

Results of Operations—Six Months ended April 30, 2015 and 2014

Results of operations in dollars and as a percentage of net revenue were as follows:

	Six months ended April 30
	2015		2014
	Dollars in millions
Net revenue	$25,602	100.0%	$27,346	100.0%
Cost of sales(1)	18,398	71.9%	19,920	72.8%

Gross profit	7,204	28.1%	7,426	27.2%
Research and development	1,084	4.2%	1,075	4.0%
Selling, general and administrative	3,947	15.4%	4,338	15.9%
Amortization of intangible assets	407	1.6%	494	1.8%
Restructuring charges	380	1.5%	359	1.3%
Acquisition-related charges	23	0.1%	5	—
Separation costs	203	0.8%	—	—

Earnings from operations	1,160	4.5%	1,155	4.2%
Interest and other, net	(48)	(0.2)%	(47)	(0.1)%

Earnings before taxes	1,112	4.3%	1,108	4.1%
Provision for taxes	(260)	(1.0)%	(242)	(0.9)%

Net earnings	$852	3.3%	$866	3.2%

(1)	Cost of products, cost of services and financing interest.

Net Revenue

The components of the weighted net revenue change by segment were as follows:

Six months ended April 30, 2015
Percentage Points
Enterprise Services	(4.8)
Enterprise Group	(0.7)
Financial Services	(0.5)
Software	(0.4)
Corporate Investments	—

Total	(6.4)

For the six months ended April 30, 2015, total Company combined net revenue decreased 6.4% (decreased 2.3% on a constant currency basis) as compared with the prior-year period. U.S. net revenue decreased 4.7% to $9.7 billion and net revenue from outside of the U.S. decreased 7.4% to $15.9 billion.

From a segment perspective, the primary factors contributing to the change in net revenue for the six months ended April 30, 2015 as compared with the prior-year period are summarized as follows:

•	ES net revenue decreased due primarily to unfavorable currency impacts, revenue runoff in key accounts and soft demand in ITO in new and existing accounts, particularly in EMEA;

•	EG net revenue decreased due to unfavorable currency impacts and decreases in TS, Networking, Storage and BCS;

•	FS net revenue decreased due primarily to unfavorable currency impacts, lower customer buyouts and lower portfolio revenue as a result of lower interest rate yield; and

•	Software net revenue decreased due primarily to unfavorable currency impacts and decreases in licenses and professional services.

A more detailed discussion of segment revenue is included under “Segment Information” below.

Gross Margin

The Company’s gross margin increased by 0.9 percentage points for the six months ended April 30, 2015 as compared with the prior-year period. From a segment perspective, the primary factors impacting gross margin performance are summarized as follows:

•	ES gross margin increased due primarily to service delivery efficiencies and improving profit performance in under-performing contracts;

•	Software gross margin increased due primarily to a favorable mix of support and higher margins in support and license;

•	EG gross margin decreased due primarily to unfavorable currency impacts, competitive pricing and a higher mix of ISS products; and

•	FS gross margin decreased due primarily to unfavorable currency impacts, lower margins in asset management activity as a result of lower customer buyouts, and lower portfolio margins from competitive pricing.

A more detailed discussion of segment gross margins and operating margins is included under “Segment Information” below.

Operating Expenses

Research and Development

R&D expense increased 1% for the six months ended April 30, 2015 as compared to the prior-year period due primarily to increases in TS in the EG segment and Hewlett Packard Enterprise Labs as we make investments in our strategic focus areas of security, cloud, mobility and big data.

Selling, General and Administrative

SG&A expense decreased 9% for the six months ended April 30, 2015 as compared to the prior-year period due primarily to favorable currency impacts, partially offset by higher administrative expenses due to a gain from the sale of real estate in the prior-year period.

Amortization of Intangible Assets

Amortization expense decreased for the six months ended April 30, 2015 due primarily to certain intangible assets associated with prior acquisitions reaching the end of their respective amortization periods.

Restructuring Charges

Restructuring charges increased for the six months ended April 30, 2015, due primarily to higher charges in connection with the multi-year restructuring plan initially announced in May 2012 (the “2012 Plan”) and from increases to the 2012 Plan announced in May 2014.

Acquisition-Related Charges

Acquisition-related charges increased for the six months ended April 30, 2015, due primarily to professional service and legal fees associated with the acquisition of Aruba Networks, Inc.

Separation Costs

Separation costs for the six months ended April 30, 2015 were primarily related to third-party consulting, contractor fees and other incremental costs.

Interest and Other, Net

Interest and other, net expense increased by $1 million for the six months ended April 30, 2015.

Provision for Taxes

Our effective tax rate was 23.4% and 21.8% for the six months ended April 30, 2015 and 2014, respectively. Our effective tax rate generally differs from the U.S. federal statutory rate of 35% due to favorable tax rates associated with certain earnings from our operations in lower-tax jurisdictions throughout the world. We have not provided U.S. taxes for all foreign earnings because we plan to reinvest some of those earnings indefinitely outside the U.S.

For the six months ended April 30, 2015, we recorded $113 million of net tax benefits related to discrete items. These amounts included a tax benefit of $26 million arising from the retroactive research and development credit provided by the Tax Increase Prevention Act of 2014 signed into law in December 2014, a tax benefit of $68 million on separation costs and a tax benefit of $43 million on restructuring charges. These tax benefits were partially offset by various tax charges of $24 million.

For the six months ended April 30, 2014, we recorded $23 million of net tax benefits related to discrete items. These amounts included $37 million of tax benefits on restructuring charges, partially offset by $14 million of various tax charges.

Segment Information

A description of the products and services for each segment can be found in Note 2 to the Condensed Combined Financial Statements included elsewhere in this information statement. Future changes to this organizational structure may result in changes to the segments disclosed.

Enterprise Group

	Six months ended April 30
	2015	2014	% Change
	Dollars in millions
Net revenue	$13,542	$13,598	(0.4)%
Earnings from operations	$2,041	$1,949	4.7%
Earnings from operations as a % of net revenue	15.1%	14.3%

The components of the weighted net revenue change by business unit were as follows:

Six months ended April 30, 2015
Percentage Points
Technology Services	(2.1)
Networking	(1.2)
Storage	(0.5)
Business Critical Systems	(0.4)
Industry Standard Servers	3.8

Total Enterprise Group	(0.4)

EG net revenue decreased 0.4% (increased 3.7% on a constant currency basis) for the six months ended April 30, 2015. We continued to experience challenges due to market trends, including the transition to cloud computing, as well as product and technology transitions, along with a highly competitive pricing environment. Net revenue growth in EG was negatively impacted by foreign currency fluctuations across all regions, primarily weakness in the euro. The net revenue decrease was driven by decreases in TS, Networking, Storage and BCS, partially offset by growth in ISS.

TS net revenue decreased 7% for the six months ended April 30, 2015, due primarily to a reduction in support for BCS and traditional storage products along with lower revenue from consulting services, the effects of which were partially offset by growth in HP Data Center Care and HP Proactive Care support solutions. Networking net revenue decreased 13% for the six months ended April 30, 2015 due primarily to execution challenges and competitive pressure which resulted in lower revenue from switching products, particularly in the Americas and China, and lower revenue from routing products in China. Storage net revenue decreased 4% for the six months ended April 30, 2015. In Storage we continue to experience market softness and operational challenges. We experienced a net revenue decrease in traditional storage products, the effect of which was partially offset by revenue growth in Converged Storage solutions primarily in the 3PAR StoreServ products and StoreOnce. BCS net revenue decreased by 12% for the six months ended April 30, 2015 as a result of ongoing pressures from the overall UNIX market contraction, partially offset by revenue growth in NonStop products. ISS net revenue increased by 9% for the six months ended April 30, 2015, which was due primarily to a higher average unit prices (“AUPs”) in rack and blade server products driven by higher option attach rates for memory, processors and hard drives. The AUP increase for rack products was also driven by a mix shift to the higher end HP ProLiant Gen9 server portfolio.

Additionally, higher revenue from density optimized server products also contributed to the ISS net revenue increase.

EG earnings from operations as a percentage of net revenue increased by 0.8 percentage points for the six months ended April 30, 2015, due to a decrease in operating expenses as a percentage of net revenue, partially offset by a decrease in gross margin. The decrease in gross margin was due primarily to unfavorable currency impacts, competitive pricing and a higher mix of ISS products, the effects of which were partially offset by improved cost management and lower warranty costs. The decrease in operating expenses as a percentage of net revenue for the six months ended April 30, 2015 was due primarily to favorable currency impacts.

Enterprise Services

	Six months ended April 30
	2015	2014	% Change
	Dollars in millions
Net revenue	$9,810	$11,297	(13.2)%
Earnings from operations	$322	$207	55.6%
Earnings from operations as a % of net revenue	3.3%	1.8%

The components of the weighted net revenue change by business unit were as follows:

Six months ended April 30, 2015
Percentage Points
Infrastructure Technology Outsourcing	(9.7)
Application and Business Services	(3.5)

Total Enterprise Services	(13.2)

ES net revenue decreased 13.2% (decreased 8.7% on a constant currency basis) for the six months ended April 30, 2015. Performance in ES remains challenged by the impact of several large contracts winding down and lower public sector spending in EMEA, particularly in the United Kingdom. The net revenue decrease in ES was due primarily to unfavorable currency impacts, revenue runoff in two key accounts and soft demand in ITO in new and existing accounts, particularly in EMEA. Net revenue in ITO decreased by 15% for the six months ended April 30, 2015, due to revenue runoff in two key accounts, weak growth in new and existing accounts, particularly in EMEA and unfavorable currency impacts. Net revenue in Application and Business Services decreased by 9% for the six months ended April 30, 2015, due to unfavorable currency impacts and weak growth in new and existing accounts.

ES earnings from operations as a percentage of net revenue increased 1.5 percentage points for the six months ended April 30, 2015. The increase in operating margin for the six months ended April 30, 2015 was due to an increase in gross margin coupled with a decrease in operating expense as a percentage of net revenue. Gross margin increased due primarily to service delivery efficiencies and improving profit performance in underperforming contracts, partially offset by the net revenue decrease. The decrease in operating expenses as a percentage of net revenue was primarily driven by lower field selling costs, which was due to favorable currency impacts and our sales transformation initiatives.

Software

	Six months ended April 30
	2015	2014	% Change
	Dollars in millions
Net revenue	$1,762	$1,887	(6.6)%
Earnings from operations	$316	$332	(4.8)%
Earnings from operations as a % of net revenue	17.9%	17.6%

Software net revenue decreased 6.6% (decreased 3.8% on a constant currency basis) for the six months ended April 30, 2015. Revenue growth in Software is being challenged by the overall market and customer shift to SaaS solutions and execution challenges, both of which are impacting growth in license and support revenue.

For the six months ended April 30, 2015, net revenue from licenses, professional services, SaaS, and support decreased by 17%, 11%, 2% and 1%, respectively. Net revenue growth was negatively impacted by foreign currency fluctuations across all regions, led primarily by weakness in the euro. The decrease in license revenue for the six months ended April 30, 2015 was due primarily to the market and customer shift to SaaS solutions and sales execution challenges. Professional services net revenue decreased for the six months ended April 30, 2015, due primarily to unfavorable currency impacts and our continued focus on higher-margin engagements, as a result, we experienced a net revenue decrease in IT management and big data solutions, partially offset by a net revenue increase in security products. SaaS net revenue decreased for the six months ended April 30, 2015 due primarily to unfavorable currency impacts and sales execution issues, which resulted in lower revenue from big data solutions, partially offset by net revenue growth in IT management. The decrease in support revenue for the six months ended April 30, 2015 was due primarily to unfavorable currency impacts and past decreases in license revenue, partially offset by growth in support revenue for security products.

For the six months ended April 30, 2015, Software earnings from operations as a percentage of net revenue increased by 0.3 percentage points due to a decrease in operating expenses as a percentage of net revenue, coupled with an increase in gross margin. The increase in gross margin was due primarily to a favorable mix of support and a higher margin in support and license. The decrease in operating expenses as a percentage of net revenue was due to lower SG&A expenses as a result of lower field selling costs driven by expense management, partially offset by higher R&D expenses as a percentage of net revenue.

Financial Services

	Six months ended April 30
	2015	2014	% Change
	Dollars in millions
Net revenue	$1,608	$1,737	(7.4)%
Earnings from operations	$175	$200	(12.5)%
Earnings from operations as a % of net revenue	10.9%	11.5%

FS net revenue decreased 7.4% (decreased 2.3% on a constant currency basis) for the six months ended April 30, 2015. The net revenue decrease for the six months ended April 30, 2015 was due primarily to unfavorable currency impacts, lower customer buyouts and lower portfolio revenue as a result of lower interest rate yield.

FS earnings from operations as a percentage of net revenue decreased by 0.6 percentage points for the six months ended April 30, 2015 due primarily to an increase in operating expenses as a percentage of net revenue coupled with a decrease in gross margin. The decrease in gross margin was the result of unfavorable currency impacts, lower margins in asset management activity primarily due to lower customer buyouts, along with lower portfolio margins due to competitive pricing, the effects of which were partially offset by lower bad debt expenses. The increase in operating expenses as a percentage of net revenue was due to higher SG&A expenses.

Financing Volume

	Six months ended April 30
	2015	2014
	In millions
Total financing volume	$3,005	$2,830

New financing volume, which represents the amount of financing provided to customers for equipment and related software and services, including intercompany activity, increased 6.2% for the six months ended April 30, 2015 driven by higher financing associated with product sales and related services offerings, partially offset by unfavorable currency impacts.

Portfolio Assets and Ratios

The FS business model is asset intensive and uses certain internal metrics to measure its performance against other financial services companies, including a segment balance sheet that is derived from our internal management reporting system. The accounting policies used to derive FS amounts are substantially the same as those used by the Company. However, intercompany loans and certain accounts that are reflected in the segment balances are eliminated in our Condensed Combined Financial Statements included elsewhere in this information statement.

The portfolio assets and ratios derived from the segment balance sheet for FS were as follows:

	As of
	April 30, 2015	October 31, 2014
	Dollars in millions
Financing receivables, gross	$6,424	$6,718
Net equipment under operating leases	2,810	2,792
Capitalized profit on intercompany equipment transactions(1)	808	764
Intercompany leases(1)	1,977	2,002

Gross portfolio assets	12,019	12,276

Allowance for doubtful accounts(2)	104	111
Operating lease equipment reserve	63	68

Total reserves	167	179

Net portfolio assets	$11,852	$12,097

Reserve coverage	1.4%	1.5%
Debt-to-equity ratio(3)	7.0x	7.0x

(1)	Intercompany activity is eliminated in the Combined and Condensed Combined Financial Statements.
(2)	Allowance for doubtful accounts for financing receivables includes both the short and long-term portions.
(3)	Debt benefiting FS consists of borrowing and funding-related activity associated with FS and its subsidiaries, and debt issued by Parent for which a portion of the proceeds benefited Financial Services. Such Parent debt, consisting of long-term notes, has not been attributed to the Company for any periods presented because Parent’s borrowings are not the legal obligation of the Company. Debt benefiting FS totaled $10.9 billion and $10.7 billion at April 30, 2015 and October 31, 2014, respectively, and was determined by applying an assumed debt to equity ratio, which management believes is comparable to that of other similar financing companies, to FS equity.

At April 30, 2015 and October 31, 2014, FS cash and cash equivalents and short-term investments were $1.3 billion and $952 million, respectively.

Net portfolio assets at April 30, 2015 decreased 2.0% from October 31, 2014. The decrease generally resulted from unfavorable currency impacts, partially offset by new financing volume in excess of portfolio runoff.

FS recorded net bad debt expenses and operating lease equipment reserves of $16 million and $20 million, for the six months ended April 30, 2015 and 2014, respectively.

Corporate Investments

	Six months ended April 30
	2015	2014	% Change
	Dollars in millions
Net revenue	$5	$4	25.0%
Loss from operations	$(259)	$(185)	(40.0)%
Loss from operations as a % of net revenue(1)	NM	NM

(1)	“NM” represents not meaningful.

The increase in the loss from operations for the six months ended April 30, 2015 was due primarily to higher expenses associated with incubation activities and Hewlett Packard Enterprise Labs.

Results of Operations—Fiscal Years ended October 31, 2014, 2013 and 2012

Results of operations in dollars and as a percentage of net revenue were as follows:

	For the Fiscal years ended October 31
	2014		2013		2012
	Dollars in millions
Net revenue	$55,123	100.0%	$57,371	100.0%	$61,042	100.0%
Cost of sales(1)	39,486	71.6%	41,630	72.6%	44,143	72.3%

Gross profit	15,637	28.4%	15,741	27.4%	16,899	27.7%
Research and development	2,197	4.0%	1,956	3.4%	2,120	3.5%
Selling, general and administrative	8,717	15.8%	8,601	15.0%	8,678	14.2%
Amortization of intangible assets	906	1.7%	1,228	2.2%	1,641	2.7%
Impairment of goodwill and intangible assets(2)	—	—	—	—	16,808	27.5%
Restructuring charges	1,471	2.7%	983	1.7%	1,756	2.9%
Acquisition-related charges	11	—	21	—	35	0.1%

Earnings (loss) from operations	2,335	4.2%	2,952	5.1%	(14,139)	(23.2)%
Interest and other, net	(91)	(0.1)%	(81)	(0.1)%	(175)	(0.3)%

Earnings (loss) before taxes	2,244	4.1%	2,871	5.0%	(14,314)	(23.5)%
Provision for taxes	(596)	(1.1)%	(820)	(1.4)%	(447)	(0.7)%

Net earnings (loss)	$1,648	3.0%	$2,051	3.6%	$(14,761)	(24.2)%

(1)	Cost of products, cost of services and financing interest.
(2)	Fiscal 2012 includes an $8.8 billion goodwill and intangible asset impairment charge associated with the Autonomy reporting unit within the Software segment and an $8.0 billion goodwill impairment charge within the ES reporting unit and segment.

Net Revenue

The components of the weighted net revenue change by segment were as follows:

	Fiscal years ended October 31
	2014	2013
	Percentage Points
Enterprise Services	(3.0)	(3.3)
Enterprise Group	(0.4)	(2.2)
Financial Services	(0.3)	(0.3)
Software	(0.2)	(0.2)
Corporate Investments	—	—

Total	(3.9)	(6.0)

Fiscal 2014 compared with Fiscal 2013

In fiscal 2014, total Company combined net revenue decreased 3.9% (decreased 3.7% on a constant currency basis) as compared with fiscal 2013. U.S. net revenue decreased 7.5% to $20.8 billion, while net revenue from outside of the U.S. decreased 1.6% to $34.3 billion.

From a segment perspective, the primary factors contributing to the change in total Company net revenue for fiscal 2014 compared with fiscal 2013 are summarized as follows:

•	ES net revenue decreased due primarily to revenue runoff in key accounts, soft demand for Infrastructure Technology Outsourcing, weak growth in new and existing accounts, particularly in EMEA, and contractual price declines;

•	EG net revenue decreased due to net revenue decreases in TS, BCS and Storage;

•	FS net revenue decreased due primarily to lower portfolio revenue from lower average portfolio assets and lower asset management activity, primarily in customer buyouts; and

•	Software net revenue decreased due to lower net revenue from licenses, support and professional services.

Fiscal 2013 compared with Fiscal 2012

In fiscal 2013, total Company combined net revenue decreased 6.0% (decreased 5.0% on a constant currency basis) as compared with fiscal 2012. U.S. net revenue decreased 5.5% to $22.5 billion, while net revenue from outside of the U.S. decreased 6.3% to $34.8 billion.

From a segment perspective, the primary factors contributing to the change in total Company net revenue for fiscal 2013 compared with fiscal 2012 are summarized as follows:

•	ES net revenue decreased due primarily to net service revenue runoff and contractual price declines in ongoing contracts due in part to weak public sector spending and enterprise IT demand;

•	EG net revenue decreased due to multiple factors, including competitive pricing challenges in Industry Standard Servers (“ISS”), a market decline for UNIX products impacting BCS, decreases in TS due in part to lower support for BCS products, product transitions in Storage and overall weak enterprise IT demand;

•	FS net revenue decreased due primarily to lower rental revenue from a decrease in operating lease assets; and

•	Software net revenue decreased due to lower license and professional services revenues primarily from IT management products.

A more detailed discussion of segment revenue is included under “Segment Information” below.

Gross Margin

Fiscal 2014 compared with Fiscal 2013

Gross margin increased by 1.0 percentage point for fiscal year 2014 compared with fiscal 2013. From a segment perspective, the primary factors impacting gross margin performance are summarized as follows:

•	ES gross margin increased due primarily to our continued focus on service delivery efficiencies and, improving profit performance in underperforming contracts;

•	Software gross margin increased due to the shift to more profitable contracts and improved workforce utilization in professional services;

•	FS gross margin increased due to a higher portfolio margin, primarily from lower bad debt expense, a lower cost of funds and improved margins in remarketing sales; and

•	EG gross margin decreased due primarily to the impact of a higher mix of ISS products, a lower mix of BCS products and competitive pricing pressure in ISS and Networking.

Fiscal 2013 compared with Fiscal 2012

Gross margin decreased by 0.3 percentage points for fiscal 2013 compared with fiscal 2012. From a segment perspective, the primary factors impacting gross margin performance are summarized as follows:

•	EG experienced a gross margin decrease due primarily to competitive pricing pressures in ISS, and to a lesser extent, mix impacts from lower BCS and Storage revenue;

•	Software gross margin decreased slightly due to higher development costs in IT management products;

•	FS gross margin increased slightly due primarily to higher portfolio margins from a lower mix of operating leases and higher margins on early buyouts; and

•	ES gross margin increased due to profit improvement on underperforming contracts.

A more detailed discussion of segment gross margins and operating margins is included under “Segment Information” below.

Operating Expenses

Research and Development

R&D expense increased 12% in fiscal 2014 as compared to fiscal 2013 with increases across each of our segments as we made investments in our strategic focus areas of cloud, security, big data and mobility.

R&D expense decreased 8% in fiscal 2013 as compared to fiscal 2012 due primarily to the rationalization of R&D in EG for BCS, cost savings from restructuring and higher value added R&D tax subsidy credits. The decrease was partially offset by increased R&D expense in our Storage and ISS business units and in Software for innovation focused spending in the areas of converged infrastructure and cloud.

Selling, General and Administrative

SG&A expense increased 1% in fiscal 2014 as compared to fiscal 2013 due primarily to higher compensation costs and higher selling costs from investments in the areas of cloud, networking and storage, partially offset by a gain from the sale of real estate.

SG&A expense decreased 1% in fiscal 2013 as compared to fiscal 2012. Cost savings associated with our ongoing restructuring efforts that impacted all of our segments were partially offset by increased administrative expenses due in part to higher consulting project spending.

Amortization of Intangible Assets

Amortization expense decreased in fiscal 2014 due primarily to certain intangible assets associated with prior acquisitions reaching the end of their respective amortization periods.

Amortization expense decreased in fiscal 2013 due primarily to the intangible asset impairment recorded in the fourth quarter of fiscal 2012 related to Autonomy and certain intangible assets associated with prior acquisitions reaching the end of their amortization periods.

Impairment of Goodwill and Intangible Assets

In fiscal 2012, we recorded goodwill impairment charges of $8.0 billion and $5.7 billion associated with ES and the acquisition of Autonomy, respectively. In addition, we recorded an intangible asset impairment charge of $3.1 billion associated with the acquisition of Autonomy. For more information on our impairment charges, see Note 10 to the Combined Financial Statements.

Restructuring Charges

Restructuring charges increased in fiscal 2014 due primarily to higher charges in connection with the multiyear restructuring plan initially announced in May 2012 (the “2012 Plan”) and from increases to the 2012 Plan announced in fiscal 2014. During fiscal 2014, Parent increased the total number of Company positions expected to be eliminated under the 2012 Plan to 42,100 positions.

Restructuring charges decreased in fiscal 2013 due primarily to a $1.8 billion charge recorded in fiscal 2012 for the 2012 Plan. Restructuring charges for fiscal 2013 were $983 million, which included approximately $1.0 billion of charges related to the 2012 Plan that were partially offset by a reversal of $40 million of charges related to our other restructuring plans.

Interest and Other, Net

Interest and other, net expense increased by $10 million in fiscal 2014. The increase was due primarily to lower gains on sales of investments, partially offset by lower net earnings attributable to non-controlling interests in fiscal 2014.

Interest and other, net expense decreased by $94 million in fiscal 2013. The decrease was due primarily to gains on sales of investments in fiscal 2013 as compared with losses on sales of investments in fiscal 2012 and lower net earnings attributable to non-controlling interests in fiscal 2013.

Provision for Taxes

Our effective tax rates were 26.6%, 28.6%, and (3.1)% in fiscal 2014, 2013 and 2012, respectively. Our effective tax rate generally differs from the U.S. federal statutory rate of 35% due to favorable tax rates associated with certain earnings from our operations in lower tax jurisdictions throughout the world. The jurisdictions with favorable tax rates that had the most significant effective tax rate impact in the periods presented were Puerto Rico, Singapore, Netherlands, China and Ireland. We plan to reinvest certain earnings of these jurisdictions indefinitely outside the U.S. and therefore have not provided for U.S. taxes on those indefinitely reinvested earnings.

In fiscal 2014, we recorded $113 million of net income tax benefits related to items unique to the year. These amounts included $66 million of income tax benefits related to provision to return adjustments and $35 million of income tax benefits related to state rate changes.

In fiscal 2013, we recorded $283 million of net income tax charges related to items unique to the year. These amounts included $231 million of income tax charges for adjustments related to uncertain tax positions and $54 million related to the settlement of tax audit matters.

In fiscal 2012, we recorded a $1.3 billion income tax charge to record valuation allowances on certain U.S. deferred tax assets related to the ES segment, which was unique to the year. Other unique items included $821 million of income tax benefits related to the Autonomy impairment, as well as $552 million of income tax benefits related to restructuring.

For a reconciliation of our effective tax rate to the U.S. federal statutory rate of 35% and further explanation of our provision for taxes, see Note 7 to the Combined Financial Statements.

Segment Information

A description of the products and services for each segment can be found in Note 3 to the Combined Financial Statements. Future changes to this organizational structure may result in changes to the segments disclosed.

Enterprise Group

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Net revenue	$27,727	$27,989	$29,588
Earnings from operations	$4,005	$4,234	$5,088
Earnings from operations as a % of net revenue	14.4%	15.1%	17.2%

The components of the weighted net revenue change by business unit were as follows:

	Fiscal years ended October 31
	2014	2013
	Percentage Points
Technology Services	(1.1)	(1.3)
Business Critical Systems	(0.9)	(1.4)
Storage	(0.6)	(1.2)
Networking	0.4	0.1
Industry Standard Servers	1.3	(1.6)

Total Enterprise Group	(0.9)	(5.4)

Fiscal 2014 compared with Fiscal 2013

EG net revenue decreased 0.9% (decreased 0.5% on a constant currency basis) in fiscal 2014. In EG, we continue to experience revenue challenges due to market trends, including the transition to cloud computing, as well as product and technology transitions, along with a highly competitive pricing environment. The decline in EG net revenue was due to net revenue declines in TS, BCS and Storage partially offset by net revenue growth in ISS and Networking.

TS net revenue decreased 4% due primarily to a continued reduction in support for BCS, traditional storage products and lower support in networking services, partially offset by growth in support solutions for Converged Storage solutions and ISS. BCS net revenue decreased 22% as a result of ongoing pressures from the overall UNIX market contraction. Storage net revenue decreased by 5% as we continue to experience multiple challenges including product transitions from traditional storage products which include our tape, storage networking and legacy external disk products, to converged solutions, which include our 3PAR StoreServ, StoreOnce, and StoreVirtual products, other challenges include market weakness in high end converged solutions and sales execution challenges, the effects of which were partially offset by revenue growth in our Converged Storage solutions. Networking net revenue increased 4% due to higher switching product revenue as a result of growth in our data center products, partially offset by lower revenue from wireless local area network products. ISS net revenue increased by 3% due primarily to higher volume and higher average unit prices in rack and blade server products driven by higher option attach rates for memory, processors and hard drives.

EG earnings from operations as a percentage of net revenue decreased by 0.7 percentage points in fiscal 2014 due to a decrease in gross margin coupled with an increase in operating expenses as a percentage of net revenue. The gross margin decline was due primarily to a higher mix of ISS products, a lower mix of BCS products and competitive pricing pressures, partially offset by supply chain cost optimization and improved cost management. The increase in operating expenses as a percentage of net revenue was driven by higher R&D investments, partially offset by continued cost savings associated with our ongoing restructuring efforts.

Fiscal 2013 compared with Fiscal 2012

EG net revenue decreased 5.4% (decreased 4.3% on a constant currency basis) in fiscal 2013 due primarily to the macroeconomic demand challenges the business faced during the fiscal year. Additionally, new product and technology transitions in Storage and ISS and a competitive pricing environment contributed to the revenue decline. EG also experienced execution challenges that impacted revenue growth in fiscal 2013, although those challenges moderated in the fourth quarter due to improved sales execution. Each of the business units within EG experienced year over year revenue declines in fiscal 2013 except Networking. ISS net revenue decreased by 4% due to competitive pricing and soft demand. Within ISS, we experienced a revenue decline in our core mainstream products that was partially offset by revenue growth in our hyperscale server products. TS net revenue decreased by 4% due to lower revenue in the support and consulting businesses and, to a lesser extent, to unfavorable currency impacts. Support revenue decreased due to past hardware revenue declines. The consulting revenue decrease was a result of unfavorable currency impacts, the divestiture of a service product line and a shift to more profitable services such as data center and storage consulting. BCS net revenue decreased by 26% as a result of ongoing pressures from the decline in the overall UNIX market along with lower demand for our Itanium based servers. Storage net revenue decreased by 9% due to declines in traditional storage products, which include our tape, storage networking, and legacy external disk products, the effects of which were partially offset by growth in Converged Storage solutions, which include our 3PAR, StoreOnce, StoreVirtual and StoreAll products. Networking revenue increased by 2% due to higher demand for our switching, routing, and wireless products, the effect of which was partially offset by the impact of the divestiture of our video surveillance business in the first quarter of fiscal 2012.

EG earnings from operations as a percentage of net revenue decreased by 2.1 percentage points in fiscal 2013 driven by a decrease in gross margin and, to a lesser extent, an increase in operating expenses as a percentage of net revenue. The gross margin decrease was due primarily to competitive pricing pressures and an unfavorable mix in BCS revenue. Operating expenses as a percentage of net revenue increased due to the decrease in EG net revenue and increased field selling costs and administrative expenses. R&D expenses as a percentage of net revenue decreased due primarily to the rationalization of R&D specifically for BCS. EG also benefited from cost savings resulting from our ongoing restructuring efforts.

Enterprise Services

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Net revenue	$22,398	$24,080	$25,973
Earnings from operations	$818	$805	$930
Earnings from operations as a % of net revenue	3.7%	3.3%	3.6%

The components of the weighted net revenue change by business unit were as follows:

	Fiscal years ended October 31
	2014	2013
	Percentage Points
Infrastructure Technology Outsourcing	(4.9)	(3.7)
Application and Business Services	(2.1)	(3.6)

Total Enterprise Services	(7.0)	(7.3)

Fiscal 2014 compared with Fiscal 2013

ES net revenue decreased 7.0% (decreased 6.9% on a constant currency basis) in fiscal 2014. Performance in ES remained challenged by the impact of several large contracts winding down and lower public sector spending in EMEA, particularly in the United Kingdom. The net revenue decrease in ES was due primarily to revenue runoff in key accounts, weak growth in new and existing accounts, particularly in EMEA, and contractual price declines. These effects were partially offset by net revenue growth in our SES portfolio, which includes information management and analytics, security and cloud services. Net revenue in Infrastructure Technology Outsourcing (“ITO”) decreased by 8% in fiscal 2014 due to revenue runoff in key accounts, weak growth in new and existing accounts, particularly in EMEA, and contractual price declines in ongoing contracts partially offset by growth in cloud and security revenue and favorable currency impacts. Net revenue in Application and Business Services (“ABS”) decreased by 6% in fiscal 2014, due to revenue runoff in a key account, weak growth in new and existing accounts, particularly in EMEA, and unfavorable currency impacts, partially offset by growth in information management and analytics and cloud revenue.

ES earnings from operations as a percentage of net revenue increased 0.4 percentage points in fiscal 2014. The increase in operating margin was due to an increase in gross margin, partially offset by an increase in operating expenses as a percentage of net revenue. Gross margin increased due primarily to our continued focus on service delivery efficiencies and improving profit performance in underperforming contracts, partially offset by unfavorable impacts from revenue runoff in key accounts and weak growth in new and existing accounts. The increase in operating expenses as a percentage of net revenue was primarily driven by the size of the revenue decline and higher administrative expenses and field selling costs. The increase in current year administrative expenses was due to the prior year period containing higher bad debt recoveries and insurance recoveries. The increase in selling costs was the result of expanding the sales force coverage as we transition from a reactive sales model to a more proactive approach.

Fiscal 2013 compared with Fiscal 2012

ES net revenue decreased 7.3% (decreased 6.2% on a constant currency basis) in fiscal 2013. Revenue performance in ES continued to be challenged by several factors that impact the demand environment, including weak public sector spending in the U.S. and austerity measures in other countries, particularly in the United Kingdom, and weak IT services spend due to the mixed global recovery, particularly in the EMEA region. The net revenue decrease in ES was driven primarily by net service revenue runoff, contractual price declines in ongoing contracts and unfavorable currency impacts. ITO net revenue decreased by 6% in fiscal 2013, due to net service revenue runoff, contractual price declines in ongoing contracts and unfavorable currency impacts, the effects of which were partially offset by net revenue growth in security and cloud offerings. ABS net revenue decreased 10% in fiscal 2013. The net revenue decrease was due primarily to net service revenue runoff and unfavorable currency impacts, the effects of which were partially offset by revenue growth in cloud and information and analytics offerings. Revenue in ABS was also negatively impacted by weakness in public sector spending.

ES earnings from operations as a percentage of net revenue decreased 0.3 percentage points in fiscal 2013. The decrease was due to an increase in operating expenses as a percentage of net revenue, partially offset by an increase in gross margin. The increase in gross margin was primarily due to profit improvement on underperforming contracts, partially offset by net service revenue runoff and contractual price declines. Operating expenses as a percentage of net revenue increased due to higher administrative, marketing and R&D costs. These effects were partially offset by reduced field selling costs due to lower headcount related costs during the year and other savings from our ongoing restructuring efforts.

Software

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Net revenue	$3,933	$4,035	$4,126
Earnings from operations	$871	$889	$821
Earnings from operations as a % of net revenue	22.1%	22.0%	19.9%

Fiscal 2014 compared with Fiscal 2013

Software net revenue decreased 2.5% (decreased 2.4% on a constant currency basis) in fiscal 2014. Revenue growth in Software is being challenged by the overall market and customer shift to SaaS solutions, which is impacting growth in license and support revenue. In fiscal 2014, net revenue from licenses, support and professional services decreased by 4%, 2% and 5%, respectively, while SaaS net revenue increased by 5%.

The decrease in license net revenue was due to the market and customer shift to SaaS solutions, which resulted in lower revenue, primarily from IT management products, partially offset by strength in some of our key focus areas of big data analytics and security. The decrease in support net revenue was due to declines in prior period license revenue. Professional services net revenue decreased as we continued our focus on higher margin engagements. These decreases were partially offset by higher SaaS revenue due to improving demand for our SaaS solutions in IT management and security products.

In fiscal 2014, Software earnings from operations as a percentage of net revenue increased by 0.1 percentage point due to an increase in gross margin, partially offset by higher operating expenses as a percentage of net revenue. The increase in gross margin was due to the shift to more profitable contracts and improved workforce utilization in professional services. The increase in operating expenses as a percentage of net revenue was due primarily to investments in R&D, partially offset by lower SG&A expenses due to cost savings associated with our ongoing restructuring efforts and improved operational expense management.

Fiscal 2013 compared with Fiscal 2012

Software net revenue decreased 2.2% (decreased 1.9% on a constant currency basis) in fiscal 2013. Net revenue from licenses and professional services each decreased by 13%, while net revenue from SaaS and support increased by 10% and 7%, respectively.

The decrease in software revenue was driven primarily by lower license revenue due primarily to a large deal entered into in the prior year and the market shift to SaaS offerings. The revenue decrease was also due to lower professional service revenue as we manage the professional services portfolio to focus on higher margin solutions. These decreases were partially offset by higher growth in support revenue and higher revenue growth in our SaaS offerings as we shift with the market to providing more SaaS offerings.

Software earnings from operations as a percentage of net revenue increased by 2.1 percentage points in fiscal 2013 due to a decrease in operating expense as a percentage of net revenue, the effect of which was partially offset by a decrease in gross margin. The decrease in gross margin was due primarily to higher development costs in IT management products and the comparative impact of a highly profitable software deal entered into in the prior year. These decreases were partially offset by a lower mix of lower margin professional services revenue. The decrease in operating expense as a percentage of revenue was driven primarily by lower field selling costs due to cost savings associated with our ongoing restructuring efforts.

Financial Services

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Net revenue	$3,498	$3,629	$3,819
Earnings from operations	$389	$397	$388
Earnings from operations as a % of net revenue	11.1%	10.9%	10.2%

Fiscal 2014 compared with Fiscal 2013

FS net revenue decreased by 3.6% (decreased 3.3% on a constant currency basis) in fiscal 2014 due primarily to lower portfolio revenue from lower average portfolio assets and lower asset management activity, primarily in customer buyouts.

FS earnings from operations as a percentage of net revenue increased by 0.2 percentage points in fiscal 2014. The increase was due primarily to an increase in gross margin, partially offset by an increase in operating expenses as a percentage of net revenue. The increase in gross margin was the result of a higher portfolio margin, primarily from lower bad debt expense and a lower cost of funds and improved margins in remarketing sales. The increase in operating expenses as a percentage of net revenue was due primarily to higher go-to-market investments.

Fiscal 2013 compared with Fiscal 2012

FS net revenue decreased by 5.0% (decreased 4.2% on a constant currency basis) in fiscal 2013 due primarily to lower rental revenue from a decrease in average operating lease assets, lower asset recovery services revenue, and unfavorable currency impacts. These effects were partially offset by higher revenue from remarketing sales and higher finance income from an increase in finance lease assets.

FS earnings from operations as a percentage of net revenue increased by 0.7 percentage points in fiscal 2013. The increase was due primarily to an increase in gross margin, the effect of which was partially offset by an increase in operating expenses as a percentage of net revenue as a result of higher IT investments. The increase in gross margin was the result of higher portfolio margin from a lower mix of operating leases, higher margin on early buyouts and lower bad debt expense.

Financing Volume

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Total financing volume	$6,425	$5,603	$6,590

New financing volume, which represent the amount of financing provided to customers for equipment and related software and services, including intercompany activity, increased 14.7% in fiscal 2014 and decreased 15.0% in fiscal 2013, respectively. The increase in fiscal 2014 was driven by higher financing associated with product sales and related services offerings, while the decrease in fiscal 2013 was primarily driven by lower financing associated with product sales and services offerings, and to a lesser extent unfavorable currency impacts.

Portfolio Assets and Ratios

The FS business model is asset intensive and uses certain internal metrics to measure its performance against other financial services companies, including a segment balance sheet that is derived from our internal management reporting system. The accounting policies used to derive FS amounts are substantially the same as those used by the Company. However, intercompany loans and certain accounts that are reflected in the segment balances are eliminated in our Combined Financial Statements included elsewhere in this information statement.

The portfolio assets and ratios derived from the segment balance sheet for FS were as follows:

	As of October 31
	2014	2013
	Dollars in millions
Financing receivables, gross	$6,718	$7,196
Net equipment under operating leases	2,792	2,544
Capitalized profit on intercompany equipment transactions(1)	764	698
Intercompany leases(1)	2,002	2,028

Gross portfolio assets	12,276	12,466

Allowance for doubtful accounts(2)	111	131
Operating lease equipment reserve	68	76

Total reserves	179	207

Net portfolio assets	$12,097	$12,259

Reserve coverage	1.5%	1.7%
Debt-to-equity ratio(3)	7.0x	7.0x

(1)	Intercompany activity is eliminated in the Combined Financial Statements.
(2)	Allowance for doubtful accounts for financing receivables includes both the short and long-term portions.
(3)	Debt benefiting FS consists of borrowing and funding related activity associated with FS and its subsidiaries, and debt issued by Parent for which a portion of the proceeds benefited Financial Services. Such Parent debt, consisting of long-term notes, has not been attributed to the Company for any of the periods presented because Parent’s borrowings are not the legal obligation of the Company. Debt benefiting FS, totaled $10.7 billion and $10.8 billion at October 31, 2014 and 2013, respectively, and was determined by applying an assumed debt-to-equity ratio, which management believes to be comparable to that of other similar financing companies, to FS equity.

At October 31, 2014 and 2013, FS cash and cash equivalents and short-term investments were $952 million and $808 million, respectively.

Net portfolio assets at October 31, 2014 decreased 1.3% from October 31, 2013. The decrease generally resulted from unfavorable currency impacts, partially offset by new financing volume in excess of portfolio runoff.

FS recorded net bad debt expenses and operating lease equipment reserves of $40 million, $50 million and $62 million in fiscal 2014, 2013 and 2012, respectively.

Corporate Investments

	Fiscal years ended October 31
	2014	2013	2012
	Dollars in millions
Net revenue	$4	$8	$8
Loss from operations	$(341)	$(222)	$(166)
Loss from operations as a % of net revenue(1)	NM	NM	NM

(1)	“NM” represents not meaningful.

Fiscal 2014 compared with Fiscal 2013

The increase in the loss from operations for fiscal 2014 was due primarily to higher expenses associated with incubation activities and Hewlett Packard Enterprise Labs.

Fiscal 2013 compared with Fiscal 2012

The increase in the loss from operations for fiscal 2013 was due primarily to higher expenses associated with incubation activities, partially offset by lower expenses related to Hewlett Packard Enterprise Labs.

Liquidity and Capital Resources

Historical Liquidity

Historically, we have generated positive cash flow from operations. Our operations have historically participated in cash management and funding arrangements managed by Parent. Cash flows related to financing activities primarily reflect changes in Parent’s investment in the Company. Parent’s cash has not been assigned to the Company for any of the periods presented because those cash balances are not directly attributable to the Company.

Future Liquidity

Following the separation from Parent, our capital structure and sources of liquidity will change significantly from our historical capital structure. Subsequent to the separation, we will no longer participate in cash management and funding arrangements managed by Parent. We intend to enter into certain financing arrangements prior to or in connection with the separation. See “Description of Material Indebtedness.”

Following the separation, we expect to use cash flows generated by operations as our primary source of liquidity. We believe that internally generated cash flows will be generally sufficient to support our operating businesses, capital expenditures, restructuring activities, separation costs, maturing debt, income tax payments and the payment of stockholder dividends (if and when declared by our board of directors), in addition to any investments and share repurchases conducted by the Company. We will supplement this short-term liquidity, if necessary, with access to capital markets. Our access to capital markets may be constrained and our cost of borrowing may increase under certain business, market and economic conditions; however, our access to a variety of funding sources to meet our liquidity needs is designed to facilitate continued access to capital resources under all such conditions. Our liquidity is subject to various risks including the risks identified in “Risk Factors” and market risks identified in “Quantitative and Qualitative Disclosures about Market Risk.”

Our cash and cash equivalents and total debt were as follows:

	As of April 30, 2015	As of October 31
		2014	2013	2012
	In millions
Cash and cash equivalents	$2,719	$2,319	$2,182	$2,134
Total debt	$1,448	$1,379	$1,675	$2,923

Cash Flow

Our key cash flow metrics were as follows:

	Six months ended April 30		Fiscal years ended October 31
	2015	2014	2014	2013	2012
	In millions
Net cash provided by operating activities	$1,756	$3,412	$6,911	$8,739	$7,240
Net cash used in investing activities	(1,383)	(1,381)	(2,974)	(2,227)	(3,159)
Net cash provided by (used in) financing activities	27	(1,557)	(3,800)	(6,464)	(4,521)

Net increase (decrease) in cash and cash equivalents	$400	$474	$137	$48	$(440)

Operating Activities

Net cash provided by operating activities decreased by $1.7 billion for the six months ended April 30, 2015 as compared to the six months ended April 30, 2014, due primarily to an increase in other current assets, a lengthening of the cash conversion cycle during the current year period and an increase in financing receivables. Net cash provided by operating activities decreased by $1.8 billion for fiscal 2014 as compared to fiscal 2013 due primarily to higher cash payments for accrued expenses and lower net earnings, partially offset by a reduction in the cash conversion cycle. Net cash provided by operating activities increased by $1.5 billion for fiscal 2013 as compared to fiscal 2012 due primarily to reduction in the cash conversion cycle and a decrease in financing receivables.

Our key working capital metrics and cash conversion impacts were as follows:

	As of April 30		As of October 31
	2015	2014	2014	2013	2012
Days of sales outstanding in accounts receivable	58	61	54	58	60
Days of supply in inventory	21	17	17	17	16
Days of purchases outstanding in accounts payable	(45)	(36)	(44)	(35)	(30)

Cash conversion cycle	34	42	27	40	46

Days of sales outstanding in accounts receivable (“DSO”) measures the average number of days our receivables are outstanding. DSO is calculated by dividing ending accounts receivable, net of allowance for doubtful accounts, by a 90 day average of net revenue. For the six months ended April 30, 2015 as compared to the prior-year period and for fiscal 2014 as compared to the prior-year period, the decrease in DSO was due primarily to the impact of currency and the expansion of our factoring programs.

Days of supply in inventory (“DOS”) measures the average number of days from procurement to sale of our product. DOS is calculated by dividing ending inventory by a 90 day average of cost of goods sold. For the six months ended April 30, 2015 as compared to the prior-year period, the increase in DOS was driven by higher ISS inventory to support future sales levels coupled with a decline in cost of goods sold. For fiscal 2014, 2013 and 2012, DOS has remained generally consistent.

Days of purchases outstanding in accounts payable (“DPO”) measures the average number of days our accounts payable balances are outstanding. DPO is calculated by dividing ending accounts payable by a 90 day average of cost of goods sold. For the six months ended April 30, 2015 and for fiscal 2014 and 2013, the increase in DPO as compared to the prior-year periods was primarily the result of an extension of payment terms with our suppliers.

The cash conversion cycle is the sum of DSO and DOS less DPO. Items which may cause the cash conversion cycle in a particular period to differ include, but are not limited to, changes in business mix, changes in payment terms, the extent of receivables factoring, seasonal trends and the timing of revenue recognition and inventory purchases within the period.

Investing Activities

Net cash used in investing activities was flat for the six months ended April 30, 2015 as compared to the six months ended April 30, 2014. Net cash used in investing activities increased by $747 million in fiscal 2014 as compared to fiscal 2013 due primarily to higher cash utilization for purchases of property, plant and equipment, net of proceeds from sales. Net cash used in investing activities decreased by $932 million for fiscal 2013 as compared to fiscal 2012 due primarily to lower investments in property, plant and equipment, net of proceeds from sales.

Financing Activities

Cash flows from financing activities for the six months ended April 30, 2015 and 2014, as well as for fiscal 2014, 2013 and 2012 primarily represent Net transfers to Parent and net payments on debt. As cash and the financing of our operations have historically been managed by Parent, the components of Net transfers to Parent include cash transfers from us to Parent and payments by Parent to settle our obligations. These transactions are considered to be effectively settled for cash at the time the transaction is recorded.

Capital Resources

Debt Levels

	As of April 30, 2015	As of October 31
		2014	2013	2012
	Dollars in millions
Short-term debt	$935	$894	$1,058	$2,221
Long-term debt	$513	$485	$617	$702
Weighted-average interest rate	2.49%	2.63%	2.51%	4.08%

Our historical debt levels reflect only those debt balances which are the legal obligation of the subsidiaries comprising the businesses of the Company. We intend to enter into certain financing arrangements prior to or in connection with the separation. See “Description of Material Indebtedness.”

Our weighted average interest rate reflects the effective interest rate on our borrowings prevailing during the period and reflects the effect of interest rate swaps outstanding during fiscal 2013 and 2012. For more information on our interest rate swaps, see Note 12 to the Combined Financial Statements.

Contractual and Other Obligations

Following the separation from Parent, our contractual and other obligations will change significantly from our historical amounts. We intend to enter into certain financing arrangements and incur additional purchase obligations prior to or in connection with the separation.

Our contractual and other obligations as of October 31, 2014, were as follows and have not changed materially as of April 30, 2015:

		Payments Due by Period
	Total	1 Year or Less	1-3 Years	3-5 Years	More than 5 Years
	In millions
Principal payments on long-term debt(1)	$587	$124	$90	$14	$359
Interest payments on long-term debt(2)	345	28	49	45	223
Operating lease obligations	2,093	527	677	407	482
Purchase obligations(3)	848	483	270	95	—
Capital lease obligations	12	3	4	4	1

Total(4)(5)(6)(7)	$3,885	$1,165	$1,090	$565	$1,065

(1)	Amounts represent the principal cash payments relating to our long-term debt and do not include any fair value adjustments, discounts or premiums.
(2)	Amounts represent the expected interest payments relating to our long-term debt.
(3)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These purchase obligations are related principally to software maintenance and support services and other items. Purchase obligations exclude agreements that are cancelable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business as they are difficult to quantify in a meaningful way. Even though open purchase orders are considered enforceable and legally binding, the terms generally allow us the option to cancel, reschedule, and adjust terms based on our business needs prior to the delivery of goods or performance of services.
(4)	As of October 31, 2014, we anticipated making fiscal 2015 contributions of $129 million to our Direct non-U.S. pension plans and expected to pay benefits of $20 million to our Direct U.S. nonqualified pension plan participants during fiscal 2015. As of April 30, 2015, we expect fiscal 2015 contributions to our Direct non-U.S. pension plans of approximately $116 million and expect to pay approximately $20 million to cover benefit payments to Direct U.S. non-qualified pension plan participants. As of April 30, 2015, we anticipate making remaining contributions of approximately $87 million to our Direct non-U.S. pension plans and approximately $10 million to Direct U.S. non-qualified plan participants. Our policy is to fund our pension plans so that we meet at least the minimum contribution requirements, as established by local government, funding and taxing authorities. Expected contributions and payments to our pension and post-retirement benefit plans are excluded from the contractual obligations table because they do not represent contractual cash outflows as they are dependent on numerous factors which may result in a wide range of outcomes. For more information on our retirement and post-retirement benefit plans, see Note 5 to the Combined Financial Statements and Note 4 to the Condensed Combined Financial Statements.
(5)	As of October 31, 2014, we expected future cash payments of $1.5 billion in connection with our approved restructuring plans. As of April 30, 2015, we expect future cash payments of approximately $900 million in connection with our approved restructuring plans which include $400 million expected to be paid in the remainder of fiscal 2015 and $500 million expected to be paid through fiscal 2021. Payments for restructuring have been excluded from the contractual obligations table, because they do not represent contractual cash outflows and there is uncertainty as to the timing of these payments. For more information on our restructuring activities, see Note 4 to the Combined Financial Statements and Note 3 to the Condensed Combined Financial Statements.
(6)

As of October 31, 2014, we had approximately $1.8 billion of recorded liabilities and related interest and penalties pertaining to uncertain tax positions. These liabilities and related interest and penalties include $12 million expected to be paid within one year. As of April 30, 2015, we had approximately $2.2 billion of recorded liabilities and related interest and penalties pertaining to uncertain tax positions. These liabilities and related interest and penalties include $14 million expected to be paid within one year. For the remaining amount, we are unable to make a reasonable estimate as to when cash settlement with the tax authorities might occur due to the uncertainties related to these tax matters. Payments of these obligations would result from settlements with taxing authorities. For more information on our uncertain tax positions, see Note 7 to the Combined Financial Statements and Note 6 to the Condensed Combined Financial Statements.
(7)	As of April 30, 2015, we expect future cash payments of up to $1.5 billion in connection with our separation costs and net foreign tax payments, which are expected to be paid in the remainder of fiscal 2015 and in fiscal 2016, with additional tax credit amounts expected over later years. As of April 30, 2015, we also expect separation-related capital expenditures of approximately $130 million in the remainder of fiscal 2015. Payments for separation costs have been excluded from the contractual obligations table, because they do not represent contractual cash outflows and there is uncertainty as to the timing of these payments.

Off Balance Sheet Arrangements

As part of our ongoing business, we have not participated in transactions that generate material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off balance sheet arrangements or other contractually narrow or limited purposes.

We participate in Parent’s third-party revolving short-term financing arrangements intended to facilitate the working capital requirements of certain customers. For more information on our third-party revolving short-term financing arrangements, see Note 8 to the Combined Financial Statements and Note 7 to the Condensed Combined Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, we are exposed to foreign currency exchange rate and interest rate risks that could impact our financial position and results of operations. Our risk management strategy with respect to these market risks may include the use of derivative financial instruments. We use derivative contracts only to manage existing underlying exposures. Accordingly, we do not use derivative contracts for speculative purposes. Our risks, risk management strategy and a sensitivity analysis estimating the effects of changes in fair value for each of these exposures is outlined below.

Actual gains and losses in the future may differ materially from the sensitivity analyses based on changes in the timing and amount of foreign currency exchange rate and interest rate movements and our actual exposures and derivatives in place at the time of the change, as well as the effectiveness of the derivative to hedge the related exposure.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate risk inherent in our sales commitments, anticipated sales, anticipated purchases and assets and liabilities denominated in currencies other than the U.S. dollar. We transact business in approximately 75 currencies worldwide, of which the most significant foreign currencies to our operations for fiscal 2014 were the euro, the British pound, the Chinese yuan (renminbi) and the Japanese yen. For most foreign currencies, we are a net receiver of the currency and therefore benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to the foreign currency. Even where we are a net receiver of the foreign currency, a weaker U.S. dollar may adversely affect certain expense figures, if taken alone.

We use a combination of forward contracts and, from time to time, options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted net revenue and, to a lesser extent, cost of sales and intercompany loans denominated in currencies other than the U.S. dollar. We also use other derivatives not designated as hedging instruments consisting primarily of forward contracts to hedge foreign currency balance sheet exposures. Alternatively, we may choose not to hedge the risk associated with our foreign currency exposures, primarily if such exposure acts as a natural hedge for offsetting amounts denominated in the same currency or if the currency is too difficult or too expensive to hedge.

We have performed sensitivity analyses as of October 31, 2014 and 2013, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of foreign currency exchange rates relative to the U.S. dollar, with all other variables held constant. The analyses cover all of our foreign currency derivative contracts offset by underlying exposures. The foreign currency exchange rates we used in performing the sensitivity analysis were based on market rates in effect at October 31, 2014 and 2013. The sensitivity analyses indicated that a hypothetical 10% adverse movement in foreign currency exchange rates would result in a foreign exchange fair value loss of $14 million and $17 million at October 31, 2014 and 2013, respectively.

Interest Rate Risk

We also are exposed to interest rate risk related to debt we have issued, our investment portfolio and financing receivables.

We have performed sensitivity analyses as of October 31, 2014 and 2013, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates across the entire yield curve, with all other variables held constant. The analyses cover our debt, investments and financing receivables using actual or approximate maturities. The discount rates used were based on the market interest rates in effect at October 31, 2014 and 2013. The sensitivity analyses indicated that a hypothetical 10% adverse movement in interest rates would result in a loss in the fair values of our debt, investments and financing receivables of $7 million at October 31, 2014 and $3 million at October 31, 2013.

BUSINESS

Hewlett Packard Enterprise is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers. In fiscal year 2014, we generated net income of $1.6 billion from revenues of $55 billion.

We believe that we offer the most comprehensive portfolio of enterprise solutions in the IT industry. With an industry-leading position in servers, storage, networking, converged systems, software and services, combined with our customized financing solutions, we believe we are best equipped to deliver the right IT solutions to help drive optimal business outcomes for our customers.

Initial Announcement of the Separation

On October 6, 2014, HP Co. announced plans to separate into two independent publicly traded companies: one comprising its enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise, and one comprising its printing and personal systems business, which will conduct business as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from HP Co.’s board of directors, receipt of a private letter ruling from the IRS and one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and the SEC declaring the effectiveness of the registration statement of which this information statement forms a part. See “The Separation and Distribution—Conditions to the Distribution.”

Our Business Segments, Products and Services

We organize our business into the following five segments:

•	Enterprise Group. Our Enterprise Group (“EG”) provides our customers with the cutting-edge technology infrastructure they need to optimize traditional IT while building a secure, cloud-enabled and mobile-ready future.

•	Software. Our Software allows our customers to automate IT operations to simplify, accelerate and secure business processes and drives the analytics that turn raw data into actionable knowledge.

•	Enterprise Services. Our Enterprise Services (“ES”) brings all of our solutions together through our consulting and support professionals to deliver superior, comprehensive results for our customers.

•	Hewlett Packard Financial Services. FS enables flexible IT consumption models, financial architectures and customized investment solutions for our customers.

•	Corporate Investments. Corporate Investments includes Hewlett Packard Enterprise Labs and certain business incubation projects, among others.

A summary of our net revenue, earnings from operations and assets for our segments can be found in Note 3 to our Combined Financial Statements. A discussion of certain factors potentially affecting our operations is set forth in “Risk Factors.”

Enterprise Group

EG offers a broad portfolio of enterprise technology solutions that enable our customers to build the foundation for the next generation of applications, web services and user experiences—which ultimately are only as rich, impactful and world-changing as their underlying infrastructure platforms allow them to be. EG technology addresses a wide range of customer challenges, including supporting new types of applications and new approaches to IT operations and by offering new insights into consumer behavior. Our technology enables customers to capitalize on emerging trends and opportunities, from spotting new business opportunities and revealing changing buying behaviors earlier to inventing new consumption models and creating new revenue streams. Our EG portfolio improves customer outcomes through innovative product and service offerings, including high-quality servers, storage, networking, management software, converged infrastructure solutions and technology services. In today’s rapidly changing technology landscape, customers face twin challenges when building and maintaining the IT infrastructure of their organization: they must optimize their “traditional IT” to support legacy applications, and they must simultaneously invest in “cloud-native, mobile-ready” infrastructure that will support the next generation of applications, services and connected devices. Our EG portfolio delivers products and services that help customers reduce costs while maintaining the integrity and performance of their traditional IT infrastructure and enabling the transition to the new style of IT. For tomorrow’s cloud-native, mobile-ready world, our EG portfolio offers products and services that provide converged solutions engineered for the world’s most important cloud, mobility, infrastructure-as-a-service and big data workloads. For example, OneView is the industry’s only “single-pane of glass” software-defined data center management solution; Helion offers an open-source-based portfolio of hybrid cloud solutions, including our flagship private cloud platform; and our technology services provide customers with critical information and advice to transform their enterprises for the emerging digital era.

Industry-Standard Servers. Our Industry-Standard Servers group offers a range of products, from entry-level servers to premium ProLiant servers, which run primarily Windows, Linux and virtualization platforms from software providers such as Microsoft Corporation (“Microsoft”) and VMware, Inc. (“VMware”), and-open source software from other major vendors, while also leveraging x86 processors from Intel Corporation (“Intel”) and Advanced Micro Devices, Inc. (“AMD”). Our server business spans a range of product lines, including microservers, towers, traditional racks and density-optimized racks and blades—which together offer a variety of solutions for large, distributed computing companies who buy and deploy nodes at a large scale.

Business Critical Systems. Our Business Critical Systems group delivers our mission-critical systems through a portfolio of HP Integrity servers based on the Intel Itanium processor that run the HP-UX and OpenVMS operating systems, as well as HP Integrity NonStop solutions and mission-critical x86 ProLiant servers.

Storage. Our storage offerings include platforms optimized for enterprise and small- and medium-size business (“SMB”) environments. Our flagship product is the 3PAR StoreServ Storage Platform, which is designed for virtualization, cloud and IT-as-a-service. Our Traditional Storage solutions include tape, storage networking and legacy external disk products such as EVA and XP. Our Converged Storage solutions include 3PAR StoreServ, StoreOnce and StoreVirtual products. These offerings enable our customers to optimize their existing storage systems, build new virtualization solutions and facilitate their transition to cloud computing.

Networking. Our networking offerings include switches, routers, and wireless local area network (“WLAN”) and network management products that together deliver open, scalable, secure, agile and consistent networking solutions for data centers, campuses and branch environments. We also offer software-defined networking and unified communications capabilities. Our unified wired and wireless networking offerings include WLAN access points, controllers and switches. Our networking solutions are based on our FlexNetwork architecture, which is designed to enable simplified server virtualization, unified communications and business application delivery for enterprises of all types and sizes. Software-defined networking provides an end-to-end solution to automate enterprise networks, whether it is a data center, a campus or a branch. Moreover, in May 2015, we completed the acquisition of Aruba Networks, Inc. a leading provider of next-generation network access solutions for the mobile enterprise. By combining Aruba’s wireless mobility solutions with our switching portfolio, we offer simpler, more secure networking solutions to help enterprises easily deploy next-generation mobile networks.

Technology Services. Our Technology Services group helps customers mitigate risks and ensure maximum return on their IT investments through our support and consulting services. Through our Support Services, we have a portfolio of proactive and connected offerings designed to address problems before they occur, including HP Foundation Care, our portfolio of reactive hardware and software support services; HP Proactive Care, a solution that utilizes remote support technology for real-time IT monitoring with rapid access to our technical experts; and HP Datacenter Care, an end-to-end solution enabling our customers to customize contracts that fit the needs of their unique IT environments.

Through our Consulting Services, we help customers make lasting IT performance improvements and realize their most important business outcomes. This transformation to a digital enterprise involves a wide spectrum of services, including advisory, transformation, integration and support solutions.

Software

Our Software portfolio provides big data analytics and applications, enterprise security, application delivery management and IT operations management solutions for businesses and other enterprises of all sizes. Our Software offerings include licenses, support, professional services and software-as-a- service (“SaaS”). Our global business capabilities within Software are described below.

Big Data. Our Big Data group provides a full suite of software designed to help organizations capture, store, explore, analyze, protect and share information and insights within and outside their organizations to improve business outcomes, while also enabling them to manage risks and meet legal obligations. Our Big Data suite includes HP Vertica, the leading analytics database technology for machine, structured and semi-structured data; HP IDOL, a unique analytics tool for human information; as well as solutions for archiving, data protection, eDiscovery, information governance and enterprise content management.

Our big data platform, Haven, brings these unique assets together for processing and understanding machine and sensor data, business data and unstructured human information in distinctly profitable ways. A growing ecosystem of customers, partners and developers use this platform to build big-data driven analytic applications. Our Software segment also leverages Haven’s unique analytic assets to deliver purpose-built solutions for a variety of markets, including application testing and delivery, big data analytics and applications, IT operations management and enterprise security. These solutions are designed for businesses and enterprises of all sizes, and are available via on-premise, as well as via SaaS and hybrid delivery models. Software’s Haven big data platform and purpose-built applications are augmented by our support and professional services offerings that provide an end-to-end solution for our customers.

Application Delivery Management. Our Application Delivery Management group provides software that enables organizations to deliver high-performance applications by automating and testing the processes required to ensure the quality and scalability of desktop, web, mobile and cloud-based applications.

Enterprise Security. Our Enterprise Security software is designed to disrupt fraud, hackers and cyber criminals by scanning software and websites for security vulnerabilities, improving network defenses and security, implementing security controls for software and data (regardless of where software and data resides) and providing real-time warnings of threats as they emerge.

IT Operations Management. Our IT Operations Management group provides the software required to automate routine IT tasks and to pinpoint IT problems as they occur, helping enterprises to reduce operational costs and improve the reliability of applications running in a traditional, cloud or hybrid environment.

Enterprise Services

ES provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains. ES leverages our investments in our consulting and support professionals, infrastructure technology, applications, standardized methodologies and global supply and delivery capabilities. ES also creates opportunities for us to market additional hardware and software by offering solutions that leverage our other products and services in order to meet our clients’ needs.

Infrastructure Technology Outsourcing. Our Infrastructure Technology Outsourcing group delivers comprehensive services that streamline and help optimize our clients’ technology infrastructure to efficiently enhance performance, reduce costs, mitigate risk and enable business optimization. These services encompass the management of data centers, IT security, cloud computing, workplace technology, networks, unified communications and enterprise service management. We also offer a set of managed services that provide a cross-section of our broader infrastructure services for smaller, discrete engagements.

Application and Business Services. Our Application and Business Services portfolio helps our clients develop, revitalize and manage their applications and information assets. Our complete application lifecycle approach encompasses application development, testing, modernization, system integration, maintenance and management for both packaged and custom-built applications and cloud offerings. Our Application and Business Services portfolio also includes intellectual property-based industry solutions, along with technologies and related services, all of which help our clients better manage their critical industry processes for customer relationship management, finance and administration, human resources, payroll and document processing.

Hewlett Packard Financial Services

FS provides flexible investment solutions for our customers—such as leasing, financing, IT consumption and utility programs—and asset management services that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software and services from us and others. In order to provide flexible services and capabilities that support the entire IT lifecycle, FS partners with our customers globally to help build investment strategies that enhance their business agility and support their business transformation. FS offers a wide selection of investment solution capabilities for large enterprise customers and channel partners, along with an array of financial options to SMBs and educational and governmental entities.

Corporate Investments

Corporate Investments includes Hewlett Packard Enterprise Labs and certain business incubation projects among others.

Our Strengths

We believe that we possess a number of competitive advantages that distinguish us from our competitors, including:

Broad and deep end-to-end solutions portfolio. We combine our infrastructure, software and services capabilities to provide what we believe is the broadest and deepest portfolio of end-to-end enterprise solutions in the IT industry. Our ability to deliver a wide range of high-quality products and high-value consulting and support services in a single package is one of our principal differentiators.

Multiyear innovation roadmap. We have been in the technology and innovation business for over 75 years. Our vast intellectual property portfolio and global research and development capabilities are part of a broader innovation roadmap designed to help organizations of all sizes journey from traditional technology platforms to the IT systems of the future—what we call the new style of IT—which we believe will be characterized by the increasing and interrelated prominence of cloud computing, big data, enterprise security, applications and mobility.

Global distribution and partner ecosystem. We are experts in delivering innovative technological solutions to our customers in complex multi-country, multi-vendor and/or multi-language environments. We have one of the largest go-to-market capabilities in our industry, including a large ecosystem of channel partners, which enables us to market and deliver our product offerings to customers located virtually anywhere in the world.

Custom financial solutions. We have developed innovative financing solutions to facilitate the delivery of our products and services to our customers. We deliver flexible investment solutions and expertise that help customers and other partners create unique technology deployments based on specific business needs.

Experienced leadership team with track record of successful performance. Our management team has an extensive track record of performance and execution. We are led by our Chief Executive Officer Margaret C. Whitman, who has proven experience in developing transformative business models, building global brands and driving sustained growth and expansion in the technology industry, including from her leadership of HP Co. for four years prior to the separation and her prior ten years as Chief Executive Officer of eBay Inc. Our senior management team has over 100 collective years of experience in our industry and possesses extensive knowledge of and experience in the enterprise IT business and the markets in which we compete. Moreover, we have a deep bench of management and technology talent that we believe provides us with an unparalleled pipeline of future leaders and innovators.

Our Strategies

Disruptive change is all around us, and we are living in an idea economy where the ability to turn an idea into a new product or a new industry is more accessible than ever. This environment requires a new style of business, underpinned by a new style of IT. Cloud, mobile, big data and analytics provide the tools enterprises need to significantly reduce the time to market for any good idea. Hewlett Packard Enterprise’s strategy is to enable customers to win in the idea economy by slashing the time it takes to turn an idea into value.

We make IT environments more efficient, more productive and more secure, enabling fast, flexible responses to a rapidly changing competitive landscape. We enable organizations to act quickly on ideas by creating, consuming and reconfiguring new solutions, experiences and business models, and deliver infrastructure that is built from components that can be composed and recomposed easily and quickly to meet the shifting demands of business applications.

Every IT journey is unique, but every customer is looking to minimize the time between initial idea and realized value. While some customers are looking for solutions that let them take the next step on this journey, the majority of customers are at the beginning of this journey and are looking for solutions that can help them take their first steps. Hewlett Packard Enterprise will leverage our leadership position in our traditional markets to lead the transition to this new style of business.

Specifically, we are focused on delivering solutions to help customers transform four critical areas that matter most to their business.

Transform to a hybrid infrastructure. Infrastructure matters more than ever today, but customers need a new kind of infrastructure. We help customers build an on-demand infrastructure and operational foundation for all of the applications that power the enterprise. With our cloud expertise, combined with our portfolio of traditional IT infrastructure and services, we are able to provide customized and seamless IT solutions for customers of all sizes and at all levels of technological sophistication. We are able to optimize our customers’ applications regardless of form—traditional, mobile, in the cloud or in the data center.

Protect the digital enterprise. The threat landscape is wider and more diverse today than ever before. We offer complete risk management solutions, ranging from protection against security threats to data back-up and recovery, that help our customers protect themselves and their data in an increasingly volatile cybersecurity landscape. Our products and services are informed by our decades of IT security experience and enable customers to predict and disrupt threats, manage risk and compliance, and extend their internal security team.

Empower the data-driven organization. We provide open-source solutions that allow customers to use 100% of their data, including business data, human data and machine data, to generate real-time, actionable insights. The result is better and faster decisionmaking.

Enable workplace productivity. We help customers deliver rich digital and mobile experiences to their customers, employees and partners. We offer an end-to-end mobility portfolio, from cloud infrastructure to customer-facing applications. Our infrastructure offerings leverage our cloud and security expertise to provide the backbone for secure mobile networks. Our integrated software offerings leverage our application expertise to provide intuitive interfaces for end-users. We also leverage our big data expertise to enable our customers to gain insight into the mobile user experience by monitoring and analyzing customer experience analytics.

Sales, Marketing and Distribution

We manage our business and report our financial results based on the segments described above. Our customers are organized by commercial and large enterprise groups, including business and public sector enterprises, and purchases of our products, solutions and services may be fulfilled directly by us or indirectly through a variety of partners, including:

•	resellers that sell our products and services, frequently with their own value-added products or services, to targeted customer groups;

•	distribution partners that supply our solutions to resellers;

•	OEMs that integrate our products and services with their own products and services, and sell the integrated solution;

•	independent software vendors that provide their clients with specialized software products and often assist us in selling our products and services to clients purchasing their products;

•	systems integrators that provide expertise in designing and implementing custom IT solutions and often partner with us to extend their expertise or influence the sale of our products and services; and

•	advisory firms that provide various levels of management and IT consulting, including some systems integration work, and typically partner with us on client solutions that require our unique products and services.

The mix of our business conducted by direct sales or channel differs substantially by business and region. We believe that customer buying patterns and different regional market conditions require us to tailor our sales, marketing and distribution efforts accordingly. We are focused on driving the depth and breadth of our coverage, in addition to identifying efficiencies and productivity gains, in both our direct and indirect businesses. While each of our business segments manages the execution of its own go-to-market and distribution strategy, our business segments also collaborate to ensure strategic and process alignment where appropriate. For example, we typically assign an account manager, generally from EG or ES, to manage relationships across our business with large enterprise customers. The account manager is supported by a team of specialists with product and services expertise. For other customers and for consumers, our business segments collaborate to manage relationships with commercial resellers targeting SMBs where appropriate.

Manufacturing and Materials

We utilize a significant number of outsourced manufacturers around the world to manufacture products that we design. The use of outsourced manufacturers is intended to generate cost efficiencies and reduce time to market for our products as well as maintain flexibility in our supply chain and manufacturing processes. In some circumstances, third-party OEMs produce products that we purchase and resell under our brand. In addition to our use of outsourced manufacturers, we currently manufacture a limited number of finished products from components and subassemblies that we acquire from a wide range of vendors.

We utilize two primary methods of fulfilling demand for products: building products to order and configuring products to order. We build products to order to maximize manufacturing and logistics efficiencies by producing high volumes of basic product configurations. Alternatively, configuring products to order enables units to match a customer’s particular hardware and software customization requirements. Our inventory management and distribution practices in both building products to order and configuring products to order seek to minimize inventory holding periods by taking delivery of the inventory and manufacturing shortly before the sale or distribution of products to our customers.

We purchase materials, supplies and product subassemblies from a substantial number of vendors. For most of our products, we have existing alternate sources of supply or such alternate sources of supply are readily available. However, we do rely on sole sources for certain customized parts (although some of these sources have operations in multiple locations in the event of a disruption). We are dependent upon Intel and AMD as suppliers of x86 processors; however, we believe that disruptions with these suppliers would result in industry-wide dislocations and therefore would not disproportionately disadvantage us relative to our competitors.

Like other participants in the IT industry, we ordinarily acquire materials and components through a combination of blanket and scheduled purchase orders to support our demand requirements for periods averaging 90 to 120 days. From time to time, we may experience significant price volatility or supply constraints for certain components that are not available from multiple sources or where our suppliers are geographically concentrated. When necessary, we are often able to obtain scarce components for somewhat higher prices on the open market, which may have an impact on our gross margin but does not generally disrupt production. We also may acquire component inventory in anticipation of supply constraints or enter into longer-term pricing commitments with vendors to improve the priority, price and availability of supply. See “Risk Factors—We depend on third-party suppliers, and our financial results could suffer if we fail to manage our suppliers properly.”

International

Our products and services are available worldwide. We believe this geographic diversity allows us to meet demand on a worldwide basis for our customers, draws on business and technical expertise from a worldwide workforce, provides stability to our operations, provides revenue streams that may offset geographic economic trends and offers us an opportunity to access new markets for maturing products. In addition, we believe that our future growth is dependent in part on our ability to develop products and sales models that target developing countries. In this regard, we believe that our broad geographic presence gives us a solid base on which to build such future growth.

A summary of our domestic and international net revenue and net property, plant and equipment is set forth in Note 3 to the Combined Financial Statements. Approximately 62% of our overall net revenue in fiscal 2014 came from outside the United States.

For a discussion of certain risks attendant to our international operations, see “Risk Factors—Due to the international nature of our business, political or economic changes or other factors could harm our business and financial performance,” “—Recent global, regional and local economic weakness and uncertainty could adversely affect our business and financial performance,” “—We are exposed to fluctuations in foreign currency exchange rates” —and Note 12 to our Combined Financial Statements.

Research and Development

Innovation is a key element of our culture and critical to our success. Our research and development efforts are focused on designing and developing products, services and solutions that anticipate customers’ changing needs and desires and emerging technological trends. Our efforts also are focused on identifying the areas where we believe we can make a unique contribution and where partnering with other leading technology companies will leverage our cost structure and maximize our customers’ experiences.

Hewlett Packard Enterprise Labs, together with the various research and development groups within our business segments, is responsible for our research and development efforts. Hewlett Packard Enterprise Labs is part of our Corporate Investments segment.

Expenditures for research and development were $2.2 billion in fiscal 2014, $2.0 billion in fiscal 2013 and $2.1 billion in fiscal 2012. We anticipate that we will continue to have significant research and development expenditures in the future to support the design and development of innovative, high-quality products, services and solutions to maintain and enhance our competitive position. For a discussion of risks attendant to our research and development activities, see “Risk Factors—If we cannot successfully execute our go-to-market strategy and continue to develop, manufacture and market innovative products, services and solutions, our business and financial performance may suffer.”

Patents

Our general policy is to seek patent protection for those inventions likely to be incorporated into our products and services or where obtaining such proprietary rights will improve our competitive position. At present, our worldwide patent portfolio includes approximately 15,000 patents (including approximately 2,500 patents attributable to H3C).

Patents generally have a term of twenty years from the date they are filed. As our patent portfolio has been built over time, the remaining terms of the individual patents across our patent portfolio vary. We believe that our patents and patent applications are important for maintaining the competitive differentiation of our products and services, enhancing our freedom of action to sell our products and services in markets in which we choose to participate, and maximizing our return on research and development investments. No single patent is in itself essential to our company as a whole or to any of our business segments.

In addition to developing our patent portfolio, we license intellectual property from third parties as we deem appropriate. We have also granted and continue to grant to others licenses, and other rights, under our patents when we consider these arrangements to be in our interest. These license arrangements include a number of cross-licenses with third parties.

For a discussion of risks attendant to intellectual property rights, see “Risk Factors—Our financial performance may suffer if we cannot continue to develop, license or enforce the intellectual property rights on which our business depends” and “—Our products and services depend in part on intellectual property and technology licensed from third parties.”

Backlog

We believe that our backlog is not a meaningful indicator of our future business prospects due to our diverse product and service portfolio, including the large volume of products delivered from finished goods or channel partner inventories and the shortening of product lifecycles. Therefore, we believe that backlog information is not material to an understanding of our overall business.

Seasonality

General economic conditions have an impact on our business and financial results. From time to time, the markets in which we sell our products, services and solutions experience weak economic conditions that may negatively affect sales. We experience some seasonal trends in the sale of our products and services. For example, European sales are often weaker in the summer months. See “Risk Factors—Our uneven sales cycle makes planning and inventory management difficult and future financial results less predictable.”

Competition

We have a broad technology portfolio of enterprise IT infrastructure products and solutions, multi-vendor customer services and IT management software and solutions. We believe we are the leader or among the leaders in each of our business segments. Nevertheless, we encounter strong competition in all areas of our business. We compete primarily on the basis of technology, innovation, performance, price, quality, reliability, brand, reputation, distribution, range of products and services, ease of use of our products, account relationships, customer training, service and support, security and the availability of our application software and IT infrastructure offerings.

The markets for each of our business segments are characterized by strong competition among major corporations with long-established positions and a large number of new and rapidly growing firms. Most product lifecycles are relatively short, and to remain competitive we must develop new products and services, periodically enhance our existing products and services and compete effectively on the basis of the factors listed above, among others. In addition, we compete with many of our current and potential partners, including OEMs that design, manufacture and market their products under their own brand names. Our successful management of these competitive partner relationships is critical to our future success. Moreover, we anticipate that we will have to continue to adjust prices on many of our products and services to stay competitive.

The competitive environments in which each segment operates are described below:

Enterprise Group. EG operates in the highly competitive enterprise technology infrastructure market, which is characterized by rapid and ongoing technological innovation and price competition. Our primary competitors include technology vendors such as International Business Machines Corporation (“IBM”), Dell Inc. (“Dell”), EMC Corporation (“EMC”), Cisco Systems, Inc. (“Cisco”), Lenovo Group Ltd., Oracle Corporation (“Oracle”), Fujitsu Limited (“Fujitsu”), Inspur Co., Ltd., Huawei Technologies Co. Ltd., NetApp, Inc., Hitachi Ltd., Juniper Networks, Inc., Arista Networks, Inc., Extreme Networks, Inc., Brocade Communications Systems, Inc.,

VMware, Microsoft, Google Inc., Rackspace Inc. and Amazon.com, Inc. (“Amazon”). In certain regions, we also experience competition from local companies and from generically branded or “white-box” manufacturers. Our strategy is to deliver superior products, high-value technology support services and differentiated integrated solutions that combine our infrastructure, software and services capabilities. Our competitive advantages include our broad end-to-end solutions portfolio, supported by our strong intellectual property portfolio and research and development capabilities, coupled with our global reach and partner ecosystem.

Enterprise Services. ES competes in the IT services, consulting and integration, infrastructure technology outsourcing, business process outsourcing and application services markets. Our primary competitors include IBM Global Services, Computer Sciences Corporation, systems integration firms such as Accenture plc and offshore companies such as Fujitsu and India-based competitors Wipro Limited, Infosys Limited and Tata Consultancy Services Ltd. We also compete with other traditional hardware providers, such as Dell, which are increasingly offering services to support their products, new players in emerging areas like cloud such as Amazon, and smaller local players. Many of our competitors offer a wide range of global services, and some of our competitors enjoy significant brand recognition. ES teams with many companies to offer services, and those arrangements allow us to extend our reach and augment our capabilities. Our competitive advantages include our deep technology expertise, especially in complex multi-country, multi-vendor and/or multi-language environments, our differentiated intellectual property, our strong track record of collaboration with clients and partners, and the combination of our expertise in infrastructure management with skilled global resources on platforms from SAP AG (“SAP”), Oracle and Microsoft, among others.

Software. The markets in which our Software segment operates are characterized by rapidly changing customer requirements and technologies. We design and develop enterprise IT management software in competition with IBM, CA Technologies, Inc., VMware, BMC Software, Inc. and others. Our big data solutions, which include data analytics and information governance offerings incorporating both structured and unstructured data, compete with products from companies like Adobe Systems Inc., IBM, EMC, Open Text Corporation, Oracle and Symantec Corporation. We also deliver enterprise security/risk intelligence solutions that compete with products from EMC, IBM, Cisco and Intel. As customers are becoming increasingly comfortable with newer delivery mechanisms such as SaaS, we are facing competition from smaller, less traditional competitors, particularly for customers with smaller IT organizations. Our differentiation lies in the breadth and depth of our software and services portfolio, our collaboration with EG and ES to provide comprehensive IT solutions and the scope of our market coverage.

Hewlett Packard Financial Services. In our financing business, our competitors are captive financing companies, mainly IBM Global Financing, as well as banks and other financial institutions. We believe our competitive advantage over banks and other financial institutions in our financing business is our ability to deliver flexible investment solutions and expertise that help customers and other partners create unique technology deployments based on specific business needs.

For a discussion of certain risks attendant to these competitive environments, see “Risk Factors—We operate in an intensely competitive industry and competitive pressures could harm our business and financial performance.”

Environment

Our operations are subject to regulation under various federal, state, local and foreign laws concerning the environment, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the clean-up of contaminated sites. We could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, and third-party damage or personal injury claims, if we were to violate or become liable under environmental laws.

Many of our products are subject to various federal, state, local and foreign laws governing chemical substances in products and their safe use, including laws restricting the presence of certain substances in electronics products and in some cases laws regulating the manufacture and distribution of chemical substances. Some of our products and services also are, or may in the future be, subject to requirements applicable to their energy consumption. In addition, we face increasing complexity in our product design and procurement operations as we adjust to new and future requirements relating to the chemical and materials composition of our products, their safe use, and their energy efficiency, including requirements relating to climate change. We are also subject to legislation in an increasing number of jurisdictions that makes producers of electrical goods, including servers and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). In the event our products become non-compliant with these laws, our products could be restricted from entering certain jurisdictions and we could face other sanctions, including fines.

Our operations, services and ultimately our products are expected to become increasingly subject to federal, state, local and foreign laws, regulations and international treaties relating to climate change. As these laws, regulations, treaties and similar initiatives and programs are adopted and implemented throughout the world, we will be required to comply or potentially face market access limitations or other sanctions, including fines. However, we believe that technology will be fundamental to finding solutions to achieve compliance with and manage those requirements, and we are collaborating with industry and business groups and governments to find and promote ways that our technology can be used to address climate change and to facilitate compliance with related laws, regulations and treaties.

We are committed to maintaining compliance with all environmental laws applicable to our operations, products and services and to reducing our environmental impact across all aspects of our business. We meet this commitment with a comprehensive environmental, health and safety policy, strict environmental management of our operations and worldwide environmental programs and services.

A liability for environmental remediation and other environmental costs is accrued when we consider it probable that a liability has been incurred and the amount of loss can be reasonably estimated. Environmental costs and accruals are presently not material to our operations, cash flows or financial position. Although there is no assurance that existing or future environmental laws applicable to our operations or products will not have a material adverse effect on our operations, cash flows or financial condition, we do not currently anticipate material capital expenditures for environmental control facilities. We and HP Inc. have allocated responsibility and liability for ongoing environmental remediations and environmental costs in the separation agreement. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Environmental Matters.”

Employees

We had approximately [●] employees as of July 31, 2015.

Additional Information

Microsoft® and Windows® are U.S.-registered trademarks of Microsoft Corporation. Intel®, Itanium®, Intel® AtomTM, and Intel® Itanium® are trademarks of Intel Corporation in the United States and other countries. AMD is a trademark of Advanced Micro Devices, Inc. ARM® is a registered trademark of ARM Limited. UNIX® is a registered trademark of The Open Group.

Properties

As of October 31, 2014, we owned or leased approximately 48 million square feet of space worldwide, a summary of which is provided below. We believe that our existing properties are in good condition and are suitable for the conduct of our business.

	Fiscal year ended October 31, 2014
	Owned	Leased	Total
	(square feet in millions)
Administration and support	9	19	28
(Percentage)	32%	68%	100%
Core data centers, manufacturing plants, research and development facilities and warehouse operations	10	5	15
(Percentage)	67%	33%	100%

Total(1)	19	24	43
(Percentage)	44%	56%	100%

(1)	Excludes 5 million square feet of vacated space, of which 1 million square feet is leased to third parties.

Because of the interrelation of our business segments, a majority of these segments use substantially all of the properties described above at least in part, and we retain the flexibility to use each of the properties in whole or in part for each of our segments.

Principal Executive Offices

Our principal executive offices, including our global headquarters, are located at 3000 Hanover Street, Palo Alto, California 94304, United States of America.

Headquarters of Geographic Operations

The locations of our geographic headquarters are as follows:

Americas	Europe, Middle East, Africa	Asia Pacific
Houston, United States Mississauga, Canada	Geneva, Switzerland	Singapore Tokyo, Japan

Product Development, Services and Manufacturing

The locations of our major product development, manufacturing, data centers and Hewlett Packard Enterprise Labs facilities are as follows:

Americas

Brazil—Sao Paulo

Canada—Markham, Mississauga

Puerto Rico—Aguadilla

United States—Alpharetta, Andover, Auburn Hills, Austin, Cincinnati, Charlotte, Colorado Springs, Des Moines, Fort Collins, Hockley, Houston, Palo Alto, Plano, Rancho Cordova, Roseville, Suwanee, Tulsa

Europe, Middle East, Africa France—Grenoble Germany—Frankfurt Spain—Sant Cugat del Valles United Kingdom—Billingham, Erskine, Norwich, Sunderland

Asia Pacific India—Bangalore Japan—Tokyo New Zealand—Auckland Singapore—Singapore	Hewlett Packard Enterprise Labs Israel—Haifa United Kingdom—Bristol United States—Palo Alto

Legal Proceedings

Information with respect to this item may be found in Note 16 to our Combined Financial Statements and Note 15 to our Condensed Combined Financial Statements.

MANAGEMENT

Our Executive Officers Following the Separation

The following table sets forth certain information regarding the individuals who are expected to serve as our executive officers and their anticipated positions following the separation. After the separation, none of these individuals will continue to be employees of HP Inc. However, Ms. Whitman is expected to serve as non-executive chairperson of HP Inc.

Name	Age	Position
Margaret C. Whitman	58	President and Chief Executive Officer
Martin Fink	50	Executive Vice President and Chief Technology Officer
Henry Gomez	51	Executive Vice President, Chief Marketing and Communications Officer
John M. Hinshaw	44	Executive Vice President, Technology and Operations
Christopher P. Hsu	44	Executive Vice President and Chief Operating Officer
Kirt P. Karros	45	Senior Vice President, Finance and Treasurer
Alan May	57	Executive Vice President, Human Resources
Michael G. Nefkens	45	Executive Vice President, Enterprise Services
Antonio Neri	48	Executive Vice President and General Manager, Enterprise Group
Jeff T. Ricci	54	Senior Vice President, Controller and Principal Accounting Officer
John F. Schultz	51	Executive Vice President, General Counsel and Secretary
Timothy C. Stonesifer	47	Executive Vice President and Chief Financial Officer
Robert Youngjohns	63	Executive Vice President and General Manager, HP Software

Margaret C. Whitman; age 58; President and Chief Executive Officer

Ms. Whitman has served as Chairman of HP Co. since July 2014, President and Chief Executive Officer of HP Co. since September 2011 and as a member of HP Co.’s board of directors since January 2011. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. Previously, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., from 1998 to 2008. Prior to joining eBay, Ms. Whitman held executive-level positions at Hasbro Inc., FTD, Inc., The Stride Rite Corporation, The Walt Disney Company, and Bain & Company. Ms. Whitman also serves as a director of The Procter & Gamble Company and is a former director of Zipcar, Inc.

Martin Fink; age 50; Executive Vice President and Chief Technology Officer

Mr. Fink has served as Executive Vice President, Chief Technology Officer and Director of HP Labs since November 2012. Prior to that, he served as Senior Vice President and General Manager of the Business Critical Systems and Converged Application Systems at HP Co. from April 2005 to October 2012. During his 30-year career at HP Co., Mr. Fink has worked in a wide range of roles across HP Co. He also serves as a director of Hortonworks, Inc.

Henry Gomez; age 51; Executive Vice President, Chief Marketing and Communications Officer

Mr. Gomez has served as Executive Vice President and Chief Marketing and Communications Officer of HP Co. since August 2013. Previously, he served as Chief Communications Officer and Executive Vice President of HP Co. from January 2012 to July 2013. Prior to that, he ran HSG Communications, a consulting business that he founded in September 2008. He also served on the leadership team of Ms. Whitman’s gubernatorial campaign from February 2009 to November 2010. For most of the previous decade, he worked at eBay Inc. in a variety of roles including Senior Vice President for Corporate Communications and President of Skype. From September 2011 to September 2013 he served as a director of BJ’s Restaurants, Inc.

John M. Hinshaw; age 44; Executive Vice President, Technology and Operations

Mr. Hinshaw has served as Executive Vice President, Technology and Operations at HP Co. since November 2011. Prior to joining HP Co., Mr. Hinshaw served as Vice President and General Manager of Information Solutions at The Boeing Company, an aerospace company, from January 2011 to October 2011 and as Global Chief Information Officer for Boeing from June 2007 to December 2010. He also serves as a director of Bank of New York Mellon.

Christopher P. Hsu; age 44; Executive Vice President and Chief Operating Officer

Mr. Hsu has served as Senior Vice President, Organizational Performance and Hewlett Packard Enterprise Separation Leader since May 2014. Prior to joining HP Co., he served as Managing Director at Kohlberg Kravis Roberts (“KKR”), an investment firm, from December 2013 to May 2014 and as Director of KKR Capstone from November 2008 to December 2013, having joined KKR as a Principal in May 2007. Previously, Mr. Hsu served as an Associate Principal at McKinsey and Company, a consultancy firm, from July 2001 to April 2007.

Kirt P. Karros; age 45; Senior Vice President, Finance and Treasurer

Mr. Karros has served as Senior Vice President, Finance and Treasurer since May 2015. He also leads Investor Relations. Previously, Mr. Karros served as a Principal and Managing Director of Research for Relational Investors LLC, an investment fund, from 2001 to May 2015. Mr. Karros served as a director of PMC-Sierra, a semiconductor company, from August 2013 to May 2015.

Alan May; age 57; Executive Vice President, Human Resources

Mr. May has served as Executive Vice President, Human Resources at HP since June 2015. Prior to joining HP Co., Mr. May served as VP, Human Resources at Boeing Commercial Aircraft, a division of The Boeing Company, from April 2013 to June 2015. Previously, Mr. May served as VP of Human Resources for Boeing Defense, Space and Security at Boeing from April 2011 to June 2015 and as VP of Compensation, Benefits and Strategy at Boeing from August 2007 to April 2011. Prior to joining Boeing, Mr. May served as Chief Talent and Human Resources Officer at Cerberus Capital Management from September 2006 to August 2007. Mr. May served in a number of Human Resources executive roles at PepsiCo from November 1991 to August 2006.

Michael G. Nefkens; age 45; Executive Vice President, Enterprise Services

Mr. Nefkens has served as Executive Vice President, Enterprise Services at HP Co. since December 2012. Previously, he served in that role in an acting capacity since August 2012. Prior to that, Mr. Nefkens served as Senior Vice President and General Manager of Enterprise Services in the EMEA region at HP Co. from November 2009 to August 2012, after having served in client-facing roles for some of Enterprise Services’ largest clients since joining the business in 2001. He also serves as a director of Riverbed Technology, Inc.

Antonio Neri; age 48; Executive Vice President and General Manager, Enterprise Group

Mr. Neri has served as Senior Vice President and General Manager, Enterprise Group at HP Co. since October 2014. Previously, he served as Senior Vice President and General Manager of the HP Servers business from September 2013 to October 2014 and concurrently as Senior Vice President and General Manager of the HP Networking business unit from May 2014 to October 2014. Prior to that, Mr. Neri served as Senior Vice President and General Manager of the HP Technology Services business unit from August 2011 to September 2013 and as Senior Vice President, Customer Services for the HP Personal Systems Group from 1995 until August 2011. From March 2012 to February 2013, Mr. Neri served as a director of MphasiS Limited, a technology company.

Jeff T. Ricci; age 54; Senior Vice President, Controller and Principal Accounting Officer

Mr. Ricci has served as Senior Vice President, Controller and Principal Accounting Officer at HP Co. since April 2014. Previously, Mr. Ricci served as Controller and Principal Accounting Officer at HP Co. on an interim basis from November 2013 to April 2014. Prior to that, Mr. Ricci served as Vice President of Finance for HP Co.’s Technology and Operations organization from May 2012 to November 2013. Mr. Ricci served as HP Co.’s Vice President of Finance for Global Accounts and HP Financial Services from March 2011 to May 2012 and Vice President of Finance for HP Software from March 2009 to March 2011. Prior to joining HP Co., Mr. Ricci served as Senior Vice President of Finance for BEA Systems, Inc., an enterprise software company, from 2000 until June 2008.

John F. Schultz; age 51; Executive Vice President, General Counsel and Secretary

Mr. Schultz has served as Executive Vice President, General Counsel and Secretary of HP Co. since April 2012. Previously, he served as Deputy General Counsel for Litigation, Investigations and Global Functions at HP Co. from September 2008 to April 2012. From March 2005 to September 2008, Mr. Schultz was a partner in the litigation practice at Morgan, Lewis & Bockius LLP, where, among other clients, he supported HP Co. as external counsel on a variety of litigation and regulatory matters.

Timothy C. Stonesifer; age 47; Executive Vice President and Chief Financial Officer

Mr. Stonesifer has served as Senior Vice President and Chief Financial Officer, Enterprise Group at HP Co. since February 2014. Prior to joining HP Co., he served as Chief Financial Officer of General Motors International Operations, an automotive company, from May 2011 to January 2014. Previously, he served as Chief Financial Officer of Alegco Scotsman, a storage company, from June 2010 to May 2011. Prior to that, Mr. Stonesifer served as Chief Financial Officer of Sabic Innovative Plastics (formerly GE Plastics) from August 2007 to June 2010 after having served in various other positions at General Electric since joining the company in 1989.

Robert Youngjohns; age 63; Executive Vice President and General Manager, HP Software

Mr. Youngjohns has served as Executive Vice President and General Manager of HP Software since May 2014. Previously, Mr. Youngjohns served as Senior Vice President and General Manager of the HP Autonomy/Information Management business unit within HP Software from September 2012 to May 2014. Prior to joining HP Co., he was President of Microsoft North America from September 2007 to September 2012 and was President and Chief Executive Officer of Callidus Software from August 2005 to September 2007. Prior to that, he spent 10 years at Sun Microsystems, Inc., where he had a variety of leadership positions in sales and general management both regionally and globally.

Our Board of Directors Following the Separation

The following table sets forth information regarding the individuals who are expected to serve on our board of directors following the completion of the separation. The nominees will be presented to Hewlett Packard Enterprise’s sole stockholder, HP Co., for election prior to the separation. We may name and present additional nominees for election prior to the separation.

Name	Age	Position
Patricia F. Russo	62	Chairman
Margaret C. Whitman	58	Director

Patricia F. Russo; age 62; Chairman

Ms. Russo will serve as the Chairman of our board of directors. Ms. Russo also serves as the Lead Independent Director of HP Co., a position she has held since July 2014. Ms. Russo served as Chief Executive

Officer of Alcatel-Lucent, a communications company, from 2006 to 2008. Previously, Ms. Russo served as Chairman of Lucent Technologies Inc., a communications company, from 2003 to 2006 and Chief Executive Officer and President of Lucent from 2002 to 2006. Ms. Russo is also a director of Alcoa Inc., General Motors Company and Merck & Co., Inc. In addition to her other public company directorships, she is a director of KKR Management LLC, the managing partner of KKR & Co., L.P. Ms. Russo served as a director of Schering-Plough Corporation from 1995 until its merger with Merck in 2009. Ms. Russo brings to our board of directors extensive global business experience, a broad understanding of the technology industry, strong management skills and operational expertise through her positions with Alcatel-Lucent and Lucent Technologies. In those positions, she dealt with a wide range of issues including mergers and acquisitions and business restructurings as she led Lucent’s recovery through a severe industry downturn and later a merger with Alcatel. Ms. Russo also brings to our board of directors public company governance experience as a member of boards and board committees of other public companies.

Margaret C. Whitman; age 58

Ms. Whitman brings to our board of directors unique experience in developing transformative business models, building global brands and driving sustained growth and expansion through her experience as Chairman, President and Chief Executive Officer of HP Co. and previously as President and Chief Executive Officer of eBay. From her previous executive positions with other large public companies, she also brings to our board of directors strong operational and strategic expertise. In addition, Ms. Whitman brings to our board of directors public company governance experience having previously served as a member of boards and board committees of other public companies.

Each member of our board of directors will have a term expiring at the first annual meeting of our stockholders following the distribution, which we expect to hold in 2016.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our board of directors will consist of independent directors and that our board of directors can include no more than three directors who are not independent directors. These standards are available on our website at [●]. Our director independence standards reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee is expected to meet the heightened independence standards required for audit committee members under the applicable listing standards, and each member of the Human Resources and Compensation Committee (the “Enterprise Compensation Committee”) is expected to meet the heightened independence standards required for compensation committee members under the applicable listing standards. Our board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating, Governance and Social Responsibility Committee (the “NGSR Committee”), will make a determination as to which members are independent.

Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:

(1)	The director is, or has been within the last three years, an employee of Hewlett Packard Enterprise, or an immediate family member of the director is, or has been within the last three years, an executive officer of Hewlett Packard Enterprise.

(2)	The director has been employed as an executive officer of Hewlett Packard Enterprise, its subsidiaries or its affiliates within the last five years.

(3)

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Hewlett Packard Enterprise, other than compensation for board service, compensation received by a director’s immediate family member for service as a non-executive employee of Hewlett Packard Enterprise and pension or other forms of deferred compensation for prior service with Hewlett Packard Enterprise that is not contingent on continued service.

(4)	(a) The director or an immediate family member is a current partner of the firm that is our internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

(5)	The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company’s compensation committee.

(6)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Hewlett Packard Enterprise for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

(7)	The director is affiliated with a charitable organization that receives significant contributions from Hewlett Packard Enterprise.

(8)	The director has a personal services contract with Hewlett Packard Enterprise or an executive officer of Hewlett Packard Enterprise.

For these purposes, an “immediate family member” includes a director’s spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director’s home.

In determining independence, our board of directors reviews whether directors have any material relationship with Hewlett Packard Enterprise. An independent director must not have any material relationship with Hewlett Packard Enterprise, either directly or as a partner, stockholder or officer of an organization that has a relationship with Hewlett Packard Enterprise, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director’s relationship to Hewlett Packard Enterprise, our board of directors considers all relevant facts and circumstances, including consideration of the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.

Committees of the Board of Directors

Effective upon the completion of the separation, our board of directors will have the following standing committees: an Audit Committee, a Finance and Investment Committee, a Human Resources and Compensation Committee, a Nominating, Governance and Social Responsibility Committee and a Technology Committee.

Audit Committee. [●] are expected to be the members of our board’s Audit Committee. [●] is expected to be the Audit Committee Chairman. Our board of directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, we expect that our board of directors will determine that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with our Corporate Governance Guidelines, and that each has satisfied the NYSE’s financial literacy requirements. The Audit Committee represents and assists our board of directors in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function and risk assessment and risk management. The Audit Committee is directly responsible for appointing, overseeing the work of, and evaluating and determining the compensation of the independent registered public accounting firm. Other specific duties and responsibilities of the Audit Committee include:

•	preparing the Audit Committee report for inclusion in our annual proxy statement;

•	annually reviewing its charter and performance;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing our disclosure controls and procedures, internal controls, information security policies, internal audit function and corporate policies with respect to financial information and earnings guidance;

•	reviewing regulatory and accounting initiatives and off-balance sheet structures;

•	overseeing our compliance programs with respect to legal and regulatory requirements;

•	overseeing investigations into complaints concerning the federal securities laws;

•	reviewing risks facing Hewlett Packard Enterprise and management’s approach to addressing these risks, including significant risks or exposures relating to litigation and other proceedings and regulatory matters that may have a significant impact on our financial statements;

•	discussing policies with respect to risk assessment and risk management; and

•	working closely with management as well as our independent registered public accounting firm.

Finance and Investment Committee. [●] are expected to be the members of our board’s Finance and Investment Committee. [●] is expected to be the Finance and Investment Committee Chairman. The Finance and Investment Committee provides oversight to the finance and investment functions of Hewlett Packard Enterprise. The Finance and Investment Committee’s responsibilities and duties include:

•	overseeing and approving our strategic alliances;

•	reviewing or overseeing significant treasury matters such as capital structure and allocation strategy, derivative policy, global liquidity, fixed income investments, borrowings, currency exposure, dividend policy, share issuances and repurchases, and capital spending;

•	overseeing our loans and loan guarantees of third-party debt and obligations;

•	reviewing our Financial Services segment’s capitalization and operations, including residual and credit management, risk concentration and return on invested capital;

•	reviewing the activities of our Investor Relations department;

•	assisting our board of directors in evaluating investment, acquisition, enterprise services, joint venture and divestiture transactions in which we engage as part of our business strategy from time to time and reporting and making recommendations to our board of directors as to scope, direction, quality, investment levels and execution of such transactions;

•	evaluating and revising our approval policies with respect to such transactions, and overseeing our integration planning and execution and the financial results of such transactions after integration;

•	evaluating the execution, financial results and integration of our completed transactions; and

•	annually reviewing and approving certain swaps and other derivative transactions.

Human Resources and Compensation Committee. [●] are expected to be the members of the Enterprise Compensation Committee. [●] is expected to be the Enterprise Compensation Committee Chairman. Our board of directors is expected to determine that each member of the Enterprise Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines. In addition, we expect that the members of the Enterprise Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Enterprise Compensation Committee discharges the board of directors’ responsibilities relating to the compensation of our executives and directors; reviews and discusses with management the Compensation Discussion and Analysis and performs other reviews and analyses and makes additional disclosures as required of compensation committees by the rules of the SEC or applicable exchange listing requirements; provides general oversight of our compensation structure, including our equity compensation plans and benefits programs, and confirms that these plans and programs do not encourage risk taking that is reasonably likely to have a material adverse effect on Hewlett Packard Enterprise; reviews and provides guidance on our human resources programs; and retains and approves the retention terms of the Enterprise Compensation Committee’s independent compensation consultants and other independent compensation experts. Other specific duties and responsibilities of the Enterprise Compensation Committee include:

•	reviewing senior management selection and overseeing succession planning, including reviewing the leadership development process;

•	recommending all elements of our chief executive officer’s compensation to the independent members of our board of directors;

•	reviewing and approving objectives relevant to other executive officer compensation and evaluating performance and determining the compensation of other executive officers in accordance with those objectives;

•	approving severance arrangements and other applicable agreements and policies for executive officers;

•	overseeing non-equity-based benefit plans and approving any changes to such plans involving a material financial commitment by Hewlett Packard Enterprise;

•	monitoring workforce management programs;

•	establishing compensation policies and practices for service on our board of directors and its committees, including annually reviewing the appropriate level of director compensation and recommending to our board of directors any changes to that compensation;

•	adopting and monitoring compliance with stock ownership guidelines and policies for directors and executive officers;

•	annually assessing whether the work of compensation consultants has raised any conflict of interest; and

•	annually evaluating its performance and its charter.

Nominating, Governance and Social Responsibility Committee. [●] are expected to be the members of our board’s NGSR Committee. [●] is expected to be the NGSR Committee Chairman. Our board of directors is expected to determine that each of the members of the NGSR Committee is independent, as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines. The NGSR Committee identifies and recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by our board of directors; develops and regularly reviews corporate governance principles, including our Corporate Governance Guidelines and related policies, for approval by our board of directors; oversees the organization of our board of directors to discharge the board of directors’ duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance matters. Other specific duties and responsibilities of the NGSR Committee include:

•	developing and recommending to our board of directors the criteria for identifying and evaluating director candidates and periodically reviewing these criteria;

•	annually assessing the size, structure, functioning and composition of our board of directors, including developing and reviewing director qualifications for approval by our board of directors;

•	identifying and recruiting new directors, establishing procedures for the consideration of director candidates recommended by stockholders and considering candidates proposed by stockholders;

•	assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to our board of directors;

•	recommending to our board of directors candidates to be elected by our board of directors as necessary to fill vacancies and newly created directorships;

•	recommending assignments of directors to board committees and chairs of board committees;

•	periodically reviewing our board of directors’ leadership structure, and recommending changes to our board of directors as appropriate;

•	conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and nominees who may be asked to serve on the Audit Committee; and

•	overseeing director orientation and continuing education, and making recommendations regarding continuing education programs for directors.

The NGSR Committee also:

•	reviews proposed changes to our certificate of incorporation, bylaws and board committee charters;

•	assesses and makes recommendations regarding stockholder rights plans or other stockholder protections, as appropriate;

•	establishes policies and procedures for the review and approval of related-person transactions and conflicts of interest, including the review and approval of all potential “related-person transactions” as defined under SEC rules;

•	reviews and approves the designation of any directors or executive officers for purposes of Section 16 of the Exchange Act (the “Section 16 officers”) standing for election for outside for-profit boards of directors;

•	reviews stockholder proposals and recommends responses by our board of directors;

•	reviews and assesses the channels through which our board of directors receives information, and the quality and timeliness of information received;

•	oversees the annual self-evaluation of the board of directors and its committees;

•	oversees the annual evaluation of our chief executive officer in conjunction with the Enterprise Compensation Committee and, with input from all members of our board of directors, oversees the Enterprise Compensation Committee’s evaluation of senior management; and

•	reviews requests for indemnification under our bylaws.

The NGSR Committee also identifies, evaluates and monitors social, political and environmental trends, issues, concerns, legislative proposals and regulatory developments that could significantly affect the public affairs of Hewlett Packard Enterprise; reviews, assesses, reports and provides guidance to management and the full board of directors relating to activities, policies and programs with respect to public policy matters; may review, assess, report and provide guidance to management and our board of directors regarding our policies and programs relating to global citizenship (which includes, among other things, human rights, privacy, sustainability and corporate social responsibility) and the impact of our operations on employees, customers, suppliers, partners and communities worldwide, as well as review our annual Living Progress Report; and oversees policies relating to, and the manner in which we conduct, our government affairs activities.

Technology Committee. [●] are expected to be the members of our board’s Technology Committee. [●] is expected to be the Technology Committee Chairman. The Technology Committee assesses the health of our technology strategies and the scope and quality of our intellectual property. The Technology Committee’s duties and responsibilities include:

•	making recommendations to our board of directors as to scope, direction, quality, investment levels and execution of our technology strategies;

•	overseeing the execution of technology strategies formulated by management;

•	providing guidance on technology as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development investments, and key competitor and partnership strategies; and

•	reviewing and making recommendations on proposed investment, acquisition, joint venture and divestiture transactions with a value of at least $200 million that involve technology pursuant to our mergers and acquisitions approval policies.

Our board of directors is expected to adopt a written charter for each of the Audit Committee, the Finance and Investment Committee, the Enterprise Compensation Committee, the NGSR Committee and the Technology Committee. These charters will be posted on our website in connection with the separation.

Compensation Committee Interlocks and Insider Participation

During the company’s fiscal year ended October 31, 2014, Hewlett Packard Enterprise was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who served as our executive officers for that fiscal year were made by HP Co., as described in the section of this information statement captioned “Executive Compensation.”

Corporate Governance

Stockholder Recommendations for Director Nominees

Our amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors. We expect that our board of directors will adopt a policy concerning the evaluation of stockholder recommendations of board candidates by the NGSR Committee.

Corporate Governance Guidelines

Our board of directors is expected to adopt Corporate Governance Guidelines in connection with the separation to assist it in guiding our governance practices. These practices will be regularly reevaluated by the NGSR Committee in light of changing circumstances in order to continue serving Hewlett Packard Enterprise’s best interests and the best interests of our stockholders.

Director Election Voting Standard and Resignation Policy

Our amended and restated bylaws will provide for a majority vote standard in the uncontested election of directors, meaning that, for a nominee to be elected, the number of shares voted “for” the nominee must exceed the votes cast “against” the nominee’s election. In addition, we expect to adopt a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the NGSR Committee. The NGSR Committee will recommend to our board of directors the action to be taken with respect to such offer of resignation.

Communicating with the Board of Directors

Individuals may communicate with the board of directors by contacting:

Secretary to the Board of Directors

3000 Hanover Street, Palo Alto, California 94304

e-mail: [●]

All directors have access to this correspondence. In accordance with instructions from our board of directors, the Secretary to our board of directors reviews all correspondence, organizes the communications for review by our board of directors and posts communications to the full board of directors or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the board of directors’ duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Communications that are intended specifically for the chairman of the board, other independent directors or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the chairman of the board.

Director Qualification Standards

Our Corporate Governance Guidelines will provide that the NGSR Committee is responsible for reviewing with our board of directors the appropriate skills and characteristics required of board members in the context of the makeup of our board of directors and developing criteria for identifying and evaluating board candidates.

The process that the NGSR Committee will use to identify a nominee to serve as a member of our board of directors will depend on the qualities being sought. From time to time, we may engage an executive search firm to assist the committee in identifying individuals qualified to be board members. The NGSR Committee considers the knowledge, experience, diversity and personal and professional integrity of potential directors, as well as their willingness to devote the time necessary to effectively carry out the duties and responsibilities of board membership. The NGSR Committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. Our board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the NGSR Committee.

Board Leadership Structure

Our board of directors is expected to separate the positions of chief executive officer and chairman of the board. Ms. Russo, one of our independent directors, is expected to serve as our chairman of the board. The responsibilities of the chairman of the board include setting the agenda for each board meeting, in consultation with our chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the NGSR Committee, the annual self-assessments by our board of directors and each standing committee of our board of directors.

Separating the positions of chief executive officer and chairman of the board allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors believes that having an independent director serve as chairman of the board is the appropriate leadership structure for Hewlett Packard Enterprise at this time. However, in the future our board of directors may wish to consider alternative structures. Subject to the requirements under our amended and restated bylaws, our board of directors will be free to decide how to structure its leadership going forward.

Board’s Role in Risk Oversight

Our board of directors, with the assistance of its committees as discussed below, will review and oversee our enterprise risk management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks and to facilitate the incorporation of risk considerations into decisionmaking. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and board levels and facilitate appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments and incorporating information regarding specific categories of risk gathered from various internal Hewlett Packard Enterprise organizations. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management will provide regular reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.

Our board of directors will oversee management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. Various board committees will also have responsibilities for oversight of risk management that supplement the ERM program. For example, the Enterprise Compensation Committee will consider the risks associated with our compensation policies and practices, the Finance and Investment Committee will be responsible for overseeing financial risks and the NGSR Committee will oversee risks associated with our governance structure and processes. Our board of directors will be kept informed of its committees’ risk oversight and related activities primarily through reports of the committee chairmen to the full board of directors. In addition, the Audit Committee will escalate issues relating to risk oversight to the full board of directors as appropriate to keep our board of directors appropriately informed of developments that could affect our risk profile or other aspects of our business. Our board of directors will also consider specific risk topics in connection with strategic planning and other matters.

Policies on Business Ethics

In connection with the separation, we will adopt a Code of Business Conduct and Ethics that requires all our business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Hewlett Packard Enterprise will be required to read, understand and abide by the requirements of our Code of Business Conduct and Ethics.

These documents will be accessible on our website. Any waiver of these codes for directors or executive officers may be made only by the Audit Committee. We will disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from these codes for our other executive officers and for directors on our website.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, we expect that our Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

DIRECTOR COMPENSATION

We expect that director compensation will be subject to the review and approval of the Enterprise Compensation Committee after the separation. Directors who will be employed by Hewlett Packard Enterprise following the separation and distribution will not receive any compensation for their services as members of our board of directors. Compensation for non-employee directors of Hewlett Packard Enterprise is expected to be a mix of cash and equity-based compensation, including retainer fees for certain roles such as committee chair, that is competitive with the compensation paid to non-employee directors within our peer group.

Director compensation for the period prior to any change recommended by the Enterprise Compensation Committee and approved by our board of directors will be identical to that currently paid by HP Co. The table below sets forth the annual cash retainer, annual equity retainer and lead director and committee chair retainers for our non-employee directors and our non-employee chairman (to be prorated based on actual service periods), which mirror the current arrangements for non-employee directors and were approved by the HP Co. board of directors acting on the recommendation of the HP Co. HRC Committee.

	Annual Cash Retainer(1)	Annual Equity Retainer(2)	Lead Independent Director Retainer(3)	Audit Committee Chair Retainer(4)	Compensation Committee Chair Retainer(5)	Other Committee Chair Retainer(6)	Meeting Fees(7)
Non-employee director	$100,000	$175,000	$35,000	$25,000	$20,000	$15,000	$2,000 per meeting
Non-employee chairman	$200,000	$175,000	Not eligible	Not eligible	Not eligible	Not eligible	$2,000 per meeting

(1)	A director may elect to defer up to 50% of his or her annual cash retainer. In lieu of the annual cash retainer, a director may elect to receive an equivalent value either entirely in the form of restricted stock units (“RSUs”) or in equal values of RSUs and stock options.
(2)	We expect that the annual equity retainer will be paid at the election of the director either entirely in RSUs or in equal values of RSUs and stock options. The number of shares subject to the RSU awards is determined based on the fair market value of our stock on the grant date, and the number of shares subject to the stock option awards is determined as of the grant date based on a Black-Scholes-Merton option pricing formula. RSUs and stock options will generally vest one year after the grant date.
(3)	The lead independent director also receives an annual retainer of $35,000 in cash.
(4)	The Audit Committee chairperson also receives an annual retainer of $25,000 in cash.
(5)	The Compensation Committee chairperson also receives an annual retainer of $20,000 in cash.
(6)	The chairperson of each of the Finance and Investment Committee, the Nominating, Governance and Social Responsibility Committee and the Technology Committee also receives an annual retainer of $15,000 in cash.
(7)	Each non-employee director also receives $2,000 for board of director meetings attended in excess of ten meetings per term and $2,000 for each committee meeting attended in excess of a total of ten meetings of each committee per term.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As discussed elsewhere in this information statement, HP Co. is separating into two publicly traded companies, HP Inc. and Hewlett Packard Enterprise. This Compensation Discussion and Analysis describes compensation of the HP Co. executive officer who is expected to be appointed to serve as Hewlett Packard Enterprise’s Chief Executive Officer and the compensation of HP Co.’s Chief Financial Officer and the three most highly compensated HP Co. executive officers (based on fiscal 2014 compensation from HP), other than the Chief Executive Officer and Chief Financial Officer, who were engaged in the Hewlett Packard Enterprise business in fiscal 2014 (collectively, our “NEOs”). Hewlett Packard Enterprise is currently part of HP Co. and is not yet an independent company, and the Enterprise Compensation Committee has not yet been formed. Accordingly, decisions regarding the past compensation of our NEOs have been made by HP Co. Our future compensation programs and policies will be subject to the review and approval of the Enterprise Compensation Committee after the separation. This Compensation Discussion and Analysis contains a description of the executive compensation philosophy and programs applicable to our NEOs, the compensation decisions the HR and Compensation Committee (the “HRC Committee”) of HP Co.’s board of directors has made under those programs, and the considerations in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2014. Our NEOs for fiscal 2014, and their designated titles at Hewlett Packard Enterprise (if applicable), are as follows:

•	Margaret C. Whitman, President and CEO of Hewlett Packard Enterprise. Prior to this role, Ms. Whitman served as Chairman of the Board, President and CEO of HP Co.

•	Catherine A. Lesjak, who served as served as Executive Vice President and Chief Financial Officer of HP Co. during fiscal 2014. Ms. Lesjak will continue employment with HP Inc. following the separation and will not have a position at Hewlett Packard Enterprise. Timothy C. Stonesifer, who served as Chief Financial Officer of HP Co.’s Enterprise Group during fiscal 2014, is expected to assume the role of Chief Financial Officer of Hewlett Packard Enterprise at the effective time of the distribution.

•	William L. Veghte, who served as Executive Vice President and General Manager, Enterprise Group of HP Co. during fiscal 2014. Mr. Veghte has resigned from HP Co. effective July 31, 2015 and will not have a position at Hewlett Packard Enterprise. Antonio Neri, who served as Senior Vice President and General Manager of HP Co.’s Enterprise Group during fiscal 2014, is expected to assume the role of Executive Vice President and General Manager, Enterprise Group at or prior to the effective time of the distribution.

•	Michael G. Nefkens, Executive Vice President, Enterprise Services of Hewlett Packard Enterprise. Prior to this role, Mr. Nefkens served as Executive Vice President, Enterprise Services of HP Co.

•	A. George Kadifa, who served as Executive Vice President, Software of HP Co. until April 30, 2014 and effective May 1, 2014, served as Executive Vice President, Strategic Relationships of HP Co. during fiscal 2014. Mr. Kadifa’s employment with HP Co. terminated effective March 2, 2015.

Executive Summary

Fiscal 2014 Compensation Highlights

The HP Co. board of directors and the HRC Committee regularly explore ways to improve HP Co.’s executive compensation program. In making changes for fiscal 2014, the HP Co. board of directors and the HRC Committee considered the evolution of HP Co.’s turnaround, the industry, and HP Co.’s current business needs in order to maintain a program that encourages strong performance from HP Co.’s executives, pays commensurately with the performance delivered, and aligns the interests of HP Co.’s executives with those of HP

Co.’s stockholders, as well as perspectives expressed by and input from HP Co.’s stockholders. While many elements of the fiscal 2014 executive compensation program remained consistent with prior years, some changes were made. Changes for fiscal 2014 included:

•	CEO Compensation. When Ms. Whitman joined HP Co. as CEO, the HP Co. board of directors established an initial salary of $1 per year, reflecting HP Co.’s planned turnaround. For fiscal 2014, considering the stage of HP Co.’s turnaround, the HP Co. board of directors decided it would be appropriate to begin paying Ms. Whitman a salary consistent with the median of HP Co.’s peer group companies. Accordingly, Ms. Whitman received a salary of $1.5 million during fiscal 2014. The HP Co. board of directors maintains a total CEO target compensation package that approximates the competitive median of HP Co.’s market and is consistent with HP Co.’s pay positioning strategy.

•	Incentive Measures. In fiscal 2013, the HRC Committee of HP Co. added a Return on Invested Capital (“ROIC”) and Relative Total Stockholder Return (“RTSR”) to the annual incentive Pay for Results Plan (“PfR Plan”). For fiscal 2014, the HRC Committee determined that these measures could be better influenced over the long term. As such, HP Co. removed the ROIC/RTSR multiplier from the PfR Plan and added both performance metrics to the long-term incentive (“LTI”) program. As a result, the maximum annual cash incentive opportunity under the PfR Plan was reduced from 350% to 250% of target. ROIC and RTSR measures were incorporated into HP Co.’s LTI program (see discussion below). For fiscal 2014, the performance metrics for the PfR Plan were revenue, net profit, free cash flow as a percentage of revenue and management business objectives (“MBOs”).

•	Mix of Long-term Incentive Awards. HP Co. LTI awards continued to be 70% performance-based and 30% time-based. However, the mix of performance-based LTI awards changed in fiscal 2014 from 70% to 40% in performance-contingent stock options (“PCSOs”), and HP Co. introduced performance-adjusted restricted stock units (“PARSUs”) with a 30% weighting to include RTSR and ROIC measures in HP Co.’s LTI awards. The remaining 30% of the total LTI value continued to be awarded as time-based restricted stock units (“RSUs”).

Executive Compensation Philosophy

The HP Co. board of directors and the HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of HP Co.’s executives with those of HP Co.’s stockholders. To fulfill this mission, HP Co. has a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. HP Co.’s compensation programs have been structured to balance near-term results with long-term success, enabling HP Co. to attract, retain, focus and reward its executive team for delivering stockholder value. The table below summarizes key elements of HP Co. fiscal 2014 compensation programs relative to this philosophy.

ALIGNMENT WITH STOCKHOLDERS
Pay-for-Performance	Corporate Governance
• The majority of target total direct compensation for executives is performance-based as well as equity-based to align their rewards with stockholders value	• HP Co. generally does not enter into individual executive compensation agreements

• Total direct compensation is targeted at the median of HP Co.’s market	• HP Co. devotes significant time to management succession planning and leadership development efforts

• Actual realized total direct compensation and pay positioning is designed to fluctuate with, and be commensurate with, actual performance	• HP Co. maintains a market-aligned severance policy for executives that does not have automatic single-trigger equity vesting upon a change in control

• Incentive awards are heavily dependent upon HP Co.’s stock performance, and are measured against	• The HRC Committee utilizes an independent compensation consultant
objective financial metrics which HP Co. believes link either directly or indirectly to the creation of	• HP Co.’s compensation programs do not encourage imprudent risk-taking

ALIGNMENT WITH STOCKHOLDERS
Pay-for-Performance	Corporate Governance
value for its stockholders. In addition, 25% of HP Co.’s target annual bonus is contingent upon the achievement of qualitative objectives that HP Co. believes will contribute to its long-term success	• HP Co. maintains stock ownership guidelines for executive officers and non-employee directors

• HP Co. balances growth and return objectives, top and bottom line objectives, and short- and long-term objectives to reward for overall performance that does not over-emphasize a singular focus

•    HP Co. prohibits executive officers and directors from engaging in any form of hedging transaction, and with limited exceptions, from holding HP Co. securities in margin accounts and pledging as collateral for loans*

•    A significant portion of HP Co.’s long-term incentives are delivered in the form of PCSOs, which vest only if sustained stock price appreciation is achieved, and PARSUs, which vest only upon the achievement of two- and three-year RTSR and ROIC objectives

• HP Co. conducts a robust stockholder outreach program throughout the year

• HP Co. provides no supplemental defined benefit pensions	• HP Co. discloses its corporate performance goals and achievements relative to these goals

• HP Co. validates its pay-for-performance relationship on an annual basis

*	There were no exceptions in fiscal 2014.

Components of Compensation

HP Co.’s primary focus in compensating executives is on the longer-term and performance-based elements of compensation. The table below shows HP Co.’s pay components, along with the role and the determination factors for each pay component.

Pay Component	Role	Determination Factors
Base Salary	• Fixed portion of annual cash income	• Value of role in competitive marketplace • Value of role to HP Co. • Skills and performance of individual compared to the market as well as others in HP Co.

Annual Bonus (i.e., PfR Plan)	• Variable portion of annual cash income • Focus executives on annual objectives that support the long-term strategy and creation of value	• Target awards based on competitive marketplace and level of executive • Actual awards based on performance against annual corporate, business unit, and individual goals

Pay Component	Role	Determination Factors
Long-term Incentives: • PCSOs/Stock Options • RSUs • PARSUs • Performance-based Restricted Units (“PRUs”) • Other, as needed

•    Reinforce need for long-term sustained performance and completion of turnaround

•    Align interests of executives and stockholders, reflecting the time-horizon and risk to investors

•    Encourage equity ownership

•    Encourage retention

•    Target awards based on competitive marketplace, level of executive, and skills and performance of executive

•    Actual value relative to target based on performance against corporate goals and stock price performance

All Other: • Benefits • Perquisites • Severance Protection	• Support the health and security of HP Co.’s executives and their ability to save on a tax-deferred basis	• Competitive marketplace • Level of executive • Standards of good governance • Desire to de-emphasize

Relationship between CEO Pay and Performance

The HRC Committee regularly assesses the potential pay-for-performance relationships inherent in HP Co.’s pay programs. The table below shows various definitions of pay that can be used in conducting such an assessment:

Rationale/Pay Component	Target	Realized	Realizable
Rationale for use of definition	• Represents intended value of compensation • Treats options and other equity as though it were currency	• Recognizes that there is no assurance that this pay opportunity will be earned until it is actually earned • Represents income earned	• Matches time horizon of compensation with performance • Recognizes that unexercised options and unvested awards have inherent potential value

Base Salary	• Actual salary in fiscal year earned

Annual Bonus (i.e., PfR Plan)	• Target bonus for fiscal year	• Actual bonus in fiscal year earned

PCSOs/Stock Options	• # of stock options granted multiplied by the grant date fair value	• # of stock options exercised multiplied by the intrinsic value at time of exercise	• # of options outstanding multiplied by the Black-Scholes-Merton value at end of fiscal 2014 (including PCSOs for which performance goals have been met)

RSUs	• # of RSUs granted multiplied by the grant date price	• # of RSUs vested multiplied by the price at the time of vesting	• # of RSUs outstanding multiplied by the price at end of fiscal 2014

Rationale/Pay Component	Target	Realized	Realizable
PARSUs/PRUs	• # of target PARSUs/PRUs granted multiplied by the grant date fair value	• # of PARSUs/PRUs vested multiplied by the price at the time of vesting	• # of PARSUs/PRUs outstanding for which performance goals have been met multiplied by the price at end of fiscal 2014

All Other	• Actual value of all other compensation as reported

The first chart below shows Ms. Whitman’s three-year average annual pay for fiscal 2012–2014 calculated as target compensation, realized compensation and realizable compensation. The second chart below shows annualized total stockholder return (“TSR”) for fiscal 2012–2014, fiscal 2013–2014, and fiscal 2014.

3-Year Average Total Compensation

By Pay Definition, Fiscal 2012–2014 ($ in millions)

*	The HRC Committee set CEO target total direct compensation (salary, target bonus and long-term incentive value) at $17.5 million for fiscal 2014. The number shown here is a three-year average, and includes additional “All Other Compensation” and the grant date fair value of equity as determined after the grant for financial purposes.

Annualized Total Stockholder Return

Fiscal 2012–2014, Fiscal 2013–14 and Fiscal 2014

The charts above demonstrate a strong relationship between the CEO’s pay and performance since:

•	the pay mix is variable (96% of target pay) and equity-oriented (80% of target pay);

•	HP Co.’s TSR over the two most recent years (both absolutely and relative to the S&P 500 Index) reflects HP Co.’s turnaround results;

•	realizable pay has risen to 196% of target pay consistent with HP Co.’s stock price performance over the past two years and the CEO having received most of her target pay in equity, especially in fiscal 2012 and 2013 when her annual salary was $1 per year and the amount that would have been a normal “salary” was delivered in HP Co. equity. As a result, equity makes up 92% of realizable pay, with 64% coming from PCSOs, versus only 1% for salary; and

•	the compensation package has considerable holding power since realized compensation is only 25% of target, reflecting that a significant amount of granted compensation still needs to vest through time and performance.

Oversight and Authority over Executive Compensation

Role of the HRC Committee and its Advisors

The HRC Committee oversees and provides strategic direction to management regarding all aspects of HP Co.’s pay program for senior executives. It makes recommendations regarding the CEO’s compensation to the independent members of the HP Co. board of directors, and it reviews and approves the compensation of the remaining Section 16 officers. Each HRC Committee member is an independent non-employee director with significant experience in executive compensation matters. The HRC Committee employs its own independent compensation consultant, as well as its own independent legal counsel.

During fiscal 2014, the HRC Committee continued to retain Farient Advisors LLC (“Farient”) as its independent compensation consultant and Dentons US LLP (“Dentons”) as its independent legal counsel. Farient provides analyses and recommendations which inform the HRC Committee’s decisions, evaluates market pay data and competitive-position benchmarking, provides analysis and input on performance measures and goals, provides analysis and input on program structure, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the HRC Committee related to executive compensation, and works with the HRC Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders. Pursuant to SEC rules, the HRC Committee has assessed the independence of Farient and Dentons, and concluded each is independent and that no conflict of interest exists that would prevent Farient or Dentons from independently representing the HRC Committee. Neither Farient nor Dentons performs other services for HP Co., and neither will do so without the prior consent of the HRC Committee chair. Both Dentons and Farient meet with the HRC Committee chair and the HRC Committee outside the presence of management.

The HRC Committee met eight times in fiscal 2014, and seven of these meetings included an executive session. The HRC Committee’s independent advisors participated in most of the meetings and, when requested by the HRC Committee chair, in the preparatory meetings and the executive sessions.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, HP Co. management considers market competitiveness, business results, experience and individual performance in evaluating NEO compensation. The Executive Vice President, Human Resources and other members of HP Co.’s human resources organization, together with members of HP Co.’s finance organization and the Office of the General Counsel, work with the CEO to design and develop compensation programs, to recommend changes to existing plans and programs applicable to our NEOs and other senior executives of HP Co., to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the HRC Committee in making its decisions, and, ultimately, to implement the decisions of the HRC Committee. During fiscal 2014, HP Co. management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as their compensation consultant. The HRC Committee took into consideration that Meridian provided executive compensation-related services to HP Co. management when it evaluated any information and analyses provided by Meridian.

During fiscal 2014, Ms. Whitman reviewed HP Co.’s fiscal 2014 compensation programs and provided input to the HRC Committee regarding performance metrics and the setting of appropriate performance targets. Ms. Whitman also recommended MBOs for our NEOs and the other senior executives of HP Co. who report directly to her. All modifications to the compensation programs were discussed and approved by the HRC Committee. Ms. Whitman is subject to the same financial performance goals as the HP Co. executives who lead global functions and Ms. Whitman’s MBOs and compensation are established by the HRC Committee in executive session and recommended to the independent members of the HP Co. board of directors for approval. Ms. Whitman is not involved in the approval of her own performance goals or compensation.

Use of Comparative Compensation Data and Compensation Philosophy

Each year, the HRC Committee reviews the compensation of HP Co.’s Section 16 officers and compares it to that of the Section 16 officers of HP Co.’s peer group companies. The HRC Committee finds this information useful in evaluating whether HP Co.’s pay practices are current and competitive. This process starts with the selection of an appropriate group of peer companies for comparison purposes. The HRC Committee continues to use a “rules-based” approach for determining HP Co.’s executive compensation peer group. Under this approach, the peer group companies for fiscal 2014 were determined using six screening criteria:

•	revenue in excess of 25% of HP Co.’s revenue for technology companies and between 50% and 250% of HP Co.’s revenue for companies in other industries;

•	current market capitalization greater than $25 billion;

•	membership in the S&P 500 Index, the Dow Jones 30 Index and/or the Dow Jones Global Titans Index;

•	industries including information technology, industrials, materials, telecommunications services, consumer discretionary and consumer staples;

•	pay practices and strategies consistent with U.S.-based systems; and

•	global scope and complexity commensurate with HP Co.’s business.

For fiscal 2014, the HRC Committee changed the revenue screening criterion from revenue amounts expressed “in dollars” to revenue amounts expressed “as percentages of HP Co.’s revenue” so that this criterion reflects changes in HP Co.’s revenue over time.

The HRC Committee believes that use of this methodology continues to produce an appropriate peer group that is large and diverse enough so that the addition or elimination of an individual company does not alter the overall analysis.

As a result of the screening process, no changes were made to the fiscal 2014 peer group. While EMC Corporation did not pass the revenue screen for technology companies, United Technologies Corporation did not pass the revenue screen for non-technology companies, and Dell Inc. no longer passes the market cap screen, the HRC Committee decided to retain them in the peer group for relevance and consistency.

The HP Co. peer group for fiscal 2014 consisted of the following companies:

Company Name	Revenue
($ in billions)*
Chevron Corporation	228.85
Apple Inc.	182.80
Ford Motor Company	146.92
General Electric Company	146.05
AT&T Inc.	128.75
Verizon Communications Inc.	120.55
Hewlett-Packard Company	111.45
International Business Machines Corporation	99.75
Microsoft Corporation	86.83
The Boeing Company	86.62
The Procter & Gamble Company	83.06
Johnson & Johnson	71.31
PepsiCo, Inc.	66.42
United Technologies Corporation	62.63
Google Inc.	59.83
Dell Inc.	56.94
Caterpillar Inc.	55.66
Intel Corporation	52.71
Cisco Systems, Inc.	47.14
Oracle Corporation	38.28
EMC Corporation	23.22

*	Represents fiscal 2013 reported revenue, except fiscal 2014 reported revenue is provided for Apple, HP Co., Microsoft, Procter & Gamble, Cisco Systems and Oracle.

In reviewing comparative pay data from these companies against pay for HP Co.’s Section 16 officers, the HRC Committee evaluated some data using regression analysis to adjust for size differences between HP Co. and the peer group companies. In addition, HP Co. excluded particular data points of certain companies if they were anomalous and not representative of market practices.

As in fiscal 2012 and 2013, in fiscal 2014 the HRC Committee set target compensation levels generally at or near the market median (although in some cases higher for attraction and retention purposes).

Process for Setting and Awarding Executive Compensation

A broad range of facts and circumstances is considered in setting HP Co. overall executive compensation levels. Among the factors considered for HP Co. executives generally, and for our NEOs in particular, are market competitiveness, internal equity and individual performance. The weight given to each factor may differ from year to year, is not formulaic and may differ among individual NEOs in any given year. For example, when HP Co. recruits externally, market competitiveness, experience and the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may factor more heavily in the analysis.

Because such a large percentage of NEO pay is performance-based, the HRC Committee spends significant time determining the appropriate goals for HP Co.’s annual- and long-term incentive pay plans. In general, management makes an initial recommendation for the goals, which is then reviewed and discussed by the HRC Committee and its independent advisors. Major factors considered in setting goals for each fiscal year are business results from the most recently completed fiscal year, segment-level strategic plans, macroeconomic factors, competitive performance results and goals, conditions or goals specific to a particular business segment and strategic initiatives. To permit eligible compensation to qualify as “performance-based compensation” under Section 162(m) of the Code, the HRC Committee sets the overall funding target for the “umbrella” structure for the annual bonuses, and sets performance goals for annual bonuses and equity awards within the first 90 days of the fiscal year.

Following the close of the fiscal year, the HRC Committee reviews actual financial results and MBO performance against the goals set by the HRC Committee under HP Co.’s incentive compensation plans for that year, with payouts under the plans determined by reference to performance against the established goals. The HRC Committee meets in executive session to review the MBO results for the CEO and to determine a recommendation for her annual cash incentive award to be approved by the independent members of the HP Co. board of directors.

In setting incentive compensation for the NEOs, the HRC Committee generally does not consider the effect of past changes in stock price or expected payouts or earnings under other plans. In addition, incentive compensation decisions are made without regard to length of service or prior awards. For example, NEOs with longer service at HP Co. or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in a given year compared to NEOs with shorter service or who are not eligible for retirement.

Determination of Fiscal 2014 Executive Compensation

Under the HP Total Rewards Program, executive compensation consists of the following elements: base salary, annual incentive pay, long-term incentive pay, benefits and perquisites.

2014 Base Salary

Consistent with HP Co.’s philosophy of tying pay to performance, HP Co. executives receive a relatively small percentage of their overall compensation in the form of base salary. Consistent with the practice of HP Co.’s peer group companies, the NEOs are paid an amount in the form of base salary sufficient to attract qualified executive talent and maintain a stable management team. The HRC Committee aims to have executive base salaries set at or near the market median for comparable positions and comprise 10% to 20% of the NEOs’ overall compensation, consistent with the practice of HP Co.’s peer group companies.

As discussed above under “—Fiscal 2014 Compensation Highlights,” when Ms. Whitman joined HP Co. as CEO, the HP Co. board of directors established an initial salary of $1 per year, reflecting HP Co.’s plan for a turnaround. For fiscal 2014, considering the stage of HP Co.’s planned turnaround, the HP Co. board of directors decided it would be appropriate to begin paying Ms. Whitman a salary consistent with the median of HP Co.’s peer group. Accordingly, Ms. Whitman received a salary of $1.5 million. The HP Co. board of directors maintains a total CEO target compensation package that approximates the competitive median of HP Co.’s market and is consistent with HP Co.’s pay positioning strategy and pay-for-performance philosophy.

The HRC Committee usually establishes executive base salaries at the beginning of the fiscal year. In November 2013, based on their performance and anticipated future contributions, and considering the market data described above, the HRC Committee increased Ms. Lesjak’s and Mr. Kadifa’s salaries from $835,000 to $850,000, and from $700,000 to $735,000, respectively. For both Ms. Lesjak and Mr. Kadifa, this brought their total target compensation closer to the peer group median. Mr. Veghte’s and Mr. Nefkens’ salaries remained at $935,000 and $700,000, respectively, for fiscal 2014.

2014 Annual Incentive Pay

HP Pay-for-Results (PfR) Plan Structure

Our NEOs are eligible to receive annual incentive pay under the PfR Plan. For fiscal 2014, the HRC Committee again established an “umbrella” formula for the maximum bonus and then exercised negative discretion in setting actual bonuses. Under the umbrella formula, each Section 16 officer was allocated a share of 0.75% of net earnings, subject to a maximum bonus of 250% of target bonus, and the maximum $10 million cap under the PfR Plan. Below this umbrella funding structure, actual payouts were determined based upon financial metrics and MBOs established by the HRC Committee for Section 16 officers and by the independent members of the HP Co. board of directors for the CEO.

For fiscal 2014, the funding metric used to determine deductibility under Section 162(m) of the Code was approved, as required, within the first 90 days of the fiscal year. After the end of the fiscal year, the actual funding based on this metric was certified, and it exceeded the maximum potential bonus for the combined Section 16 officers.

The target annual incentive awards for fiscal 2014 were set at 200% of salary for the CEO and 125% of salary for the other NEOs, with a maximum of 250% of target.

Consistent with HP Co.’s intention to focus business leaders more directly on the financial performance of their own businesses, for fiscal 2014, the performance metrics approved by the HRC Committee consisted of three core financial metrics (i.e., revenue, net earnings/profit, and free cash flow as a percentage of revenue) and, as a fourth metric, MBOs, with each metric weighted equally at 25% of the target award value.

As noted above under “—Fiscal 2014 Compensation Highlights,” the maximum annual cash incentive opportunity under the PfR Plan was reduced from 350% to 250% of target as a result of moving ROIC and RTSR metrics from the PfR Plan to the LTI program.

The 2014 incentive plan structure is shown in the chart below:

Fiscal 2014 Annual Incentive Plan

	Corporate or Business Unit (“BU”) Goals
Key Design Elements	Revenue(1) ($ in billions)	Net Earnings/ Profit ($ in billions)	Free Cash Flow as a % of Revenue (%)	MBOs	% Payout(2) (%)
Weight	25%	25%	25%	25%
Linkage:
Global Function Executives(3)	Corporate	Corporate	Corporate	Individual
Business Unit (“BU”) Executives(4)	BU	BU	Corporate	Individual
Corporate Performance Goals:
Maximum	N/A	—	—	Various	250%
Target	$109.2	$8.1	5.9%	Various	100%
Threshold	—	—	—	Various	0%

(1)	For revenue above target, weight is moved to net earnings/profit if net earnings/profit is also above target, or is capped at target.
(2)	Interpolate for performance between discrete points.

(3)	The Global Function Executives include Ms. Whitman and Ms. Lesjak.
(4)	The BU Executives include Mr. Veghte, Mr. Nefkens and Mr. Kadifa.

The specific metrics, their linkage to corporate/business unit results and the weighting that was placed on each were chosen because the HRC Committee believed that:

•	performance against these metrics, in combination, would link to enhanced value for stockholders, capturing both the top and bottom line, as well as cash and capital efficiency;

•	requiring both revenue and profitability above target in order to achieve an above-target payout on these two measures would encourage the pursuit of profitable revenue;

•	a linkage to business unit results for business unit executives would help drive accountability;

•	a balanced weighting would limit the likelihood of rewarding executives for excessive risk-taking;

•	a balance of measures would avoid paying for the same performance twice; and

•	MBOs would enhance focus on business objectives, such as operational objectives, strategic initiatives, succession planning, and people development, which will be important to the long-term success of HP Co.

The definition of and rationale for each of the financial performance metrics that was used is described in greater detail below:

Fiscal 2014 PfR
Financial Performance Metrics(1)	Definition	Rationale for Metric
Corporate Revenue	Net revenue as reported in HP Co.’s Annual Report on Form 10-K for fiscal 2014	Reflects top line financial performance, which HP Co. believes is a strong indicator of HP Co.’s long-term ability to drive stockholder value
Business Revenue(2)	Business net revenue as reported in HP Co.’s Annual Report on Form 10-K for fiscal 2014

Corporate Net Earnings	Non-GAAP net earnings, as defined and reported in HP Co.’s fourth quarter fiscal 2014 earnings press release, excluding bonus net of income tax(3)	Reflects bottom line financial performance, which HP Co. believes is directly tied to stockholder value on a short-term basis
Business Net Profit (“BNP”)(2)	Business owned operating profit plus bonus net of income tax

Corporate Free Cash Flow	Cash flow from operations less net capital expenditures (gross purchases less retirements) divided by net revenue (expressed as a percentage of revenue)	Reflects efficiency of cash management practices, including working capital and capital expenditures

(1)	While HP Co. reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), HP Co.’s financial performance targets and results under its incentive plans are sometimes based on non-GAAP financial measures. The financial results, whether GAAP or non-GAAP, may be further adjusted as permitted by those plans and approved by the HRC Committee. HP Co. reviews GAAP to non-GAAP adjustments and any other adjustments with the HRC Committee to ensure performance takes into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to HP Co.’s executive compensation program and should not be used or applied in other contexts.

(2)	For fiscal 2014, PfR Plan payments for Mr. Veghte, Mr. Nefkens and Mr. Kadifa were determined partly based on the Business Revenue and BNP for their respective business units, and partly on Corporate Free Cash Flow.
(3)	Fiscal year 2014 non-GAAP net earnings of $7.1 billion excludes after-tax costs of $2.1 billion related to the amortization of intangible assets, restructuring charges and acquisition-related charges. HP Co.’s management uses non-GAAP net earnings to evaluate and forecast HP Co.’s performance before gains, losses, or other charges that are considered by HP Co.’s management to be outside of HP Co.’s core business segment operating results. HP Co. believes that presenting non-GAAP net earnings provides investors with greater visibility to the information used by HP Co.’s management in its financial and operational decisionmaking. HP Co. further believes that providing this additional non-GAAP information helps investors understand HP Co.’s operating performance and evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP diluted net earnings.

At its November 2014 meeting, the HRC Committee reviewed and certified performance against the financial metrics as follows:

Fiscal 2014 PfR Plan Performance Against Financial Metrics(1)

Metric	Weight(2)	Target ($ in billions)	Result ($ in billions)	Percentage of Target Annual Cash Incentive Funded
Corporate Revenue(3)	25.0%	$109.2	$111.5	25.0%
Corporate Net Earnings	25.0%	$8.1	$8.0	23.1%
Corporate Free Cash Flow (% of revenue)(4)	25.0%	5.9%	6.9%	60.7%

Total	75.0%	—	—	108.8%

(1)	Ms. Whitman and Ms. Lesjak received PfR Plan payments based on corporate financial metrics. Mr. Veghte received a PfR Plan payment based on Enterprise Group Business Revenue and BNP, and Corporate Free Cash Flow. In addition, upon his promotion to Executive Vice President, Enterprise Group in August 2013 and to counter an offer for a leadership role at an external company, Mr. Veghte’s PfR Plan payment was guaranteed at target. Mr. Nefkens received a PfR Plan payment based on Enterprise Services Business Revenue and BNP, and Corporate Free Cash Flow. Mr. Kadifa received a PfR Plan payment based on HP Software Business Revenue and BNP, and Corporate Free Cash Flow.
(2)	The financial metrics were equally weighted to account for 75% of the target annual cash incentive.
(3)	Under the PfR Plan, revenue funding is capped at target unless earnings or profit is achieved above target. Consistent with the design of the PfR Plan, although the Corporate Revenue Result was above target, funding was capped at target (25%) since the Corporate Net Earnings Result was achieved below target (23.1%).
(4)	Corporate Free Cash Flow (as a percentage of revenue) results have been adjusted to exclude the impact of the following extraordinary items: capital lease volume variance, restructuring, tax impact variances, certain working capital program benefits, and changes in the timing of payments related to software licensing agreements. This adjustment reduced the result from 8.4% to 6.9% and the annual incentive cash payout from 62.5% to 60.7% for this metric.

With respect to performance against the MBOs, the independent members of the HP Co. board of directors evaluated the CEO’s performance during an executive session held in November 2014. The evaluation included an analysis of Ms. Whitman’s performance against all of her MBOs, which included, but were not limited to: continuing to execute the turnaround plan; improving operating processes and tools; driving cost structure savings; improving cloud and go-to-market capabilities; continuing to strengthen the leadership team, optimizing portfolio of products and services, improving sales operations performance; helping business unit leaders achieve key objectives; and reviewing strategic options. After conducting a thorough review of Ms. Whitman’s performance, the independent members of the HP Co. board of directors determined that Ms. Whitman’s MBO performance had been achieved above target. Ms. Whitman’s accomplishments included:

•	completed rigorous review of strategic options and established plan to separate HP Co. into two industry-leading companies;

•	created HP Co.’s strongest portfolio of products and services in a decade and reinvigorated HP Co.’s culture of innovation;

•	strengthened cloud leadership and capabilities; acquired Eucalyptus;

•	continued making improvements in tools and processes, including implementation of Workday; and

•	completed comprehensive talent reviews and strengthened leadership team.

The CEO evaluated the performance of each of the other Section 16 officers of HP Co. and presented the results of those evaluations to the HRC Committee at its November 2014 meeting. The evaluations included an analysis of the officers’ performance against all of their MBOs. The HRC Committee concurred in the CEO’s assessment of the degree of attainment of the MBOs of the other Section 16 officers. The results of these evaluations and selected MBOs for the other NEOs are summarized below.

Ms. Lesjak. The HRC Committee determined that Ms. Lesjak’s MBO performance had been achieved at target. Her MBOs included, but were not limited to: improving forecast accuracy; enabling cross-BU business and deals; improving cost structure and optimizing the business; increasing employee engagement and retention of top talent; continuing to build finance capabilities, including corporate analytics; optimizing product portfolio; improving sales compensation and strategy; and reviewing strategic options for HP Co.

Mr. Veghte. The HRC Committee determined that Mr. Veghte’s MBO performance had been achieved at target. His MBOs included, but were not limited to: accelerating product and service innovation; implementing a new operating model, improving cloud capabilities; building a winning culture and increasing employee engagement; improving sales compensation and strategy; optimizing product portfolio; and rapidly improving customer and partner satisfaction.

Mr. Nefkens. The HRC Committee determined that Mr. Nefkens had achieved most of his objectives, and that on balance, this constituted partial achievement of his MBOs. His MBOs included, but were not limited to: improving cost structure; growing sales through alliances; driving cultural transformation and increasing employee engagement; strengthening key talent and leadership team; optimizing services portfolio; and improving sales compensation and strategy.

Mr. Kadifa. The HRC Committee determined that Mr. Kadifa had achieved most of his objectives, and that on balance, this constituted partial achievement of his MBOs. His MBOs included, but were not limited to: driving a focus on growth, increasing employee engagement; continue building and strengthening key talent and leadership team; optimizing channel strategy and programs; and improving sales compensation and strategy.

Based on the findings of these performance evaluations, the HRC Committee (and, in the case of the CEO, the independent members of the HP Co. board of directors) evaluated performance against the non-financial metrics for our NEOs as follows:

Fiscal 2014 PfR Plan Performance Against Non-Financial Metrics (MBOs)

Named Executive Officer	Actual Performance as a Percentage of Target Performance (%)	Weight(1) (%)	Percentage of Target Annual Incentive Cash Funded (%)
Margaret C. Whitman	140	25	35
Catherine A. Lesjak	100	25	25
A. George Kadifa	80	25	20
William L. Veghte	100	25	25
Michael G. Nefkens	60	25	15

(1)	Performance against non-financial metrics is weighted to account for 25% of the target annual cash incentive.

Based on the level of performance described above on both the financial and non-financial metrics for fiscal 2014, the payouts to our NEOs under the PfR Plan were as follows:

Fiscal 2014 PfR Plan Annual Cash Incentive Payout

	Percentage of Target Annual Cash Incentive Funded		Total Annual Cash Incentive Payout
Named Executive Officer	Financial Metrics (%)	Non-Financial Metrics (%)	As % of Target Annual Cash Incentive (%)	Payout ($)
Margaret C. Whitman	108.8	35.0	143.8	4,314,000
Catherine A. Lesjak	108.8	25.0	133.8	1,421,392
A. George Kadifa	70.6	20.0	90.6	832,108
William L. Veghte	85.7	25.0	110.7	1,293,931
Michael G. Nefkens	70.4	15.0	85.4	747,199

Fiscal 2014 Long-Term Incentive Compensation

At the beginning of fiscal 2014, the HRC Committee established a total long-term incentive target value for each NEO. Of that amount, 40% was awarded in the form of PCSOs, 30% was awarded in the form of PARSUs and 30% was awarded in the form of time-based RSUs. The high proportion of performance-based awards reflects HP Co.’s pay-for-performance philosophy. The time-based awards facilitate retention, which is also an important goal of HP Co.’s executive compensation program.

2014 Performance-Contingent Stock Options

The fiscal 2014 PCSO awards will vest in three tranches provided certain stock price requirements are met. Specifically,

•	one-third of the PCSO award will vest upon either (i) continued service of one year and HP Co.’s closing stock price is at least 10% over the grant date stock price for at least 20 consecutive trading days within two years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant;

•	one-third will vest upon either (i) continued service for two years and HP Co.’s closing stock price is at least 20% over the grant date stock price for at least 20 consecutive trading days within three years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; and

•	one-third will vest upon either (i) continued service of three years and HP Co.’s closing stock price is at least 30% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant.

The HRC Committee determined that the fiscal 2014 change to three vesting tranches from two vesting tranches were appropriate based on an analysis conducted by Farient that showed that the new structure will encourage more consistent stockholder value creation over time while maintaining comparable stock increase requirements. Moreover, the HRC Committee included the seven-year relative TSR measure for retention and to encourage long-term relative value creation. If neither the stock price goals nor the TSR performance goal has been met by the seventh anniversary of the grant date, the PCSOs will be forfeited.

As of the end of fiscal 2014, all stock price appreciation conditions have been met and the 2014 PCSO awards will begin to vest annually with continued service starting in fiscal 2015. For additional information, please see “—Grants of Plan-Based Awards in Fiscal 2014.”

2014 Performance-Adjusted Restricted Stock Units

PARSUs are a new long-term incentive compensation vehicle granted in fiscal 2014 to all of our NEOs and HP Co.’s other executive officers. The PARSUs have a two- and a three-year performance period that began at the beginning of fiscal 2014 and will end at the end of fiscal 2015 and 2016, respectively. Under this program, 50% of the PARSUs are eligible for vesting based on performance over two years with continued service, and 50% of the PARSUs are eligible for vesting based on performance over three years with continued service. The two- and three-year awards are equally weighted between RTSR and ROIC performance. This structure is depicted in the chart below.

2014-2016 PARSUs

Key Design Elements	ROIC vs. Internal Goals		Relative TSR vs. S&P 500		Payout
Weight	25%	25%	25%	25%	% of Target (2)
Performance/Vesting Periods(1)	2 years	3 years	2 years	3 years
Performance Levels:
Max	Target to be disclosed after the end of the performance periods		> 90th percentile		200%
> Target			70th percentile		150%
Target			50th percentile		100%
Threshold			25th percentile		50%
< Threshold			< 25th percentile		0%

(1)	Performance measurement and vesting occur at the end of the two- and three-year periods.
(2)	Interpolate for performance between discrete points.

Internal ROIC goals were set after consideration of historical performance, internal budgets, external expectations and peer group performance.

The PARSUs are structured to vest 50% over two and 50% over three years because this time horizon is consistent with HP Co.’s turnaround plan. Relative TSR was chosen as a performance measure because it is a direct measure of stockholder value, and complements the absolute measure of stock price growth inherent in the PCSOs. ROIC was chosen because it measures capital efficiency, which is a key driver of stockholder value.

For more information on grants of PARSUs to our NEOs during fiscal 2014, see “—Grants of Plan-Based Awards in Fiscal 2014.”

2014 Restricted Stock Units

Except as noted below, 2014 RSUs vest ratably on an annual basis over three years from the grant date. Three-year vesting is common in HP Co.’s industry and corresponds to the timeframe of HP Co.’s turnaround efforts.

Upon his promotion to Executive Vice President, Enterprise Services in fiscal 2013, Mr. Nefkens received a special, one-time RSU award opportunity linked to the profitability of Enterprise Services in lieu of his continued participation in a similar cash incentive program for senior vice presidents. Under the program, Mr. Nefkens was eligible to receive an award if Enterprise Service-owned operating profit (“OOP”) exceeded target with a maximum award of $2.625 million if OOP exceeded target by $300 million, with straight line interpolation between target and maximum. At its November 2013 meeting, the HRC Committee reviewed and approved an Enterprise Services’ OOP result of $49 million above target and a resulting RSU award of $428,750 granted to Mr. Nefkens in December 2013. This RSU award vested 50% on the first anniversary of the grant date and will vest 50% on the second anniversary of the grant date subject to his continued employment.

For more information on grants of RSUs to our NEOs during fiscal 2014, see “—Grants of Plan-Based Awards in Fiscal 2014.”

Performance-Based Restricted Units Granted in Fiscal 2012

No PRUs were granted in fiscal 2014; however, PRUs were granted in fiscal 2012 for which fiscal 2014 is part of the performance period. Each PRU award reflects a target number of shares that may be issued to the award recipient at the end of the three-year performance period (i.e., fiscal 2012 to fiscal 2014). At the end of each fiscal year, the HRC Committee certifies performance against the applicable performance targets, and units representing the level of achievement during that fiscal year are “banked” for potential payout at the end of the three-year performance period. The HRC Committee determines the actual number of shares the recipient receives at the end of the three-year period based on results achieved versus performance targets over the performance period. The actual number of shares a recipient receives ranges from zero to two times the target number of shares depending on performance during the three-year period, and subject to continuing employment.

HP Co. used cash flow from operations as a percentage of revenue and revenue growth, weighted 70% and 30%, respectively, as the financial performance metrics for the PRUs granted in fiscal 2012. Cash flow and revenue growth goals were set at the beginning of each fiscal year in the three-year performance period, and performance was reviewed at the end of each fiscal year. A percentage between zero and 200% was applied to one-third of a participant’s cash flow target award each year to determine the number of units to be credited for that year based upon the extent to which the performance goals were achieved.

The actual performance achievement as a percent of target for the fiscal 2012 PRU awards as of the end of fiscal 2014 is summarized in the table below:

	Cash Flow From Operations as a Percentage of Revenue(1)			Revenue Growth			Award Payout
	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2012	Fiscal 2013	Fiscal 2014
Fiscal 2012 PRUs	17.0%	164.3%	175.6%	56.8%	0.0%	199.7%	108.9%

(1)

While HP Co. reports its financial results in accordance with U.S. GAAP, some financial performance targets under HP Co.’s incentive plans are based on non-GAAP financial measures that have been adjusted to exclude certain items. HP Co. uses adjusted non-GAAP measures when it believes they more effectively reflect HP Co.’s core business performance. As a result of these adjustments, the financial measures used for purposes of HP Co.’s incentive plans may differ from the financial measures included in HP Co.’s financial statements for financial reporting purposes. In particular, when assessing cash flow performance for purposes of the PRU program, the HRC Committee evaluates whether proposed specific and limited adjustments should be made for certain predetermined items, such as asset write downs, litigation claims or settlements, the effect of changes in tax laws or accounting principles or other similar types of extraordinary events, as permitted under the Second Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan (the “2004 Plan”). For fiscal 2013 and fiscal 2014, cash flow from operations as a percentage of revenue was calculated using adjusted non-GAAP cash flow from operations and GAAP net revenue. Fiscal 2012, 2013 and 2014 adjusted non-GAAP cash flow from operations reflected net reductions of $1.1 billion, $0.7 billion and $1.6 billion, respectively, to cash flow from operations calculated on a GAAP basis relating to: capital lease volume variance, restructuring, tax impact variances, certain working capital program benefits, and changes in the timing of payments related to software licensing agreements.

Special Retention Restricted Stock Unit Awards

In June 2011, the HRC Committee granted special retention awards of restricted stock units (“SRRSUs”) to key members of the executive team, including Ms. Lesjak, upon the recommendation of the then-current CEO. The awards were intended to provide both performance and retention incentives and vest after four years with accelerated vesting possible upon the attainment of certain stock price increases, which have not been achieved to date.

Special Performance-Contingent Stock Option Grant in Connection with Employment Offer Letter for Margaret C. Whitman as President and CEO

As discussed in HP Co.’s proxy statement for fiscal 2013, pursuant to the terms of the offer letter under which Ms. Whitman was elected President and CEO of HP Co., Ms. Whitman was granted PCSOs in fiscal 2011 eligible to vest in accordance with the vesting schedule and performance criteria described below:

•	800,000 of the PCSOs will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman’s continued employment on the first anniversary of the option grant date; and (ii) subject to Ms. Whitman’s continued employment on such date, the first date following the grant date that the closing price of HP Co.’s stock on the NYSE has met or exceeded 120% of the exercise price of the option for at least 20 consecutive trading days; and

•	800,000 of the PCSOs will vest, if at all, upon the satisfaction of both of the following criteria prior to the expiration of the eight-year term of the option: (i) Ms. Whitman’s continued employment on the second anniversary of the option grant date; and (ii) subject to Ms. Whitman’s continued employment on such date, the first date following the grant date that the closing price of HP Co.’s stock on the NYSE has met or exceeded 140% of the exercise price of the option for at least 20 consecutive trading days.

As of the end of fiscal 2014, both stock price appreciation and service conditions have been achieved and the awards fully vested in fiscal 2014. The PCSOs are subject to substantially the same terms and conditions as apply to options granted to other HP Co. executives under the 2004 Plan except if Ms. Whitman’s employment is involuntarily terminated without cause by HP Co., or is terminated due to Ms. Whitman’s death or disability then Ms. Whitman will retain the right to exercise the PCSOs with respect to vested shares during the one-year period following her termination (or until the original expiration date of the PCSOs, if earlier).

Special Performance-Contingent Stock Option and Incentive Opportunity Grants in Connection with Fiscal 2013 Role Change for Bill Veghte

As discussed in HP Co.’s proxy statement for fiscal 2013, Mr. Veghte assumed a new EVP role during fiscal 2013. In recognition of his assuming a new and increased role and responsibility, Mr. Veghte received a special equity award, including a grant of PCSOs. Mr. Veghte’s special PCSO award is divided into three equal tranches that must meet certain stock price hurdles and continued service in order to vest as described in last year’s HP Co. proxy statement. As of the end of fiscal 2014, all stock price appreciation conditions have been met and the first third of his PCSO award has vested, and the second and third tranches will vest with continued service, two and three years after grant, respectively.

In addition, Mr. Veghte received a special three-year incentive opportunity linked to the profitability performance of the Enterprise Group over fiscal 2014, 2015, and 2016. Under this plan, Mr. Veghte could receive a cash bonus of up to $3 million in December 2016 based on the average profit achievement over the three fiscal years. The performance metric is Enterprise Group BNP with the same threshold and target goals as under the PfR plan. No bonus is earned for performance at or below threshold, and the maximum bonus is earned for performance at target (with no additional bonus for performance above target). Linear interpolation is used to determine bonus earned for performance between threshold and target. Based on fiscal 2014 performance, no bonus has been earned and Mr. Veghte’s maximum bonus opportunity has been reduced to $2 million, in the aggregate, with respect to fiscal 2015 and 2016.

Fiscal 2015 Compensation Program

The HP Co. board of directors and the HRC Committee regularly explore ways to improve HP Co.’s executive compensation program. HP Co. engages with HP Co.’s stockholders to elicit their feedback, and HP Co. takes this feedback very seriously. In 2014, 90% of HP Co.’s shares voted were voted in favor of HP Co.’s “say-on-pay” proposal. HP Co. did not make any specific program changes for 2015 in response to this vote and determined that it would be appropriate to maintain the same overall program structure for 2015. However, within the overall program structure, HP Co. made two changes that HP Co. believes are in stockholders’ interests:

•	PfR Plan. For fiscal 2015, the maximum funding of Corporate Free Cash Flow will be limited to 150% of target if Corporate Net Earnings achievement is below target and limited to 100% of target if Corporate Net Earnings achievement is below threshold. When Corporate Net Earnings achievement is above target, the maximum funding level remains 250% of target. This adjustment was made to further support HP executives’ focus on all performance metrics in the PfR Plan.

•	PCSOs granted in fiscal 2015 will vest solely based on stock price appreciation goals and related service requirements, which remain the same as for grants made in fiscal 2014. However, fiscal 2015 PCSOs will not include an alternate opportunity to vest at the end of a 7-year performance period based on relative TSR performance. Relative TSR will still be part of the PARSU design.

Benefits

HP Co. does not provide its executives, including our NEOs, with special or supplemental defined benefit pension or health benefits. Our NEOs receive health and welfare benefits (including retiree medical benefits, if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to HP Co. employees generally.

Benefits under all of HP Co.’s U.S. pension plans were frozen effective December 31, 2007. Benefits under the EDS Pension Plan ceased upon HP Co.’s acquisition of EDS in 2009. As a result, no NEO or any other HP Co. employee accrued a benefit under any HP Co. U.S. defined benefit pension plan during fiscal 2014. The amounts reported as an increase in pension benefits are for those NEOs who previously accrued a benefit in a defined benefit pension plan prior to the cessation of accruals and reflect changes in actuarial values only, not additional benefit accruals.

Our NEOs, along with other HP Co. executives who earn base pay or an annual cash incentive in excess of certain federal tax law limits, are eligible to participate in the HP Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer some of their compensation in order to also defer taxation on such amounts. This is a standard benefit plan also offered by most of HP Co.’s peer group companies. The EDCP permits deferral of base pay in excess of the amount taken into account under the qualified HP 401(k) Plan ($260,000 in fiscal 2014) and up to 95% of the annual cash incentive payable under the PfR Plan. In addition, HP Co. makes a 4% matching contribution to the plan on base pay contributions in excess of Internal Revenue Service (“IRS”) limits up to a maximum of two times that limit. This is the same percentage as that which those HP Co. executives are eligible to receive under the HP 401(k) Plan. In effect, the EDCP permits these HP Co. executives and all HP Co. employees to receive a 401(k)-type matching contribution on a portion of base-pay deferrals in excess of IRS limits. Amounts deferred or matched under the EDCP are credited with investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to HP Co. employees under the HP 401(k) Plan. No amounts earn above-market returns.

Consistent with its practice of not providing any special or supplemental executive defined benefit programs, including arrangements that would otherwise provide special benefits to the family of a deceased executive, in 2011 the HRC Committee adopted a policy that, unless approved by HP Co.’s stockholders pursuant to an advisory vote, HP Co. will not enter into a new plan, program or agreement or modify an existing plan, program or agreement with a Section 16 officer of HP Co. that provides for payments, grants or awards following the death of the officer in the form of unearned salary or unearned annual cash incentives, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity, perquisites, and other payments or awards made in lieu of compensation, except to the extent that such payments, grants or awards are provided or made available to HP Co.’s employees generally.

Perquisites

Consistent with the practices of many of HP Co.’s peer group companies, HP Co. provides a small number of perquisites to HP Co.’s senior executives, including our NEOs, as discussed below.

HP Co. provides our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among HP Co.’s peer group companies.

Due to HP Co.’s global presence, it maintains a certain number of corporate aircraft. Personal use of these aircraft by the CEO and some of her direct reports, including all of our NEOs, is permitted, subject to availability. The CEO may use HP Co. aircraft for personal purposes in her own discretion and, at times, is advised to use HP Co. aircraft for personal travel for security reasons. Members of HP Co.’s Executive Council may use HP Co. aircraft for personal purposes, if available and approved by the CEO. The CEO and Executive Council members are taxed on the value of this usage according to IRS rules. There is no tax gross-up paid on the income attributable to this value. In fiscal 2012, Ms. Whitman entered into a “time-sharing agreement” with HP Co., under which she reimburses HP Co. for costs incurred in connection with certain personal travel on corporate aircraft.

Following a global risk management review commissioned by the Audit Committee of the HP Co. board of directors, security systems were installed at the personal residences of some of HP Co.’s executives, including our NEOs. These protections are provided due to the range of security issues that may be encountered by key executives of any large, multinational corporation.

Severance Plan for Executive Officers

Our Section 16 officers (including all of our NEOs) are covered by the HP Severance Plan for Executive Officers (the “SPEO”), which is intended to protect HP Co. and its stakeholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of base pay and the average of the actual annual cash incentives paid for the preceding three years. In the case of our NEOs, the multiplier is 1.5. In the case of the CEO, the multiplier would have been 2.0 under the terms of the SPEO, but Ms. Whitman elected to be eligible for the same multiplier as the other NEOs. In all cases, this benefit will not exceed 2.99 times the sum of the executive’s base pay plus target annual cash incentive as in effect immediately prior to the termination of employment.

Although the majority of compensation for HP Co.’s executives is performance-based and largely contingent upon achievement of financial goals, the HRC Committee continues to believe that the SPEO provides important protection to our Section 16 officers and is appropriate for the attraction and retention of executive talent. In addition, HP Co. finds it more equitable to offer severance benefits based on a standard formula for our Section 16 officers because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations. As a result, and consistent with the practice of HP Co.’s peer group companies, other compensation decisions are not generally based on the existence of this severance protection.

In addition to the cash benefit, SPEO participants are eligible to receive (1) a pro rata annual cash incentive for the year of termination based on actual performance results, at the discretion of the HRC Committee, (2) pro rata vesting of unvested equity awards, if the executive has worked at least 25% of the applicable service vesting period and only if any applicable performance conditions have been satisfied, and (3) for payment of a lump sum health benefit stipend of an amount equal to 18 months’ COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed 18 times the monthly premiums for active employees in the same plan with the same level of coverage as of the date of termination.

Benefits in the Event of a Change in Control

HP Co. does not generally provide change in control benefits to its executive officers. While the HP Co. board of directors or the HRC Committee does have broad discretion to accelerate vesting of all stock and stock option awards upon a change in control, accelerated vesting is not automatic. This approach allows the HP Co. board of directors or the HRC Committee to decide whether to vest equity after taking into consideration the facts and circumstances of a given transaction. As a result, our NEOs could become fully vested in their outstanding equity awards upon a change in control of HP Co. only if the HP Co. board of directors or the HRC Committee affirmatively acts to accelerate vesting.

In addition, an involuntary termination of employment following a change in control of HP Co. could qualify as “involuntary termination, not for cause” within the meaning of the SPEO. This event would trigger the same level of benefits as though the termination occurred absent a change in control.

Other Compensation-Related Matters

Succession Planning

Among the HRC Committee’s responsibilities described in its charter is to oversee succession planning and leadership development. The HP Co. board of directors plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the HRC Committee. As part of this process, the independent HP Co. directors annually review the HRC Committee’s recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the HP Co. board of directors. In fiscal 2013, the HRC Committee conducted a full executive talent review of all Executive Council members, focusing specifically on Executive Council member succession plans with an emphasis on CEO succession. In connection with that review, the HRC Committee identified potential successors to the CEO and created development plans for these individuals.

In conjunction with the Executive Council member talent review, HP Co. management also reviewed potential successors for the top 119 roles across HP Co. In connection with that review, HP Co. concluded that “ready now” potential successors exist for approximately two-thirds of those roles, which represents an increase in the level of readiness of HP Co.’s talent compared to previous years. HP Co. created development plans for the potential successors who were identified as being ready in one to two years or three to five years. HP Co. also continued tracking development plans for roles at the vice president level or above. In addition, HP Co. expanded its executive talent review process to include all vice presidents and director-level employees, as well as critical roles beyond the top 119 roles. By the end of fiscal 2013, HP Co. had greater visibility into its talent pool down to the director level, and in fiscal 2014 it used that information to build the succession plans for the next tier of critical roles.

Stock Ownership Guidelines

HP Co.’s stock ownership guidelines are designed to increase executives’ equity stakes in HP Co. and to align executives’ interests more closely with those of HP Co.’s stockholders. The current guidelines provide that, within five years of assuming a designated position, the CEO should attain an investment position in HP Co.’s stock equal to seven times her base salary and all other HP Co. EVPs should attain an investment position equal to five times their base salary. Shares counted toward these guidelines include any shares held by the executive directly or through a broker, shares held through the HP 401(k) Plan, shares held as restricted stock, shares underlying time-vested RSUs, and shares underlying vested but unexercised stock options (50% of the in-the-money value of such options is used for this calculation). Ms. Lesjak is the only NEO who has been in a role covered by the HP Co. stock ownership guidelines for over five years and she is in compliance with the stock ownership guidelines. In addition, although they have not been in roles covered by HP Co.’s stock ownership guidelines for five years or more, all of our other NEOs held the required investment position in HP Co. stock as of the end of fiscal 2014.

The HRC Committee has adopted a policy prohibiting HP Co. executive officers from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) including, among other things, short sales and transactions involving publicly traded options. In addition, with limited exceptions, the HP Co. executive officers are prohibited from holding HP Co. securities in margin accounts and from pledging HP Co. securities as collateral for loans. HP Co. believes that these policies further align HP Co. executives’ interests with those of HP Co.’s stockholders.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing HP Co.’s compensation programs, including the accounting treatment as it applies to amounts awarded or paid to HP Co. executives.

The impact of federal tax laws on HP Co.’s compensation programs is also considered, including the deductibility of compensation paid to our NEOs, as limited by Section 162(m) of the Code. Most of HP Co.’s compensation programs are designed with the intention that compensation paid may be eligible to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of HP Co.’s compensation programs necessarily qualify for deductibility.

Policy on Recovery of Annual Cash Incentive in Event of Financial Restatement

In fiscal 2006, the HP Co. board of directors adopted a “clawback” policy that permits the HP Co. board of directors to recover certain annual cash incentives from senior executives of HP Co. whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery of annual cash incentives paid at or above target from those senior executives of HP Co. whose fraud or misconduct resulted in the restatement where the annual cash incentives would have been lower absent the fraud or misconduct, to the extent permitted by applicable law. Additionally, HP Co.’s incentive plan document allows for the recoupment of annual cash incentive and long-term incentive awards consistent with applicable law and the clawback policy. Also, in fiscal 2014, HP Co. added a provision to its equity grant agreements to clarify that they are subject to the clawback policy.

Historical Compensation of Named Executive Officers Prior to the Separation

Each of our NEOs was employed by HP Co. prior to the separation and, therefore, the information provided in the tables below for the fiscal years 2014, 2013 and 2012 reflects compensation earned at HP Co. and the design and objectives of the HP Co. executive compensation programs in place prior to the separation. The compensation decisions regarding our NEOs in such years were made by the HRC Committee or by the HP Co. CEO. Following the separation, compensation decisions in respect of our NEOs will be made by the Enterprise Compensation Committee. All references in the following tables to equity awards refer to awards granted by HP Co. in respect of shares of HP Co. common stock.

The amounts and forms of compensation reported in the tables below are not necessarily indicative of the compensation that our NEOs will receive following the separation, which could be higher or lower, because historical compensation was determined by HP Co. and future compensation at Hewlett Packard Enterprise will be determined in accordance with the compensation policies, programs and procedures to be established by the Enterprise Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the compensation historically awarded to, earned by, or paid to, our NEOs by HP Co. Titles refer to each NEO’s expected positions at Hewlett Packard Enterprise following the separation (except with respect to Ms. Lesjak, Mr. Kadifa and Mr. Veghte, whose titles refer to their positions at HP Co. at the end of fiscal 2014).

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Margaret C. Whitman	2014	1,500,058	—	8,147,637	5,355,075	4,314,000		—	295,394	19,612,164
President and Chief Executive Officer	2013	1	—	4,394,475	12,713,433	260,000	(6)	—	275,334	17,643,243
	2012	1	—	7,040,076	6,414,249	1,686,915		—	220,901	15,362,142

Catherine A. Lesjak	2014	850,033	—	3,447,082	2,265,610	1,421,392		356,262	33,137	8,373,516
Executive Vice President and Chief Financial Officer	2013	835,032	—	1,500,002	4,460,404	1,380,469		—	40,600	8,216,507
	2012	825,011	—	2,478,698	2,308,503	570,166		480,404	40,670	6,703,452

William L. Veghte	2014	935,036	1,168,795	3,760,466	2,471,578	125,136		—	40,370	8,501,381
Executive Vice President and General Manager, Enterprise Group	2013	866,776	1,083,470	3,450,021	9,926,810	295,303		—	22,469	15,644,849

Michael G. Nefkens	2014	700,027	—	3,437,154	1,977,266	747,199		107,736	19,575	6,988,957
Executive Vice President, Enterprise Services	2013	691,693	—	1,050,017	3,332,493	1,288,668		—	2,663,130	9,026,001

A. George Kadifa	2014	735,028	—	2,506,987	1,647,722	832,108		—	28,841	5,750,686
Executive Vice President, Strategic Relationships

(1)	Amounts shown represent base salary earned or paid during the fiscal year, as described under “Compensation Discussion and Analysis—Analysis of Elements of Fiscal 2014 Executive Compensation—Base Pay.”
(2)	No discretionary bonuses were awarded to our NEOs by the HRC Committee for fiscal 2012. The fiscal 2013 and 2014 bonus amounts for Mr. Veghte represents a guaranteed portion of his annual incentive bonus payable under the PfR Plan.
(3)	The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of HP Co. stock on the grant date. For PARSUs awarded in fiscal 2014, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year performance periods beginning with fiscal 2014 based on the probable outcome of performance conditions related to these PARSUs at the grant date. The 2014 PARSUs include both market-related (TSR) and internal (ROIC) performance goals as described under the “—Compensation Discussion and Analysis—Fiscal 2014 Long-term Incentive Compensation.” Consistent with the applicable accounting standards, the grant date fair value of the market-related TSR component has been determined using a Monte Carlo simulation model. The table below sets forth the grant date fair value for the PARSUs granted in fiscal 2014:

Name	Probable Outcome of Performance Conditions Grant Date Fair Value ($)*	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-related Component Grant Date Fair Value ($)**
Margaret C. Whitman	1,880,570	3,761,140	2,367,066
Catherine A. Lesjak	795,609	1,591,247	1,001,466
William L. Veghte	867,940	1,735,908	1,092,509
Michael G. Nefkens	694,352	1,388,733	874,015
A. George Kadifa	578,646	1,157,292	728,339

*

Amounts shown represent the grant date fair value of the PARSUs subject to the internal ROIC performance goal (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance for the two- and three-year performance periods beginning in fiscal 2014. The grant date fair value of the ROIC goal component of the PARSUs awarded on December 11, 2013 was $28.84 per unit, which was the closing share price of HP Co.’s common stock on January 15, 2014. A measurement date of January 15, 2014 was used for valuation purposes because the ROIC goals were approved on that date.
**	Amounts shown represent the grant date fair value of PARSUs subject to the market-related TSR goal component of the PARSUs, for which expense recognition is not subject to probable or maximum outcome assumptions. The weighted-average grant date fair value of the market-related TSR goal component of the PARSUs awarded on December 11, 2013 was $36.30 per unit, which was determined using a Monte Carlo simulation model. The significant assumptions used in this simulation model were a volatility rate of 39.5%, a risk-free interest rate of 0.6%, and a dividend yield rate of 2.2%.

(4)	The grant date fair value of PCSO awards is calculated using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5 to HP Co.’s consolidated financial statements in HP Co.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as filed with the SEC on December 18, 2014.
(5)	Amounts shown represent payouts under the PfR Plan (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).
(6)	Based on the previously established fiscal 2013 financial metrics and MBOs under the PfR Plan, the independent directors of the HP Co. board of directors determined that Ms. Whitman’s bonus for fiscal 2013 was approximately $3,970,000, or 132.3% of target, reflecting outstanding performance for the year. This reflected the HP Co. board of directors’ recognition of Ms. Whitman’s performance on behalf of HP Co., and the members’ assessment that her performance in fiscal 2013 was above target. In 2013, the HRC Committee established a target compensation level for Ms. Whitman aligned with the market median. This amount included a target LTI award of $13.4 million. Due to timing delays with the grant that were necessary to accommodate stock plan share limits and the associated stock price changes during those delays, and higher-than-planned financial valuations of the grant, the aggregate grant date fair value of the LTI award was $17.11 million or $3.71 million higher than the established target LTI. Accordingly, the independent directors determined it was in the best interest of HP Co. and its stockholders to offset this higher financial LTI valuation by the cash bonus otherwise payable to Ms. Whitman under the PfR Plan, resulting in Ms. Whitman receiving $3,710,000 of her $3,970,000 bonus through LTI grant value, and $260,000 in cash payment. This is reflected in the amount above.
(7)	Amounts shown represent the increase in the actuarial present value of NEO pension benefits during the applicable fiscal year. There is no amount shown for NEOs in a year where there has been a decrease in the actuarial present value of pension benefits, which occurred for Ms. Lesjak and Mr. Nefkens due to an increase in the discount rates used to determine these present values as of October 31, 2013 compared to those used as of October 31, 2012. As described in more detail under “Narrative to the Fiscal 2014 Pension Benefits Table” below, pension accruals have ceased for all NEOs, and NEOs hired after the dates that pension accruals ceased are not eligible to participate in any such pension plan. Accordingly, the amounts reported for the NEOs do not reflect additional accruals but reflect the passage of one more year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote (2) to the “Fiscal 2014 Pension Benefits Table” below. No HP Co. plan provides for above-market earnings on deferred compensation amounts, so the amounts reported in this column do not reflect any such earnings.
(8)	The amounts shown are detailed in the “All Other Compensation Table” below.

Fiscal 2014 All Other Compensation Table

The following table provides additional information about the amounts that appear in the “All Other Compensation” column in the “Summary Compensation Table” above:

Name	401(k) Company Match(1) ($)	NQDC Company Match(2) ($)	Security Services/ Systems(3) ($)	Legal Fees(4) ($)	Severance Payments(5) ($)	Personal Aircraft Usage(6) ($)	Miscella- neous(7) ($)	Total ($)
Margaret C. Whitman	20,000	—	443	—	—	251,666	23,285	295,394
Catherine A. Lesjak	10,146	—	2,181	—	—	215	20,595	33,137
William L. Veghte	7,800	10,200	—	—	—	4,370	18,000	40,370
Michael G. Nefkens	7,800	—	—	—	—	6,439	5,336	19,575
A. George Kadifa	10,400	—	—	15,000	—	215	3,226	28,841

(1)	Represents matching contributions made under the HP 401(k) Plan.
(2)	Represents matching contributions credited during fiscal 2014 under the HP Executive Deferred Compensation Plan with respect to the 2013 calendar year of that plan.

(3)	Represents home security services provided to the NEOs. Although security systems were installed at HP Co.’s request, consistent with SEC guidance, the expense is reported here as a perquisite due to the fact that there is an incidental personal benefit.
(4)	The amount reported for Mr. Kadifa represents reimbursement of legal fees incurred by Mr. Kadifa in connection with his employment transition.
(5)	No severance payments were made to any NEOs in fiscal 2014. Mr. Kadifa is eligible to receive severance payments in fiscal 2015 and 2016 that are not reported in fiscal 2014 compensation because his employment terminated in fiscal 2015 and because receipt of those payments is subject to the satisfaction of future performance conditions.
(6)	Represents the value of personal usage of HP Co. corporate aircraft. For purposes of reporting the value of such personal usage in this table, HP Co. uses data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering and supplies. For trips by NEOs that involve mixed personal and business usage, HP Co. includes the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income.
(7)	Generally includes amounts paid either directly to the executives or on their behalf for financial counseling, as follows: Ms. Whitman: $18,000; Ms. Lesjak: $18,000; and Mr. Veghte: $18,000; imputed income with respect to attendance at HP Co. events by the NEO’s spouse or other guest.

Narrative to the Summary Compensation Table

The amounts reported in the “Summary Compensation Table,” including base pay, annual and LTI award amounts, benefits and perquisites, are described more fully under “Compensation Discussion and Analysis.”

The amounts reported in the “Non-Equity Incentive Plan Compensation” column include amounts earned in fiscal 2014 by each of our NEOs under the PfR Plan. The narrative description of the remaining information in the “Summary Compensation Table” is provided in the narrative to the other compensation tables.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information on awards granted under the PfR Plan for fiscal 2014 and awards of RSUs, PCSOs, and PARSUs granted as part of fiscal 2014 long-term incentive compensation:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Margaret C. Whitman
PfR	11/1/2013	30,000	3,000,000	7,500,000	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	144,498	—	3,900,001
PCSO	12/11/2013	—	—	—	—	590,994	—	—	26.99	5,355,075
PARSU	12/11/2013	—	—	—	65,207	130,414	260,828	—	—	4,247,636

Catherine A. Lesjak
PfR	11/1/2013	10,625	1,062,500	2,656,250	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	61,134	—	1,650,007
PCSO	12/11/2013	—	—	—	—	250,036	—	—	26.99	2,265,610
PARSU	12/11/2013	—	—	—	27,588	55,175	110,350	—	—	1,797,076

William L. Veghte
PfR	11/1/2013	11,688	1,168,750	2,921,875	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	66,692	—	1,800,017
PCSO	12/11/2013	—	—	—	—	272,767	—	—	26.99	2,471,578
PARSU	12/11/2013	—	—	—	30,096	60,191	120,382	—	—	1,960,449

Michael G. Nefkens
PfR	11/1/2013	8,750	875,000	2,187,500	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	53,354	—	1,440,024
RSU	12/11/2013	—	—	—	—	—	—	15,886	—	428,763
PCSO	12/11/2013	—	—	—	—	218,214	—	—	26.99	1,977,266
PARSU	12/11/2013	—	—	—	24,077	48,153	96,306	—	—	1,568,367

A. George Kadifa
PfR	11/1/2013	9,188	918,750	2,296,875	—	—	—	—	—	—
RSU	12/11/2013	—	—	—	—	—	—	44,461	—	1,200,002
PCSO	12/11/2013	—	—	—	—	181,845	—	—	26.99	1,647,722
PARSU	12/11/2013	—	—	—	20,064	40,128	80,256	—	—	1,306,985

(1)	Amounts represent the range of possible cash payouts for fiscal 2014 awards under the PfR Plan.
(2)	PCSO awards vest as follows: one third of the PCSO award will vest upon either (i) continued service of one year and HP Co.’s closing stock price is at least 10% over the grant date stock price for at least 20 consecutive trading days within two years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; one third will vest upon either (i) continued service for two years and HP Co.’s closing stock price is at least 20% over the grant date stock price for at least 20 consecutive trading days within three years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant; and one third will vest upon either (i) continued service of three years and HP Co.’s closing stock price is at least 30% over the grant date stock price for at least 20 consecutive trading days within four years from the date of grant, or (ii) continued service for seven years and HP Co.’s TSR being at or above the 55th percentile relative to the S&P 500 in seven years from the date of grant. All PCSO awards have an eight-year term.
(3)

PARSU award amounts represent the range of shares that may be released at the end of the two- and three-year performance periods applicable to the PARSU award assuming achievement of threshold, target and maximum performance. PARSUs vest as follows: 50% of the PARSUs are eligible for vesting based on performance over two years with continued service, and 50% of the PARSUs are eligible for vesting based on performance over three years with continued service. The awards eligible for two-year vesting are 50% contingent upon HP Co.’s two-year RTSR and 50% contingent on HP Co.’s ROIC performance, and similarly, the awards eligible for three-year vesting are 50% contingent upon HP Co.’s three-year RTSR and 50% contingent on HP Co.’s ROIC performance. If HP Co.’s RTSR and ROIC performance is below threshold for the performance period, no shares will be released for the applicable segment. For additional details, see the discussion of PARSU awards under “Compensation Discussion and Analysis—Determination of Fiscal 2014 Executive Compensation—Fiscal 2014 Long-Term Incentive Compensation—2014 Performance-Adjusted Restricted Stock Units.”
(4)	RSUs vest as to one-third of the units on each of the first three anniversaries of the grant date, subject to continued service with HP Co., except Mr. Nefkens’ RSU grant valued at $428,763 vests as to one-half of the units on each of the first two anniversaries of the grant date, subject to continued service with HP Co.
(5)	See footnote (3) to the “Summary Compensation Table” for a description of the method used to determine the grant date fair value of stock awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on stock and option awards held by our NEOs as of October 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price(3) ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Margaret C. Whitman	1,900,000	—	—	23.59	9/27/2019	405,123	14,535,813	132,900	4,768,452
	318,423	—	318,424	26.38	12/14/2019	—	—	—	—
	—	—	1,500,000	13.83	12/6/2020	—	—	—	—
	—	—	1,212,943	15.02	1/2/2021	—	—	—	—
	—	—	590,994	26.99	12/11/2021	—	—	—	—
Catherine A. Lesjak	100,000	—	—	42.27	1/18/2015	249,847	8,964,510	56,227	2,017,425
	109,729	—	109,730	27.34	12/12/2019	—	—	—	—
	—	—	1,012,293	13.83	12/6/2020	—	—	—	—
	—	—	250,036	26.99	12/11/2021	—	—	—	—
William L. Veghte	40,000	—	—	47.00	5/19/2018	226,801	8,137,620	61,339	2,200,843
	109,729	—	109,730	27.34	12/12/2019	—	—	—	—
	—	—	1,113,522	13.83	12/6/2020	—	—	—	—
	6,645	—	513,291	21.82	9/18/2021	—	—	—	—
	—	—	272,767	26.99	12/11/2021	—	—	—	—
Michael G. Nefkens	14,000	—	—	23.59	9/27/2019	117,749	4,224,834	49,071	1,760,667
	14,000	7,000	—	28.41	12/7/2019	—	—	—	—
	—	—	569,437	17.21	1/16/2021	—	—	—	—
	—	—	218,214	26.99	12/11/2021	—	—	—	—
A. George Kadifa	—	—	126,000	22.80	5/29/2020	125,094	4,488,373	40,893	1,467,241
	—	—	769,343	13.83	12/6/2020	—	—	—	—
	—	—	181,845	26.99	12/11/2021	—	—	—	—

(1)	The 7,000 share option held by Mr. Nefkens fully vests with continued service as to 7,000 of the shares on the third anniversary of December 7, 2011, the date of the grant.
(2)

Option awards in this column either vest as to one-half of the shares on each of the second and third anniversaries of December 12, 2011 and December 6, 2012, the dates of grant, or upon later satisfaction of certain stock price performance conditions, and subject to continued service in each case or as to one-third of the shares on each of the first, second, and third anniversaries of December 11, 2013, the date of grant, or upon later satisfaction of certain stock price performance conditions, and subject to continued service in each case except for the following:

•	the 318,424 share option held by Ms. Whitman fully vests on the third anniversary of December 14, 2011, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 1,212,943 share option held by Ms. Whitman vests as to one-half of the shares on December 6, 2014 and December 6, 2015, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 109,730 share option held by Ms. Lesjak will vest upon satisfaction of certain stock price performance conditions prior to the fourth anniversary of December 12, 2011, the date of grant, and continued service on the third anniversary of the grant date. If Ms. Lesjak retires prior to the achievement of the stock price performance conditions, the share option will vest pro rata based on the number of months served during the first 36 months following the grant date;

•	the 513,291 share option held by Mr. Veghte vests as to one-half of the shares on each of the second and third anniversaries of September 18, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met;

•	the 569,437 share option held by Mr. Nefkens vests as to one-half of the shares on each of the second and third anniversaries of January 16, 2013, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met; and

•	the 126,000 share option held by Mr. Kadifa vests as to one-half of the shares on each of the second and third anniversaries of May 29, 2012, the date of grant, subject to the satisfaction of certain stock price performance conditions, and continued service until the stock price conditions are met.

(3)	Option exercise prices are the fair market value of HP Co. stock on the grant date.
(4)	All options have an eight-year term.
(5)	The amounts in this column include shares underlying dividend equivalent units granted with respect to outstanding stock awards through October 31, 2014. The release dates and release amounts for all unvested stock awards are as follows, assuming continued employment and satisfaction of any applicable financial performance conditions:

•	Ms. Whitman: December 6, 2014 (95,686 shares plus accrued dividend equivalent shares); December 11, 2014 (48,166 shares plus accrued dividend equivalent shares); December 14, 2014 (53,071 shares plus accrued dividend equivalent shares); March 20, 2015 (1,205 shares plus accrued dividend equivalent shares); December 6, 2015 (95,686 shares plus accrued dividend equivalent shares); December 11, 2015 (48,166 shares plus accrued dividend equivalent shares); March 20, 2016 (1,206 shares plus accrued dividend equivalent shares); and December 11, 2016 (48,166 shares plus accrued dividend equivalent shares);

•	Ms. Lesjak: December 6, 2014 (36,153 shares plus accrued dividend equivalent shares); December 11, 2014 (20,378 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); June 27, 2015 (85,764 shares plus accrued dividend equivalent shares); December 6, 2015 (36,154 shares plus accrued dividend equivalent shares); December 11, 2015 (20,378 shares plus accrued dividend equivalent shares); and December 11, 2016 (20,378 shares plus accrued dividend equivalent shares);

•	Mr. Veghte: December 6, 2014 (39,769 shares plus accrued dividend equivalent shares); December 11, 2014 (22,230 shares plus accrued dividend equivalent shares); December 12, 2014 (18,289 shares plus accrued dividend equivalent shares); September 18, 2015 (27,498 shares plus accrued dividend equivalent shares); December 6, 2015 (39,769 shares plus accrued dividend equivalent shares); December 11, 2015 (22,231 shares plus accrued dividend equivalent shares); September 18, 2016 (27,498 shares plus accrued dividend equivalent shares); and December 11, 2016 (22,231 shares plus accrued dividend equivalent shares);

•	Mr. Nefkens: December 7, 2014 (4,667 shares plus accrued dividend equivalent shares); December 11, 2014 (25,727 shares plus accrued dividend equivalent shares); January 16, 2015 (20,337 shares plus accrued dividend equivalent shares); December 11, 2015 (25,728 shares plus accrued dividend equivalent shares); January 16, 2016 (20,338 shares plus accrued dividend equivalent shares); and December 11, 2016 (17,785 shares plus accrued dividend equivalent shares); and

•

Mr. Kadifa: December 6, 2014 (27,477 shares plus accrued dividend equivalent shares); December 11, 2014 (14,820 shares plus accrued dividend equivalent shares); May 29, 2015 (21,000 shares plus accrued dividend equivalent shares); December 6, 2015 (27,477 shares plus accrued dividend equivalent shares); December 11, 2015 (14,820 shares plus accrued dividend equivalent shares); December 11, 2016 (14,821 shares plus accrued dividend equivalent shares).

(6)	Value calculated based on the $35.88 closing price of HP Co. stock on October 31, 2014.
(7)	The amounts in this column include the amounts of PARSUs granted in fiscal 2014 plus accrued dividend equivalent shares. The shares are reported at target, but actual payout will be on achievement of performance goals at the end of the two- and three-year performance periods.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information about options exercised and stock awards vested for our NEOs during the fiscal year ended October 31, 2014:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Margaret C. Whitman	—	—	385,719	12,528,140
Catherine A. Lesjak	—	—	136,056	4,399,238
William L. Veghte	250,000	3,335,250	167,662	5,534,399
Michael G. Nefkens	28,000	343,140	50,586	1,631,239
A. George Kadifa	126,000	1,388,003	175,404	6,013,081

(1)	Includes PRU award shares vested for the three-year period that ended on October 31, 2014. Amount also includes RSU award shares and accrued dividend equivalent shares.
(2)	Represents the amounts realized based on the difference between the market price of HP Co. stock on the date of grant and the exercise price.
(3)	Represents the amounts realized based on the fair market value of HP Co. stock on the vesting date for PRUs, RSUs and accrued dividend equivalent shares. Fair market value is determined based on the closing price of HP Co. stock on the applicable vesting date.

Fiscal 2014 Pension Benefits Table

The following table provides information about the present value of accumulated pension benefits payable to each of our NEOs:

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Margaret C. Whitman(3)	—	—	—	—
Catherine A. Lesjak	RP	21.3	316,978	—
	EBP	21.3	2,240,160	—
William L. Veghte(3)	—	—	—	—
Michael G. Nefkens	EDS RP	7.5	267,170	—
	Restoration Plan	7.5	305,955	—
A. George Kadifa	—	—	—	—

(1)	The “RP” and the “EBP” are the qualified HP Retirement Plan and the non-qualified HP Excess Benefit Plan, respectively. The “EDS RP” and “Restoration Plan” are the qualified EDS Retirement Plan and the non-qualified EDS Restoration Plan, respectively. All benefits are frozen under these plans. The RP and the EDS RP have been merged into the HP Pension Plan, although benefits continue to be determined under the separate formulas.

(2)	The present value of accumulated benefits is shown at the unreduced retirement age of 65 for Ms. Lesjak under the RP and the EBP using the assumptions under Accounting Standards Codification (ASC) Topic 715-30 Defined Benefit Plans—Pension for the 2014 fiscal year-end measurement (as of October 31, 2014). Since there would be no early retirement reductions in the EDS RP or the Restoration Plan and since the earliest retirement age would be age 55 for Mr. Nefkens assuming he continued employment to that date, the present value of accumulated benefits is shown at the retirement age of 55 for him. The present value is based on a discount rate of 4.39% for the RP, EDS RP, 4.46% for the Restoration Plan, and 3.34% for the EBP, lump sum interest rates of 1.40% for the first five years, 3.98% for the next 15 years and 5.04% thereafter, and applicable mortality factors for lump sums and the RP-2014 White-Collar Table Projected Generationally with MP-2014 for annuity payment forms. As of October 31, 2013 (the prior measurement date), the ASC Topic 715-30 assumptions included a discount rate of 4.95% for the RP and EDS RP, 4.95% for the Restoration Plan and 3.89% for the EBP, lump sum interest rates of 1.40% for the first five years, 4.66% for the next 15 years and 5.62% thereafter, and applicable mortality factors.
(3)	Ms. Whitman, Mr. Veghte and Mr. Kadifa are not eligible to receive benefits under any defined benefit pension plan because HP Co. ceased benefit accruals under all of its U.S. qualified defined benefit pension plans prior to the commencement of their employment with HP Co.

Narrative to the Fiscal 2014 Pension Benefits Table

None of our NEOs currently accrues a benefit under any qualified or non-qualified defined benefit pension plan because HP Co. ceased benefit accruals in all of HP Co.’s U.S. qualified defined benefit pension plans (and their non-qualified plan counterparts) in prior years. Benefits previously accrued by our NEOs under HP Co. pension plans are payable to them following termination of employment, subject to the terms of the applicable plan.

Terms of the HP Retirement Plan

Ms. Lesjak earned benefits under the RP and the EBP based on her pay and service prior to 2008. The RP is a traditional defined benefit plan that provided a benefit based on years of service and the participant’s “highest average pay rate,” reduced by a portion of Social Security earnings. “Highest average pay rate” was determined based on the 20 consecutive fiscal quarters when pay was the highest. Pay for this purpose included base pay and bonus, subject to applicable IRS limits. Benefits under the RP may be taken in one of several different annuity forms or in an actuarially equivalent lump sum. Benefits calculated under the RP are offset by the value of benefits earned under the HP Deferred Profit Sharing Plan (the “DPSP”) before November 1, 1993. Together, the RP and the DPSP constitute a “floor-offset” arrangement for periods before November 1, 1993.

Benefits not payable from the RP and the DPSP due to IRS limits are paid from the non-qualified EBP under which benefits are unfunded and unsecured. When an EBP participant terminates employment, the benefit liability is transferred to the EDCP, where an account is established for the participant. That account is then credited with hypothetical investment earnings (gains or losses) based upon the investment election made by participants from among investment options similar to those offered under the HP 401(k) Plan. There is no formula that would result in above-market earnings or payment of a preferential interest rate on this benefit.

At the time of distribution, amounts representing EBP benefits are paid from the EDCP in a lump sum or installment form, according to pre-existing elections made by those participants, except that participants with a small benefit or who have not qualified for retirement status (age 55 with at least 15 years of service) are paid their EBP benefit in January of the year following their termination, subject to any delay required by Section 409A of the Code.

Terms of the EDS Retirement Plan and Restoration Plan

Prior to joining HP Co. from EDS in 2009, Mr. Nefkens earned benefits under the EDS RP, which is a cash balance plan that provides pension benefits determined by reference to a hypothetical account balance.

Prior to this plan being frozen, participants received “pay credits” which varied with age and years of service (points) and differed for pay above and below the taxable wage base. Currently, participants who have not taken a distribution receive interest credits at the rate equal to the 30-year Treasury bond yield plus 0.5% but not less than 5%; the “interest credit” rate is adjusted annually. Benefits are available in several different annuity forms which are calculated at retirement age (age 65 or age 55 or older with combined age and service equal to 70 or more) by dividing the hypothetical account balance by 120 to determine a monthly benefit. This resulting monthly benefit is payable over the participant’s lifetime with annual cost-of-living increases beginning at age 62 which are based on the annual CPI but not higher than 3%, or the monthly benefit can be converted to actuarially equivalent optional forms of annuity payment. These optional forms can include cost-of-living increases or higher level amounts; the hypothetical account balance is not available as a lump sum except for small amounts or to the beneficiary of the participant upon his or her death before commencement.

Prior to joining HP Co. from EDS in 2009, Mr. Nefkens also received pay and interest credits to a hypothetical account balance under the Restoration Plan established for EDS RP participants on pay in excess of certain IRS limits at the same rates as had been credited under the EDS RP. Benefits under the Restoration Plan are unfunded and unsecured. Upon retirement eligibility, a Restoration Plan participant commences his or her benefit, subject to any delay required by Section 409A of the Code.

HP Co. does not sponsor any other supplemental defined benefit pension plans or special retiree medical benefit plans for its executive officers.

Fiscal 2014 Non-qualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at FYE(4) ($)
Margaret C. Whitman	—	—	—	—	—
Catherine A. Lesjak	8,000	—	730,951	(747,853)	5,769,259
William L. Veghte	713,387	10,200	45,532	—	790,181
Michael G. Nefkens	—	—	—	—	—
A. George Kadifa	—	—	—	—	—

(1)	The amounts reported here as “Executive Contributions” and “Registrant Contributions” are reported as compensation to such NEO in the “Summary Compensation Table” above.
(2)	The contributions reported here as “Registrant Contributions” were made in fiscal 2014 with respect to calendar year 2013 participant base-pay deferrals. During fiscal 2014, our NEOs were eligible to receive a 4% matching contribution on base-pay deferrals that exceeded the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that limit.
(3)	The distributions reported here were made pursuant to participant elections made prior to the time that the amounts were deferred in accordance with plan rules.
(4)	Of these balances, the following amounts were reported as compensation to such NEO in the Summary Compensation Table in prior proxy statements: Ms. Lesjak $2,953,792; and Mr. Veghte $20,000. The information reported in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in HP Co.’s prior proxy statements, rather than additional earned compensation.

Narrative to the Fiscal 2014 Non-qualified Deferred Compensation Table

HP Co. sponsors the EDCP, a non-qualified deferred compensation plan that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the qualified HP 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR Plan. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base-pay deferrals on compensation above the IRS limit that applies to the qualified HP 401(k) Plan up to a maximum of two times that compensation limit (for fiscal 2014 matching contributions, on calendar year 2013 base pay from $255,000 to $510,000). During fiscal 2014, our NEOs were eligible for a matching contribution of up to 4% on base pay contributions in excess of the IRS limit up to a maximum of two times that limit.

Upon becoming eligible for participation, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Section 409A of the Code. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant at the time of the deferral election subject to any delay required under Section 409A of the Code. No withdrawals are permitted prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the EDCP are credited with hypothetical investment earnings based on participant investment elections made from among the investment options available under the HP 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HP Co. No amounts are credited with above-market earnings.

Potential Payments Upon Termination or Change in Control

The amounts in the following table estimate potential payments due if an NEO had terminated employment with HP Co. effective October 31, 2014 under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the retirement plans and the HP 401(k) Plan and payment of accrued vacation where required.

				Long-Term Incentive Programs(3)
Name	Termination Scenario	Total(1) ($)	Severance(2) ($)	Stock Options ($)	RSUs ($)	PARSUs ($)
Margaret C. Whitman	Voluntary/ For Cause	—	—	—	—	—
	Disability	82,627,966	—	66,655,956	14,041,710	1,930,300
	Retirement	—	—	—	—	—
	Death	75,091,982	—	66,655,956	6,505,726	1,930,300
	Not for Cause	51,112,871	5,380,458	37,296,387	6,505,726	1,930,300
	Change in Control	90,712,574	5,380,458	66,655,956	14,041,710	4,634,450

Catherine A. Lesjak(4)	Voluntary/ For Cause	30,112,406	—	20,774,456	8,521,285	816,665
	Disability	34,818,925	—	25,480,975	8,521,285	816,665
	Retirement	30,112,406	—	20,774,456	8,521,285	816,665
	Death	31,386,967	—	25,480,975	5,089,327	816,665
	Not for Cause	33,068,696	2,956,290	20,774,456	8,521,285	816,665
	Change in Control	38,919,274	2,956,290	25,480,975	8,521,285	1,960,724

William L. Veghte	Voluntary/ For Cause	—	—	—	—	—
	Disability	43,899,130	—	35,132,024	7,876,198	890,908
	Retirement	—	—	—	—	—
	Death	38,828,138	—	35,132,024	2,805,206	890,908
	Not for Cause	23,073,537	3,089,298	16,288,125	2,805,206	890,908
	Change in Control	48,236,494	3,089,298	35,132,024	7,876,198	2,138,974

Michael G. Nefkens	Voluntary/ For Cause	—	—	—	—	—
	Disability	17,447,529	—	12,623,601	4,111,202	712,726
	Retirement	—	—	—	—	—
	Death	14,944,217	—	12,623,601	1,607,890	712,726
	Not for Cause	11,156,071	2,290,573	6,544,882	1,607,890	712,726
	Change in Control	20,736,563	2,290,573	12,623,601	4,111,202	1,711,187

A. George Kadifa	Voluntary/ For Cause	—	—	—	—	—
	Disability	25,143,123	—	20,228,695	4,320,490	593,938
	Retirement	—	—	—	—	—
	Death	22,590,584	—	20,228,695	1,767,951	593,938
	Not for Cause	16,706,695	2,407,982	11,936,824	1,767,951	593,938
	Change in Control	28,383,174	2,407,982	20,228,695	4,320,490	1,426,007

(1)	Total does not include amounts earned or benefits accumulated due to continued service by the NEO through October 31, 2014, including vested stock options, PRU awards, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. Total also does not include amounts the NEO was eligible to receive under the annual PfR Plan with respect to fiscal 2014 performance.
(2)	For Ms. Whitman, the amounts reported represent the cash benefits payable under the SPEO pursuant to Ms. Whitman’s employment offer letter, which provides that Ms. Whitman is entitled to receive severance benefits payable under the SPEO at the rate applicable to an EVP rather than the rate applicable to the CEO (that is, using a 1.5x multiple of base pay plus annual cash incentive, rather than the 2.0x multiplier otherwise applicable to the CEO under the SPEO). For our other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO.
(3)	On an involuntary termination not for cause, covered HP Co. executives receive pro rata vesting on unvested equity awards, so long as they have worked at least 25% of the longer of the applicable vesting or performance period, as discussed under “—Compensation Discussion and Analysis—Severance Plan for Executive Officers.” Pro rata vesting of PARSUs based on actual performance also applies in the event of a termination due to retirement, death or disability for all grant recipients. To calculate the value of unvested PARSUs for purposes of this table, target performance is used since results will not be certified until the end of the two- and three-year performance periods. Full vesting of unvested PCSOs applies in the event of a termination due to death or disability for all grant recipients. PCSOs vest pro rata in the event of a termination due to retirement. With respect to the treatment of equity in the event of a change in control of HP Co., the information reported assumes that the HP Co. board of directors or the HRC Committee would exercise its discretion to accelerate vesting of equity awards in the case of “not for cause” terminations.
(4)	As of the end of fiscal 2014, Ms. Lesjak became retirement eligible (after age 55 with at least 15 years of qualifying service). In the event that Ms. Lesjak retires, she would receive retirement equity treatment in regards to the long-term incentive programs. For additional information, please see “HP Co. Retirement Arrangements” below. For Ms. Lesjak, as of October 31, 2014, the second half of her December 12, 2011 PSCO grant has not satisfied the stock price performance condition; however, since the potential to vest continues post-termination until December 12, 2015, the grant value is included in the total. In the event Ms. Lesjak were to be terminated for cause, Ms. Lesjak would forfeit unvested equity.

HP Severance Plan for Executive Officers

An HP Co. executive will be deemed to have incurred a qualifying termination for purposes of the SPEO if he or she is involuntarily terminated without cause and executes a full release of claims in a form satisfactory to HP Co. promptly following termination. For purposes of the SPEO, “cause” means an executive’s material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP Co. or conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP Co. The material terms of the SPEO are described under “Executive Compensation—Compensation Discussion and Analysis—Severance Plan for Executive Officers.”

Voluntary or “For Cause” Termination

In general, an NEO who remained employed through October 31, 2014 (the last day of the fiscal year) but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter as a “for cause” termination, would be eligible (1) to receive his or her annual incentive amount earned for fiscal 2014 under the PfR Plan (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) to exercise his or her vested stock options on or before the last day of employment, (3) to receive a distribution of vested amounts deferred or credited under the EDCP and (4) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans. An NEO who terminated employment before October 31, 2014, either voluntarily or in a “for cause” termination, would generally not have been eligible to receive any amount under the PfR Plan with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions and similar programs.

“Not for Cause” Termination

A “not for cause” termination would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HP Co.

In addition to the cash severance benefits and pro rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination and receive distributions of vested, accrued benefits from HP Co. deferred compensation and pension plans.

Termination Following a Change in Control

In the event of a change in control of HP Co., the HP Co. board of directors is authorized (but not required) to accelerate the vesting of stock options and to release restrictions on awards issued under HP Co. stock plans. For the purposes of this table, the amounts reported for each NEO in the rows marked “Change in Control” assume that the HP Co. board of directors would exercise its discretion in this manner, resulting in fully accelerated vesting of stock options and a release of all restrictions on all stock-based awards. In addition, an executive terminated on October 31, 2014 following a change in control would be eligible for benefits under the SPEO, as described above.

Death or Disability Terminations

An NEO whose employment is terminated due to death or disability would be eligible (1) to receive his or her prorated annual incentive amount earned for fiscal 2014 under the PfR Plan determined by HP Co. in its sole discretion, (2) to receive a distribution of vested amounts deferred or credited under the EDCP, and (3) to receive a distribution of his or her vested benefits under the HP 401(k) and pension plans.

Upon termination due to death or disability, equity awards held by the NEO may vest in full or in part. If termination is due to disability, stock options, RSUs, and PCSOs will vest in full, subject to satisfaction of applicable performance conditions, and must be exercised within three years of termination or by the original expiration date, if earlier; PARSUs will vest at the end of the applicable performance period as to a prorated number of shares based on the number of whole calendar months worked during the performance period and subject to actual performance. If termination is due to the NEO’s death, stock options and PCSOs will vest in full and must be exercised within one year of termination or by the original expiration date, if earlier; RSUs will vest as to a prorated number of shares based on the number of whole calendar months worked during the total vesting period and PARSUs will vest at the end of the applicable performance period as to a prorated number of shares based on the number of whole calendar months worked during the performance period and subject to actual performance.

HP Severance Policy for Senior Executives

Under the HP Severance Policy for Senior Executives adopted by the HP Co. board of directors in July 2003 (the “HP Severance Policy”), HP Co. will seek stockholder approval for future severance agreements, if any, with certain senior HP Co. executives that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s current annual base salary plus annual target cash bonus, in each case as in effect immediately prior to the time of such executive’s termination. Individuals subject to this policy consist of the Section 16 officers of HP Co. designated by the HP Co. board of directors. In implementing this policy, the HP Co. board of directors may elect to seek stockholder approval after the material terms of the relevant severance agreement are agreed upon.

For purposes of determining the amounts subject to the HP Severance Policy, benefits subject to the limit generally include cash separation payments that directly relate to extraordinary benefits that are not available to groups of employees other than the Section 16 officers upon termination of employment. Benefits that have been earned or accrued, as well as prorated bonuses, accelerated stock or option vesting and other benefits that are consistent with HP Co.’s practices applicable to HP Co. employees other than the Section 16 officers, are not counted against the limit. Specifically, benefits subject to the HP Severance Policy include: (a) separation payments based on a multiplier of salary plus target bonus, or cash amounts payable for the uncompleted portion of employment agreements; (b) any gross-up payments made in connection with severance, retirement or similar payments, including any gross-up payments with respect to excess parachute payments under Section 280G of the Code; (c) the value of any service period credited to a Section 16 officer in excess of the period of service actually provided by such Section 16 officer for purposes of any employee benefit plan; (d) the value of benefits and perquisites that are inconsistent with HP Co.’s practices applicable to one or more groups of HP Co. employees in addition to, or other than, the Section 16 officers (“Company Practices”); and (e) the value of any accelerated vesting of any stock options, stock appreciation rights, restricted stock or long-term cash incentives that is inconsistent with Company Practices. The following benefits are not subject to the HP Severance Policy, either because they have been previously earned or accrued by the employee or because they are consistent with Company Practices: (i) compensation and benefits earned, accrued, deferred or otherwise provided for employment services rendered on or prior to the date of termination of employment pursuant to bonus, retirement, deferred compensation or other benefit plans (e.g., 401(k) Plan distributions, payments pursuant to retirement plans, distributions under deferred compensation plans or payments for accrued benefits such as unused vacation days), and any amounts earned with respect to such compensation and benefits in accordance with the terms of the applicable plan; (ii) payments of prorated portions of bonuses or prorated long-term incentive payments that are consistent with Company Practices; (iii) acceleration of the vesting of stock options, stock appreciation rights, restricted stock, RSUs or long-term cash incentives that is consistent with Company Practices; (iv) payments or benefits required to be provided by law; and (v) benefits and perquisites provided in accordance with the terms of any benefit plan, program or arrangement sponsored by HP Co. or its affiliates that are consistent with Company Practices.

For purposes of the HP Severance Policy, future severance agreements include any severance agreements or employment agreements containing severance provisions that HP Co. may enter into after the adoption of the HP Severance Policy by the HP Co. board of directors, as well as agreements renewing, modifying or extending such agreements. Future severance agreements do not include retirement plans, deferred compensation plans, early retirement plans, workforce restructuring plans, retention plans in connection with extraordinary transactions or similar plans or agreements entered into in connection with any of the foregoing, provided that such plans or agreements are applicable to one or more groups of HP Co. employees in addition to the Section 16 officers.

HP Co. Retirement Arrangements

Upon retirement on or after age 55 with at least 15 years of qualifying service, HP Co. employees in the United States receive full vesting of time-based options granted under HP Co.’s stock plans with a three-year post-termination exercise period. PCSOs will receive prorated vesting if the stock price appreciation conditions are met and may vest on a prorated basis post-termination to the end of the performance period, subject to stock price appreciation conditions and certain post-employment restrictions. Restricted stock and RSUs granted prior to November 1, 2011 continue to vest in accordance with their normal vesting schedule, subject to certain post-employment restrictions, and all restrictions on restricted stock and RSUs granted on or after November 1, 2011 lapse upon retirement. Awards under the PARSU and PRU programs, if any, are paid on a prorated basis to participants at the end of the performance period based on actual results, and bonuses, if any, under the PfR Plan may be paid in prorated amounts at the discretion of management based on actual results. In accordance with Section 409A of the Code, certain amounts payable upon retirement (or other termination) of the NEOs and other key employees will not be paid out for at least six months following termination of employment.

HP Co. sponsors two retiree medical programs in the United States, one of which provides subsidized coverage for eligible participants based on years of service. Eligibility for this program requires that participants have been employed by HP Co. before January 1, 2003 and have met other age and service requirements. None of our NEOs are eligible or can become eligible for this program.

The other U.S. retiree medical program that HP Co. sponsors provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HP Co. As of the end of fiscal 2014, Ms. Lesjak is eligible to retire under this program. All of our other NEOs could be eligible for this program if they retire from HP Co. on or after age 55 with at least ten years of qualifying service or 80 age plus service points. In addition, beginning at age 45, eligible U.S. HP Co. employees may participate in the HP Retirement Medical Savings Account Plan (the “RMSA”), under which participants are eligible to receive HP Co. matching credits of up to $1,200 per year, beginning at age 45, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HP Co. on or after age 55 with at least ten years of qualifying service or 80 age plus service points. Ms. Lesjak is the only NEO currently eligible for the HP Co. matching credits under the RMSA.

TREATMENT OF HP CO. EQUITY-BASED AWARDS AT THE TIME OF SEPARATION

Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the treatment of HP Co. equity awards held by Hewlett Packard Enterprise employees in connection with the separation will be disclosed in accordance with the rules and regulations of the SEC.

HEWLETT PACKARD ENTERPRISE COMPANY 2016 EQUITY AND INCENTIVE COMPENSATION PLAN

Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the equity incentive plan to be adopted by Hewlett Packard Enterprise prior to the separation will be disclosed in accordance with the rules and regulations of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with HP Inc.

Following the separation and distribution, Hewlett Packard Enterprise and HP Inc. will operate separately, each as an independent public company. We will enter into a separation and distribution agreement with HP Co., which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with HP Inc. after the separation, including among others a tax matters agreement, an employee matters agreement, a transition services agreement, a real estate matters agreement, a commercial agreement and an IT service agreement. These agreements will provide for the allocation between us and HP Inc. of HP Co.’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from HP Co. and will govern certain relationships between Hewlett Packard Enterprise and HP Inc. after the separation. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. See “Where You Can Find More Information.”

The Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Hewlett Packard Enterprise and HP Inc. as part of the separation of HP Co. into two public companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement provides, among other things, that subject to the terms and conditions contained therein:

•	assets primarily used by the Hewlett Packard Enterprise business will be transferred to Hewlett Packard Enterprise, including, among others:

•	contracts (or portions thereof) related to our business;

•	intellectual property related to the our business, as further described under “—Intellectual Property Matters” below;

•	rights and assets expressly allocated to us pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and

•	other assets that are included in the Hewlett Packard Enterprise pro forma balance sheet as of , 2015.

•	liabilities related to the Hewlett Packard Enterprise business or the assets allocated to Hewlett Packard Enterprise will generally be retained by or transferred to us;

•	certain liabilities and assets related to general corporate and other specified matters will generally be equally divided between HP Inc. and Hewlett Packard Enterprise; and

•	all of the assets and liabilities other than the assets and liabilities allocated to Hewlett Packard Enterprise will be retained by or transferred to HP Inc.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither Hewlett Packard Enterprise nor HP Inc. makes any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Hewlett Packard Enterprise or HP Inc. or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets are transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of Hewlett Packard Enterprise and HP Inc. following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement and the ancillary agreements, unless the context otherwise requires. The separation agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Hewlett Packard Enterprise or HP Inc., as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, Hewlett Packard Enterprise or HP Inc., as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities in the ordinary course of business, provided that the other party will advance or reimburse Hewlett Packard Enterprise or HP Inc., as applicable, for any payments made in connection with the maintenance of such assets or the performance and discharge of such liabilities.

Cash Allocation

The separation agreement is expected to provide that, prior to the distribution, depending on the amount of cash held by each of Hewlett Packard Enterprise and HP Inc. and their respective subsidiaries, Hewlett Packard Enterprise will make a cash payment to HP Inc., or HP Inc. will contribute cash to Hewlett Packard Enterprise, in order to achieve the desired cash allocation between the companies.

The Distribution

The separation agreement also governs the rights and obligations of the parties regarding the distribution. On the distribution date, HP Co. will distribute to its stockholders that hold HP Co. common shares as of the record date for the distribution all of the issued and outstanding shares of Hewlett Packard Enterprise common stock on a pro rata basis. HP Co. stockholders will receive cash in lieu of any fractional shares of Hewlett Packard Enterprise common stock.

Conditions to the Distribution

The separation agreement provides that the distribution is subject to satisfaction (or waiver by HP Co.) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” HP Co. has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Treatment of Intercompany Agreements, Receivables and Payables

The separation agreement provides that all agreements as to which there are no third parties and that are between Hewlett Packard Enterprise, on the one hand, and HP Inc., on the other hand, as of the distribution, will be terminated as of the distribution, except for the separation agreement and the ancillary agreements, certain shared contracts and other arrangements specified in the separation agreement. The separation agreement provides that all intercompany receivables owed and intercompany payables due solely between Hewlett Packard Enterprise, on the one hand, and HP Inc., on the other hand, that are effective or outstanding as of immediately prior to the effective time of the distribution will be settled (and net amounts paid) as of the effective time of the distribution, subject to limited exceptions. The separation agreement also provides that by the effective time of the distribution or as soon as possible thereafter, all bank and brokerage accounts owned by Hewlett Packard Enterprise will be de-linked from the accounts owned by HP Inc.

Releases

The separation agreement provides that Hewlett Packard Enterprise and its affiliates will release and discharge HP Inc. and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the distribution, including in connection with the implementation of the separation and distribution, except as expressly set forth in the separation agreement. The separation agreement provides that HP Inc. and its affiliates will release and discharge Hewlett Packard Enterprise and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the distribution, including in connection with the implementation of the separation and distribution, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, among others, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the real estate matters agreement, the commercial agreement, the IT service agreement and the local transfer documents executed in connection with the separation.

Indemnification

In the separation agreement, Hewlett Packard Enterprise agrees to indemnify, defend and hold harmless HP Inc., each of its subsidiaries and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	any liabilities allocated to Hewlett Packard Enterprise;

•	the failure of Hewlett Packard Enterprise to pay, perform or otherwise promptly discharge any liabilities allocated to Hewlett Packard Enterprise, whether prior to or after the effective time of the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by HP Inc. for the benefit of Hewlett Packard Enterprise that survives the effective time of the distribution, unless related to a liability allocated to HP Inc.; and

•	any breach by Hewlett Packard Enterprise of the separation agreement or any of the ancillary agreements or any action by us in contravention of our amended and restated certificate of incorporation or amended and restated bylaws.

HP Inc. agrees to indemnify, defend and hold harmless Hewlett Packard Enterprise, each of its subsidiaries and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the liabilities allocated to HP Inc.;

•	the failure of HP Inc. or any of its subsidiaries, other than Hewlett Packard Enterprise and its subsidiaries, to pay, perform or otherwise promptly discharge any of the liabilities allocated to HP Inc., whether prior to or after the effective time of the distribution;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Hewlett Packard Enterprise for the benefit of HP Inc. that survives the effective time of the distribution, unless related to a liability allocated to Hewlett Packard Enterprise; and

•	any breach by HP Inc. of the separation agreement or any of the ancillary agreements.

The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes will generally be governed solely by the tax matters agreement.

Litigation

Each party to the separation agreement will direct the defense or prosecution of litigation solely related to its own business, and the parties will cooperate with each other in managing litigation related to both parties’ businesses. The separation agreement also includes provisions that assign to the parties responsibility for managing pending and future litigation related to general corporate matters of HP Co. arising prior to the separation.

Environmental Matters

The separation agreement includes provisions that provide for the allocation of environmental liabilities between us and HP Inc., including certain remediation obligations and other environmental actions and matters. We will generally be responsible for environmental liabilities related to the properties and other assets allocated to us under the separation agreement and other ancillary agreements. HP Inc. will retain and indemnify us for liabilities for specified ongoing remediation projects, subject to certain limitations. In addition, we will share with HP Inc. other environmental liabilities as set forth in the separation agreement.

Intellectual Property Matters

The separation agreement will contain a number of intellectual property arrangements allocating and governing the intellectual property rights and obligations of each of Hewlett Packard Enterprise and HP Inc.

The separation agreement will contain a patent cross-license agreement between Hewlett Packard Enterprise and HP Inc., pursuant to which each party will license to the other party all of the patents controlled by such party at any time during the period beginning on the distribution date and ending on the third anniversary of the distribution date. Each license will be worldwide, royalty-free and perpetual for the life of the licensed patents. The licenses will be limited to products and services in the licensee’s general area of current and projected future business. Each party will fully release the other party, from and after the separation, for any possible prior patent infringement claim.

The separation agreement will also contain a strategic defensive patent agreement that will provide each party with the option to acquire patents from the other party under certain conditions. If Hewlett Packard Enterprise or HP Inc. receives a patent litigation or assertion threat from a third party, they can request that the other party assign a patent to them, if such patent would be reasonably useful to counter the threat. The other party may decline to assign the patent in certain circumstances. Such options can only be exercised within the five years following the separation.

Additionally, the separation agreement will contain an agreement allocating ownership between Hewlett Packard Enterprise and HP Inc. of certain other intellectual property (“OIP”), and providing certain licenses to such OIP to the other party. OIP may include unregistered and certain registered copyrights, trade secrets and know-how included in the parties’ products, services, businesses and research efforts. The OIP ownership and licensing allocation are structured to provide each party with the rights it reasonably needs to operate and expand its business and research efforts following the separation. The licenses under the OIP agreement are royalty-free, perpetual and worldwide.

The separation agreement will allocate trademarks among the parties and govern the relationship between Hewlett Packard Enterprise and HP Inc. with respect to certain trademarks that will be held and managed by a jointly owned special purpose entity (the “Trademark JV”). Hewlett Packard Enterprise and HP Inc. will enter into an operating agreement governing the Trademark JV that will establish governance requirements and defined responsibilities for both Hewlett Packard Enterprise and HP Inc. in relation to coordinated prosecution, maintenance, enforcement and quality control management of such trademarks. Hewlett Packard Enterprise and HP Inc. will each enter into trademark license agreements with the Trademark JV pursuant to which each will receive an exclusive, perpetual, irrevocable, royalty-free, sublicenseable, worldwide license to use certain of the trademarks in a defined field of operation associated with such party’s business. The separation agreement will also contain a transitional trademark license pursuant to which each party will allow the other party to continue using certain of the trademarks for a transitional period to provide sufficient time to phase out the other party’s use of such trademarks.

Insurance

The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.

Non-Competition

The separation agreement will include non-compete provisions pursuant to which we will generally agree to not compete with HP Inc. in certain product and service categories that comprise the HP Inc. business worldwide for three years from the distribution date, subject to certain exceptions set forth in the separation agreement.

Additionally, the separation agreement will include non-compete provisions pursuant to which HP Inc. will generally agree to not compete with us in certain product and service categories that comprise our business worldwide for three years from the distribution date, subject to certain exceptions set forth in the separation agreement.

Non-Solicitation and No-Hire

The separation agreement will contain non-solicitation provisions preventing each of HP Inc. and Hewlett Packard Enterprise from soliciting the other party’s employees for 12 months from the distribution date. Additionally, to allow each company to operate independently, the agreement will contain no-hire provisions preventing each party from hiring the other party’s employees for six months from the distribution date. These provisions are subject to certain exceptions, including, among others, for generalized solicitations that are not directed to employees of the other party and the solicitation or hiring of a person whose employment was terminated by the other party.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, each of Hewlett Packard Enterprise and HP Inc. agree in the separation agreement to use commercially reasonable efforts, prior to, at and after the effective time of the distribution, to take all actions and to do all things reasonably necessary under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement contains provisions that govern, except as otherwise provided in certain ancillary agreements, the resolution of disputes, controversies or claims that may arise between Hewlett Packard Enterprise and HP Inc. related to such agreements, the separation or the distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims first by escalation of the dispute to senior management of Hewlett Packard Enterprise and HP Inc., before availing themselves of any other remedies. If senior management is unable to resolve a dispute within a specified period, the dispute may be submitted by either party to mediation in accordance with the separation agreement. If the parties are unable to resolve the dispute through mediation within a specified period, the dispute may be submitted by either party to binding arbitration in accordance with the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, Hewlett Packard Enterprise and HP Inc. will share equally all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution (and not actually paid prior to the effective time of the distribution), including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation agreement or in any ancillary agreement, all such fees, costs and expenses incurred in connection with the separation and distribution at or after the effective time of the distribution will be paid by the party incurring such fee, cost or expense.

Other Matters

The separation agreement also governs, among other matters, access to financial and other information, confidentiality, access to and provision of witnesses and records, counsel and legal privileges, and treatment of outstanding guarantees.

Termination

The separation agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of HP Co. without the approval of any person, including Hewlett Packard Enterprise or HP Co.’s stockholders. In the event of a termination of the separation agreement, no party, or any of its directors or officers, will have any liability to the other party or any other person by reason of the separation agreement. After the effective time of the distribution, the separation agreement may not be terminated except by an agreement in writing signed by both HP Inc. and Hewlett Packard Enterprise.

Tax Matters Agreement

Hewlett Packard Enterprise and HP Co. will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters.

In addition, the tax matters agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on HP Inc. or Hewlett Packard Enterprise that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions of such party post-separation. U.S. tax otherwise resulting from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is tax-free generally will be shared 50% by us and 50% by HPI.

Employee Matters Agreement

Hewlett Packard Enterprise and HP Co. will enter into an employee matters agreement prior to the separation that will allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters in connection with the separation.

The employee matters agreement will provide that HP Inc. and the entities that are its subsidiaries as of immediately following the effective time of the distribution (the “HP Inc. group”) generally will be responsible for liabilities associated with employees who have been identified as HP Inc. group employees (collectively, the “HP Inc. group employees”), and Hewlett Packard Enterprise and the entities that are its subsidiaries immediately following the effective time of the distribution (the “Enterprise group”) generally will be responsible for liabilities associated with employees who have been identified as Enterprise group employees (collectively, the “Enterprise group employees”).

The employee matters agreement also will provide, in general, for the conversion of the outstanding HP equity awards into:

•	adjusted awards relating to HP Inc. common shares (in the case of HP Inc. group employees); or

•	adjusted awards relating to shares of Hewlett Packard Enterprise common stock (in the case of Enterprise group employees).

The adjusted awards generally will have substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original HP Co. awards immediately before the separation. Treatment of the HP Co. equity awards held by Enterprise group employees is described in further detail under “Treatment of HP Co. Equity-Based Awards at the Time of Separation.”

Transition Services Agreement

We and HP Co. will enter into a transition services agreement pursuant to which HP Inc. and its subsidiaries and Hewlett Packard Enterprise and its subsidiaries will provide, on an interim, transitional basis, various services to each other, including, but not limited to, finance, human resources, information technology, marketing, real estate, sales, supply chain, and tax services. These services will generally be provided for a period of up to 24 months. The charges for the majority of services will be determined on a cost-plus basis.

Real Estate Matters Agreement

We and HP Co. will enter into a real estate matters agreement pursuant to which HP Co. will transfer to or share with us certain leased and owned property, and we will transfer to or share with HP Co. certain leased and owned property. The real estate matters agreement describes the manner in which the specified leased and owned properties are transferred or shared, including the following types of transactions: (i) conveyances to us of specified properties that HP Co. owns; (ii) conveyances to HP Co. of specified properties that we own; (iii) leases to us of portions of specified properties owned by HP Co. (generally at fair market value); (iv) leases to HP Co. of portions of specified properties owned by us (generally at fair market value); (v) assignments of HP Co.’s leases for specified leased properties to us; (vi) assignments of our leases for specified leased properties to HP Co.; (vii) subleases to us of portions of specified properties leased by HP Co. (at the same rate paid by HP Co. to the lessor of the applicable property); and (viii) subleases to HP Co. of portions of specified properties leased by us (at the same rate paid by us to the lessor of the applicable property). The real estate matters agreement describes the leased and owned property transferred or shared for each type of transaction.

Master Commercial Agreement

We and HP Co. will enter into a master global commercial agreement pursuant to which HP Inc. and its affiliates and Hewlett Packard Enterprise and its affiliates will provide commercially available products and services to each other for internal use, incorporation and bundling in OEM products and services, resale to customers and use in the provision of managed services to customers, and pursuant to which the parties will jointly pursue customer opportunities and engage in joint development activities. The term of the agreement will be three years. Any sales and purchases or licenses under the agreement will be pursuant to individual transactions entered into by the parties.

Information Technology Service Agreement

One of our subsidiaries will enter into an IT service agreement with HP Co. pursuant to which our subsidiary will provide to HP Inc. certain application development and maintenance and IT infrastructure services.

Other Related Person Transactions

We enter into commercial transactions with entities for which our expected executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of these transactions will be pre-approved under our policy for approval of related person transactions described below.

Procedures for Approval of Related Person Transactions

Our board of directors is expected to adopt a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy will provide that the NGSR Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of Hewlett Packard Enterprise. In making that determination, the NGSR Committee takes into account, among other factors it deems appropriate:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the benefits to Hewlett Packard Enterprise;

•	the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, 10% stockholder or executive officer;

•	the availability of other sources for comparable products or services; and

•	the terms of the transaction.

The NGSR Committee is expected to delegate authority to the chairman of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chairman will be provided to the full NGSR Committee for its review at each of the NGSR Committee’s regularly scheduled meetings. The NGSR Committee is expected to adopt standing pre-approvals under the policy for limited transactions with related persons, including:

•	compensation of executive officers that is excluded from reporting under SEC rules where the Enterprise Compensation Committee approved (or recommended that the board of directors approve) such compensation;

•	director compensation;

•	transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person has an interest only as an employee (other than an executive officer), director or beneficial holder of less than 10% of the other company’s shares;

•	contributions to a charity in an amount that does not exceed $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than an executive officer) or director; and

•	transactions where all stockholders receive proportional benefits.

A summary of new transactions covered by the standing pre-approvals described in the third and fourth bullet immediately above will be provided to the NGSR Committee for its review in connection with the NGSR Committee’s regularly scheduled meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of Hewlett Packard Enterprise common stock will be owned beneficially and of record by HP Co. Following the distribution, Hewlett Packard Enterprise expects to have outstanding an aggregate of approximately [●] shares of common stock based upon approximately [●] HP Co. common shares outstanding on [●], 2015, excluding treasury shares and assuming no exercise of HP Co. options, and applying the distribution ratio.

Security Ownership of Our Executive Officers, Directors and Certain Beneficial Owners

The following table sets forth information concerning the expected beneficial ownership of our common stock following the distribution by:

•	holders of more than 5% of HP Co.’s outstanding shares of common stock as of [●], 2015;

•	each of our expected directors;

•	each of our NEOs; and

•	all of our expected directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The information is intended to estimate the expected beneficial ownership of our common stock immediately following the distribution, calculated as of [●], 2015, and based upon the distribution of [●] share[s] of Hewlett Packard Enterprise common stock for every one share of HP Co. common stock. The address of each director and NEO shown in the table below is c/o Hewlett Packard Enterprise Company, Attention: Secretary, 3000 Hanover Street, Palo Alto, California 94304.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Dodge & Cox(1)	[●]	[●]	%
BlackRock, Inc.(2)	[●]	[●]	%
The Vanguard Group(3)	[●]	[●]	%
State Street Corporation(4)	[●]	[●]	%
Patricia F. Russo	[●]	*
Margaret C. Whitman	[●]	*
Catherine A. Lesjak	[●]	*
William L. Veghte	[●]	*
Michael G. Nefkens	[●]	*
A. George Kadifa	[●]	*
All expected executive officers and directors as a group ([●] persons)	[●]	*

*	Represents holdings of less than 1%.
(1)	Based on the most recently available Schedule 13G filed with the SEC on February 13, 2015 by Dodge & Cox with respect to HP Co. common stock. According to its Schedule 13G, Dodge & Cox reported having sole voting power over 137,257,873 shares, shared voting power over no shares, sole dispositive power over 143,242,518 shares and shared dispositive power over no shares, for a total of 143,242,518 shares of HP Co. common stock beneficially owned. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of HP Co.’s stock. The Schedule 13G contained information as of December 31, 2014 and may not reflect Dodge & Cox’s current holdings of HP Co. common stock. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(2)	Based on the most recently available Schedule 13G filed with the SEC on February 6, 2015 by BlackRock, Inc. (“BlackRock”) with respect to HP Co. common stock. According to its Schedule 13G, BlackRock reported having sole voting power over 86,131,097 shares, shared voting power over 59,552 shares, sole dispositive power over 104,603,149 shares and shared dispositive power over 59,552 shares, for a total of 104,662,701 shares of HP Co. common stock beneficially owned. The Schedule 13G contained information as of December 31, 2014 and may not reflect BlackRock’s current holdings of HP Co. common stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.
(3)	Based on the most recently available Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”) with respect to HP Co. common stock. According to its Schedule 13G, Vanguard reported having sole voting power over 3,220,971 shares, shared voting power over no shares, sole dispositive power over 94,995,158 shares and shared dispositive power over 3,049,447 shares, for a total of 98,044,605 shares of HP Co. common stock beneficially owned. The Schedule 13G contained information as of December 31, 2014 and may not reflect Vanguard’s current holdings of HP Co. common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Based on the most recently available Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation and certain of its subsidiaries (“State Street”) with respect to HP Co. common stock. According to its Schedule 13G, State Street reported having shared voting and dispositive power over all 95,100,710 shares of HP Co. common stock beneficially owned. The Schedule 13G contained information as of December 31, 2014 and may not reflect current holdings of HP Co. common stock. The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

THE SEPARATION AND DISTRIBUTION

Background

On October 6, 2014, HP Co. announced that it intended to separate into two publicly traded companies: one comprising HP Co.’s enterprise technology infrastructure, software, services and financing businesses, which will do business as Hewlett Packard Enterprise, and one that will comprise HP Co.’s personal systems and printing businesses, which will do business as HP Inc. and retain HP Co.’s current logo. HP Co. announced that it intended to effect the separation through a pro rata distribution of the common stock of a newly formed corporation, which was formed to hold the assets and liabilities associated with the enterprise technology infrastructure, software, services and financing businesses and has since been named Hewlett Packard Enterprise Company.

On [●], 2015, the distribution date, each HP Co. stockholder will receive [●] share[s] of Hewlett Packard Enterprise common stock for each HP Co. common share held at the close of business on the record date for the distribution, as described below. HP Co. stockholders will receive cash in lieu of any fractional shares of Hewlett Packard Enterprise common stock that they would have received after application of this distribution ratio. You will not be required to make any payment, surrender or exchange your HP Co. common shares or take any other action to receive your shares of Hewlett Packard Enterprise common stock in the distribution. The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.”

Reasons for the Separation

The HP Co. board of directors believes that separating the enterprise technology infrastructure, software, services and financing businesses from the remainder of HP Co. is in the best interests of HP Co. and its stockholders for a number of reasons, including that:

•	the separation will allow each company to focus on and more effectively pursue its own distinct operating priorities and strategies, and will enable the management of each company to concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability;

•	the separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs and facilitating a more efficient allocation of capital;

•	the separation will create two companies each with a simplified organizational structure and increased focus on the unique needs of its business, facilitating faster decisionmaking and flexibility, and improving the ability of each company to compete against a distinct set of competitors and enabling it to respond quickly to changing customer requirements and market dynamics;

•	the separation will create an independent equity structure that will afford HP Inc. and Hewlett Packard Enterprise direct access to capital markets and facilitate the ability of each company to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock;

•	the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives; and

•	the separation will allow investors to separately value HP Inc. and Hewlett Packard Enterprise based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

Neither Hewlett Packard Enterprise nor HP Co. can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The HP Co. board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•	as part of HP Co., the enterprise technology infrastructure, software, services and financing businesses have historically benefitted from HP Co.’s size and purchasing power in procuring certain goods and services. We may also incur costs for certain functions previously performed by HP Co., such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Hewlett Packard Enterprise’s historical financial statements, which could cause our financial performance to be adversely affected;

•	we will incur costs in the transition to being a standalone public company, which include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate HP Co.’s information systems;

•	the actions required to separate Hewlett Packard Enterprise’s and HP Inc.’s respective businesses could disrupt our operations;

•	certain costs and liabilities that were otherwise less significant to HP Co. as a whole will be more significant for Hewlett Packard Enterprise as a standalone company;

•	we may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of HP Co.; and (iii) following the separation, our business will be less diversified than HP Co.’s business prior to the separation; and

•	to preserve the tax-free treatment of the separation and the distribution to HP Inc. for U.S. federal income tax purposes, under the tax matters agreement that Hewlett Packard Enterprise will enter into with HP Co., Hewlett Packard Enterprise will be restricted from taking actions that may cause the separation and distribution to be taxable to HP Inc. for U.S. federal income tax purposes. These restrictions may limit for a period of time our ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of our business.

The HP Co. board of directors concluded that the potential benefits of the separation outweighed these factors.

Formation of a New Company Prior to Hewlett Packard Enterprise’s Distribution

Hewlett Packard Enterprise was formed in Delaware on February 25, 2015, for the purpose of holding HP Co.’s enterprise technology infrastructure, software, services and financing businesses. As part of the plan to separate the enterprise technology infrastructure, software, services and financing businesses from the remainder of its businesses, HP Co. plans to transfer the equity interests of certain entities that operate the enterprise technology infrastructure, software, services and financing businesses and the assets and liabilities of the enterprise technology infrastructure, software, services and financing businesses to Hewlett Packard Enterprise.

When and How You Will Receive the Distribution

With the assistance of Wells Fargo, HP Co. expects to distribute Hewlett Packard Enterprise common stock on [●], 2015, the distribution date, to all holders of outstanding HP Co. common shares as of the close of business on [●], 2015, the record date for the distribution. Wells Fargo, which currently serves as the transfer agent and registrar for HP Co.’s common shares, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Hewlett Packard Enterprise common stock.

If you own HP Co. common shares as of the close of business on the record date for the distribution, Hewlett Packard Enterprise common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Wells Fargo will then mail you a direct registration account statement that reflects your shares of Hewlett Packard Enterprise common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in the distribution. If you sell HP Co. common shares in the “regular-way” market up to the distribution date, you will also be selling your right to receive shares of Hewlett Packard Enterprise common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your HP Co. common shares and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Hewlett Packard Enterprise common stock that have been registered in book-entry form in your name.

Most HP Co. stockholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your HP Co. common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Hewlett Packard Enterprise common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Hewlett Packard Enterprise common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Hewlett Packard Enterprise affiliates. Persons who may be deemed to be Hewlett Packard Enterprise affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Hewlett Packard Enterprise, which may include certain Hewlett Packard Enterprise executive officers, directors or principal stockholders. Securities held by Hewlett Packard Enterprise affiliates will be subject to resale restrictions under the Securities Act. Hewlett Packard Enterprise affiliates will be permitted to sell shares of Hewlett Packard Enterprise common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Hewlett Packard Enterprise Common Stock You Will Receive

For each HP Co. common share that you own at the close of business on [●], 2015, the record date for the distribution, you will receive [●] share[s] of Hewlett Packard Enterprise common stock on the distribution date.

HP Co. will not distribute any fractional shares of Hewlett Packard Enterprise common stock to its stockholders. Instead, if you are a registered holder, Wells Fargo will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by HP Co. or Hewlett Packard Enterprise, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either HP Co. or

Hewlett Packard Enterprise. Neither Hewlett Packard Enterprise nor HP Co. will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If you hold physical certificates of HP Co. common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Hewlett Packard Enterprise estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your HP Co. common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After the separation from HP Co., Hewlett Packard Enterprise will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [●], 2015, the record date for the distribution, and will reflect any exercise of HP Co. options between the date the HP Co. board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding HP Co./HP Inc. common shares or any rights of HP Co./HP Inc. stockholders.

We will enter into a separation agreement and other related agreements with HP Co. before the distribution to effect the separation and provide a framework for our relationship with HP Inc. after the separation. These agreements will provide for the allocation between HP Inc. and Hewlett Packard Enterprise of HP Co.’s assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from HP Co. and will govern the relationship between HP Inc. and us after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for Hewlett Packard Enterprise Common Stock

There is currently no public trading market for our common stock. We intend to apply to list our common stock on the NYSE under the symbol “HPE.” We have not and will not, and HP Co. has not and will not, set the initial price of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which our common stock will trade after the distribution. In fact, the combined trading prices of one HP Inc. common share and [●]share[s] of Hewlett Packard Enterprise common stock after the distribution (representing the number of shares of our common stock to be received per share of HP Co. common stock in the distribution) may not equal the “regular-way” trading price of a share of HP Co. common stock immediately prior to the distribution. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Our Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, HP Co. expects that there will be two markets in HP Co. common shares: a “regular-way” market and an “ex-distribution” market. HP Co. common shares that trade on the “regular-way” market will trade with an entitlement to Hewlett Packard Enterprise common shares to be distributed pursuant to the separation. HP Co. common shares that trade on the “ex-distribution” market will trade without an entitlement to Hewlett Packard Enterprise common stock to be distributed pursuant to the distribution. Therefore, if you sell HP Co. common shares in the “regular-way” market up to the distribution date, you will be selling your right to receive Hewlett

Packard Enterprise common stock in the distribution. If you own HP Co. common shares at the close of business on the record date and sell those shares on the “ex-distribution” market up to the distribution date, you will receive the shares of Hewlett Packard Enterprise common stock that you are entitled to receive pursuant to your ownership as of the record date of the HP Co. common shares.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Hewlett Packard Enterprise common stock that will be distributed to holders of HP Co. common shares on the distribution date. If you owned HP Co. common shares at the close of business on the record date for the distribution, you would be entitled to Hewlett Packard Enterprise common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Hewlett Packard Enterprise common stock, without the HP Co. common shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Hewlett Packard Enterprise common stock will end, and “regular-way” trading will begin.

Conditions to the Distribution

HP Co. has announced that the distribution will be effective at [●] Eastern time, on [●], 2015, which is the distribution date, provided that the following conditions will have been satisfied (or waived by HP Co. in its sole discretion):

•	the transfer of assets and liabilities to Hewlett Packard Enterprise in accordance with the separation agreement will have been completed, other than assets and liabilities intended to be transferred after the distribution;

•	HP Co. will have received (i) a private letter ruling from the IRS and/or one or more opinions from its external tax advisors, in each case, satisfactory to HP Co.’s board of directors, regarding certain U.S. federal income tax matters relating to the separation and related transactions and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, satisfactory to HP Co.’s board of directors, regarding the qualification of the distribution, together with certain related transactions, as transactions that are generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code;

•	the SEC will have declared effective the registration statement of which this information statement forms a part, and this information statement will have been mailed to HP Co. stockholders;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Hewlett Packard Enterprise common stock to be distributed will have been approved for listing on the NYSE, subject to official notice of issuance;

•	the receipt of an opinion from an independent appraisal firm confirming the solvency and financial viability of HP Co. before the distribution and each of Hewlett Packard Enterprise and HP Inc. after the distribution that is in form and substance acceptable to HP Co. in its sole discretion; and

•	no event or development will have occurred or exist that, in the judgment of HP Co.’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

HP Co. will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date and the distribution ratio. HP Co. does not intend to notify its stockholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the HP Co. board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the HP Co. board of directors determines that any modifications by HP Co. materially change the material terms of the distribution, HP Co. will notify HP Co. stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this information statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of Hewlett Packard Enterprise common stock to “U.S. holders” (as defined below) of HP Co. common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of HP Co. common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation agreement and the other separation-related agreements and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) that hold HP Co. common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold HP Co. common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive HP Co. or Hewlett Packard Enterprise common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for the alternative minimum tax or any holders who actually or constructively own 5% or more of HP Co. common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds HP Co. common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of HP Co. common stock that are partnerships and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the distribution.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of HP Co. common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

It is a condition to the distribution that HP Co. receive (i) a private letter ruling from the IRS and/or one or more opinions from its external tax advisors, in each case, satisfactory to HP Co.’s board of directors, regarding certain U.S. federal income tax matters relating to the separation and related transactions, and (ii) an opinion of each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, satisfactory to HP Co.’s board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code. Any opinions of outside counsel or any other external tax advisor and any IRS private letter ruling will be based, among other things, on various facts and assumptions, as well as certain representations, statements and undertakings of HP Co. and Hewlett Packard Enterprise (including those relating to the past and future conduct of HP Co. and Hewlett Packard Enterprise). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if HP Co. or Hewlett Packard Enterprise breach any of their respective covenants relating to the separation, the IRS private letter ruling and/or any tax opinion may be invalid. Accordingly, notwithstanding receipt of the IRS private letter ruling and/or opinions of counsel or other external tax advisors, the IRS could determine that the distribution and certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements or undertakings that were included in the request for the IRS private letter ruling or on which any opinion was based are false or have been violated. In addition, the IRS private letter ruling will not address all of the issues that are relevant to determining whether the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, and an opinion of outside counsel or other external tax advisor represents the judgment of such counsel or other advisor which is not binding on the IRS or any court. Accordingly, notwithstanding receipt by HP Co. of the IRS private letter ruling and the tax opinions referred to above, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, HP Inc., Hewlett Packard Enterprise and HP Co. stockholders could be subject to significant U.S. federal income tax liability. See “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and 368(a)(1)(D) of the Code

Assuming the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution generally are as follows:

•	no gain or loss will be recognized by, and no amount will be includible in the income of HP Inc. as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the distribution and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by HP Inc. under U.S. Treasury regulations relating to consolidated federal income tax returns;

•	no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of HP Co. common stock, upon the receipt of Hewlett Packard Enterprise common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Hewlett Packard Enterprise common stock (as described below);

•	the aggregate tax basis of the HP Inc. common stock and the Hewlett Packard Enterprise common stock received in the distribution (including any fractional share interest in Hewlett Packard Enterprise common stock for which cash is received) in the hands of each U.S. holder of HP Inc. common stock immediately after the distribution will equal the aggregate basis of HP Co. common stock held by the U.S. holder immediately before the distribution, allocated between the HP Inc. common stock and the Hewlett Packard Enterprise common stock (including any fractional share interest in Hewlett Packard Enterprise common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•	the holding period of the Hewlett Packard Enterprise common stock received by each U.S. holder of HP Co. common stock in the distribution (including any fractional share interest in Hewlett Packard Enterprise common stock for which cash is received) will generally include the holding period at the time of the distribution for the HP Co. common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Hewlett Packard Enterprise common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its HP Co. common stock exceeds one year at the time of distribution.

If a U.S. holder of HP Co. common stock holds different blocks of HP Co. common stock (generally shares of HP Co. common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Hewlett Packard Enterprise common stock received in the distribution in respect of particular blocks of HP Co. common stock.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

As discussed above, notwithstanding receipt by HP Co. of a private letter ruling from the IRS and/or opinions of counsel and other external tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply and HP Inc., Hewlett Packard Enterprise and HP Co. stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of HP Inc. or Hewlett Packard Enterprise could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Hewlett Packard Enterprise may be required to indemnify HP Inc. for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free for U.S. federal income tax purposes.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, HP Inc. would recognize taxable gain as if it had sold the Hewlett Packard Enterprise common stock in a taxable sale for its fair market value (unless HP Inc. and Hewlett Packard Enterprise jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) the HP Inc. group would recognize taxable gain as if Hewlett Packard Enterprise had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Hewlett Packard Enterprise common stock and the assumption of all Hewlett Packard Enterprise’s liabilities and (ii) Hewlett Packard Enterprise would obtain a related step up in the basis of its assets) and HP Co. stockholders who receive shares of Hewlett Packard Enterprise common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the distribution were to otherwise qualify as tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to HP Co. under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in HP Co. or Hewlett Packard Enterprise. For this purpose, any acquisitions of HP Co. or Hewlett Packard Enterprise shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although HP Co. or Hewlett Packard Enterprise may be able to rebut that presumption.

In connection with the distribution, Hewlett Packard Enterprise and HP Co. will enter into a tax matters agreement pursuant to which Hewlett Packard Enterprise will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by HP Inc. or Hewlett Packard Enterprise, the party responsible for such failure will be responsible for all taxes imposed on HP Inc. or Hewlett Packard Enterprise to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Hewlett Packard Enterprise shares or assets, or of any of Hewlett Packard Enterprise’s representations, statements or undertakings being incorrect, incomplete or breached, Hewlett Packard Enterprise generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” The indemnification obligations of Hewlett Packard Enterprise to HP Inc. under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Hewlett Packard Enterprise is required to pay any taxes or indemnify HP Inc. and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Hewlett Packard Enterprise may be subject to substantial liabilities.

Backup Withholding and Information Reporting.

Payments of cash to U.S. holders of HP Co. common stock in lieu of fractional shares of Hewlett Packard Enterprise common stock may be subject to information reporting and backup withholding (currently, at a rate of 28%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Indebtedness in Connection with the Separation

Hewlett Packard Enterprise intends to enter into certain financing arrangements prior to or substantially concurrent with the separation.

DESCRIPTION OF HEWLETT PACKARD ENTERPRISE’S CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of Delaware law) for complete information on Hewlett Packard Enterprise’s capital stock as of the time of the distribution. Our certificate of incorporation and bylaws to be in effect at the time of the distribution will be included as exhibits to the registration statement of which this information statement forms a part.

General

Our authorized capital stock consists of [●] shares of common stock, par value $0.01 per share, and [●] shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, we expect that approximately [●] shares of our common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Stock

Each holder of Hewlett Packard Enterprise common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Hewlett Packard Enterprise, holders of our common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL, to issue up to [●] shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire Hewlett Packard Enterprise by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Hewlett Packard Enterprise to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. Hewlett Packard Enterprise will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Amendments to Bylaws. Our amended and restated bylaws will provide that they may be amended by our board of directors or by the affirmative vote of a majority of our outstanding common shares represented at a duly held meeting at which a quorum is present, except that certain provisions (such as with respect to the procedures for shareholder meetings, changing the size of our board of directors or director indemnification) may only by amended by the affirmative vote of the holders of a majority of our voting stock then outstanding.

Size of Board and Vacancies. Our amended and restated bylaws will provide that the number of directors on our board of directors will be not less than eight nor more than seventeen, and that the exact number of directors will be [●], which number may be changed by an amendment to our bylaws duly adopted by our board of directors or our stockholders. Any vacancies created on our board of directors resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote of our stockholders or by court order may be filled only by the affirmative vote of a majority of our outstanding common shares represented at a duly held meeting at which a quorum is present.

Special Stockholder Meetings. Our amended and restated bylaws will provide that a majority of our board of directors (or the chairman of our board of directors or our chief executive officer with the concurrence of a majority of our board of directors) or stockholders holding no less than 25% of our outstanding common shares may call special meetings of Hewlett Packard Enterprise stockholders.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will expressly eliminate the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Proxy Access. In addition to advance notice procedures, our amended and restated bylaws will also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common shares for at least three consecutive years to use our annual meeting proxy statement to nominate director candidates who would constitute, if elected, up to 20% of the members of our board of directors.

Undesignated Preferred Stock. The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Hewlett Packard Enterprise, or for serving at the company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated bylaws will also provide that Hewlett Packard Enterprise must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated bylaws will expressly authorize Hewlett Packard Enterprise to carry directors’ and officers’ insurance to protect Hewlett Packard Enterprise, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. However, these provisions will not limit or eliminate Hewlett Packard Enterprise’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Hewlett Packard Enterprise pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without your approval. We may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Hewlett Packard Enterprise by means of a proxy contest, tender offer, merger or otherwise.

Listing

We intend to apply to have our shares of common stock listed on the NYSE under the symbol “HPE.”

Sale of Unregistered Securities

On February 25, 2015, Hewlett Packard Enterprise issued 1,000 shares of its common stock to HP Co. pursuant to Section 4(a)(2) of the Securities Act. Hewlett Packard Enterprise did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Wells Fargo Shareowner Services.

WHERE YOU CAN FIND MORE INFORMATION

Hewlett Packard Enterprise has filed a registration statement on Form 10 with the SEC (File No. [●]) with respect to the shares of Hewlett Packard Enterprise common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement, including the exhibits and schedules thereto. For further information with respect to Hewlett Packard Enterprise and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Hewlett Packard Enterprise will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Hewlett Packard Enterprise intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or incorporated herein by reference. Hewlett Packard Enterprise has not authorized any person to provide you with different information or to make any representation not contained in this information statement or incorporated herein by reference.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Hewlett-Packard Company:

We have audited the accompanying combined balance sheets of the Enterprise Technology Infrastructure, Software, Services and Financing Business of Hewlett-Packard Company (“Hewlett Packard Enterprise Company” or the “Company”) as of October 31, 2014 and 2013, and the related combined statements of earnings, comprehensive income, cash flows, and equity for each of the three years in the period ended October 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at October 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended October 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Jose, California

July 1, 2015

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Combined Statements of Earnings

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Net revenue:
Products	$19,171	$19,383	$20,459
Services	35,551	37,541	40,121
Financing income	401	447	462

Total net revenue	55,123	57,371	61,042

Costs and expenses:
Cost of products	12,394	12,360	12,462
Cost of services	26,815	28,958	31,364
Financing interest	277	312	317
Research and development	2,197	1,956	2,120
Selling, general and administrative	8,717	8,601	8,678
Amortization of intangible assets	906	1,228	1,641
Impairment of goodwill and intangible assets	—	—	16,808
Restructuring charges	1,471	983	1,756
Acquisition-related charges	11	21	35

Total operating expenses	52,788	54,419	75,181

Earnings (loss) from operations	2,335	2,952	(14,139)

Interest and other, net	(91)	(81)	(175)

Earnings (loss) before taxes	2,244	2,871	(14,314)
Provision for taxes	(596)	(820)	(447)

Net earnings (loss)	$1,648	$2,051	$(14,761)

The accompanying notes are an integral part of these Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Combined Statements of Comprehensive Income

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Net earnings (loss)	$1,648	$2,051	$(14,761)

Other comprehensive (loss) income before taxes:
Change in unrealized gains (losses) on available-for-sale securities:
Unrealized gains arising during the period	5	44	18
Gains reclassified into earnings	(1)	(49)	—

	4	(5)	18

Change in unrealized gains (losses) on cash flow hedges:
Unrealized gains arising during the period	111	36	88
Losses (gains) reclassified into earnings	60	(53)	(49)

	171	(17)	39

Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(794)	115	(477)
Amortization of actuarial loss and prior service benefit	82	86	57
Curtailments, settlements and other	18	9	—
Merged into Parent’s Shared plans during the period	61	142	—

	(633)	352	(420)

Change in cumulative translation adjustment	(85)	(150)	(47)

Other comprehensive (loss) income before taxes	(543)	180	(410)
(Provision) benefit for taxes	(10)	(76)	28

Other comprehensive (loss) income, net of taxes	(553)	104	(382)

Comprehensive income (loss)	$1,095	$2,155	$(15,143)

The accompanying notes are an integral part of these Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Combined Balance Sheets

	As of October 31
	2014	2013
	In millions
ASSETS
Current assets:
Cash and cash equivalents	$2,319	$2,182
Accounts receivable	8,423	9,458
Financing receivables	2,974	3,170
Inventory	1,884	2,078
Other current assets	6,431	7,491

Total current assets	22,031	24,379

Property, plant and equipment	8,520	8,510
Long-term financing receivables and other assets	6,503	7,004
Goodwill	25,960	25,945
Intangible assets	2,057	2,937

Total assets	$65,071	$68,775

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and short-term borrowings	$894	$1,058
Accounts payable	4,889	4,335
Employee compensation and benefits	2,737	3,087
Taxes on earnings	706	711
Deferred revenue	5,129	5,528
Accrued restructuring	711	698
Other accrued liabilities	4,694	5,495

Total current liabilities	19,760	20,912

Long-term debt	485	617
Other liabilities	7,654	8,871
Commitments and contingencies
Equity:
Parent company investment	39,024	39,683
Accumulated other comprehensive loss	(2,248)	(1,695)

Equity attributable to the Company	36,776	37,988
Non-controlling interests	396	387

Total equity	37,172	38,375

Total liabilities and equity	$65,071	$68,775

The accompanying notes are an integral part of these Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Combined Statements of Cash Flows

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Cash flows from operating activities:
Net earnings (loss)	$1,648	$2,051	$(14,761)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	4,144	4,396	4,858
Impairment of goodwill and intangible assets	—	—	16,808
Stock-based compensation expense	427	374	438
Provision for doubtful accounts	80	81	97
Provision for inventory	125	161	178
Restructuring charges	1,471	983	1,756
Deferred taxes on earnings	(304)	(248)	(552)
Excess tax benefit from stock-based compensation	(44)	(1)	(8)
Other, net	11	325	180
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	986	580	449
Financing receivables	428	478	(423)
Inventory	69	(251)	(39)
Accounts payable	611	472	(669)
Taxes on earnings	404	532	510
Restructuring	(1,239)	(733)	(722)
Other assets and liabilities	(1,906)	(461)	(860)

Net cash provided by operating activities	6,911	8,739	7,240

Cash flows from investing activities:
Investment in property, plant and equipment	(3,620)	(2,497)	(3,475)
Proceeds from sale of property, plant and equipment	606	370	433
Purchases of available-for-sale securities and other investments	(940)	(938)	(944)
Maturities and sales of available-for-sale securities and other investments	1,023	1,005	858
Payments made in connection with business acquisitions, net of cash acquired	(49)	(167)	(118)
Proceeds from business divestiture, net	6	—	87

Net cash used in investing activities	(2,974)	(2,227)	(3,159)

Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	18	(121)	(14)
Issuance of debt	852	1,083	1,139
Payment of debt	(1,135)	(2,200)	(1,136)
Net transfers to Parent	(3,542)	(5,196)	(4,499)
Cash dividends paid to non-controlling interests	(37)	(31)	(19)
Excess tax benefit from stock-based compensation	44	1	8

Net cash used in financing activities	(3,800)	(6,464)	(4,521)

Increase (decrease) in cash and cash equivalents	137	48	(440)
Cash and cash equivalents at beginning of period	2,182	2,134	2,574

Cash and cash equivalents at end of period	$2,319	$2,182	$2,134

Supplemental cash flow disclosures:
Income taxes paid (net of refunds)	$302	$354	$514
Interest expense paid	357	374	394

The accompanying notes are an integral part of these Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Combined Statements of Equity

	Parent Company Investment	Accumulated Other Comprehensive Loss	Equity Attributable to the Company	Non- controlling Interests	Total Equity
	In millions
Balance at October 31, 2011	$58,657	$(1,417)	$57,240	$379	$57,619
Net loss	(14,761)		(14,761)		(14,761)
Other comprehensive loss		(382)	(382)		(382)

Comprehensive loss			(15,143)		(15,143)

Net transfers to Parent	(2,925)		(2,925)		(2,925)
Changes in non-controlling interests				18	18

Balance at October 31, 2012	40,971	(1,799)	39,172	397	39,569
Net earnings	2,051		2,051		2,051
Other comprehensive income		104	104		104

Comprehensive income			2,155		2,155

Net transfers to Parent	(3,339)		(3,339)		(3,339)
Changes in non-controlling interests				(10)	(10)

Balance at October 31, 2013	39,683	(1,695)	37,988	387	38,375
Net earnings	1,648		1,648		1,648
Other comprehensive loss		(553)	(553)		(553)

Comprehensive income			1,095		1,095

Net transfers to Parent	(2,307)		(2,307)		(2,307)
Changes in non-controlling interests				9	9

Balance at October 31, 2014	$39,024	$(2,248)	$36,776	$396	$37,172

The accompanying notes are an integral part of these Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements

Note 1: Background and Basis of Presentation

Background

The enterprise technology infrastructure, software, services and financing business of Hewlett-Packard Company (“Hewlett Packard Enterprise Company”, “we”, “us”, “our”, or the “Company”) is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional information technology (“IT”) while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our customers range from small- and medium-sized businesses (“SMBs”) to large global enterprises.

On October 6, 2014, Hewlett-Packard Company (“Parent”) announced plans to separate into two independent publicly traded companies: one comprising its enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise and one comprising its printing and personal systems businesses, which will conduct business as HP Inc. The proposed separation is intended to take the form of a spin-off to Parent’s stockholders of 100% of the shares of Hewlett Packard Enterprise Company. In connection with the separation, Hewlett-Packard Company will be renamed and continue as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from Parent’s board of directors, receipt of a private letter ruling from the United States (“U.S.”) Internal Revenue Service and one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and the U.S. Securities and Exchange Commission declaring the effectiveness of the registration statement of which this information statement forms a part.

Basis of Presentation

These Combined Financial Statements of the Company were prepared in connection with the expected separation and have been derived from the Consolidated Financial Statements and accounting records of Parent as if it were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Combined Statements of Earnings and Comprehensive Income of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to the Company for any of the periods presented because those cash balances are not directly attributable to the Company. The Company reflects transfers of cash to and from Parent’s cash management system as a component of Parent

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

company investment on the Combined Balance Sheets. Parent’s long-term debt has not been attributed to the Company for any of the periods presented because Parent’s borrowings are not the legal obligation of the Company.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. The Company’s employees participate in those programs and a portion of the cost of those plans is included in the Company’s Combined Financial Statements. However, the Company’s Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan only includes active, retired and other former Company employees or any equity related to stock-based compensation plans. See Notes 5 and 6 for a further description of the accounting for benefit plans and stock-based compensation, respectively.

Note 2: Summary of Significant Accounting Policies

Principles of Combination

The Combined Financial Statements include the Company’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of the Company have been eliminated.

Intercompany transactions between the Company and Parent are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows within financing activities and in the Combined Balance Sheets within Parent company investment.

The Company accounts for investments in companies over which it has the ability to exercise significant influence but does not hold a controlling interest under the equity method, and the Company records its proportionate share of income or losses in Interest and other, net in the Combined Statements of Earnings.

Non-controlling interests are presented as a separate component within Equity in the Combined Balance Sheets. Net earnings attributable to the non-controlling interests are recorded within Interest and other, net in the Combined Statements of Earnings and are not presented separately as they were not material for any period presented.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s Combined Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Foreign Currency Translation

The Company predominately uses the U.S. dollar as its functional currency. Assets and liabilities denominated in non-U.S. dollars are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for nonmonetary assets and liabilities. Net revenue, costs and expenses denominated in non-U.S. dollars are recorded in U.S. dollars at the average rates of exchange prevailing during the period. The Company includes gains or losses from foreign currency remeasurement in Interest and other, net in the Combined Statements of Earnings and gains and losses from cash flow hedges in Net revenue as

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

the hedged revenue ships. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and the Company records the translation of their assets and liabilities into U.S. dollars at the balance sheet date as translation adjustments and includes them as a component of Accumulated other comprehensive loss in the Combined Balance Sheets.

Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is required to adopt the amendments in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of these amendments and the transition alternatives on its Combined Financial Statements.

In April 2014, the FASB issued guidance which changes the criteria for identifying a discontinued operation. The guidance limits the definition of a discontinued operation to the disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The Company is required to adopt the guidance in the first quarter of fiscal 2016, with early adoption permitted for transactions that have not been reported in financial statements previously issued.

In July 2013, the FASB issued a new accounting standard requiring the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Combined Balance Sheets when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The Company adopted the new standard in the first quarter of fiscal 2015 on a prospective basis. The adoption of this new standard did not have a material effect on the Company’s Combined Financial Statements.

Parent Company Investment

Parent company investment in the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent and the Company’s accumulated earnings. See Note 14 for further information about transactions between the Company and Parent.

Revenue Recognition

General

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectibility is reasonably assured. Additionally, the Company recognizes hardware revenue on sales to channel partners, including resellers, distributors or value-added solution providers at the time of delivery when the channel partners have economic substance apart from the Company, and the Company has completed its obligations related to the sale. The Company generally recognizes revenue for its standalone software sales to channel partners on receipt of

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

evidence that the software has been sold to a specific end user. The Company limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified refund or return rights.

The Company reduces revenue for customer and distributor programs and incentive offerings, including price protection, rebates, promotions, other volume-based incentives and expected returns. Future market conditions and product transitions may require the Company to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. For certain incentive programs, the Company estimates the number of customers expected to redeem the incentive based on historical experience and the specific terms and conditions of the incentive.

In instances when revenue is derived from sales of third-party vendor products or services, the Company records revenue on a gross basis when the Company is a principal to the transaction and on a net basis when the Company is acting as an agent between the customer and the vendor. The Company considers several factors to determine whether it is acting as a principal or an agent, most notably whether the Company is the primary obligor to the customer, has established its own pricing and has inventory and credit risks.

The Company reports revenue net of any taxes collected from customers and remitted to government authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Multiple element arrangements

When a sales arrangement contains multiple elements or deliverables, such as hardware and software products, and/or services, the Company allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE of selling price nor TPE is available. The Company establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. The Company establishes TPE of selling price by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. The Company establishes ESP based on management judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product lifecycle. Consideration is also given to market conditions, such as competitor pricing strategies and technology lifecycles. In arrangements with multiple elements, the Company allocates the transaction price to the individual units of accounting at inception of the arrangement based on their relative selling price.

In multiple element arrangements that include software that is more-than-incidental, the Company allocates the transaction price to the individual units of accounting for the non-software deliverables and to the software deliverables as a group using the relative selling price of each of the deliverables in the arrangement based on the selling price hierarchy. If the arrangement contains more than one software deliverable, the transaction price allocated to the group of software deliverables is then allocated to each component software deliverable.

The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has standalone value to the customer. For elements with no standalone value, the Company recognizes revenue consistent with the pattern of

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items, and the delivery and performance of the undelivered items is considered probable and substantially within the Company’s control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price between elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Product revenue

Hardware

Under the Company’s standard terms and conditions of sale, the Company transfers title and risk of loss to the customer at the time product is delivered to the customer and recognizes revenue accordingly, unless customer acceptance is uncertain or significant obligations to the customer remain. The Company reduces revenue for estimated customer returns, price protection, rebates and other programs offered under sales agreements established by the Company with its distributors and resellers. The Company records revenue from the sale of equipment under sales-type leases as product revenue at the inception of the lease. The Company accrues the estimated cost of post-sale obligations, including standard product warranties, based on historical experience at the time the Company recognizes revenue.

Software

The Company recognizes revenue from perpetual software licenses at the inception of the license term, assuming all revenue recognition criteria have been satisfied. Term-based software license revenue is generally recognized ratably over the term of the license. The Company uses the residual method to allocate revenue to software licenses at inception of the arrangement when VSOE of fair value for all undelivered elements, such as post-contract support, exists and all other revenue recognition criteria have been satisfied. The Company recognizes revenue from maintenance and unspecified upgrades or updates provided on a when-and-if-available basis ratably over the period during which such items are delivered. The Company recognizes revenue for hosting or software-as-a-service (“SaaS”) arrangements as the service is delivered, generally on a straight-line basis, over the contractual period of performance. In hosting arrangements where software licenses are sold, the Company recognizes the license revenue according to whether perpetual or term licenses are sold, when all other revenue recognition criteria are satisfied. In hosting arrangements that include software licenses, the Company considers the rights provided to the customer (e.g., ownership of a license, contract termination provisions and the feasibility of the customer to operate the software) in determining when to recognize revenue for the licenses.

Services revenue

The Company recognizes revenue from fixed-price support or maintenance contracts, including extended warranty contracts and software post-contract customer support agreements, ratably over the contract period and recognizes the costs associated with these contracts as incurred. For time and material contracts, the Company recognizes revenue as services are rendered and recognizes costs as they are incurred.

The Company recognizes revenue from certain fixed-price contracts, such as consulting arrangements, as work progresses over the contract period on a proportional performance basis, as determined by the percentage of labor costs incurred to date compared to the total estimated contract labor costs of a contract. The Company recognizes revenue on fixed-price contracts for design and build projects (to design, develop and construct

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

software and systems) using the percentage-of-completion method. The Company uses the cost-to-cost method to measure progress toward completion as determined by the percentage of cost incurred to date compared to the total estimated costs of the project. Estimates of total project costs for fixed-price contracts are regularly revised during the life of a contract. Provisions for estimated losses on fixed-priced contracts are recognized in the period when such losses become known. If reasonable and reliable cost estimates for a project cannot be made, the Company uses the completed contract method and recognizes revenue and costs upon service completion.

The Company generally recognizes outsourcing services revenue in the period when the service is provided and the amount earned is not contingent on the occurrence of any future event. The Company recognizes revenue using an objective measure of output for unit-priced contracts. Revenue for fixed-price outsourcing contracts with periodic billings is recognized on a straight-line basis if the service is provided evenly during the contract term. Provisions for estimated losses on outsourcing arrangements are recognized in the period when such losses become probable and estimable.

The Company recognizes revenue from operating leases on a straight-line basis as service revenue over the rental period.

Financing income

Sales-type and direct-financing leases produce financing income, which the Company recognizes at consistent rates of return over the lease term.

Deferred revenue and deferred costs

The Company records amounts invoiced to customers in excess of revenue recognized as deferred revenue until the revenue recognition criteria are satisfied. The Company records revenue that is earned and recognized in excess of amounts invoiced on services contracts as trade receivables.

Deferred revenue represents amounts invoiced in advance for product support contracts, software customer support contracts, outsourcing startup services work, consulting and integration projects, product sales or leasing income. The Company recognizes costs associated with outsourcing contracts as incurred, unless such costs are considered direct and incremental to the startup phase of the contract, in which case the Company defers these costs during the startup phase and subsequently amortizes such costs over the period that outsourcing services are provided, once those services commence. The Company amortizes deferred contract costs on a straight-line basis over the remaining term of the contract unless facts and circumstances of the contract indicate a shorter period is more appropriate. Based on actual and projected contract financial performance indicators, the Company analyzes the recoverability of deferred contract costs using the undiscounted estimated cash flows of the contract over its remaining term. If such undiscounted cash flows are insufficient to recover the carrying amount of deferred contract costs and long-lived assets directly associated with the contract, the deferred contract costs are first impaired. If a cash flow deficiency remains after reducing the carrying amount of the deferred contract costs to zero, the Company evaluates any remaining long-lived assets related to that contract for impairment.

Shipping and Handling

The Company includes costs related to shipping and handling in Cost of products.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Stock-Based Compensation

The Company’s employees have historically participated in Parent’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses. The stock-based compensation expense is based on the measurement date fair value of the award and is recognized only for those awards expected to meet the service and performance vesting conditions on a straight-line basis over the requisite service period of the award. Stock-based compensation expense is determined at the aggregate grant level for service-based awards and at the individual vesting tranche level for awards with performance and/or market conditions. The forfeiture rate is estimated based on Parent’s historical experience.

Retirement and Post-Retirement Plans

Parent provides various defined benefit and other contributory and noncontributory retirement and post-retirement plans to eligible Company employees and retirees. Plans whose participants include both Company employees and other employees of Parent (“Shared” plans) are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Company’s Combined Balance Sheets. The related benefit plan expense has been allocated to the Company based on the Company’s labor costs and allocations of corporate and other shared functional personnel.

Certain benefit plans in the Company’s operations only include active, retired and other former Company employees (“Direct” plans) and are accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Company’s Combined Financial Statements.

The Company generally amortizes unrecognized actuarial gains and losses on a straight-line basis over the average remaining estimated service life or, in the case of frozen plans, life expectancy of participants. In some cases, actuarial gains and losses are amortized using the corridor approach. See Note 5 for a full description of these plans and the accounting and funding policies.

Advertising

Costs to produce advertising are expensed as incurred during production. Costs to communicate advertising are expensed when the advertising is first run. Such costs totaled approximately $220 million in fiscal 2014, $157 million in fiscal 2013 and $167 million in fiscal 2012.

Restructuring

The Company records charges associated with Parent-approved restructuring plans to reorganize one or more of the Company’s business segments, to remove duplicative headcount and infrastructure associated with business acquisitions or to simplify business processes and accelerate innovation. Restructuring charges can include severance costs to eliminate a specified number of employees, infrastructure charges to vacate facilities and consolidate operations, and contract cancellation costs. The Company records restructuring charges based on estimated employee terminations and site closure and consolidation plans. The Company accrues for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Taxes on Earnings

The Company’s operations have historically been included in the tax returns filed by the respective Parent entities of which the Company’s businesses are a part. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if the Company filed its own tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented. Current income tax liabilities related to entities which file jointly with Parent are assumed to be immediately settled with Parent and are relieved through the Parent company investment account and the Net transfers to Parent in the Combined Statements of Cash Flows.

The Company recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

The Company records accruals for uncertain tax positions when the Company believes that it is not more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company makes adjustments to these accruals when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.

Accounts Receivable

The Company establishes an allowance for doubtful accounts for accounts receivable. The Company records a specific reserve for individual accounts when the Company becomes aware of specific customer circumstances, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position. If there are additional changes in circumstances related to the specific customer, the Company further adjusts estimates of the recoverability of receivables. The Company maintains bad debt reserves for all other customers based on a variety of factors, including the use of third-party credit risk models that generate quantitative measures of default probabilities based on market factors, the financial condition of customers, the length of time receivables are past due, trends in the weighted-average risk rating for the portfolio, macroeconomic conditions, information derived from competitive benchmarking, significant one-time events and historical experience. The past due or delinquency status of a receivable is based on the contractual payment terms of the receivable.

The Company participates in Parent’s third-party short-term financing arrangements intended to facilitate the working capital requirements of certain customers. These financing arrangements, which in certain cases provide for partial recourse, result in the transfer of the Company’s trade receivables to a third party. The Company reflects amounts transferred to, but not yet collected from, the third party in Accounts receivable in the Combined Balance Sheets. For arrangements involving an element of recourse, the fair value of the recourse obligation is measured using market data from similar transactions and reported as a current liability in the Combined Balance Sheets.

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, receivables from trade customers and contract manufacturers, financing receivables and derivatives.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The Company participates in cash management, funding arrangements and risk management programs managed by Parent. The Company also maintains cash and cash equivalents, investments, derivatives and certain other financial instruments with various financial institutions. These financial institutions are located in many different geographic regions, and the Company’s policy is designed to limit exposure from any particular institution. As part of its risk management processes, the Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company has not sustained material credit losses from instruments held at these financial institutions. The Company utilizes derivative contracts to protect against the effects of foreign currency and interest rate exposures. Such contracts involve the risk of non-performance by the counterparty, which could result in a material loss.

The Company sells a significant portion of its products through third-party distributors and resellers and, as a result, maintains individually significant receivable balances with these parties. If the financial condition or operations of these distributors’ and resellers’ aggregated business deteriorates substantially, the Company’s operating results could be adversely affected. The ten largest distributor and reseller receivable balances, which were concentrated primarily in North America and Europe, collectively represented approximately 12% and 8% of gross accounts receivable at October 31, 2014 and 2013, respectively. No single customer accounts for more than 10% of gross accounts receivable. Credit risk with respect to other accounts receivable and financing receivables is generally diversified due to the large number of entities comprising the Company’s customer base and their dispersion across many different industries and geographic regions. The Company performs ongoing credit evaluations of the financial condition of its third-party distributors, resellers and other customers and may require collateral, such as letters of credit and bank guarantees, in certain circumstances.

The Company utilizes outsourced manufacturers around the world to manufacture company-designed products. The Company may purchase product components from suppliers and sell those components to its outsourced manufacturers thereby creating receivable balances from the outsourced manufacturers. The three largest outsourced manufacturer receivable balances collectively represented 87% and 82% of the Company’s supplier receivables of $415 million and $270 million at October 31, 2014 and 2013, respectively. The Company includes the supplier receivables in Other current assets in the Combined Balance Sheets on a gross basis. The Company’s credit risk associated with these receivables is mitigated wholly or in part by the amount the Company owes to these outsourced manufacturers, as the Company generally has the legal right to offset its payables to the outsourced manufacturers against these receivables. The Company does not reflect the sale of these components in revenue and does not recognize any profit on these component sales until the related products are sold by the Company, at which time any profit is recognized as a reduction to cost of sales. The Company obtains a significant number of components from single source suppliers due to technology, availability, price, quality or other considerations. The loss of a single source supplier, the deterioration of the Company’s relationship with a single source supplier, or any unilateral modification to the contractual terms under which the Company is supplied components by a single source supplier could adversely affect the Company’s revenue and gross margins.

Inventory

The Company values inventory at the lower of cost or market. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolete or impaired balances.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Property, Plant and Equipment

The Company states property, plant and equipment at cost less accumulated depreciation. The Company capitalizes additions and improvements and expenses maintenance and repairs as incurred. Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are five to 40 years for buildings and improvements and three to 15 years for machinery and equipment. The Company depreciates leasehold improvements over the life of the lease or the asset, whichever is shorter. The Company depreciates equipment held for lease over the initial term of the lease to the equipment’s estimated residual value. The estimated useful lives of assets used solely to support a customer services contract generally do not exceed the term of the customer contract. On retirement or disposition, the asset cost and related accumulated depreciation are removed from the Combined Balance Sheets with any gain or loss recognized in the Combined Statements of Earnings.

The Company capitalizes certain internal and external costs incurred to acquire or create internal use software, principally related to software coding, designing system interfaces and installation and testing of the software. The Company amortizes capitalized internal use software costs using the straight-line method over the estimated useful lives of the software, generally from three to five years.

Software Development Costs

The Company capitalizes costs incurred to acquire or develop software for resale subsequent to establishing technological feasibility for the software, if significant. The Company amortizes capitalized software development costs using the greater of the straight-line amortization method or the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product. The estimated useful life for capitalized software for resale is generally three years or less. Software development costs incurred subsequent to establishing technological feasibility are generally not significant.

Business Combinations

The Company includes the results of operations of acquired businesses in the Company’s combined results prospectively from the date of acquisition. The Company allocates the fair value of purchase consideration to the assets acquired, liabilities assumed, and non-controlling interests in the acquired entity generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of the assets acquired, liabilities assumed and non-controlling interests in the acquired entity is recorded as goodwill. The primary items that generate goodwill include the value of the synergies between the acquired company and the Company and the value of the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset. Acquisition-related expenses and post-acquisition restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

The Company reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. The Company is permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two-step quantitative goodwill impairment test. At the annual goodwill impairment test in the fourth quarter of each fiscal year, the Company performs a quantitative test for all of its reporting units.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Goodwill is tested for impairment at the reporting unit level. As of October 31, 2014, the Company’s reporting units are consistent with the reportable segments identified in Note 3, except for Enterprise Services (“ES”), which includes two reporting units: (1) MphasiS Limited and (2) the remainder of ES. In the first step of the impairment test, the Company compares the fair value of each reporting unit to its carrying amount. The Company estimates the fair value of its reporting units using a weighting of fair values derived most significantly from the income approach, and to a lesser extent, the market approach. Under the income approach, the Company estimates the fair value of a reporting unit based on the present value of estimated future cash flows. The Company prepares cash flow projections based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The Company bases the discount rate on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the reporting unit’s ability to execute on the projected cash flows. Under the market approach, the Company estimates fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit. The Company weights the fair value derived from the market approach depending on the level of comparability of these publicly traded companies to the reporting unit. When market comparables are not meaningful or not available, the Company estimates the fair value of a reporting unit using only the income approach. For the MphasiS Limited reporting unit, the Company utilized the quoted market price in an active market to estimate fair value.

If the fair value of a reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, then the Company performs the second step of the goodwill impairment test to measure the amount of impairment loss, if any. In the second step, the Company measures the reporting unit’s assets, including any unrecognized intangible assets, liabilities and non-controlling interests at fair value in a hypothetical analysis to calculate the implied fair value of goodwill for the reporting unit in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount, the difference is recorded as an impairment loss.

Intangible Assets and Long-Lived Assets

The Company reviews intangible assets with finite lives and long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of assets based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If the undiscounted future cash flows are less than the carrying amount, the asset is impaired. The Company measures the amount of impairment loss, if any, as the difference between the carrying amount of the asset and its fair value using an income approach or, when available and appropriate, using a market approach. The Company amortizes intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from one to ten years.

Debt and Marketable Equity Securities Investments

Debt and marketable equity securities are generally considered available-for-sale and are reported at fair value with unrealized gains and losses, net of applicable taxes, in Accumulated other comprehensive loss in the Combined Balance Sheets. Realized gains and losses for available-for-sale securities are calculated based on the specific identification method and included in Interest and other, net in the Combined Statements of Earnings. The Company monitors its investment portfolio for potential impairment on a quarterly basis. When the carrying

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

amount of an investment in debt securities exceeds its fair value and the decline in value is determined to be other-than-temporary (i.e., when the Company does not intend to sell the debt securities and it is not more likely than not that the Company will be required to sell the debt securities prior to anticipated recovery of its amortized cost basis), the Company records an impairment charge to Interest and other, net in the amount of the credit loss and the balance, if any, is recorded in Accumulated other comprehensive loss in the Combined Balance Sheets.

Derivatives

The Company uses derivative financial instruments, primarily forwards, swaps, and, at times, options, to hedge certain foreign currency and interest rate exposures. The Company also may use other derivative instruments not designated as hedges, such as forwards used to hedge foreign currency balance sheet exposures. The Company does not use derivative financial instruments for speculative purposes. See Note 12 for a full description of the Company’s derivative financial instrument activities and related accounting policies.

Loss Contingencies

The Company is involved in various lawsuits, claims, investigations and proceedings that arise in the ordinary course of business. The Company records a liability for contingencies when it believes it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. See Note 16 for a full description of the Company’s loss contingencies and related accounting policies.

Note 3: Segment Information

The Company is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our customers range from SMBs to large global enterprises.

The Company’s operations are organized into five segments for financial reporting purposes: the Enterprise Group (“EG”), Enterprise Services, Software, Financial Services (“FS”) and Corporate Investments. The Company’s organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations, which include, but are not limited to, customer base and homogeneity of products and technology. The segments are based on this organizational structure and information reviewed by the Company’s management to evaluate segment results.

A summary description of each segment follows.

The Enterprise Group provides servers, storage, networking and technology services that, when combined with the Company’s cloud solutions, enable customers to manage applications across public cloud, virtual private cloud, private cloud and traditional IT environments. Described below are the Company’s business units and capabilities within EG.

•	Industry Standard Servers offers a range of products from entry-level servers through premium ProLiant servers, which run primarily Windows, Linux and virtualization platforms from software providers such as Microsoft Corporation and VMware, Inc. and open sourced software from other major vendors while leveraging x86 processors from Intel Corporation and Advanced Micro Devices.

•	Business Critical Systems offers HP Integrity servers based on the Intel® Itanium® processor, HP Integrity NonStop solutions and mission-critical x86 ProLiant servers.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

•	Storage offers traditional storage and Converged Storage solutions. Traditional storage includes tape, storage networking and legacy external disk products such as EVA and XP. Converged Storage solutions include 3PAR StoreServ, StoreOnce and StoreVirtual products.

•	Networking offers switches, routers, wireless local area network and network management products that span the data center, campus and branch environments and deliver software-defined networking and unified communications capabilities.

•	Technology Services provides support services and technology consulting optimizing EG’s hardware platforms, and focuses on cloud, mobility and big data. These services are available in the form of service contracts, pre-packaged offerings or on a customized basis.

Enterprise Services provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains. ES is comprised of the Infrastructure Technology Outsourcing and Application and Business Services business units.

•	Infrastructure Technology Outsourcing delivers comprehensive services that encompass the management of data centers, IT security, cloud computing, workplace technology, networks, unified communications and enterprise service management.

•	Application and Business Services helps clients develop, revitalize and manage their applications and information assets.

Software provides big data analytics and applications, enterprise security, application delivery management and IT operations management for businesses and other enterprises of all sizes. These software offerings include licenses, support, professional services and SaaS.

Financial Services provides flexible investment solutions, such as leasing, financing, utility programs and asset management services, for customers to enable the creation of unique technology deployment models and acquire complete IT solutions, including hardware, software and services from the Company and others. Providing flexible services and capabilities that support the entire IT lifecycle, FS partners with customers globally to help build investment strategies that enhance their business agility and support their business transformation. FS offers a wide selection of investment solution capabilities for large enterprise customers and channel partners, along with an array of financial options to SMBs and educational and governmental entities.

Corporate Investments includes Hewlett Packard Enterprise Labs and certain business incubation projects among others.

Segment Policy

The Company derives the results of the business segments directly from its internal management reporting system. The accounting policies the Company uses to derive segment results are substantially the same as those Parent uses. Management measures the performance of each segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to allocate resources to, each of the segments.

Segment revenue includes revenues from sales to external customers and intersegment revenues that reflect transactions between the segments on an arm’s-length basis. Intersegment revenues primarily consist of sales of

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

hardware and software that are sourced internally and, in the majority of the cases, are financed as operating leases by FS. The Company’s combined net revenue is derived and reported after the elimination of intersegment revenues from such arrangements.

The Company periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries in different tax jurisdictions. Revenues from these intercompany arrangements are deferred and recognized as earned over the term of the arrangement by the legal entities involved in such transactions; however, these advanced payments are eliminated from revenues as reported by the Company and its business segments. As disclosed in Note 7, during fiscal 2014, the Company executed a multiyear intercompany licensing arrangement and intercompany advance royalty payment arrangement which resulted in combined advanced payments of $7.8 billion being received in the U.S. from a foreign combined affiliate, the result of which was the recognition of net U.S. long-term deferred tax assets of $1.1 billion. The remaining intercompany royalty revenues of $7.4 billion as of October 31, 2014 will be recognized over the life of the arrangement through 2029 in the respective legal entities, but eliminated from both the Company’s combined and segment revenues.

Financing interest in the Combined Statements of Earnings reflects interest expense on borrowing- and funding-related activity associated with FS and its subsidiaries, and debt issued by Parent for which a portion of the proceeds benefited FS. Such Parent debt, consisting of long-term notes, has not been attributed to the Company for any periods presented because Parent’s borrowings are not the legal obligation of the Company.

The Company does not allocate to its segments certain operating expenses, which it manages at the corporate level. These unallocated costs include certain corporate governance costs, stock-based compensation expense, amortization of intangible assets, impairment of goodwill and intangible assets, restructuring charges and acquisition-related charges.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Segment Operating Results

	Enterprise Group	Enterprise Services	Software	Financial Services	Corporate Investments	Total
	In millions
2014
Net revenue	$26,812	$21,297	$3,609	$3,401	$4	$55,123
Intersegment net revenue and other	915	1,101	324	97	—	2,437

Total segment net revenue	$27,727	$22,398	$3,933	$3,498	$4	$57,560

Earnings (loss) from operations	$4,005	$818	$871	$389	$(341)	$5,742

2013
Net revenue	$27,031	$23,059	$3,716	$3,557	$8	$57,371
Intersegment net revenue and other	958	1,021	319	72	—	2,370

Total segment net revenue	$27,989	$24,080	$4,035	$3,629	$8	$59,741

Earnings (loss) from operations	$4,234	$805	$889	$397	$(222)	$6,103

2012
Net revenue	$28,375	$25,067	$3,822	$3,770	$8	$61,042
Intersegment net revenue and other	1,213	906	304	49	—	2,472

Total segment net revenue	$29,588	$25,973	$4,126	$3,819	$8	$63,514

Earnings (loss) from operations	$5,088	$930	$821	$388	$(166)	$7,061

The reconciliation of segment operating results to the Company’s combined results was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Net Revenue:
Total segments	$57,560	$59,741	$63,514
Elimination of intersegment net revenue and other	(2,437)	(2,370)	(2,472)

Total combined net revenue	$55,123	$57,371	$61,042

Earnings before taxes:
Total segment earnings from operations	$5,742	$6,103	$7,061
Corporate and unallocated costs and eliminations	(592)	(545)	(522)
Stock-based compensation expense	(427)	(374)	(438)
Amortization of intangible assets	(906)	(1,228)	(1,641)
Impairment of goodwill and intangible assets	—	—	(16,808)
Restructuring charges	(1,471)	(983)	(1,756)
Acquisition-related charges	(11)	(21)	(35)
Interest and other, net	(91)	(81)	(175)

Total combined earnings (loss) before taxes	$2,244	$2,871	$(14,314)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Segment Assets

The Company identifies assets to its business segments based on the segments primarily benefiting from the assets. Total assets by segment and the reconciliation of segment assets to the Company’s combined assets were as follows:

	As of October 31
	2014	2013
	In millions
Enterprise Group	$24,611	$24,956
Enterprise Services	9,562	11,175
Software	10,802	11,287
Financial Services	12,774	12,895
Corporate Investments	20	112
Corporate and unallocated assets	7,302	8,350

Total combined assets	$65,071	$68,775

Major Customers

No single customer represented 10% or more of the Company’s total net revenue in any fiscal year presented.

Geographic Information

Net revenue by country is based upon the sales location that predominately represents the customer location. For each of the fiscal years of 2014, 2013 and 2012, other than the U.S. and the United Kingdom, no country represented more than 10% of the Company’s total net revenue.

Net revenue by country in which the Company operates was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
U.S.	$20,833	$22,533	$23,847
The United Kingdom	5,661	5,740	6,407
Other countries	28,629	29,098	30,788

Total net revenue	$55,123	$57,371	$61,042

As of October 31, 2014 and 2013, only the U.S. represented 10% or more of net assets.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Net property, plant and equipment by country in which the Company operates was as follows:

	As of October 31
	2014	2013
	In millions
U.S.	$3,501	$3,286
The United Kingdom	1,049	1,084
Other countries	3,970	4,140

Total net property, plant and equipment	$8,520	$8,510

Net revenue by segment and business unit was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Industry Standard Servers	$12,472	$12,100	$12,583
Technology Services	8,383	8,700	9,096
Storage	3,315	3,474	3,815
Networking	2,628	2,525	2,482
Business Critical Systems	929	1,190	1,612

Enterprise Group	27,727	27,989	29,588

Infrastructure Technology Outsourcing	14,038	15,221	16,174
Application and Business Services	8,360	8,859	9,799

Enterprise Services	22,398	24,080	25,973

Software	3,933	4,035	4,126
Financial Services	3,498	3,629	3,819
Corporate Investments	4	8	8

Total segment net revenue	57,560	59,741	63,514

Eliminations of intersegment net revenue and other	(2,437)	(2,370)	(2,472)

Total combined net revenue	$55,123	$57,371	$61,042

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Note 4: Restructuring

Summary of Restructuring Plans

Restructuring charges of $1.5 billion, $1.0 billion and $1.8 billion have been recorded by the Company during fiscal 2014, 2013 and 2012, respectively, based on restructuring activities impacting the Company’s employees and infrastructure as well as an allocation of restructuring charges related to Parent’s corporate and shared functional employees and infrastructure. Restructuring activities related to the Company’s employees and infrastructure (“Direct restructuring”) during fiscal 2014 summarized by plan were as presented in the table below. Allocated restructuring charges related to Parent’s corporate and shared functional employee and infrastructure were $131 million during the year ended October 31, 2014.

		Fiscal year ended October 31, 2014				As of October 31, 2014
	Balance October 31, 2013	Charges	Cash Payments	Other Adjustments and Non-Cash Settlements	Balance October 31, 2014	Total Costs Incurred to Date	Total Expected Costs to Be Incurred
	In millions
Fiscal 2012 Plan
Severance and EER	$712	$1,092	$(978)	$(89)	$737	$3,351	$3,918
Infrastructure and other	37	253	(198)	(1)	91	471	526

Total 2012 Plan	749	1,345	(1,176)	(90)	828	3,822	4,444
Other Plans:
Severance	9	—	(1)	—	8	2,001	2,001
Infrastructure	120	(5)	(62)	—	53	1,138	1,138

Total Other Plans	129	(5)	(63)	—	61	3,139	3,139

Total restructuring plans	$878	$1,340	$(1,239)	$(90)	$889	$6,961	$7,583

Reflected in Combined Balance Sheets:
Accrued restructuring	$698				$711

Other liabilities	$180				$178

Fiscal 2012 Restructuring Plan

On May 23, 2012, Parent adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. The Company estimates that it will eliminate approximately 42,100 positions in connection with Direct restructuring under the 2012 Plan through fiscal 2015, with a portion of those employees exiting the Company as part of voluntary enhanced early retirement (“EER”) programs in the United States and in certain other countries. As of October 31, 2014, the Company estimated that it would recognize approximately $4.4 billion in aggregate Direct restructuring charges in connection with the 2012 Plan. The Company expects approximately $3.9 billion to relate to workforce reductions, and approximately $526 million to relate to infrastructure, including data center and real estate consolidation, and other items. As of October 31, 2014, the Company had recorded $3.8 billion in aggregate Direct restructuring charges of which $3.4 billion related to workforce reductions and $471 million related to infrastructure. The Company expects to record the remaining charges through the end of fiscal 2015 as

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

the accounting recognition criteria are met. As of October 31, 2014, the Company had eliminated approximately 30,300 positions in connection with Direct restructuring for which a severance payment has been or will be made as part of the 2012 Plan. Severance- and infrastructure-related cash payments associated with the 2012 Plan are expected to be paid out through fiscal 2021.

Other Plans

Restructuring plans initiated by Parent in fiscal 2008 and 2010 were substantially completed as of October 31, 2014. Severance- and infrastructure-related cash payments associated with the other plans are expected to be paid out through fiscal 2019.

Note 5: Retirement and Post-Retirement Benefit Plans

Defined Benefit Plans

Parent provides various defined benefit and other contributory and noncontributory retirement and post-retirement plans to eligible Company employees and retirees. Plans whose participants include both Company employees and other employees of Parent (“Shared” plans) are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Company’s Combined Balance Sheets. The related benefit plan expense has been allocated to the Company based on the Company’s labor costs and allocations of corporate and other shared functional personnel. Parent contributions to these Shared plans were $277 million in fiscal 2014, $354 million in fiscal 2013 and $332 million in fiscal 2012.

As of October 31, 2014 and 2013, these Shared plans were approximately 90% and 94% funded. The most significant Shared defined benefit plan is the HP Pension Plan in the United States.

Certain benefit plans in the Company’s operations only include active, retired and other former Company employees (“Direct” plans) and are accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Company’s Combined Financial Statements. The most significant of these Direct plans are located in the United Kingdom, Germany, Canada, and the United States.

Defined Contribution Plans

Parent offers various defined contribution plans for U.S. and non-U.S. employees. The Company’s defined contribution expense was approximately $480 million in fiscal 2014, $505 million in fiscal 2013 and $526 million in fiscal 2012. U.S. employees are automatically enrolled in the Hewlett-Packard Company 401(k) Plan (“HP 401(k) Plan”) when they meet eligibility requirements, unless they decline participation.

The quarterly employer matching contributions in the HP 401(k) Plan are 100% of an employee’s contributions, up to a maximum of 4% of eligible compensation.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Pension Benefit Expense

The Company’s total net pension benefit cost recognized in the Combined Statements of Earnings was $142 million in fiscal 2014, $302 million in fiscal 2013 and $987 million in fiscal 2012. The fiscal 2012 cost includes a special termination benefit expense of $661 million as described below under Retirement Incentive Program.

The Company’s net pension benefit cost recognized in the Combined Statements of Earnings for Direct plans was as follows:

	Fiscal years ended October 31
	2014	2013	2012	2014	2013	2012
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans
	In millions
Service cost	$—	$—	$—	$74	$98	$100
Interest cost	15	15	15	283	272	282
Expected return on plan assets	—	—	—	(364)	(330)	(275)
Amortization and deferrals:
Actuarial loss	2	2	2	82	87	58
Prior service benefit	—	—	—	(2)	(3)	(3)

Net periodic benefit cost	17	17	17	73	124	162

Curtailment (gain) loss	—	—	—	(1)	10	4
Settlement loss	—	—	—	8	18	—
Special termination benefits	—	—	—	39	19	15

Net benefit cost	$17	$17	$17	$119	$171	$181

The weighted-average assumptions used to calculate net pension benefit cost for Direct plans were as follows:

	Fiscal years ended October 31
	2014	2013	2012	2014	2013	2012
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans
Discount rate	4.8%	4.0%	4.7%	4.2%	4.1%	4.7%
Expected increase in compensation levels(1)	—	—	—	2.8%	2.8%	2.8%
Expected long-term return on plan assets(1)	—	—	—	7.8%	8.0%	6.9%

(1)	The Direct U.S. defined benefit plans are both frozen and unfunded.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Funded Status

The funded status of the Direct plans was as follows:

	Fiscal years ended October 31
	2014	2013	2014	2013
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Change in fair value of plan assets:
Fair value—beginning of year	$—	$—	$4,776	$4,362
Merged into Parent’s Shared plan(1)(2)	—	—	(480)	(382)
Acquisition/addition of plans	—	—	—	(2)
Actual return on plan assets	—	—	332	680
Employer contributions	20	21	749	314
Participant contributions	—	—	3	5
Benefits paid	(20)	(21)	(170)	(153)
Settlement	—	—	(29)	(69)
Currency impact	—	—	(83)	21

Fair value—end of year	—	—	5,098	4,776

Change in benefit obligation:
Projected benefit obligation—beginning of year	328	371	7,057	7,016
Merged into Parent’s Shared plan(1)(2)	—	—	(501)	(481)
Acquisition/addition of plans	—	—	2	(2)
Service cost	—	—	74	98
Interest cost	15	15	283	272
Participant contributions	—	—	3	6
Actuarial loss (gain)	47	(37)	742	293
Benefits paid	(20)	(21)	(170)	(153)
Plan amendments	—	—	—	6
Curtailment	—	—	(13)	12
Settlement	—	—	(29)	(69)
Special termination benefits	—	—	39	19
Currency impact	—	—	(152)	40

Projected benefit obligation—end of year	370	328	7,335	7,057

Funded status at end of year	$(370)	$(328)	$(2,237)	$(2,281)

Accumulated benefit obligation	$370	$328	$6,836	$6,591

(1)	In fiscal 2014, the Company’s Direct plan in the Netherlands was merged into Parent’s Shared plan.
(2)	In fiscal 2013, the Company’s Direct plan in Switzerland was merged into Parent’s Shared plan.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The weighted-average assumptions used to calculate the projected benefit obligations for Direct plans were as follows:

	Fiscal years ended October 31
	2014	2013	2014	2013
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
Discount rate	4.3%	4.8%	3.7%	4.2%
Expected increase in compensation levels(1)	—	—	2.6%	2.8%

(1)	The Direct U.S. defined benefit plans are both frozen and unfunded.

The net amounts recognized for the Direct plans in the Company’s Combined Balance Sheets were as follows:

	As of October 31
	2014	2013	2014	2013
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Noncurrent assets	$—	$—	$42	$40
Current liabilities	(20)	(20)	(23)	(27)
Noncurrent liabilities	(350)	(308)	(2,256)	(2,294)

Funded status at end of year	$(370)	$(328)	$(2,237)	$(2,281)

The following table summarizes the pre-tax net actuarial loss and prior service benefit recognized in Accumulated other comprehensive loss for the Direct defined benefit plans:

	As of October 31, 2014
	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans
	In millions
Net actuarial loss	$100	$1,951
Prior service benefit	—	(7)

Total recognized in Accumulated other comprehensive loss	$100	$1,944

The following table summarizes the net actuarial loss and prior service benefit for Direct plans that are expected to be amortized from Accumulated other comprehensive loss and recognized as components of net periodic benefit cost (credit) during the next fiscal year.

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans
	In millions
Net actuarial loss	$3	$144
Prior service benefit	—	(2)

Total expected to be recognized in net periodic benefit cost	$3	$142

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Direct defined benefit plans with projected benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2014	2013	2014	2013
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$—	$—	$4,643	$4,324
Aggregate projected benefit obligation	$370	$328	$6,922	$6,645

Direct defined benefit plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2014	2013	2014	2013
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$—	$—	$4,643	$3,866
Aggregate accumulated benefit obligation	$370	$328	$6,433	$5,745

Retirement Incentive Program

As part of the 2012 restructuring plan (see Note 4), Parent announced a voluntary EER program for its U.S. employees, which included employees of the Company. Participation in the EER program was limited to those employees whose combined age and years of service equaled 65 or more. The majority of the EER participants had left the Company by August 31, 2012 and others exited through August 31, 2013. The HP Pension Plan was amended to provide for an EER benefit from the plan for electing EER participants who were current participants in the plan. The retirement incentive benefit was calculated as a lump sum and ranged between five and fourteen months of pay depending on years of service at the time of retirement under the program. As a result of this retirement incentive, the Company recognized a special termination benefit (“STB”) expense of $661 million, which reflected the allocation to the Company of the present value of all additional benefits that Parent would distribute from the HP Pension Plan based on the Company’s labor costs and allocations of corporate and other shared functional personnel. The Company recorded these expenses as a restructuring charge. In addition, the HP Pension Plan was remeasured on June 30, 2012, which resulted in no material change to the fiscal 2012 net periodic benefit cost.

Parent extended to all employees participating in the EER program the opportunity to continue health care coverage at active employee contribution rates for up to 24 months following retirement. In addition, for employees not grandfathered into certain employer-subsidized retiree medical plans, the Company provided up to $12,000 in employer credits under the HP Retirement Medical Savings Account Plan. These items resulted in the Company recording an additional STB expense of $191 million, which was offset by net curtailment gains of $29 million, due primarily to the resulting accelerated recognition of the existing prior service benefit. The entire STB expense and approximately $24 million in curtailment gains were recognized in fiscal 2012. The Company reported this net expense as a restructuring charge in the Combined Statements of Earnings.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Fair Value of Plan Assets

The Company pays the Direct U.S. defined benefit plan obligations when they come due since these plans are unfunded. The table below sets forth the fair value of the Direct non-U.S. defined benefit plan assets by asset category within the fair value hierarchy.

	As of October 31, 2014				As of October 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Asset Category:
Equity securities
U.S.	$949	$—	$—	$949	$897	$—	$—	$897
Non-U.S.	1,262	—	—	1,262	1,163	75	—	1,238
Debt securities
Corporate	—	586	—	586	—	468	—	468
Government(1)	—	172	—	172	—	411	—	411
Alternative investments
Private Equity(2)	—	—	28	28	—	—	18	18
Hybrids(3)	—	1,378	—	1,378	—	822	—	822
Hedge Funds(4)	—	77	—	77	—	222	10	232
Real Estate Funds	—	—	336	336	6	52	166	224
Insurance Group Annuity Contracts	—	—	5	5	—	—	41	41
Cash and Cash Equivalents(5)	225	(1)	—	224	303	4	—	307
Other(6)	51	30	—	81	50	68	—	118

Total	$2,487	$2,242	$369	$5,098	$2,419	$2,122	$235	$4,776

(1)	Includes debt issued by national, state and local governments and agencies.
(2)	Includes limited partnerships such as equity, buyout, venture capital, real estate and other similar funds that invest in the U.S. and internationally where foreign currencies are hedged.
(3)	Includes a fund that invests in both private and public equities primarily in the U.S. and the United Kingdom, as well as emerging markets across all sectors. The fund also holds fixed income and derivative instruments to hedge interest rate and inflation risk. In addition, the fund includes units in transferable securities, collective investment schemes, money market funds, cash and deposits.
(4)	Includes limited partnerships that invest both long and short primarily in common stocks and credit, relative value, event driven equity, distressed debt and macro strategies. Management of the hedge funds has the ability to shift investments from value to growth strategies, from small to large capitalization stocks and bonds, and from a net long position to a net short position.
(5)	Includes cash and cash equivalents such as short-term marketable securities.
(6)	Includes international insured contracts, derivative instruments and unsettled transactions.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Changes in fair value measurements of Level 3 investments for the Direct non-U.S. defined benefit plans were as follows:

	Fiscal year ended October 31, 2014
	Alternative Investments		Real Estate Funds	Insurance Group Annuities	Total
	Private Equity	Hedge Funds
	In millions
Balance at beginning of year	$18	$10	$166	$41	$235
Merged into Parent’s Shared plan (1)	—	(6)	—	(35)	(41)
Actual return on plan assets:
Relating to assets held at the reporting date	—	—	25	(1)	24
Purchases, sales, and settlements	10	(4)	97	—	103
Transfers in and/or out of Level 3	—	—	48	—	48

Balance at end of year	$28	$—	$336	$5	$369

(1)	In fiscal 2014, the Company’s Direct plan in the Netherlands was merged into Parent’s Shared plan.

	Fiscal year ended October 31, 2013
	Alternative Investments		Real Estate Funds	Insurance Group Annuities	Total
	Private Equity	Hedge Funds
	In millions
Balance at beginning of year	$12	$10	$44	$41	$107
Actual return on plan assets:
Relating to assets held at the reporting date	6	1	2	2	11
Relating to assets sold during the period	—	(1)	—	—	(1)
Purchases, sales, and settlements	—	—	120	(2)	118

Balance at end of year	$18	$10	$166	$41	$235

For the year ended October 31, 2013, there were no transfers in and/or out of Level 3 investments for the Direct non-U.S. defined benefit plans.

The following is a description of the valuation methodologies used to measure plan assets at fair value. There have been no changes in the methodologies used during the reporting period.

Investments in publicly traded equity securities are valued using the closing price on the measurement date as reported on the stock exchange on which the individual securities are traded. For corporate, government and asset-backed debt securities, fair value is based on observable inputs of comparable market transactions. For corporate and government debt securities traded on active exchanges, fair value is based on observable quoted prices. The valuation of alternative investments, such as limited partnerships and joint ventures, may require significant management judgment. For alternative investments, valuation is based on net asset value (“NAV”) as reported by the asset manager and adjusted for cash flows, if necessary. In making such an assessment, a variety of factors are reviewed by management, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

the asset manager. Depending on the amount of management judgment, the lack of near-term liquidity, and the absence of quoted market prices, these assets are classified in Level 2 or Level 3 of the fair value hierarchy. Further, depending on how quickly the Company can redeem its hedge fund investments, and the extent of any adjustments to NAV, hedge funds are classified in either Level 2 or Level 3 of the fair value hierarchy. The valuation for some of these assets requires judgment due to the absence of quoted market prices, and these assets are generally classified in either Level 2 or Level 3 of the fair value hierarchy. Cash and cash equivalents includes money market funds, which are valued based on NAV. Other assets, including insurance group annuity contracts, were classified in the fair value hierarchy based on the lowest level input (e.g., quoted prices and observable inputs) that is significant to the fair value measure in its entirety.

Plan Asset Allocations

The weighted-average target and actual asset allocations across the benefit plans at the respective measurement dates for the Direct non-U.S. defined benefit plans were as follows:

	Non-U.S. Defined Benefit Plans
	2014 Target Allocation	Plan Assets
Asset Category		2014	2013
Public equity securities		44.9%	49.6%
Private/other equity securities		27.6%	17.6%
Real estate funds and other		8.1%	7.1%

Equity-related investments	72.7%	80.6%	74.3%
Debt securities	27.3%	15.0%	19.3%
Cash	—	4.4%	6.4%

Total	100.0%	100.0%	100.0%

Investment Policy

The Company’s investment strategy is to seek a competitive rate of return relative to an appropriate level of risk depending on the funded status of each plan and the timing of expected benefit payments. The majority of the plans’ investment managers employ active investment management strategies with the goal of outperforming the broad markets in which they invest. Risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. A number of the plans’ investment managers are authorized to utilize derivatives for investment or liability exposures, and the Company may utilize derivatives to effect asset allocation changes or to hedge certain investment or liability exposures.

Outside the U.S., asset allocation decisions are typically made by an independent board of trustees for the specific plan. Investment objectives are designed to generate returns that will enable the plan to meet its future obligations. In some countries, local regulations may restrict asset allocations, typically leading to a higher percentage of investment in fixed income securities than would otherwise be deployed. The Company reviews the investment strategy and provides a recommended list of investment managers for each country plan, with final decisions on asset allocation and investment managers made by the board of trustees for the specific plan.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Basis for Expected Long-Term Rate of Return on Plan Assets

The expected long-term rate of return on plan assets reflects the expected returns for each major asset class in which the plan invests and the weight of each asset class in the target mix. Expected asset returns reflect the current yield on government bonds, risk premiums for each asset class and expected real returns, which considers each country’s specific inflation outlook. Because the Company’s investment policy is to employ primarily active investment managers who seek to outperform the broader market, the expected returns are adjusted to reflect the expected additional returns, net of fees.

Future Contributions and Funding Policy

In fiscal 2015, the Company expects to contribute approximately $129 million to its Direct non-U.S. pension plans and approximately $20 million to cover benefit payments to Direct U.S. non-qualified plan participants. The Company’s policy is to fund its pension plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities.

Estimated Future Benefits Payments

As of October 31, 2014, estimated future benefits payments for the Company’s Direct retirement plans were as follows:

Fiscal year	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans
	In millions
2015	$20	$144
2016	20	157
2017	20	167
2018	20	183
2019	21	201
Next five fiscal years to October 31, 2024	105	1,317

Post-Retirement Benefit Plans

Parent sponsors retiree health and welfare benefit plans, of which the most significant are in the U.S. All of these plans are accounted for as multiemployer benefit plans. The Company recognized post-retirement benefit credits of $18 million in fiscal 2014 and $66 million in fiscal 2013, and recognized post-retirement benefit cost of $96 million in fiscal 2012 in the Combined Statements of Earnings.

Note 6: Stock-Based Compensation

Certain of the Company’s employees participate in stock-based compensation plans sponsored by Parent. Parent’s stock-based compensation plans include incentive compensation plans and an employee stock purchase plan (“ESPP”). All awards granted under the plans are based on Parent’s common shares and, as such, are reflected in Parent’s Consolidated Statements of Stockholders’ Equity and not in the Company’s Combined Statements of Equity. Stock-based compensation expense includes expense attributable to the Company based on the awards and terms previously granted to the Company’s employees and an allocation of Parent’s corporate and shared functional employee expenses.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Stock-based compensation expense and the resulting tax benefits recognized by the Company were as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Stock-based compensation expense	$427	$374	$438
Income tax benefit	(141)	(123)	(145)

Stock-based compensation expense, net of tax	$286	$251	$293

Stock-based compensation expense includes an allocation of Parent’s corporate and shared functional employees expenses of $113 million, $76 million and $87 million in fiscal 2014, 2013 and 2012, respectively.

Cash received from option exercises and purchases under Parent’s ESPP by Company employees was $154 million in fiscal 2014, $150 million in fiscal 2013 and $356 million in fiscal 2012. The benefit realized for the tax deduction from option exercises in fiscal 2014, 2013 and 2012 was $42 million, $11 million and $40 million, respectively.

Stock-Based Incentive Compensation Plans

Parent’s stock-based incentive compensation plans include equity plans adopted in 2004, 2000 and 1995, as amended (“principal equity plans”), as well as various equity plans assumed through acquisitions under which stock-based awards are outstanding. Stock-based awards granted from the principal equity plans include restricted stock awards, stock options and performance-based awards. Employees meeting certain employment qualifications are eligible to receive stock-based awards.

Restricted stock awards are non-vested stock awards that may include grants of restricted stock or restricted stock units. Restricted stock awards and cash-settled awards are generally subject to forfeiture if employment terminates prior to the lapse of the restrictions. Such awards generally vest one to three years from the date of grant. During the vesting period, ownership of the restricted stock cannot be transferred. Restricted stock has the same dividend and voting rights as common stock and is considered to be issued and outstanding upon grant. The dividends paid on restricted stock are non-forfeitable. Restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. Restricted stock units do not have the voting rights of common stock, and the shares underlying restricted stock units are not considered issued and outstanding upon grant. The Company expenses the fair value of restricted stock awards ratably over the period during which the restrictions lapse.

Stock options granted under the principal equity plans are generally non-qualified stock options, but the principal equity plans permit some options granted to qualify as incentive stock options under the U.S. Internal Revenue Code. Stock options generally vest over three to four years from the date of grant. The exercise price of a stock option is equal to the closing price of Parent’s stock on the option grant date. The majority of stock options issued by Parent contain only service vesting conditions. However, starting in fiscal 2011, Parent began granting performance-contingent stock options that vest only on the satisfaction of both service and market conditions prior to the expiration of the awards.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Restricted Stock Awards

A summary of restricted stock awards activity for Company employees is as follows:

	Fiscal years ended October 31
	2014		2013		2012
	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share
	In thousands		In thousands		In thousands
Outstanding at beginning of year	18,170	$20	15,284	$30	8,371	$39
Granted	15,820	$28	10,895	$15	12,818	$27
Vested	(7,893)	$24	(6,310)	$32	(4,348)	$39
Forfeited	(1,601)	$22	(1,699)	$24	(1,557)	$34

Outstanding at end of year	24,496	$24	18,170	$20	15,284	$30

The total grant date fair value of restricted stock awards vested for Company employees in fiscal 2014, 2013 and 2012 was $128 million, $137 million and $114 million, respectively, net of taxes. As of October 31, 2014, total unrecognized pre-tax stock-based compensation expense related to non-vested restricted stock awards to Company employees was $262 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.4 years.

Stock Options

Parent utilizes the Black-Scholes-Merton option-pricing formula to estimate the fair value of stock options subject to service-based vesting conditions. Parent estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and Parent’s assumptions used to measure fair value were as follows:

	Fiscal years ended October 31
	2014	2013	2012
Weighted-average fair value(1)	$7	$4	$9
Expected volatility(2)	33.1%	41.7%	41.9%
Risk-free interest rate(3)	1.8%	1.1%	1.2%
Expected dividend yield(4)	2.1%	3.6%	1.8%
Expected term in years(5)	5.7	5.9	5.6

(1)	The weighted-average fair value was based on stock options granted during the period.
(2)	For awards granted in fiscal 2014, expected volatility for awards subject to service-based vesting was estimated using the implied volatility derived from options traded on Parent’s common stock, whereas for performance-contingent awards, expected volatility was estimated using the historical volatility of Parent’s common stock. For awards granted in fiscal 2013 and 2012, expected volatility for all awards was estimated using the implied volatility derived from options traded on Parent’s common stock.
(3)	The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

(4)	The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the award.
(5)	For awards subject to service-based vesting, the expected term was estimated using historical exercise and post-vesting termination patterns. For performance-contingent awards, the expected term represents an output from the lattice model.

A summary of stock option activity for Company employees is as follows:

	Fiscal years ended October 31
	2014				2013				2012
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	In thousands		In years	In millions	In thousands		In years	In millions	In thousands		In years	In millions
Outstanding at beginning of year	37,433	$26			43,701	$27			60,366	$26
Granted	4,255	$28			9,607	$15			3,057	$27
Exercised	(5,533)	$18			(5,152)	$17			(14,951)	$20
Forfeited/cancelled/ expired	(11,683)	$37			(10,723)	$25			(4,771)	$28

Outstanding at end of year	24,472	$27	4.2	$272	37,433	$26	3.1	$149	43,701	$27	2.5	$14

Vested and expected to vest at end of year	23,152	$27	4.0	$252	35,952	$27	3.0	$138	42,955	$28	2.5	$14

Exercisable at end of year	14,174	$31	2.5	$119	24,630	$31	2.0	$53	33,674	$29	1.9	$10

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that Company employee option holders would have realized had all Company employee option holders exercised their options on the last trading day of fiscal 2014, 2013 and 2012. The aggregate intrinsic value is the difference between Parent’s closing stock price on the last trading day of the fiscal year and the exercise price, multiplied by the number of in-the-money options. The total intrinsic value of options exercised by Company employees in fiscal 2014, 2013 and 2012 was $78 million, $26 million and $95 million, respectively. The total grant date fair value of options granted to Company employees which vested in fiscal 2014, 2013 and 2012 was $46 million, $63 million and $74 million, respectively, net of taxes.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The following table summarizes significant ranges of outstanding and exercisable stock options for Company employees:

	As of October 31, 2014
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
	In thousands	In years		In thousands
$0-$9.99	312	3.6	$7	308	$7
$10-$19.99	7,827	5.4	$14	2,970	$14
$20-$29.99	8,773	5.8	$26	3,835	$25
$30-$39.99	1,189	3.7	$36	724	$37
$40-$49.99	6,146	0.5	$43	6,112	$43
$50-$59.99	224	2.5	$52	224	$52
$60 and over	1	0.7	$75	1	$75

	24,472	4.2	$27	14,174	$31

As of October 31, 2014, total unrecognized pre-tax stock-based compensation expense related to stock options for Company employees was $26 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.9 years.

Employee Stock Purchase Plan

Parent sponsors the ESPP, pursuant to which eligible employees may contribute up to 10% of base compensation, subject to certain income limits, to purchase shares of Parent’s common stock.

Pursuant to the terms of the ESPP, employees purchase stock under the ESPP at a price equal to 95% of Parent’s closing stock price on the purchase date. No stock-based compensation expense was recorded in connection with those purchases because the criteria of a non-compensatory plan were met.

Note 7: Taxes on Earnings

The Company’s income tax expense and deferred tax balances have been calculated on a separate return basis as if the Company filed its own tax returns, although its operations have been included in Parent’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Provision for Taxes

The domestic and foreign components of earnings (loss) before taxes were as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
U.S.	$878	$1,155	$(3,829)
Non-U.S.	1,366	1,716	(10,485)

	$2,244	$2,871	$(14,314)

The provision for (benefit from) taxes on earnings was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
U.S. federal taxes:
Current	$481	$293	$(351)
Deferred	(460)	(267)	5
Non-U.S. taxes:
Current	375	698	1,358
Deferred	197	36	(558)
State taxes:
Current	45	77	(7)
Deferred	(42)	(17)	—

	$596	$820	$447

The differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate were as follows:

	Fiscal years ended October 31
	2014	2013	2012(1)
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.4%	2.0%	0.2%
Lower rates in other jurisdictions, net	(9.6)%	(19.9)%	5.7%
R&D Credit	(0.2)%	(0.4)%	—
Valuation allowance	3.2%	1.3%	(9.7)%
Nondeductible goodwill	—	—	(33.5)%
Uncertain tax positions	(0.7)%	7.5%	—
Other, net	(3.5)%	3.1%	(0.8)%

	26.6%	28.6%	(3.1)%

(1)	Positive numbers represent tax benefits and negative numbers represent tax expense as the Company recorded income tax expense on a pretax loss.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The jurisdictions with favorable tax rates that have the most significant impact on the Company’s effective tax rate in the periods presented include Puerto Rico, Singapore, Netherlands, China and Ireland. The Company plans to reinvest some of the earnings of these jurisdictions indefinitely outside the U.S. and therefore has not provided U.S. taxes on those indefinitely reinvested earnings.

In fiscal 2014, the Company recorded $113 million of net income tax benefits related to items unique to the year. These amounts included $66 million of income tax benefits related to provision to return adjustments and $35 million of income tax benefits related to state rate changes.

In fiscal 2013, the Company recorded $283 million of net income tax charges related to items unique to the year. These amounts included $231 million of income tax charges for adjustments related to uncertain tax positions and $54 million related to the settlement of tax audit matters.

In fiscal 2012, the Company recorded a $1.3 billion income tax charge to record valuation allowances on certain U.S. deferred tax assets related to the ES segment, which was unique to the year. Other unique items included $821 million of income tax benefits related to the Autonomy impairment, as well as $552 million of income tax benefits related to restructuring.

As a result of certain employment actions and capital investments the Company has undertaken, income from manufacturing and services in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from taxes, through 2024. The gross income tax benefits attributable to these actions and investments were estimated to be $546 million in fiscal 2014, $372 million in fiscal 2013 and $563 million in fiscal 2012.

Uncertain Tax Positions

A reconciliation of unrecognized tax benefits is as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Balance at beginning of year	$1,925	$1,535	$1,333
Increases:
For current year’s tax positions	273	132	94
For prior years’ tax positions	533	453	294
Decreases:
For prior years’ tax positions	(328)	(76)	(148)
Statute of limitations expiration	(121)	(6)	—
Settlements with taxing authorities	(215)	(113)	(38)

Balance at end of year	$2,067	$1,925	$1,535

Up to $1.4 billion, $1.3 billion and $800 million of the Company’s unrecognized tax benefits at October 31, 2014, 2013 and 2012, respectively, would affect the Company’s effective tax rate if realized.

The Company recognizes interest income from favorable settlements and interest expense and penalties accrued on unrecognized tax benefits in Provision for taxes in the Combined Statements of Earnings. The Company had accrued $152 million and $135 million for interest and penalties as of October 31, 2014 and 2013, respectively.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Parent engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. Parent does not expect complete resolution of any U.S. Internal Revenue Service (“IRS”) audit cycle within the next 12 months. However, it is reasonably possible that certain federal, foreign and state tax issues may be concluded in the next 12 months, including issues involving transfer pricing and other matters. Accordingly, the Company believes it is reasonably possible that its existing unrecognized tax benefits may be reduced by an amount up to $647 million within the next 12 months.

The Company is subject to income tax in the U.S. and approximately 105 other countries and is subject to routine corporate income tax audits in many of these jurisdictions. In addition, Parent is subject to numerous ongoing audits by federal, state and foreign tax authorities. The IRS is conducting an audit of Parent’s 2009, 2010 and 2011 income tax returns. Parent has received from the IRS Notices of Deficiency for its fiscal 1999, 2000, 2003, 2004 and 2005 tax years, and Revenue Agent Reports (“RAR”) for its fiscal 2001, 2002, 2006, 2007 and 2008 tax years. The proposed IRS adjustments for these tax years would, if sustained, reduce the benefits of refund claims the Parent has filed for net operating loss carrybacks to earlier fiscal years and tax credit carryforwards to subsequent years by approximately $445 million. In addition, the Parent expects the IRS to issue an RAR for 2009 relating to certain tax positions taken on the filed tax returns, including matters related to the U.S. taxation of certain intercompany loans. While the RAR may be material in amount, the Parent believes it has valid positions supporting its tax returns and, if necessary, it will vigorously defend such matters.

Parent has filed petitions with the U.S. Tax Court regarding certain proposed IRS adjustments regarding tax years 1999 through 2003 and is continuing to contest additional adjustments proposed by the IRS for other tax years. The U.S. Tax Court ruled in May 2012 against Parent regarding one of the IRS adjustments for which Parent has filed a formal Notice of Appeal. The Court proceedings are expected to begin in fiscal 2015.

Pre-acquisition tax years of Parent’s U.S. group of subsidiaries providing enterprise services through 2004 have been audited by the IRS, and all proposed adjustments have been resolved. RARs have been received for tax years 2005, 2006, 2007 and the short period ended August 26, 2008, proposing total tax deficiencies of $274 million. Parent is contesting certain of these issues.

The IRS began an audit in fiscal 2013 of the 2010 income tax return for Parent’s U.S. group of subsidiaries providing enterprise services, and has issued an RAR for the short period ended October 31, 2008 and the period ending October 31, 2009 proposing a total tax deficiency of $62 million. Parent is contesting certain of these issues.

With respect to major foreign and state tax jurisdictions, Parent is no longer subject to tax authority examinations for years prior to 1999. Parent is subject to a foreign tax audit concerning an intercompany transaction for fiscal 2009. The relevant taxing authority has proposed an assessment of approximately $680 million. Parent is contesting this proposed assessment.

The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company’s will accurately predict the outcome of these

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

The Company has not provided for U.S. federal income and foreign withholding taxes on $25 billion of undistributed earnings from non-U.S. operations as of October 31, 2014 because the Company intends to reinvest such earnings indefinitely outside of the U.S. If the Company were to distribute these earnings, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable. The Company will remit non-indefinitely reinvested earnings of its non-U.S. subsidiaries for which deferred U.S. federal and withholding taxes have been provided where excess cash has accumulated and the Company determines that it is advantageous for business operations, tax or cash management reasons.

Deferred Income Taxes

The significant components of deferred tax assets and deferred tax liabilities were as follows:

	As of October 31
	2014		2013
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	In millions
Loss and credit carryforwards	$2,260	$—	$3,355	$—
Unremitted earnings of foreign subsidiaries	—	(3,722)	—	(3,558)
Inventory valuation	93	(1)	85	(3)
Intercompany transactions—profit in inventory	136	—	120	—
Intercompany transactions—excluding inventory	2,786	—	966	—
Fixed assets	66	(58)	39	(56)
Warranty	180	—	194	—
Employee and retiree benefits	2,798	(55)	2,279	(9)
Accounts receivable allowance	35	—	93	(1)
Intangible assets	157	(621)	163	(830)
Restructuring	289	—	276	—
Deferred revenue	949	(12)	1,010	(19)
Other	366	(210)	425	(116)

Gross deferred tax assets and liabilities	10,115	(4,679)	9,005	(4,592)
Valuation allowance	(3,912)	—	(3,194)	—

Net deferred tax assets and liabilities	$6,203	$(4,679)	$5,811	$(4,592)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Current and long-term deferred tax assets and liabilities included in the Combined Balance Sheets were as follows:

	As of October 31
	2014	2013
	In millions
Current deferred tax assets	$1,522	$2,218
Current deferred tax liabilities	(174)	(168)
Long-term deferred tax assets	744	841
Long-term deferred tax liabilities	(568)	(1,672)

Net deferred tax assets net of deferred tax liabilities	$1,524	$1,219

The Company periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries in different tax jurisdictions. Revenues from these intercompany arrangements are deferred and recognized as earned over the term of the arrangement by the legal entities involved in such transactions; however, these advanced payments are eliminated from revenues as reported by the Company and its business segments. During fiscal 2014, the Company executed a multiyear intercompany licensing arrangement and intercompany advance royalty payment arrangement which resulted in combined advanced payments of $7.8 billion being received in the U.S. from a foreign combined affiliate, the result of which was the recognition of net U.S. long-term deferred tax assets of $1.1 billion. The remaining intercompany royalty revenues of $7.4 billion as of October 31, 2014 will be recognized over the life of the arrangements through 2029 in the respective legal entities, but eliminated from both the Company’s combined and segment revenues.

As of October 31, 2014, the Company had $260 million, $46 million and $5.2 billion of federal, state and foreign net operating loss carryforwards, respectively. Amounts included in state and foreign net operating loss carryforwards will begin to expire in 2015 and amounts included in federal net operating loss carryforwards will begin to expire in 2018. The Company has provided a valuation allowance of $1 million and $1 billion for deferred tax assets related to state and foreign net operating losses carryforwards, respectively.

As of October 31, 2014, the Company had recorded deferred tax assets for various tax credit carryforwards as follows:

	Carryforward	Valuation Allowance	Initial Year of Expiration
	In millions
U.S. Foreign tax credits	$537	$—	2021
U.S. research and development and other credits	69	—	2018
Tax credits in state and foreign jurisdictions	144	90	2015

Balance at end of year	$750	$90

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Deferred Tax Asset Valuation Allowance

The deferred tax asset valuation allowance and changes were as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Balance at beginning of year	$3,194	$3,351	$1,377
Income tax expense	198	689	1,283
Other comprehensive income, currency translation and charges to other accounts	520	(846)	691

Balance at end of year	$3,912	$3,194	$3,351

Total valuation allowances changed by $718 million and $157 million in fiscal 2014 and 2013, respectively. These changes were associated primarily with foreign net operating losses.

Note 8: Balance Sheet Details

Accounts Receivable, Net

	Fiscal years ended October 31
	2014	2013
	In millions
Accounts receivable	$8,549	$9,608
Allowance for doubtful accounts	(126)	(150)

	$8,423	$9,458

The allowance for doubtful accounts related to accounts receivable and changes therein were as follows:

	As of October 31
	2014	2013	2012
	In millions
Balance at beginning of year	$150	$264	$253
Provision for doubtful accounts, net of recoveries	50	43	55
Deductions	(74)	(157)	(44)

Balance at end of year	$126	$150	$264

The Company participates in Parent’s revolving short-term financing arrangements intended to facilitate the working capital requirements of certain customers. The recourse obligations associated with these short-term financing arrangements as of October 31, 2014 and 2013 were not material.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The Company’s activity related to Parent’s revolving short-term financing arrangements was as follows:

	2014	2013	2012
	In millions
Balance at beginning of period(1)	$70	$93	$100
Trade receivables sold	3,947	1,739	1,439
Cash receipts	(3,815)	(1,765)	(1,439)
Foreign currency and other	(14)	3	(7)

Balance at end of period(1)	$188	$70	$93

(1)	Beginning and ending balance represents amounts for trade receivables sold but not yet collected.

Inventory

	As of October 31
	2014	2013
	In millions
Finished goods	$1,287	$1,521
Purchased parts and fabricated assemblies	597	557

	$1,884	$2,078

Other Current Assets

	As of October 31
	2014	2013
	In millions
Deferred tax assets—short-term	$1,522	$2,218
Value-added taxes receivable	1,165	1,213
Supplier and other receivables	777	730
Prepaid and other current assets	2,967	3,330

	$6,431	$7,491

Property, Plant and Equipment

	As of October 31
	2014	2013
	In millions
Land	$448	$495
Buildings and leasehold improvements	4,322	4,268
Machinery and equipment, including equipment held for lease	12,190	12,299

	16,960	17,062
Accumulated depreciation	(8,440)	(8,552)

	$8,520	$8,510

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Annual depreciation expense was $3.2 billion in fiscal 2014, 2013 and 2012. The decline in gross property, plant and equipment for fiscal 2014 as compared to the prior-year period was due primarily to sales and retirements totaling $3.4 billion and unfavorable currency impacts of $300 million, partially offset by purchases of $3.6 billion. Accumulated depreciation associated with the assets sold or retired in fiscal 2014 was $2.9 billion.

Long-Term Financing Receivables and Other Assets

	As of October 31
	2014	2013
	In millions
Financing receivables, net	$3,633	$3,895
Deferred tax assets—long-term	744	841
Deferred costs—long-term	730	976
Other	1,396	1,292

	$6,503	$7,004

Other Accrued Liabilities

	As of October 31
	2014	2013
	In millions
Accrued taxes—other	$1,344	$1,625
Warranty	306	340
Sales and marketing programs	862	916
Other	2,182	2,614

	$4,694	$5,495

Other Liabilities

	As of October 31
	2014	2013
	In millions
Pension liabilities	$2,606	$2,602
Deferred revenue—long-term	3,109	3,183
Deferred tax liability—long-term	568	1,672
Tax liability—long-term	408	450
Other long-term liabilities	963	964

	$7,654	$8,871

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Note 9: Financing Receivables and Operating Leases

Financing receivables represent sales-type and direct-financing leases of Company and third-party products. These receivables typically have terms ranging from two to five years and are usually collateralized by a security interest in the underlying assets. Financing receivables also include billed receivables from operating leases. The components of financing receivables were as follows:

	As of October 31
	2014	2013
	In millions
Minimum lease payments receivable	$7,011	$7,531
Unguaranteed residual value	235	252
Unearned income	(528)	(587)

Financing receivables, gross	6,718	7,196
Allowance for doubtful accounts	(111)	(131)

Financing receivables, net	6,607	7,065
Less: current portion(1)	(2,974)	(3,170)

Amounts due after one year, net(1)	$3,633	$3,895

(1)	The Company includes the current portion in Financing receivables and amounts due after one year, net in Long-term financing receivables and other assets in the accompanying Combined Balance Sheets.

As of October 31, 2014, scheduled maturities of the Company’s minimum lease payments receivable were as follows:

Fiscal year	In millions
2015	$3,249
2016	1,959
2017	1,112
2018	483
2019	174
Thereafter	34

Total	$7,011

Credit Quality Indicators

Due to the homogenous nature of its leasing transactions, the Company manages its financing receivables on an aggregate basis when assessing and monitoring credit risk. Credit risk is generally diversified due to the large number of entities comprising the Company’s customer base and their dispersion across many different industries and geographic regions. The Company evaluates the credit quality of an obligor at lease inception and monitors that credit quality over the term of a transaction. The Company assigns risk ratings to each lease based on the creditworthiness of the obligor and other variables that augment or mitigate the inherent credit risk of a particular transaction. Such variables include the underlying value and liquidity of the collateral, the essential use of the equipment, the term of the lease, and the inclusion of credit enhancements, such as guarantees, letters of credit or security deposits.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The credit risk profile of gross financing receivables, based on internally assigned ratings, was as follows:

	As of October 31
	2014	2013
	In millions
Risk Rating:
Low	$3,561	$3,972
Moderate	3,044	3,103
High	113	121

Total	$6,718	$7,196

Accounts rated low risk typically have the equivalent of a Standard & Poor’s rating of BBB- or higher, while accounts rated moderate risk generally have the equivalent of BB+ or lower. The Company classifies accounts as high risk when it considers the financing receivable to be impaired or when management believes there is a significant near-term risk of impairment.

Allowance for Doubtful Accounts

The allowance for doubtful accounts for financing receivables is comprised of a general reserve and a specific reserve. The Company maintains general reserve percentages on a regional basis and bases such percentages on several factors, including consideration of historical credit losses and portfolio delinquencies, trends in the overall weighted-average risk rating of the portfolio, current economic conditions and information derived from competitive benchmarking. The Company excludes accounts evaluated as part of the specific reserve from the general reserve analysis. The Company establishes a specific reserve for financing receivables with identified exposures, such as customer defaults, bankruptcy or other events, that make it unlikely the Company will recover its investment. For individually evaluated receivables, the Company determines the expected cash flow for the receivable, which includes consideration of estimated proceeds from disposition of the collateral, and calculates an estimate of the potential loss and the probability of loss. For those accounts where a loss is considered probable, the Company records a specific reserve. The Company generally writes off a receivable or records a specific reserve when a receivable becomes 180 days past due, or sooner if the Company determines that the receivable is not collectible.

The allowance for doubtful accounts related to financing receivables and changes therein were as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Balance at beginning of year	$131	$149	$130
Provision for doubtful accounts	30	38	42
Deductions	(50)	(56)	(23)

Balance at end of year	$111	$131	$149

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The gross financing receivables and related allowance evaluated for loss were as follows:

	As of October 31
	2014	2013
	In millions
Gross financing receivables collectively evaluated for loss	$6,426	$6,816
Gross financing receivables individually evaluated for loss	292	380

Total	$6,718	$7,196

Allowance for financing receivables collectively evaluated for loss	$92	$95
Allowance for financing receivables individually evaluated for loss	19	36

Total	$111	$131

Non-Accrual and Past-Due Financing Receivables

The Company considers a financing receivable to be past due when the minimum payment is not received by the contractually specified due date. The Company generally places financing receivables on non-accrual status, which is suspension of interest accrual, and considers such receivables to be non-performing at the earlier of the time at which full payment of principal and interest becomes doubtful or the receivable becomes 90 days past due. Subsequently, the Company may recognize revenue on non-accrual financing receivables as payments are received, which is on a cash basis, if the Company deems the recorded financing receivable to be fully collectible; however, if there is doubt regarding the ultimate collectability of the recorded financing receivable, all cash receipts are applied to the carrying amount of the financing receivable, which is the cost recovery method. In certain circumstances, such as when the Company deems a delinquency to be of an administrative nature, financing receivables may accrue interest after becoming 90 days past due. The non-accrual status of a financing receivable may not impact a customer’s risk rating. After all of a customer’s delinquent principal and interest balances are settled, the Company may return the related financing receivable to accrual status.

The following table summarizes the aging and non-accrual status of gross financing receivables:

	As of October 31
	2014	2013
	In millions
Billed(1):
Current 1-30 days	$272	$243
Past due 31-60 days	46	50
Past due 61-90 days	12	15
Past due >90 days	49	46
Unbilled sales-type and direct-financing lease receivables	6,339	6,842

Total gross financing receivables	$6,718	$7,196

Gross financing receivables on non-accrual status(2)	$130	$199

Gross financing receivables 90 days past due and still accruing interest(2)	$162	$181

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

(1)	Includes billed operating lease receivables and billed sales-type and direct-financing lease receivables.
(2)	Includes billed operating lease receivables and billed and unbilled sales-type and direct-financing lease receivables.

Operating Leases

Operating lease assets included in machinery and equipment in the Combined Balance Sheets were as follows:

	As of October 31
	2014	2013
	In millions
Equipment leased to customers	$4,333	$4,151
Accumulated depreciation	(1,541)	(1,607)

	$2,792	$2,544

As of October 31, 2014, minimum future rentals on the Company’s operating leases related to leased equipment were as follows:

Fiscal year	In millions
2015	$1,576
2016	1,025
2017	508
2018	177
2019	55
Thereafter	6

Total	$3,347

Note 10: Acquisitions, Goodwill and Intangible Assets

Acquisitions

In fiscal 2014, the Company completed two acquisitions with a combined purchase price of $55 million, of which $12 million was recorded as goodwill and $25 million was recorded as intangible assets related to these acquisitions. In fiscal 2013, MphasiS Limited, a majority-owned subsidiary of the Company, acquired Digital Risk LLC for $174 million. The Company recorded $112 million of goodwill and $48 million of intangible assets related to this acquisition.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Goodwill

Goodwill and related changes in the carrying amount by reportable segment were as follows:

	Enterprise Group	Enterprise Services(2)	Software	Financial Services	Total
	In millions
Balance at October 31, 2012(1)	$16,825	$—	$8,921	$144	$25,890
Goodwill acquired during the period	—	112	—	—	112
Goodwill adjustments	39	(15)	(81)	—	(57)

Balance at October 31, 2013(1)	16,864	97	8,840	144	25,945
Goodwill acquired during the period	—	—	12	—	12
Goodwill adjustments	3	—	—	—	3

Balance at October 31, 2014(1)	$16,867	$97	$8,852	$144	$25,960

(1)	Goodwill is net of accumulated impairment losses of $13.7 billion, which were recorded prior to October 31, 2012. Of that amount, $8.0 billion relates to the ES segment and the remaining $5.7 billion relates to Software.
(2)	Goodwill relates to the MphasiS Limited reporting unit.

Goodwill impairments

Goodwill is tested for impairment at the reporting unit level. As of October 31, 2014, the Company’s reporting units are consistent with the reportable segments identified in Note 3, except for ES, which includes two reporting units: (1) MphasiS Limited and (2) the remainder of ES. Based on the results of the Company’s annual impairment tests for fiscal 2014 and 2013, the Company determined that no impairment of goodwill existed.

During fiscal 2012, the Company determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis for the ES reporting unit. These indicators included the trading values of Parent’s stock at the time of the impairment test, coupled with market conditions and business trends within ES. The fair value of the ES reporting unit was based on the income approach. The decline in the fair value of the ES reporting unit resulted from lower projected revenue growth rates and profitability levels as well as an increase in the risk factor that was included in the discount rate used to calculate the discounted cash flows. The increase in the discount rate was due to the implied control premium resulting from trading values of Parent’s stock at the time of the impairment test. The resulting adjustments to discount rates caused a significant reduction in the fair value for the ES reporting unit. Based on the step one and step two analyses, the Company recorded an $8.0 billion goodwill impairment charge in fiscal 2012, and there was no remaining goodwill in the ES reporting unit as of October 31, 2012. Prior to completing the goodwill impairment test, the Company tested the recoverability of the ES long-lived assets (other than goodwill) and concluded that such assets were not impaired.

Also during fiscal 2012, the Software segment included two reporting units, which were Autonomy and the legacy Hewlett-Packard Company Software business. The Company initiated its annual goodwill impairment analysis in the fourth quarter of fiscal 2012 and concluded that fair value was below carrying amount for the Autonomy reporting unit. The fair value of the Autonomy reporting unit was based on the income approach.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The decline in the estimated fair value of the Autonomy reporting unit resulted from lower projected revenue growth rates and profitability levels as well as an increase in the risk factor that was included in the discount rate used to calculate the discounted cash flows. The increase in the discount rate was due to the implied control premium that resulted from trading values of Parent’s stock at the time of the impairment test. The lower projected operating results reflected changes in assumptions related to organic revenue growth rates, market trends, business mix, cost structure, expected deal synergies and other expectations about the anticipated short-term and long-term operating results of the Autonomy business. These assumptions incorporated the Company’s analysis of what it believes were accounting improprieties, incomplete disclosures and misrepresentations at Autonomy that occurred prior to the Autonomy acquisition with respect to Autonomy’s pre-acquisition business and related operating results. In addition, when estimating the fair value of a reporting unit the Company may need to adjust discount rates and/or other assumptions in order to derive a reasonable implied control premium when comparing the sum of the fair values of Parent’s reporting units to Parent’s market capitalization. Due to the trading values of Parent’s stock at the time of the impairment test, the resulting adjustments to the discount rate to arrive at an appropriate control premium caused a significant reduction in the fair value for the Autonomy reporting unit as well as the fair values for Parent’s other reporting units.

Prior to conducting step one of the goodwill impairment test for the Autonomy reporting unit, the Company first evaluated the recoverability of the long-lived assets, including intangible assets. When indicators of impairment are present, the Company tests long-lived assets (other than goodwill) for recoverability by comparing the carrying amount of an asset group to its undiscounted cash flows. The Company considered the lower-than-expected revenue and profitability levels over a sustained period of time, the trading values of Parent’s stock and downward revisions to management’s short- and long-term forecasts for the Autonomy business to be indicators of impairment for the Autonomy long-lived assets. Based on the results of the recoverability test, the Company determined that the carrying amount of the Autonomy asset group exceeded its undiscounted cash flows and was therefore not recoverable. The Company then compared the fair value of the asset group to its carrying amount and determined the impairment loss. The impairment loss was allocated to the carrying values of the long-lived assets but not below their individual fair values. Based on the analysis, the Company recorded an impairment charge of $3.1 billion on intangible assets, which resulted in a remaining carrying amount of approximately $0.8 billion as of October 31, 2012. The decline in the fair value of the Autonomy intangible assets was attributable to the same factors as discussed above for the fair value of the Autonomy reporting unit.

The decline in the fair value of the Autonomy reporting unit and Autonomy intangibles, as well as fair value changes for other assets and liabilities in the step two goodwill impairment test, resulted in an implied fair value of goodwill substantially below the carrying amount of the goodwill for the Autonomy reporting unit. As a result, the Company recorded a goodwill impairment charge of $5.7 billion, which resulted in a $1.2 billion remaining carrying amount of Autonomy goodwill as of October 31, 2012. Both the goodwill impairment charge and the intangible assets impairment charge, totaling $8.8 billion, were included in the Impairment of goodwill and intangible assets line item in the Combined Statements of Earnings.

Subsequent to the Autonomy purchase price allocation period, which concluded in the first quarter of fiscal 2012, and in conjunction with the Company’s annual goodwill impairment testing, the Company identified certain indicators of impairment. The indicators of impairment included lower-than-expected revenue and profitability levels over a sustained period of time, the trading values of Parent’s stock and downward revisions to management’s short- and long-term forecasts for the Autonomy business. The Company revised its multi-year forecast for the Autonomy business, and the timing of this forecast revision coincided with the timing of the

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Company’s overall forecasting process for all reporting units, which is completed each year in the fourth fiscal quarter in conjunction with the annual goodwill impairment analysis. The change in assumptions used in the revised forecast and the fair value estimates utilized in the impairment testing of the Autonomy goodwill and long-lived assets incorporated insights gained from having owned the Autonomy business for the preceding year. The revised forecast reflected changes related to organic revenue growth rates, current market trends, business mix, cost structure, expected deal synergies and other expectations about the anticipated short- and long-term operating results of the Autonomy business, driven by the Company’s analysis regarding certain accounting improprieties, incomplete disclosures and misrepresentations at Autonomy that occurred prior to the Autonomy acquisition with respect to Autonomy’s pre-acquisition business and related operating results. Accordingly, the change in fair values represented a change in accounting estimate that occurred outside the purchase price allocation period, resulting in the recorded impairment charge.

Based on the results of the annual impairment test for all other reporting units, the Company concluded that no other goodwill impairment existed as of August 1, 2012, apart from the impairment charges discussed above.

Future goodwill impairment tests could result in a charge to earnings. The Company will continue to evaluate goodwill on an annual basis as of the beginning of its fourth fiscal quarter and whenever events or changes in circumstances indicate there may be a potential impairment.

Intangible Assets

Intangible assets were comprised of:

	As of October 31, 2014				As of October 31, 2013
	Gross	Accumulated Amortization	Accumulated Impairment Loss	Net	Gross	Accumulated Amortization	Accumulated Impairment Loss	Net
	In millions
Customer contracts, customer lists and distribution agreements	$5,273	$(3,213)	$(856)	$1,204	$5,284	$(2,677)	$(856)	$1,751
Developed and core technology and patents	4,241	(1,278)	(2,138)	825	4,998	(1,722)	(2,138)	1,138
Trade name and trade marks	272	(135)	(109)	28	308	(154)	(109)	45
In-process research and development	—	—	—	—	3	—	—	3

Total intangible assets	$9,786	$(4,626)	$(3,103)	$2,057	$10,593	$(4,553)	$(3,103)	$2,937

For fiscal 2014, $833 million of intangible assets became fully amortized and have been eliminated from gross intangible assets and accumulated amortization. For fiscal 2013, the majority of the decrease in gross intangible assets was related to $1.7 billion of fully amortized intangible assets that were eliminated from both the gross and accumulated amounts. In fiscal 2012, the Company recorded intangible asset impairment charges of $3.1 billion related to the Autonomy reporting unit as described above.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

As of October 31, 2014, the weighted-average useful lives of the Company’s finite-lived intangible assets were as follows:

In years
Customer contracts, customer lists and distribution agreements	8
Developed and core technology and patents	9
Trade name and trade marks	8

As of October 31, 2014, estimated future amortization expense related to the Company’s finite-lived intangible assets was as follows:

Fiscal year	In millions
2015	$801
2016	653
2017	244
2018	147
2019	110
Thereafter	102

Total	$2,057

Note 11: Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

The Company uses valuation techniques that are based upon observable and unobservable inputs. Observable inputs are developed using market data such as publicly available information and reflect the assumptions market participants would use, while unobservable inputs are developed using the best information available about the assumptions market participants would use. Assets and liabilities are classified in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3—Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

	As of October 31, 2014				As of October 31, 2013
	Fair Value Measured Using				Fair Value Measured Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Assets
Cash Equivalents and Investments:
Time deposits	$—	$1,130	$—	$1,130	$—	$947	$—	$947
Money market funds	691	—	—	691	569	—	—	569
Mutual funds	—	244	—	244	—	313	—	313
Marketable equity securities	8	—	—	8	6	—	—	6
Foreign bonds	7	245	—	252	7	258	—	265
Other debt securities	—	—	10	10	—	—	10	10
Derivatives:
Foreign currency contracts	—	442	—	442	—	196	—	196
Other derivatives	—	3	—	3	—	2	—	2

Total assets	$706	$2,064	$10	$2,780	$582	$1,716	$10	$2,308

Liabilities
Derivatives:
Foreign currency contracts	$—	$75	$—	$75	$—	$285	$—	$285

Total liabilities	$—	$75	$—	$75	$—	$285	$—	$285

For the year ended October 31, 2014, there were no transfers between levels within the fair value hierarchy.

Valuation Techniques

Cash Equivalents and Investments: The Company holds time deposits, money market funds, mutual funds, other debt securities primarily consisting of corporate and foreign government notes and bonds, and common stock and equivalents. The Company values cash equivalents and equity investments using quoted market prices, alternative pricing sources, including net asset value, or models utilizing market observable inputs. The fair value of debt investments was based on quoted market prices or model-driven valuations using inputs primarily derived from or corroborated by observable market data, and, in certain instances, valuation models that utilize assumptions which cannot be corroborated with observable market data.

Derivative Instruments: The Company uses forward contracts, interest rate and total return swaps and, at times, option contracts to hedge certain foreign currency and interest rate exposures. The Company uses industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, the Company and counterparty credit risk, foreign exchange rates, and forward and spot prices for currencies and interest rates. See Note 12 for a further discussion of the Company’s use of derivative instruments.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Other Fair Value Disclosures

Short- and Long-Term Debt: The Company estimates the fair value of its debt primarily using an expected present value technique, which is based on observable market inputs using interest rates currently available to companies of similar credit standing to Parent for similar terms and remaining maturities, and considering Parent’s credit risk. The estimated fair value of the Company’s short- and long-term debt approximated its carrying value of $1.4 billion and $1.7 billion as at October 31, 2014 and 2013, respectively. If measured at fair value in the Combined Balance Sheets, short- and long-term debt would be classified in Level 2 of the fair value hierarchy.

Other Financial Instruments: For the balance of the Company’s financial instruments, primarily accounts receivable, accounts payable and financial liabilities included in other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. If measured at fair value in the Combined Balance Sheets, these other financial instruments would be classified in Level 2 or Level 3 of the fair value hierarchy.

Non-Marketable Equity Investments and Non-Financial Assets: The Company’s non-marketable equity investments and non-financial assets, such as intangible assets, goodwill and property, plant and equipment, are recorded at fair value in the period an impairment charge is recognized. If measured at fair value in the Combined Balance Sheets, these would generally be classified in Level 3 of the fair value hierarchy.

In fiscal 2012, the Company recognized a goodwill and intangible asset impairment charge of $8.8 billion associated with the Autonomy reporting unit and a goodwill impairment charge of $8.0 billion associated with the ES reporting unit. The fair value of these reporting units was classified in Level 3 of the fair value hierarchy due to the significance of unobservable inputs developed using company-specific information. The Company used the income approach to measure the fair value of the ES and Autonomy reporting units. Under the income approach, the Company calculated the fair value of a reporting unit based on the present value of the estimated future cash flows. Cash flow projections were based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used was based on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the business’s ability to execute on the projected cash flows. The discount rate also reflected adjustments required when comparing the sum of the fair values of the Company’s reporting units to the Company’s market capitalization as discussed in Note 10. The unobservable inputs used to estimate the fair value of these reporting units included projected revenue growth rates, profitability and the risk factor added to the discount rate.

The inputs used to estimate the fair value of the intangible assets of Autonomy were largely unobservable, and, accordingly, these measurements were classified in Level 3 of the fair value hierarchy. The fair value of the intangible assets for Autonomy were estimated using an income approach, which is based on management’s cash flow projections of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rates used in the fair value calculations for the Autonomy intangibles were based on a weighted average cost of capital adjusted for the relevant risk associated with those assets. The unobservable inputs used in these valuations include projected revenue growth rates, operating margins, royalty rates and the risk factor added to the discount rate. The discount rates ranged from 13% to 16%. Projected revenue growth rates ranged from (6)% to 12%.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Note 12: Financial Instruments

Cash Equivalents and Available-for-Sale Investments

Cash equivalents and available-for-sale investments were as follows:

	As of October 31, 2014				As of October 31, 2013
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	In millions
Cash Equivalents:
Time deposits	$985	$—	$—	$985	$933	$—	$—	$933
Money market funds	691	—	—	691	569	—	—	569
Mutual funds	110	—	—	110	13	—	—	13

Total cash equivalents	1,786	—	—	1,786	1,515	—	—	1,515

Available-for-Sale Investments:
Debt securities:
Time deposits	145	—	—	145	14	—	—	14
Foreign bonds	191	61	—	252	208	57	—	265
Other debt securities	10	—	—	10	10	—	—	10

Total debt securities	346	61	—	407	232	57	—	289

Equity securities:
Mutual funds	134	—	—	134	300	—	—	300
Equity securities in public companies	5	3	—	8	3	3	—	6

Total equity securities	139	3	—	142	303	3	—	306

Total available-for-sale investments	485	64	—	549	535	60	—	595

Total cash equivalents and available-for-sale investments	$2,271	$64	$—	$2,335	$2,050	$60	$—	$2,110

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. As of October 31, 2014 and 2013, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. Interest income related to cash, cash equivalents and debt securities was approximately $64 million in fiscal 2014, $72 million each in fiscal 2013 and 2012. Time deposits were primarily issued by institutions outside the U.S. as of October 31, 2014 and 2013. The estimated fair value of the available-for-sale investments may not be representative of values that will be realized in the future.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Contractual maturities of investments in available-for-sale debt securities were as follows:

	As of October 31, 2014
	Amortized Cost	Fair Value
	In millions
Due in one year	$129	$129
Due in one to five years	1	1
Due in more than five years	216	277

	$346	$407

Equity securities in privately held companies include cost basis and equity method investments and are included in Long-term financing receivables and other assets in the Combined Balance Sheets. These amounted to $90 million and $34 million at October 31, 2014 and 2013, respectively.

Derivative Instruments

The Company is a global company exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments, primarily forward contracts, interest rate swaps, total return swaps and, at times, option contracts to hedge certain foreign currency, interest rate and, to a lesser extent, equity exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings or protecting the fair value of assets and liabilities. The Company does not have any leveraged derivatives and does not use derivative contracts for speculative purposes. The Company may designate its derivative contracts as fair value hedges, cash flow hedges or hedges of the foreign currency exposure of a net investment in a foreign operation (“net investment hedges”). Additionally, for derivatives not designated as hedging instruments, the Company categorizes those economic hedges as other derivatives. Derivative instruments directly attributable to the Company are recognized at fair value in the Combined Balance Sheets. The change in fair value of the derivative instruments is recognized in the Combined Statements of Earnings dependent upon the type of hedge as further discussed below. The Company classifies cash flows from its derivative programs as operating activities in the Combined Statements of Cash Flows.

As a result of its use of derivative instruments, the Company is exposed to the risk that its counterparties will fail to meet their contractual obligations. To mitigate counterparty credit risk, the Company has a policy of only entering into derivative contracts with carefully selected major financial institutions based on their credit ratings and other factors, and the Company maintains dollar risk limits that correspond to each financial institution’s credit rating and other factors. The Company’s established policies and procedures for mitigating credit risk include reviewing and establishing limits for credit exposure and periodically reassessing the creditworthiness of its counterparties. The Company participates in Parent’s master netting agreements, which further mitigate credit exposure to counterparties by permitting the Company to net amounts due from the Company to counterparty against amounts due to the Company from the same counterparty under certain conditions.

To further mitigate credit exposure to counterparties, the Company participates in Parent’s collateral security agreements, which allow the Company to hold collateral from, or require the Company to post collateral

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

to, counterparties when aggregate derivative fair values exceed contractually established thresholds which are generally based on the credit ratings of Parent and its counterparties. If Parent’s or the counterparty’s credit rating falls below a specified credit rating, either party has the right to request full collateralization of the derivatives’ net liability position. Collateral is generally posted within two business days. The fair value of the Company’s derivatives with credit contingent features in a net liability position was $0.2 million and $68 million at October 31, 2014 and 2013, respectively, all of which were fully collateralized within two business days.

Under the Company’s derivative contracts, the counterparty can terminate all outstanding trades following a covered change of control event affecting Parent that results in the surviving entity being rated below a specified credit rating. This credit contingent provision did not affect the Company’s financial position or cash flows as of October 31, 2014 or October 31, 2013.

Fair Value Hedges

The Company issues long-term debt in U.S. dollars based on market conditions at the time of financing. The Company may enter into fair value hedges, such as interest rate swaps, to reduce the exposure of its debt portfolio to changes in fair value resulting from changes in interest rates by achieving a primarily U.S. dollar LIBOR-based floating interest expense. The swap transactions generally involve principal and interest obligations for U.S. dollar-denominated amounts. Alternatively, the Company may choose not to swap fixed for floating interest payments or may terminate a previously executed swap if it believes a larger proportion of fixed-rate debt would be beneficial. When investing in fixed-rate instruments, the Company may enter into interest rate swaps that convert the fixed interest payments into variable interest payments and may designate these swaps as fair value hedges.

For derivative instruments that are designated and qualify as fair value hedges, the Company recognizes the change in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net in the Combined Statements of Earnings in the period of change.

There were no fair value hedges outstanding at October 31, 2014 or 2013.

Cash Flow Hedges

The Company uses a combination of forward contracts and, at times, option contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted net revenue and, to a lesser extent, cost of sales, operating expenses, and intercompany loans denominated in currencies other than the U.S. dollar. The Company’s foreign currency cash flow hedges mature generally within twelve months; however, forward contracts associated with sales-type and direct-financing leases and intercompany loans extend for the duration of the lease or loan term, which typically range from two to five years.

For derivative instruments that are designated and qualify as cash flow hedges, the Company initially records changes in fair value for the effective portion of the derivative instrument in Accumulated other comprehensive loss as a separate component of equity in the Combined Balance Sheets and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. The Company reports the effective portion of its cash flow hedges in the same financial statement line item as changes in the fair value of the hedged item.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Net Investment Hedges

The Company uses forward contracts designated as net investment hedges to hedge net investments in certain foreign subsidiaries whose functional currency is the local currency. The Company records the effective portion of such derivative instruments together with changes in the fair value of the hedged items in Cumulative translation adjustment as a separate component of Equity in the Combined Balance Sheets.

Other Derivatives

Other derivatives not designated as hedging instruments consist primarily of forward contracts used to hedge foreign currency-denominated balance sheet exposures. The Company also uses total return swaps and, to a lesser extent, interest rate swaps, based on equity or fixed income indices, to hedge its executive deferred compensation plan liability.

For derivative instruments not designated as hedging instruments, the Company recognizes changes in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other net in the Combined Statements of Earnings in the period of change.

Hedge Effectiveness

For interest rate swaps designated as fair value hedges, the Company measures hedge effectiveness by offsetting the change in fair value of the hedged instrument with the change in fair value of the derivative. For foreign currency options and forward contracts designated as cash flow or net investment hedges, the Company measures hedge effectiveness by comparing the cumulative change in fair value of the hedge contract with the cumulative change in fair value of the hedged item, both of which are based on forward rates. The Company recognizes any ineffective portion of the hedge in the Combined Statements of Earnings in the same period in which ineffectiveness occurs. Amounts excluded from the assessment of effectiveness are recognized in the Combined Statements of Earnings in the period they arise.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Fair Value of Derivative Instruments in the Combined Balance Sheets

The gross notional and fair value of derivative instruments in the Combined Balance Sheets was as follows:

	As of October 31, 2014					As of October 31, 2013
		Fair Value					Fair Value
	Outstanding Gross Notional	Other Current Assets	Long-Term Financing Receivables and Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities	Outstanding Gross Notional	Other Current Assets	Long-Term Financing Receivables and Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities
	In millions
Derivatives designated as hedging instruments
Cash flow hedges:
Foreign currency contracts	$7,438	$195	$116	$25	$6	$8,531	$50	$35	$162	$68
Net investment hedges:
Foreign currency contracts	1,952	44	47	10	8	1,920	30	40	20	12

Total derivatives designated as hedging instruments	9,390	239	163	35	14	10,451	80	75	182	80

Derivatives not designated as hedging instruments
Foreign currency contracts	979	8	32	8	18	945	15	26	8	15
Other derivatives	120	2	1	—	—	97	2	—	—	—

Total derivatives not designated as hedging instruments	1,099	10	33	8	18	1,042	17	26	8	15

Total derivatives	$10,489	$249	$196	$43	$32	$11,493	$97	$101	$190	$95

Offsetting of Derivative Instruments

The Company recognizes all derivative instruments on a gross basis in the Combined Balance Sheets. The Company participates in Parent’s master netting arrangements and collateral security arrangements. The Company does not offset the fair value of its derivative instruments against the fair value of cash collateral posted under Parent’s collateral security agreements. As of October 31, 2014 and 2013, information related to the potential effect of the Company’s use of Parent’s master netting agreements and collateral security agreements was as follows:

	As of October 31, 2014
	In the Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v)	(vi) = (iii)-(iv)-(v)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
				Derivatives	Financial Collateral
	In millions
Derivative assets	$445	$—	$445	$73	$45	$327
Derivative liabilities	$75	$—	$75	$73	$—	$2

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

	As of October 31, 2013
	In the Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v)	(vi) = (iii)-(iv)-(v)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
				Derivatives	Financial Collateral
	In millions
Derivative assets	$198	$—	$198	$160	$—	$38
Derivative liabilities	$285	$—	$285	$160	$93	$32

Effect of Derivative Instruments on the Combined Statements of Earnings

The pre-tax effect of derivative instruments and related hedged items in a fair value hedging relationship for fiscal years ended October 31, 2014, 2013 and 2012 was as follows:

	(Loss) Gain Recognized in Income on Derivative and Related Hedged Item
Derivative Instrument	Location	2014	2013	2012	Hedged Item	Location	2014	2013	2012
		In millions					In millions
Interest rate contracts	Interest and other, net	$—	$(28)	$(33)	Fixed-rate debt	Interest and other, net	$—	$28	$37

The pre-tax effect of derivative instruments in cash flow and net investment hedging relationships for fiscal years ended October 31, 2014, 2013 and 2012 was as follows:

	Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)			Gain (Loss) Reclassified from Accumulated OCI Into Earnings (Effective Portion)
	2014	2013	2012	Location	2014	2013	2012
	In millions				In millions
Cash flow hedges:
Foreign currency contracts	$149	$41	$100	Net revenue	$(4)	$46	$56
Foreign currency contracts	13	(4)	—	Cost of products	3	(1)	—
Foreign currency contracts	9	(22)	(4)	Other operating expenses	(9)	(2)	(4)
Foreign currency contracts	(60)	21	(8)	Interest and other, net	(50)	10	(3)

Total cash flow hedges	$111	$36	$88		$(60)	$53	$49

Net investment hedges:
Foreign currency contracts	$57	$38	$37	Interest and other, net	$—	$—	$—

As of October 31, 2014 and 2013, no portion of the hedging instruments’ gain or loss was excluded from the assessment of effectiveness for fair value, cash flow or net investment hedges. As of October 31, 2012 the portion of the hedging instruments’ gain or loss excluded from the assessment of effectiveness was not material for fair value, cash flow or net investment hedges. Hedge ineffectiveness for fair value, cash flow and net investment hedges was not material for fiscal 2014, 2013 and 2012.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

As of October 31, 2014, the Company expects to reclassify an estimated net accumulated other comprehensive gain of approximately $58 million, net of taxes, to earnings in the next twelve months along with the earnings effects of the related forecasted transactions associated with cash flow hedges.

The pre-tax effect of derivative instruments not designated as hedging instruments on the Combined Statements of Earnings for fiscal years ended October 31, 2014, 2013 and 2012 was as follows:

	Gain (Loss) Recognized in Income on Derivatives
	Location	2014	2013	2012
		In millions
Foreign currency contracts	Interest and other, net	$169	$(57)	$109
Other derivatives	Interest and other, net	—	3	(7)
Interest rate contracts	Interest and other, net	—	3	13

Total		$169	$(51)	$115

Note 13: Borrowings

Notes Payable and Short-Term Borrowings

Notes payable and short-term borrowings, including the current portion of long-term debt, were as follows:

	As of October 31
	2014		2013
	Amount Outstanding	Weighted-Average Interest Rate	Amount Outstanding	Weighted-Average Interest Rate
	Dollars in millions
Current portion of long-term debt	$127	2.8%	$339	1.6%
FS Commercial paper	298	0.5%	327	0.4%
Notes payable to banks, lines of credit and other(1)	469	1.5%	392	1.6%

Total notes payable and short-term borrowings	$894		$1,058

(1)	Notes payable to banks, lines of credit and other includes $404 million and $368 million at October 31, 2014 and 2013, respectively, of borrowing- and funding-related activity associated with FS and its subsidiaries.

Long-Term Debt

	As of October 31
	2014	2013
	In millions
EDS Senior Notes(1)
$300 issued October 1999 at 7.45%, due October 2029	$313	$314
Other, including capital lease obligations, at 0.00%-7.57%, due in calendar years 2014-2023(2)	299	642
Less: current portion	(127)	(339)

Total long-term debt	$485	$617

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

(1)	The Company may redeem the EDS Senior Notes at any time in accordance with the terms thereof. The EDS Senior Notes are senior unsecured debt.
(2)	Other, including capital lease obligations includes $123 million and $244 million as of October 31, 2014 and 2013, respectively, of borrowing- and funding-related activity associated with FS and its subsidiaries that are collateralized by receivables and underlying assets associated with the related capital and operating leases. For both the periods presented, the carrying amount of the assets approximated the carrying amount of the borrowings.

FS maintains a Euro Commercial Paper/Certificate of Deposit Programme providing for the issuance of commercial paper in various currencies of up to a maximum aggregate principal amount of $500 million. The extent to which the Company is able to utilize the commercial paper program as a source of liquidity at any given time is subject to a number of factors, including market demand for Parent’s commercial paper, Parent’s financial performance, Parent’s credit ratings and market conditions generally.

As of October 31, 2014, aggregate future maturities of the Company’s long-term debt at face value (excluding a premium on debt issuance of $13 million), including capital lease obligations were as follows:

Fiscal year	In millions
2015	$127
2016	49
2017	45
2018	16
2019	2
Thereafter	360

Total	$599

Interest expense on borrowings recognized in the Combined Statements of Earnings was as follows:

		Fiscal years ended October 31
Expense	Location	2014	2013	2012
		In millions
Financing interest	Financing interest	$277	$312	$317
Interest expense	Interest and other, net	45	57	60

Total interest expense		$322	$369	$377

Note 14: Related Party Transactions and Parent Company Investment

Intercompany Purchases

During fiscal 2014, 2013 and 2012, the Company purchased equipment from other businesses of Parent in the amount of $1.2 billion, $1.1 billion and $1.2 billion, respectively.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Allocation of Corporate Expenses

The Combined Statements of Earnings and Comprehensive Income include an allocation of general corporate expenses from Parent for certain management and support functions which are provided on a centralized basis within Parent. These management and support functions include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. These allocations were $4.2 billion in each of fiscal 2014, 2013, and 2012.

Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. These allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment

Parent company investment on the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent and the Company’s accumulated earnings.

Net transfers to Parent are included within Parent company investment. The components of the Net transfers to Parent on the Combined Statements of Equity were as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Intercompany purchases	$1,246	$1,142	$1,156
Cash pooling and general financing activities	(8,091)	(9,242)	(8,895)
Corporate allocations	4,156	4,235	4,188
Defined benefit plans merged into Parent’s Shared plans	(40)	(43)	—
Cash transfers from Parent for business combinations and divestitures	43	167	31
Income taxes	379	402	595

Total net transfers to Parent per Combined Statements of Equity	$(2,307)	$(3,339)	$(2,925)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Net Transfers to Parent

A reconciliation of Net transfers to Parent in the Combined Statements of Equity to the corresponding amount presented on the Combined Statements of Cash Flows for all periods presented was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Net transfers to Parent per Combined Statements of Equity	$(2,307)	$(3,339)	$(2,925)
Income taxes paid by Parent	(320)	(734)	(812)
Restructuring	(129)	(103)	(179)
Stock-based compensation	(427)	(374)	(438)
Other.	(359)	(646)	(145)

Total net transfers to Parent per Combined Statements of Cash Flows	$(3,542)	$(5,196)	$(4,499)

Note 15: Other Comprehensive Income

Taxes related to Other Comprehensive (Loss) Income

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Taxes on change in unrealized gains on available-for-sale securities:
Tax (provision) benefit on unrealized gains arising during the period	$(1)	$(5)	$17

	(1)	(5)	17

Taxes on change in unrealized gains (losses) on cash flow hedges:
Tax provision on unrealized gains arising during the period	(32)	(4)	(42)
Tax provision on losses (gains) reclassified into earnings	1	12	14

	(31)	8	(28)

Taxes on change in unrealized components of defined benefit plans:
Tax benefit (provision) on (losses) gains arising during the period	58	(90)	73
Tax benefit on amortization of actuarial loss and prior service benefit	(6)	(12)	(9)
Tax provision on curtailments, settlements and other	(3)	(2)	—

	49	(104)	64

Tax (provision) benefit on change in cumulative translation adjustment	(27)	25	(25)

Tax (provision) benefit on other comprehensive (loss) income	$(10)	$(76)	$28

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Changes and reclassifications related to Other Comprehensive (Loss) Income, net of taxes

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Other comprehensive (loss) income, net of taxes:
Change in unrealized gains (losses) on available-for-sale securities:
Unrealized gains arising during the period	$4	$39	$35
Gains reclassified into earnings	(1)	(49)	—

	3	(10)	35

Change in unrealized gains (losses) on cash flow hedges:
Unrealized gains arising during the period	79	32	46
Losses (gains) reclassified into earnings(1)	61	(41)	(35)

	140	(9)	11

Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(736)	25	(404)
Amortization of actuarial loss and prior service benefit(2)	76	74	48
Curtailments, settlements and other	15	7	—
Merged into Parent’s Shared plans during the period	61	142	—

	(584)	248	(356)

Change in cumulative translation adjustment	(112)	(125)	(72)

Other comprehensive (loss) income, net of taxes	$(553)	$104	$(382)

(1)	Reclassification of pre-tax losses (gains) on cash flow hedges into the Combined Statements of Earnings was as follows:

	Fiscal years ended October 31
	2014	2013	2012
	In millions
Net revenue	$4	$(46)	$(56)
Cost of products	(3)	1	—
Other operating expenses	9	2	4
Interest and other, net	50	(10)	3

	$60	$(53)	$(49)

(2)	These components are included in the computation of net pension benefit cost in Note 5.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The components of accumulated other comprehensive loss, net of taxes and changes therein were as follows:

	Fiscal year ended October 31, 2014
	Net unrealized gain on available-for-sale securities	Net unrealized (losses) gains on cash flow hedges	Unrealized components of defined benefit plans	Cumulative translation adjustment	Accumulated other comprehensive loss
	In millions
Balance at beginning of period	$60	$(80)	$(1,093)	$(582)	$(1,695)
Other comprehensive income (loss) before reclassifications	4	79	(721)	(112)	(750)
Reclassifications of (gains) losses into earnings	(1)	61	76	—	136
Merged into Parent Shared plans during the period	—	—	61	—	61

Balance at end of period	$63	$60	$(1,677)	$(694)	$(2,248)

Note 16: Litigation and Contingencies

The Company is involved in various lawsuits, claims, investigations and proceedings including those consisting of IP, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. The Company records a liability when it believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. The Company reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. Litigation is inherently unpredictable. However, the Company believes it has valid defenses with respect to legal matters pending against us. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. The Company believes it has recorded adequate provisions for any such matters and, as of October 31, 2014, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in its financial statements.

Litigation, Proceedings and Investigations

Fair Labor Standards Act Litigation. Parent is involved in several lawsuits in which the plaintiffs are seeking unpaid overtime compensation and other damages based on allegations that various employees of Electronic Data Systems Corporation (“EDS”) or Parent have been misclassified as exempt employees under the Fair Labor Standards Act and/or in violation of the California Labor Code or other state laws. Those matters include the following:

•

Cunningham and Cunningham, et al. v. Electronic Data Systems Corporation is a purported collective action filed on May 10, 2006 in the United States District Court for the Southern District of New York claiming that current and former EDS employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees. Another purported collective action, Steavens, et al. v. Electronic Data Systems Corporation, was filed on October 23,

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

2007 in the same court alleging similar facts. The Steavens case was consolidated for pretrial purposes with the Cunningham case. On December 14, 2010, the court granted conditional certification of a class consisting of employees in 20 legacy EDS job codes in the consolidated Cunningham/Steavens matter. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter, and the Salva matter described below, mediated these cases and reached a settlement agreement. The court approved the settlement on June 16, 2015.

•	Salva v. Hewlett-Packard Company is a purported collective action filed on June 15, 2012 in the United States District Court for the Western District of New York alleging that certain information technology employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees under the Fair Labor Standards Act. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter and the Salva matter mediated these cases and reached a settlement agreement. The court consolidated the Salva matter into the Cunningham/Steavens matter and approved the settlement on June 16, 2015.

•	Karlbom, et al. v. Electronic Data Systems Corporation is a class action filed on March 16, 2009 in California Superior Court alleging facts similar to the Cunningham and Steavens matters. The parties are engaged in discovery.

•	Benedict v. Hewlett-Packard Company is a purported class action filed on January 10, 2013 in the United States District Court for the Northern District of California alleging that certain technical support employees allegedly involved in installing, maintaining and/or supporting computer software and/or hardware for Parent were misclassified as exempt employees under the Fair Labor Standards Act. The plaintiff has also alleged that Parent violated California law by, among other things, allegedly improperly classifying these employees as exempt. On February 13, 2014, the court granted the plaintiff’s motion for conditional class certification. On May 7, 2015, the plaintiffs filed a motion to certify a Rule 23 state class of certain Technical Solutions Consultants in California, Massachusetts, and Colorado that they claim were improperly classified as exempt from overtime under state law.

India Directorate of Revenue Intelligence Proceedings. On April 30 and May 10, 2010, the India Directorate of Revenue Intelligence (the “DRI”) issued show cause notices to Hewlett-Packard India Sales Private Ltd (“HP India”), a subsidiary of Parent, seven HP India employees and one former HP India employee alleging that HP India underpaid customs duties while importing products and spare parts into India and seeking to recover an aggregate of approximately $370 million, plus penalties. Prior to the issuance of the show cause notices, HP India deposited approximately $16 million with the DRI and agreed to post a provisional bond in exchange for the DRI’s agreement to not seize HP India products and spare parts and to not interrupt the transaction of business by HP India.

On April 11, 2012, the Bangalore Commissioner of Customs issued an order on the products-related show cause notice affirming certain duties and penalties against HP India and the named individuals of approximately $386 million, of which HP India had already deposited $9 million. On December 11, 2012, HP India voluntarily deposited an additional $10 million in connection with the products-related show cause notice. On April 20, 2012, the Commissioner issued an order on the parts-related show cause notice affirming certain duties and penalties against HP India and certain of the named individuals of approximately $17 million, of which HP India had already deposited $7 million. After the order, HP India deposited an additional $3 million in connection with the parts-related show cause notice so as to avoid certain penalties.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

HP India filed appeals of the Commissioner’s orders before the Customs Tribunal along with applications for waiver of the pre-deposit of remaining demand amounts as a condition for hearing the appeals. The Customs Department has also filed cross-appeals before the Customs Tribunal. On January 24, 2013, the Customs Tribunal ordered HP India to deposit an additional $24 million against the products order, which HP India deposited in March 2013. The Customs Tribunal did not order any additional deposit to be made under the parts order. In December 2013, HP India filed applications before the Customs Tribunal seeking early hearing of the appeals as well as an extension of the stay of deposit as to HP India and the individuals already granted until final disposition of the appeals. On February 7, 2014, the application for extension of the stay of deposit was granted by the Customs Tribunal until disposal of the appeals. On October 27, 2014, the Customs Tribunal commenced hearings on the cross-appeals of the Commissioner’s orders. The Customs Tribunal rejected HP India’s request to remand the matter to the Commissioner on procedural grounds. The hearing scheduled to reconvene on April 6, 2015 was cancelled at the request of the Customs Tribunal. A new hearing date has not been set.

Russia GPO and Other Anti-Corruption Investigations. The German Public Prosecutor’s Office (“German PPO”) has been conducting an investigation into allegations that current and former employees of Parent engaged in bribery, embezzlement and tax evasion relating to a transaction between Hewlett-Packard ISE GmbH in Germany, a former subsidiary of Parent, and the General Prosecutor’s Office of the Russian Federation. The approximately €35 million transaction, which was referred to as the Russia GPO deal, spanned the years 2001 to 2006 and was for the delivery and installation of an IT network. The German PPO issued an indictment of four individuals, including one current and two former Parent employees, on charges including bribery, breach of trust and tax evasion. The German PPO also requested that Parent be made an associated party to the case, and, if that request is granted, Parent would participate in any portion of the court proceedings that could ultimately bear on the question of whether Parent should be subject to potential disgorgement of profits based on the conduct of the indicted current and former employees. The Polish Central Anti-Corruption Bureau is also conducting an investigation into potential corruption violations by an employee of Hewlett-Packard Polska Sp. z o.o., an indirect subsidiary of Parent, in connection with certain public-sector transactions in Poland. Parent and the Company are cooperating with these investigating agencies.

ECT Proceedings. In January 2011, the postal service of Brazil, Empresa Brasileira de Correios e Telégrafos (“ECT”), notified subsidiary of Parent in Brazil (“HP Brazil”) that it had initiated administrative proceedings to consider whether to suspend HP Brazil’s right to bid and contract with ECT related to alleged improprieties in the bidding and contracting processes whereby employees of HP Brazil and employees of several other companies allegedly coordinated their bids and fixed results for three ECT contracts in 2007 and 2008. In late July 2011, ECT notified HP Brazil it had decided to apply the penalties against HP Brazil and suspend HP Brazil’s right to bid and contract with ECT for five years, based upon the evidence before it. In August 2011, HP Brazil appealed ECT’s decision. In April 2013, ECT rejected HP Brazil’s appeal, and the administrative proceedings were closed with the penalties against HP Brazil remaining in place. In parallel, in September 2011, HP Brazil filed a civil action against ECT seeking to have ECT’s decision revoked. HP Brazil also requested an injunction suspending the application of the penalties until a final ruling on the merits of the case. The court of first instance has not issued a decision on the merits of the case, but it has denied HP Brazil’s request for injunctive relief. HP Brazil appealed the denial of its request for injunctive relief to the intermediate appellate court, which issued a preliminary ruling denying the request for injunctive relief but reducing the length of the sanctions from five to two years. HP Brazil appealed that decision and, in December 2011, obtained a ruling staying enforcement of ECT’s sanctions until a final ruling on the merits of the case. Parent expects the decision to be issued in 2015 and any subsequent appeal on the merits to last several years.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

Abstrax Proceeding. On February 28, 2014, Abstrax, Inc. (“Abstrax”), a company with a principal place of business in Mesa, Arizona, filed a patent infringement lawsuit against Parent. Abstrax claimed to market software for sales operations and manufacturing operations for configurable products, including those in the custom shutter industry. The case was pending in U.S. District Court for the Eastern District of Texas, Marshall Division. Abstrax asserted one patent, U.S. Patent 6,240,328, which is directed generally to a method of generating assembly instructions. In its complaint, Abstrax claimed that Parent’s methods and processes of manufacturing configurable servers, storage, networking devices, PCs, laptops, imaging and printing devices and their sub-systems infringe its patent, as do the products made by the accused processes. Abstrax also claimed that Parent’s alleged infringement was willful and that the case was exceptional. On November 14, 2014, Parent filed a petition with the U.S. Patent and Trademark Office challenging the validity of the Abstrax patent based on prior art. In late January 2015, Abstrax dropped its infringement allegations against the manufacturing of PCs and imaging and printing devices from its expert reports. On March 4, 2015, the court heard Parent’s motion challenging the subject matter of the patent under 35 U.S.C. Section 101. Trial was scheduled for May 11, 2015. The parties reached a settlement in principle in early April, which was finalized on April 28, 2015. The parties agreed to file separate dismissal papers at the Patent Office to dismiss Parent’s challenge to the validity of patent. The district court litigation was dismissed on May 5, 2015. Parent’s challenge to the validity of the patent was terminated on May 18, 2015.

Stockholder Litigation. As described below, Parent is involved in various stockholder litigation matters commenced against certain current and former Parent executive officers and/or certain current and former members of Parent’s board of directors in which the plaintiffs are seeking to recover damages related to Parent’s allegedly inflated stock price, certain compensation paid by Parent to the defendants, other damages and/or injunctive relief:

•	A.J. Copeland v. Raymond J. Lane, et al. (“Copeland I”) is a lawsuit filed on March 7, 2011 in the United States District Court for the Northern District of California alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s alleged violations of the Foreign Corrupt Practices Act of 1977 (“FCPA”), Parent’s severance payments made to Mark Hurd (a former Chairman of Parent’s board of directors and Parent’s Chief Executive Officer), and Parent’s acquisition of 3PAR Inc. The lawsuit also alleges violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with Parent’s 2010 and 2011 proxy statements. On February 8, 2012, the defendants filed a motion to dismiss the lawsuit. On October 10, 2012, the court granted the defendants’ motion to dismiss with leave to file an amended complaint. On November 1, 2012, the plaintiff filed an amended complaint adding an unjust enrichment claim and claims that the defendants violated Section 14(a) of the Exchange Act and breached their fiduciary duties in connection with Parent’s 2012 proxy statement. On December 13, 14 and 17, 2012, the defendants moved to dismiss the amended complaint. On December 28, 2012, the plaintiff moved for leave to file a third amended complaint. On May 6, 2013, the court denied the motion for leave to amend, granted the motions to dismiss with prejudice and entered judgment in the defendants’ favor. On May 31, 2013, the plaintiff filed an appeal with the United States Court of Appeals for the Ninth Circuit. The appeal has been fully briefed, but a date has not yet been set for oral argument.

•

A.J. Copeland v. Léo Apotheker, et al. (“Copeland II”) is a lawsuit filed on February 10, 2014 in the United States District Court for the Northern District of California alleging, among other things, that the defendants used their control over Parent and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The complaint asserts claims for breach of fiduciary duty, waste

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

of corporate assets, unjust enrichment, and breach of the duty of candor. The claims arise out of the circumstances at Parent relating to its 2013 and 2014 proxy statements, the departure of Mr. Hurd as Chairman of Parent’s board of directors and Parent’s Chief Executive Officer, alleged violations of the FCPA, and Parent’s acquisition of 3PAR Inc. and Autonomy Corporation plc (“Autonomy”). On February 25, 2014, the court issued an order granting Parent’s administrative motion to relate Copeland II to Copeland I. On April 8, 2014, the court granted the parties’ stipulation to stay the action pending resolution of Copeland I by the United States Court of Appeals for the Ninth Circuit.

•	Ernesto Espinoza v. Léo Apotheker, et al. and Larry Salat v. Léo Apotheker, et al. are consolidated lawsuits filed on September 21, 2011 in the United States District Court for the Central District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements about Parent’s business model and the future of webOS, the TouchPad and Parent’s PC business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched when they authorized Parent’s repurchases of its own stock on August 29, 2010 and July 21, 2011. These lawsuits were previously stayed pending developments in the Gammel matter, but those stays have been lifted. The plaintiffs filed an amended consolidated complaint on August 21, 2013, and, on October 28, 2013, the defendants filed a motion to stay these matters. In an order dated February 13, 2014, the court granted the motion to stay. At the August 11, 2014 status conference, the stay was lifted. The plaintiffs informed the court that they would move forward with their complaint. Parent filed a motion to dismiss on November 21, 2014. On February 12, 2015, the plaintiffs advised Parent that they intended to voluntarily dismiss these actions, and, on February 23, 2015, the parties filed a joint stipulation for voluntary dismissal of the action (the “Dismissal”). On February 25, 2015, the court entered an order approving the Dismissal. Parent provided notice of the Dismissal by filing it with the SEC on March 10, 2015 and posting it on Parent’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action. On April 14, 2015, the court entered an order dismissing the action.

•	Luis Gonzalez v. Léo Apotheker, et al. and Richard Tyner v. Léo Apotheker, et al. are consolidated lawsuits filed on September 29, 2011 and October 5, 2011, respectively, in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched by concealing material information and making false statements about Parent’s business model and the future of webOS, the TouchPad and Parent’s PC business and by authorizing Parent’s repurchase of its own stock on August 29, 2010 and July 21, 2011. The lawsuits are currently stayed pending resolution of the Espinoza/Salat consolidated action in federal court. On February 23, 2015, the parties filed a Joint Stipulation for Voluntary Dismissal of the Action. On February 25, 2015, the court entered an order approving the dismissal. Parent provided notice of the dismissal by filing it with the SEC on March 10, 2015 and posting it on Parent’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action and on April 13, 2015, the court entered an order dismissing the action.

•

Cement & Concrete Workers District Council Pension Fund v. Hewlett-Packard Company, et al. is a putative securities class action filed on August 3, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from November 13, 2007 to August 6, 2010 the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making statements regarding Parent’s Standards of Business Conduct (“SBC”) that were false and misleading because Mr. Hurd, who was serving as Parent’s Chairman and Chief Executive Officer during that period, had

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

been violating the SBC and concealing his misbehavior in a manner that jeopardized his continued employment with Parent. On February 7, 2013, the defendants moved to dismiss the amended complaint. On August 9, 2013, the court granted the defendants’ motion to dismiss with leave to amend the complaint by September 9, 2013. The plaintiff filed an amended complaint on September 9, 2013, and the defendants moved to dismiss that complaint on October 24, 2013. On June 25, 2014, the court issued an order granting the defendants’ motions to dismiss and on July 25, 2014, plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On November 4, 2014, the plaintiff-appellant filed its opening brief in the Court of Appeals for the Ninth Circuit. Parent filed its answering brief on January 16, 2015 and the plaintiff-appellant’s reply brief was filed on March 2, 2015. Oral argument has not yet been scheduled.

Autonomy-Related Legal Matters

Investigations. As a result of the findings of an ongoing investigation, Parent has provided information to the U.K. Serious Fraud Office, the U.S. Department of Justice (“DOJ”) and the SEC related to the accounting improprieties, disclosure failures and misrepresentations at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy. On November 21, 2012, DOJ representatives advised Parent that they had opened an investigation relating to Autonomy. On February 6, 2013, representatives of the U.K. Serious Fraud Office advised Parent that they had also opened an investigation relating to Autonomy. On January 19, 2015, the U.K. Serious Fraud Office notified Parent that it was closing its investigation and had decided to cede jurisdiction of the investigation to the U.S. authorities. Parent is cooperating with the DOJ and the SEC, whose investigations are ongoing.

Litigation. As described below, Parent is involved in various stockholder litigation relating to, among other things, its October 2011 acquisition of Autonomy and its November 20, 2012 announcement that it recorded a non-cash charge for the impairment of goodwill and intangible assets within its Software segment of approximately $8.8 billion in the fourth quarter of its 2012 fiscal year and Parent’s statements that, based on Parent’s findings from an ongoing investigation, the majority of this impairment charge related to accounting improprieties, misrepresentations to the market and disclosure failures at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy and the impact of those improprieties, failures and misrepresentations on the expected future financial performance of the Autonomy business over the long term. This stockholder litigation was commenced against, among others, certain current and former Parent executive officers, certain current and former members of Parent’s board of directors and certain advisors to Parent. The plaintiffs in these litigation matters are seeking to recover certain compensation paid by Parent to the defendants and/or other damages. These matters include the following:

•

In re HP Securities Litigation consists of two consolidated putative class actions filed on November 26 and 30, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 19, 2011 to November 20, 2012, the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging that, during that same period, all of the defendants violated Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5(b) by concealing material information and making false statements related to Parent’s acquisition of Autonomy and that certain defendants violated SEC Rule 10b-5(a) and (c) by engaging in a “scheme” to defraud investors. On July 2, 2013, Parent filed a motion to dismiss the lawsuit. On November 26, 2013, the court granted in part and denied in part Parent’s motion to dismiss, allowing

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

claims to proceed against Parent and Margaret C. Whitman based on alleged statements and/or omissions made on or after May 23, 2012. The court dismissed all of the plaintiff’s claims that were based on alleged statements and/or omissions made between August 19, 2011 and May 22, 2012. The lead plaintiff filed a motion for class certification on November 4, 2014 and, on December 15, 2014, defendants filed their opposition to the motion. On June 9, 2015, Parent entered into a settlement agreement with the lead plaintiff in the consolidated securities class action. Under the terms of the settlement, Parent, through its insurers, will contribute $100 million to a settlement fund that will be used to compensate persons who purchased Parent’s shares during the period from August 19, 2011 through November 20, 2012. No individual is contributing to the settlement. Parent and its current and former officers, directors, and advisors will be released from any Autonomy-related securities claims as part of the settlement. The settlement is subject to court approval. The preliminary approval hearing is currently set for July 17, 2015.

•	In re Hewlett-Packard Shareholder Derivative Litigation consists of seven consolidated lawsuits filed beginning on November 26, 2012 in the United States District Court for the Northern District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. One lawsuit further alleges that certain individual defendants engaged in or assisted insider trading and thereby breached their fiduciary duties, were unjustly enriched and violated Sections 25402 and 25403 of the California Corporations Code. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging, among other things, that the defendants concealed material information and made false statements related to Parent’s acquisition of Autonomy and Autonomy’s Intelligent Data Operating Layer technology and thereby violated Sections 10(b) and 20(a) of the Exchange Act, breached their fiduciary duties, engaged in “abuse of control” over Parent, corporate waste and were unjustly enriched. The litigation was stayed until June 2014. The lead plaintiff filed a stipulation of proposed settlement on June 30, 2014. The court declined to grant preliminary approval to this settlement, and, on December 19, 2014, also declined to grant preliminary approval to a revised version of the settlement. On January 22, 2015, the lead plaintiff moved for preliminary approval of a further revised version of the settlement. On March 13, 2015, the court issued an order granting preliminary approval to the settlement. The court has scheduled a hearing for July 24, 2015 to hear any remaining objections to the settlement and decide whether to grant final approval of the settlement.

•

In re HP ERISA Litigation consists of three consolidated putative class actions filed beginning on December 6, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 18, 2011 to November 22, 2012, the defendants breached their fiduciary obligations to Parent’s 401(k) Plan and its participants and thereby violated Sections 404(a)(1) and 405(a) of the Employee Retirement Income Security Act of 1974, as amended, by concealing negative information regarding the financial performance of Autonomy and Parent’s enterprise services business and by failing to restrict participants from investing in Parent stock. On August 16, 2013, Parent filed a motion to dismiss the lawsuit. On March 31, 2014, the court granted Parent’s motion to dismiss this action with leave to amend. On July 16, 2014, the plaintiffs filed a

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

second amended complaint containing substantially similar allegations and seeking substantially similar relief as the first amended complaint. On June 15, 2015, the court granted Parent’s motion to dismiss the second amended complaint in its entirety and denied plaintiffs leave to file another amended complaint. Plaintiffs have thirty days to appeal the court’s order.

•	Vincent Ho v. Margaret C. Whitman, et al. is a lawsuit filed on January 22, 2013 in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. On April 22, 2013, the court stayed the lawsuit pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter in federal court. Two additional derivative actions, James Gould v. Margaret C. Whitman, et al. and Leroy Noel v. Margaret C. Whitman, et al., were filed in California Superior Court on July 26, 2013 and August 16, 2013, respectively, containing substantially similar allegations and seeking substantially similar relief. Those actions also have been stayed pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of the claims asserted in all three actions other than claims asserted against Michael Lynch, the former chief executive officer of Autonomy.

•	Cook v. Whitman, et al. is a lawsuit filed on March 18, 2014 in the Delaware Chancery Court, alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy. On May 15, 2014, Parent moved to dismiss or stay the Cook matter. On July 22, 2014, the Delaware Chancery Court stayed the motion pending the United States District Court’s hearing on preliminary approval of the proposed settlement in the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of all the claims asserted in the Cook matter other than those asserted against Michael Lynch, Sushovan Hussain, the former chief financial officer of Autonomy, and Deloitte UK.

Environmental

The Company’s operations and products are or may in the future become subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the substances and materials used in the Company’s products, the energy consumption of products, services and operations and the operational or financial responsibility for recycling, treatment and disposal of those products. This includes legislation that makes producers of electrical goods, including servers and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). The Company could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. The Company’s potential exposure includes impacts on revenue, fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

In particular, the Company may become a party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or other federal, state or foreign laws and regulations addressing the

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

clean-up of contaminated sites, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. The Company is also contractually obligated to make financial contributions to address actions related to certain environmental liabilities, both ongoing and arising in the future, pursuant to its separation and distribution agreement with Parent.

Note 17: Guarantees

Guarantees

In the ordinary course of business, the Company may issue performance guarantees to certain of its clients, customers and other parties pursuant to which the Company has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, the Company would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. The Company believes the likelihood of having to perform under a material guarantee is remote.

The Company has entered into service contracts with certain of its clients that are supported by financing arrangements. If a service contract is terminated as a result of the Company’s non-performance under the contract or failure to comply with the terms of the financing arrangement, the Company could, under certain circumstances, be required to acquire certain assets related to the service contract. The Company believes the likelihood of having to acquire a material amount of assets under these arrangements is remote.

Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. The Company also provides indemnifications to certain vendors and customers against claims of IP infringement made by third parties arising from the use by such vendors and customers of the Company’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Warranty

The Company accrues the estimated cost of product warranties at the time it recognizes revenue. The Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers; however, contractual warranty terms, repair costs, product call rates, average cost per call, current period product shipments and ongoing product failure rates, as well as specific product class failures outside of the Company’s baseline experience, affect the estimated warranty obligation.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

The Company’s aggregate product warranty liabilities and changes therein were as follows:

	Fiscal years ended October 31
	2014	2013
	In millions
Balance at beginning of year	$607	$624
Accruals for warranties issued	475	521
Adjustments related to pre-existing warranties (including changes in estimates)	(11)	4
Settlements made (in cash or in kind)	(500)	(542)

Balance at end of year	$571	$607

Note 18: Commitments

Lease Commitments

The Company leases certain real and personal property under non-cancelable operating leases. Certain leases require the Company to pay property taxes, insurance and routine maintenance and include renewal options and escalation clauses. Rent expense was approximately $0.8 billion in fiscal 2014, 2013 and 2012.

Property under capital leases is comprised primarily of equipment and furniture. Capital lease assets included in Property, plant and equipment in the Combined Balance Sheets were $164 million and $371 million as of October 31, 2014 and 2013, respectively. Accumulated depreciation on the property under capital lease was $151 million and $351 million as of October 31, 2014 and 2013, respectively.

As of October 31, 2014, future minimum lease commitments under the Company’s non-cancelable operating leases were as follows:

Fiscal year	In millions
2015	$537
2016	397
2017	291
2018	235
2019	179
Thereafter	486
Less: Sublease rental income	(32)

Total	$2,093

Unconditional Purchase Obligations

At October 31, 2014, the Company had unconditional purchase obligations of approximately $0.8 billion. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. These unconditional purchase obligations are related principally to software maintenance and support services and other items. Unconditional purchase obligations exclude agreements that are cancelable without penalty.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Combined Financial Statements (Continued)

As of October 31, 2014, the Company’s future unconditional purchase obligations were as follows:

Fiscal year	In millions
2015	$483
2016	164
2017	106
2018	95

Total	$848

Note 19: Subsequent Events

In May 2015, the Company completed its acquisition of Aruba Networks, Inc. (“Aruba”), a leading provider of next-generation network access solutions for the mobile enterprise, for $24.67 per share in cash. The equity value of the transaction is approximately $3.0 billion, and net of cash and debt is approximately $2.7 billion. Aruba’s results of operations will be included in the Company’s Networking business unit within the EG segment, prospectively from the date of acquisition.

In May 2015, the Company announced and completed the acquisition of ConteXtream, a provider of OpenDaylight-based, carrier-grade fabric for network functions virtualization. ConteXtream’s results of operations will be included in the Company’s Industry Standard Servers business unit within the EG segment, prospectively from the date of acquisition.

In May 2015, the Company and Tsinghua Holdings jointly announced a partnership that will bring together the Chinese enterprise technology assets of the Company and Tsinghua University to create a Chinese provider of technology infrastructure. Under the definitive agreement, Tsinghua Holdings’ subsidiary, Unisplendour Corporation, will purchase 51% of a new business called H3C, comprising the Company’s current H3C Technologies and China-based server, storage and technology services businesses, for approximately $2.3 billion. The Company’s China subsidiary will maintain 100% ownership of its existing China-based Enterprise Services, Software, Helion Cloud and Aruba Networks businesses. Once the transaction closes, the new H3C will be the exclusive provider for the Company’s server, storage and networking portfolio, as well as the Company’s exclusive hardware support services provider in China, customized for that market. The transaction is expected to close near the end of 2015, subject to Unisplendour Corporation shareholder vote, regulatory approvals and other closing conditions.

The Company evaluated subsequent events for recognition or disclosure through July 1, 2015, the date Combined Financial Statements were available to be issued.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Condensed Combined Statements of Earnings

(Unaudited)

	Six months ended April 30
	2015	2014
	In millions
Net revenue:
Products	$9,379	$9,274
Services	16,039	17,866
Financing income	184	206

Total net revenue	25,602	27,346

Costs and expenses:
Cost of products	6,205	6,072
Cost of services	12,069	13,707
Financing interest	124	141
Research and development	1,084	1,075
Selling, general and administrative	3,947	4,338
Amortization of intangible assets	407	494
Restructuring charges	380	359
Acquisition-related charges	23	5
Separation costs	203	—

Total operating expenses	24,442	26,191

Earnings from operations	1,160	1,155

Interest and other, net	(48)	(47)

Earnings before taxes	1,112	1,108
Provision for taxes	(260)	(242)

Net earnings	$852	$866

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Condensed Combined Statements of Comprehensive Income

(Unaudited)

	Six months ended April 30
	2015	2014
	In millions

Net earnings	$852	$866

Other comprehensive loss before taxes:
Change in unrealized (losses) gains on available-for-sale securities:
Unrealized (losses) gains arising during the period	(9)	2
Gains reclassified into earnings	—	(1)

	(9)	1

Change in unrealized (losses) gains on cash flow hedges:
Unrealized gains (losses) arising during the period	232	(51)
(Gains) losses reclassified into earnings	(299)	67

	(67)	16

Change in unrealized components of defined benefit plans:
Losses arising during the period	—	(82)
Amortization of actuarial loss and prior service benefit	70	40
Curtailments, settlements and other	1	13

	71	(29)

Change in cumulative translation adjustment	(68)	(41)

Other comprehensive loss before taxes	(73)	(53)
Provision for taxes	(22)	(19)

Other comprehensive loss, net of taxes	(95)	(72)

Comprehensive income	$757	$794

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Condensed Combined Balance Sheets

	As of
	April 30, 2015	October 31, 2014
	In millions
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,719	$2,319
Accounts receivable	7,935	8,423
Financing receivables	2,842	2,974
Inventory	2,046	1,884
Other current assets	6,769	6,431

Total current assets	22,311	22,031

Property, plant and equipment	8,377	8,520
Long-term financing receivables and other assets	6,880	6,503
Goodwill	26,039	25,960
Intangible assets	1,693	2,057

Total assets	$65,300	$65,071

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and short-term borrowings	$935	$894
Accounts payable	4,494	4,889
Employee compensation and benefits	2,120	2,737
Taxes on earnings	811	706
Deferred revenue	5,069	5,129
Accrued restructuring	531	711
Other accrued liabilities	4,519	4,694

Total current liabilities	18,479	19,760

Long-term debt	513	485
Other liabilities	8,071	7,654
Commitments and contingencies
Equity:
Parent company investment	40,179	39,024
Accumulated other comprehensive loss	(2,343)	(2,248)

Equity attributable to the Company	37,836	36,776
Non-controlling interests	401	396

Total equity	38,237	37,172

Total liabilities and equity	$65,300	$65,071

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Condensed Combined Statements of Cash Flows

(Unaudited)

	Six months ended April 30
	2015	2014
	In millions
Cash flows from operating activities:
Net earnings	$852	$866
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,970	2,097
Stock-based compensation expense	236	232
Provision for doubtful accounts	17	36
Provision for inventory	57	47
Restructuring charges	380	359
Deferred taxes on earnings	(950)	(152)
Excess tax benefit from stock-based compensation	(88)	(26)
Other, net	5	(57)
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	482	320
Financing receivables	(71)	253
Inventory	(219)	155
Accounts payable	(577)	(247)
Taxes on earnings	1,368	563
Restructuring	(569)	(569)
Other assets and liabilities	(1,137)	(465)

Net cash provided by operating activities	1,756	3,412

Cash flows from investing activities:
Investment in property, plant and equipment	(1,432)	(1,787)
Proceeds from sale of property, plant and equipment	175	360
Purchases of available-for-sale securities and other investments	(106)	(318)
Maturities and sales of available-for-sale securities and other investments	119	384
Payments made in connection with business acquisitions, net of cash acquired	(139)	(20)

Net cash used in investing activities	(1,383)	(1,381)

Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	99	121
Issuance of debt	508	364
Payment of debt	(467)	(515)
Net transfers to Parent	(191)	(1,530)
Cash dividends paid to non-controlling interests	(10)	(23)
Excess tax benefit from stock-based compensation	88	26

Net cash provided by (used in) financing activities	27	(1,557)

Increase in cash and cash equivalents	400	474
Cash and cash equivalents at beginning of period	2,319	2,182

Cash and cash equivalents at end of period	$2,719	$2,656

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Condensed Combined Statements of Equity

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Equity Attributable to the Company	Non- controlling Interests	Total Equity
	In millions
For the Six Months Ended April 30, 2015
Balance at October 31, 2014	$39,024	$(2,248)	$36,776	$396	$37,172
Net earnings	852		852		852
Other comprehensive loss		(95)	(95)		(95)

Comprehensive income			757		757

Net transfers from Parent	303		303		303
Changes in non-controlling interests				5	5

Balance at April 30, 2015	$40,179	$(2,343)	$37,836	$401	$38,237

For the Six Months Ended April 30, 2014
Balance at October 31, 2013	$39,683	$(1,695)	$37,988	$387	$38,375
Net earnings	866		866		866
Other comprehensive loss		(72)	(72)		(72)

Comprehensive income			794		794

Net transfers to Parent	(1,056)		(1,056)		(1,056)
Changes in non-controlling interests				10	10

Balance at April 30, 2014	$39,493	$(1,767)	$37,726	$397	$38,123

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 1: Background and Basis of Presentation

Background

The enterprise technology infrastructure, software, services and financing business of Hewlett-Packard Company (“Hewlett Packard Enterprise Company”, “we”, “us”, “our” or the “Company”) is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional information technology (“IT”) while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our customers range from small- and medium-sized businesses (“SMBs”) to large global enterprises.

On October 6, 2014, Hewlett-Packard Company (“Parent”) announced plans to separate into two independent publicly traded companies: one comprising its enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise and one comprising its printing and personal systems businesses, which will conduct business as HP Inc. The proposed separation is intended to take the form of a tax-free spin-off to Parent’s stockholders of 100% of the shares of Hewlett Packard Enterprise Company. In connection with the separation, Hewlett-Packard Company will be renamed and continue as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from Parent’s board of directors, receipt of a private letter ruling from the United States (“U.S.”) Internal Revenue Service and one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and the U.S. Securities and Exchange Commission declaring the effectiveness of the registration statement of which this information statement forms a part.

Basis of Presentation

These Condensed Combined Financial Statements of the Company were prepared in connection with the expected separation and have been derived from the Consolidated Financial Statements and accounting records of Parent as if it were operated on a standalone basis and were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Condensed Combined Statements of Earnings and Comprehensive Income of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The Condensed Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has not been assigned to the

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Company for any of the periods presented because those cash balances are not directly attributable to the Company. The Company reflects transfers of cash to and from Parent’s cash management system as a component of Parent company investment on the Condensed Combined Balance Sheets. Parent’s long-term debt has not been attributed to the Company for any of the periods presented because Parent’s borrowings are not the legal obligation of the Company.

Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. The Company’s employees participate in those programs and a portion of the cost of those plans is included in the Company’s Condensed Combined Financial Statements. However, the Company’s Condensed Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan only includes active, retired and other former Company employees or any equity related to stock-based compensation plans. See Note 4 and Note 5 for a further description of the accounting for benefit plans and stock-based compensation plans, respectively.

In the opinion of management, the accompanying unaudited Condensed Combined Financial Statements of the Company contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position as of April 30, 2015 and October 31, 2014 and its results of operations and cash flows for the six months ended April 30, 2015 and 2014.

The results of operations and cash flows for the six months ended April 30, 2015 are not necessarily indicative of the results to be expected for the full year.

Principles of Combination

The Condensed Combined Financial Statements include the Company’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of the Company have been eliminated.

Intercompany transactions between the Company and Parent are considered to be effectively settled in the Condensed Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows within financing activities and in the Condensed Combined Balance Sheets within Parent company investment. Parent company investment in the Condensed Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from the Parent and the Company’s accumulated earnings.

The Company accounts for investments in companies over which it has the ability to exercise significant influence but does not hold a controlling interest under the equity method, and the Company records its proportionate share of income or losses in Interest and other, net in the Condensed Combined Statements of Earnings.

Non-controlling interests are presented as a separate component within Equity in the Condensed Combined Balance Sheets. Net earnings attributable to the non-controlling interests are recorded within Interest and other, net in the Condensed Combined Statements of Earnings and are not presented separately as they were not material for any period presented.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s Condensed Combined Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) amended the existing accounting standards for intangible assets. The amendments provide explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The Company is required to adopt the guidance in the first quarter of fiscal 2017; however early adoption is permitted as is retrospective application. The Company is currently evaluating the impact of these amendments on its Condensed Combined Financial Statements.

In April 2015, the FASB amended the existing accounting standards for imputation of interest. The amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by these amendments. The Company is required to adopt the guidance in the first quarter of fiscal 2017. Early adoption is permitted. The amendments should be applied retrospectively with the adjusted balance sheet of each individual period presented, in order to reflect the period-specific effects of applying the new guidance. The Company is currently evaluating the timing, transition method and the impact of these amendments on its Condensed Combined Financial Statements.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is required to adopt the amendments in the first quarter of fiscal 2018. Early adoption is not permitted. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of these amendments and the transition alternatives on its Condensed Combined Financial Statements.

In April 2014, the FASB issued guidance which changes the criteria for identifying a discontinued operation. The guidance limits the definition of a discontinued operation to the disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The Company is required to adopt the guidance in the first quarter of fiscal 2016, with early adoption permitted for transactions that have not been reported in financial statements previously issued.

In July 2013, the FASB issued a new accounting standard requiring the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Combined Balance Sheets when a

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The Company adopted the new standard in the first quarter of fiscal 2015 on a prospective basis. The adoption of this new standard did not have a material effect on the Company’s Condensed Combined Financial Statements.

Note 2: Segment Information

The Company is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional IT while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our customers range from SMBs to large global enterprises.

The Company’s operations are organized into five segments for financial reporting purposes: the Enterprise Group (“EG”), Enterprise Services (“ES”), Software, Financial Services (“FS”) and Corporate Investments. The Company’s organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations, which include, but are not limited to, customer base and homogeneity of products and technology. The segments are based on this organizational structure and information reviewed by the Company’s management to evaluate segment results.

A summary description of each segment follows.

The Enterprise Group provides servers, storage, networking and technology services that, when combined with the Company’s cloud solutions, enable customers to manage applications across public cloud, virtual private cloud, private cloud and traditional IT environments. Described below are the Company’s business units and capabilities within EG.

•	Industry Standard Servers offers a range of products from entry-level servers through premium ProLiant servers, which run primarily Windows, Linux and virtualization platforms from software providers such as Microsoft Corporation and VMware, Inc. and open sourced software from other major vendors while leveraging x86 processors from Intel Corporation and Advanced Micro Devices.

•	Business Critical Systems offers HP Integrity servers based on the Intel® Itanium® processor, HP Integrity NonStop solutions and mission-critical x86 ProLiant servers.

•	Storage offers traditional storage and Converged Storage solutions. Traditional storage includes tape, storage networking and legacy external disk products such as EVA and XP. Converged Storage solutions include 3PAR StoreServ, StoreOnce and StoreVirtual products.

•	Networking offers switches, routers, wireless local area network and network management products that span the data center, campus and branch environments and deliver software-defined networking and unified communications capabilities.

•	Technology Services provides support services and technology consulting optimizing EG’s hardware platforms, and focuses on cloud, mobility and big data. These services are available in the form of service contracts, pre-packaged offerings or on a customized basis.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Enterprise Services provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains. ES is comprised of the Infrastructure Technology Outsourcing and Application and Business Services business units.

•	Infrastructure Technology Outsourcing delivers comprehensive services that encompass the management of data centers, IT security, cloud computing, workplace technology, networks, unified communications and enterprise service management.

•	Application and Business Services helps clients develop, revitalize and manage their applications and information assets.

Software provides big data analytics and applications, enterprise security, application delivery management and IT operations management for businesses and other enterprises of all sizes. These software offerings include licenses, support, professional services and software-as-a-service (“SaaS”).

Financial Services provides flexible investment solutions, such as leasing, financing, utility programs and asset management services for customers to enable the creation of unique technology deployment models and acquire complete IT solutions, including hardware, software and services from the Company and others. Providing flexible services and capabilities that support the entire IT lifecycle, FS partners with customers globally to help build investment strategies that enhance their business agility and support their business transformation. FS offers a wide selection of investment solution capabilities for large enterprise customers and channel partners, along with an array of financial options to SMBs and educational and governmental entities.

Corporate Investments includes Hewlett Packard Enterprise Labs and certain business incubation projects among others.

Segment Policy

The Company derives the results of the business segments directly from its internal management reporting system. The accounting policies the Company uses to derive segment results are substantially the same as those Parent uses. Management measures the performance of each segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to allocate resources to, each of the segments.

Segment revenue includes revenues from sales to external customers and intersegment revenues that reflect transactions between the segments on an arm’s-length basis. Intersegment revenues primarily consist of sales of hardware and software that are sourced internally and, in the majority of the cases, are financed as operating leases by FS. The Company’s combined net revenue is derived and reported after the elimination of intersegment revenues from such arrangements.

The Company periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries in different tax jurisdictions. When the local tax treatment of the intercompany licensing arrangements differs from U.S. GAAP treatment, deferred taxes are recognized. In the first quarter of fiscal 2015, the Company executed an intercompany advanced royalty payment arrangement resulting in advanced payments of $4.7 billion, while during fiscal 2014, the Company executed a

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

multi-year intercompany licensing arrangement and an intercompany advanced royalty payment arrangement which resulted in combined advanced payments of $7.8 billion, the result of which was the recognition of net U.S. long-term deferred tax assets of $1.4 billion and $1.1 billion in the respective periods. In these transactions, the payments were received in the U.S. from a foreign consolidated affiliate, with a deferral of intercompany revenues over the term of the arrangements, approximately 5 years and 15 years, respectively. Intercompany royalty revenue and the amortization expense related to the licensing rights are eliminated in combination.

Financing interest in the Condensed Combined Statements of Earnings reflects interest expense on borrowing- and funding-related activity associated with FS and its subsidiaries, and debt issued by Parent for which a portion of the proceeds benefited FS. Such Parent debt, consisting of long-term notes, has not been attributed to the Company for any periods presented because Parent’s borrowings are not the legal obligation of the Company.

The Company does not allocate to its segments certain operating expenses, which it manages at the corporate level. These unallocated costs include certain corporate governance costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related charges and separation costs.

There have been no material changes to the total assets of the Company’s individual segments since October 31, 2014.

Segment Operating Results

	Enterprise Group	Enterprise Services	Software	Financial Services	Corporate Investments	Total
	In millions
Six months ended April 30, 2015
Net revenue	$13,009	$9,400	$1,631	$1,557	$5	$25,602
Intersegment net revenue and other	533	410	131	51	—	1,125

Total segment net revenue	$13,542	$9,810	$1,762	$1,608	$5	$26,727

Earnings (loss) from operations	$2,041	$322	$316	$175	$(259)	$2,595

Six months ended April 30, 2014
Net revenue	$13,181	$10,728	$1,739	$1,694	$4	$27,346
Intersegment net revenue and other	417	569	148	43	—	1,177

Total segment net revenue	$13,598	$11,297	$1,887	$1,737	$4	$28,523

Earnings (loss) from operations	$1,949	$207	$332	$200	$(185)	$2,503

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The reconciliation of segment operating results to the Company’s combined results was as follows:

	Six months ended April 30
	2015	2014
	In millions
Net Revenue:
Total segments	$26,727	$28,523
Elimination of intersegment net revenue and other	(1,125)	(1,177)

Total combined net revenue	$25,602	$27,346

Earnings before taxes:
Total segment earnings from operations	$2,595	$2,503
Corporate and unallocated costs and eliminations	(186)	(258)
Stock-based compensation expense	(236)	(232)
Amortization of intangible assets	(407)	(494)
Restructuring charges	(380)	(359)
Acquisition-related charges	(23)	(5)
Separation costs	(203)	—
Interest and other, net	(48)	(47)

Total combined earnings before taxes	$1,112	$1,108

Net revenue by segment and business unit was as follows:

	Six months ended April 30
	2015	2014
	In millions
Industry Standard Servers	$6,524	$6,005
Technology Services	3,920	4,206
Storage	1,577	1,641
Networking	1,118	1,288
Business Critical Systems	403	458

Enterprise Group	13,542	13,598

Infrastructure Technology Outsourcing	6,003	7,097
Application and Business Services	3,807	4,200

Enterprise Services	9,810	11,297

Software	1,762	1,887
Financial Services	1,608	1,737
Corporate Investments	5	4

Total segment net revenue	26,727	28,523

Eliminations of intersegment net revenue and other	(1,125)	(1,177)

Total combined net revenue	$25,602	$27,346

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 3: Restructuring

Summary of Restructuring Plans

Restructuring charges of $380 million have been recorded by the Company during the six months ended April 30, 2015, based on restructuring activities impacting the Company’s employees and infrastructure as well as an allocation of restructuring charges related to Parent’s corporate and shared functional employees and infrastructure. Restructuring activities related to the Company’s employees and infrastructure (“Direct restructuring”) during the six months ended April 30, 2015 summarized by plan were as presented in the table below. Allocated restructuring charges related to Parent’s corporate and shared functional employees and infrastructure were immaterial during the six months ended April 30, 2015.

		Six months ended April 30, 2015				As of April 30, 2015
	Balance October 31, 2014	Charges	Cash Payments	Other Adjustments and Non- Cash Settlements	Balance April 30, 2015	Total Costs Incurred to Date	Total Expected Costs to Be Incurred
	In millions
Fiscal 2012 Plan
Severance and EER	$737	$350	$(491)	$(48)	$548	$3,701	$3,918
Infrastructure and other	91	36	(69)	(4)	54	507	530

Total 2012 Plan	828	386	(560)	(52)	602	4,208	4,448
Other Plans:
Severance	8	—	—	(1)	7	2,001	2,001
Infrastructure	53	(6)	(9)	(1)	37	1,132	1,132

Total Other Plans	61	(6)	(9)	(2)	44	3,133	3,133

Total restructuring plans	$889	$380	$(569)	$(54)	$646	$7,341	$7,581

Reflected in Condensed Combined Balance Sheets:
Accrued restructuring	$711				$531

Other liabilities	$178				$115

Fiscal 2012 Restructuring Plan

On May 23, 2012, Parent adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. The Company estimates that it will eliminate approximately 42,100 positions in connection with Direct restructuring under the 2012 Plan through fiscal 2015, with a portion of those employees exiting the Company as part of voluntary enhanced early retirement (“EER”) programs in the United States and in certain other countries. As of October 31, 2014, the Company estimated that it would recognize approximately $4.4 billion in aggregate Direct restructuring charges in connection with the 2012 Plan. The Company expects approximately $3.9 billion to relate to workforce reductions, including the EER programs, and approximately $530 million to relate to infrastructure, including data center and real estate consolidation, and other items. As of April 30, 2015, the

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Company had recorded $4.2 billion in aggregate Direct restructuring charges of which $3.7 billion related to workforce reductions and $507 million related to infrastructure. The Company expects to record the remaining charges through the end of fiscal 2015 as the accounting recognition criteria are met. As of April 30, 2015, the Company had eliminated approximately 35,750 positions in connection with Direct restructuring for which a severance payment has been or will be made as part of the 2012 Plan. Severance- and infrastructure-related cash payments associated with the 2012 Plan are expected to be paid out through fiscal 2021.

Other Plans

Restructuring plans initiated by Parent in fiscal 2008 and 2010 were substantially completed as of April 30, 2015. Severance- and infrastructure-related cash payments associated with the other plans are expected to be paid out through fiscal 2019.

Note 4: Retirement and Post-Retirement Benefit Plans

Defined Benefit Plans

Parent provides various defined benefit, other contributory and noncontributory retirement and post-retirement plans to eligible Company employees and retirees. Plans whose participants include both Company employees and other employees of Parent (“Shared” plans) are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Company’s Condensed Combined Balance Sheets. The related benefit plan expense has been allocated to the Company based on the Company’s labor costs and allocations of corporate and other shared functional personnel. Parent contributions to these Shared plans were $446 million and $170 million for the six months ended April 30, 2015 and 2014, respectively.

As of October 31, 2014, these Shared plans were approximately 90% funded.

Certain benefit plans in the Company’s operations include only active, retired and other former Company employees (“Direct” plans) and are accounted for as single employer benefit plans. Accordingly, the net benefit plan obligations and the related benefit plan expense of those plans have been recorded in the Company’s Condensed Combined Financial Statements. The most significant of these Direct plans are located in the United Kingdom, Germany, Canada, and the United States.

Pension Benefit Expense

The Company recognized total net pension benefit cost in the Condensed Combined Statements of Earnings of $61 million and $67 million for the six months ended April 30, 2015 and 2014, respectively.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The Company’s net pension benefit cost recognized in the Condensed Combined Statements of Earnings for Direct plans was as follows:

	Six months ended April 30
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	2015	2014	2015	2014
	In millions
Service cost	$—	$—	$36	$40
Interest cost	8	8	128	149
Expected return on plan assets	—	—	(197)	(192)
Amortization and deferrals:
Actuarial loss	1	1	69	40
Prior service benefit	—	—	—	(1)

Net periodic benefit cost	9	9	36	36
Settlement loss	—	—	1	1
Special termination benefits	—	—	6	22

Net benefit cost	$9	$9	$43	$59

Employer Contributions and Funding Policy

The Company’s policy is to fund its Direct plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities.

As of April 30, 2015, the Company lowered its initial estimates related to expected contributions in fiscal 2015 by $13 million due to favorable foreign exchange rates and a change in the estimated local funding requirements. The Company now expects its fiscal 2015 contributions to be approximately $116 million to its Direct non-U.S. pension plans and approximately $20 million to cover benefit payments to its Direct U.S. non-qualified plan participants.

During the six months ended April 30, 2015, the Company contributed $29 million to its Direct non-U.S. pension plans and paid $10 million to cover benefit payments to its Direct U.S. non-qualified plan participants. During the remainder of fiscal 2015, the Company anticipates making additional contributions of approximately $87 million to its Direct non-U.S. pension plans and approximately $10 million to its Direct U.S. non-qualified plan participants.

The Company’s pension benefit costs and obligations depend on various assumptions. Differences between expected and actual returns on investments and changes in discount rates and other actuarial assumptions are reflected as unrecognized gains or losses, and such gains or losses are amortized to earnings in future periods. A deterioration in the funded status of a plan could result in a need for additional company contributions or an increase in net pension benefit costs in future periods. Actuarial gains or losses are determined at the measurement date and amortized over the remaining service life for active plans or the life expectancy of plan participants for frozen plans.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Post-Retirement Benefit Plans

The Company recognized post-retirement benefit credits in the Condensed Combined Statements of Earnings of $9 million and $31 million for the six months ended April 30, 2015 and 2014, respectively.

Note 5: Stock-Based Compensation

Certain of the Company’s employees participate in stock-based compensation plans sponsored by Parent. Parent’s stock-based compensation plans include incentive compensation plans and an employee stock purchase plan. All awards granted under the plans are based on Parent’s common shares and, as such, are reflected in Parent’s Consolidated Statements of Stockholders’ Equity and not in the Company’s Condensed Combined Statements of Equity. Stock-based compensation expense includes expense attributable to the Company based on the awards and terms previously granted to the Company’s employees and an allocation of Parent’s corporate and shared functional employee expenses.

Stock-based compensation expense and the resulting tax benefits recognized by the Company were as follows:

	Six months ended April 30
	2015	2014
	In millions
Stock-based compensation expense	$236	$232
Income tax benefit	(78)	(77)

Stock-based compensation expense, net of tax	$158	$155

Stock-based compensation expense includes an allocation of Parent’s corporate and shared functional employee expenses of $63 million and $62 million for the six months ended April 30, 2015 and 2014, respectively.

Restricted Stock Awards

Restricted stock awards are non-vested stock awards that may include grants of restricted stock or restricted stock units. For the six months ended April 30, 2015, Parent granted only restricted stock units.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

A summary of restricted stock awards activity for Company employees is as follows:

	Six months ended April 30, 2015
	Shares	Weighted- Average Grant Date Fair Value Per Share
	In thousands
Outstanding at beginning of period	24,496	$24
Granted	9,695	$37
Vested	(9,367)	$24
Forfeited	(673)	$29

Outstanding at end of period	24,151	$29

As of April 30, 2015, total unrecognized pre-tax stock-based compensation expense related to non-vested restricted stock awards to Company employees was $455 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.5 years.

Stock Options

Parent utilizes the Black-Scholes-Merton option-pricing formula to estimate the fair value of stock options subject to service-based vesting conditions. Parent estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and Parent’s assumptions used to measure fair value were as follows:

	Six months ended April 30
	2015	2014
Weighted-average fair value(1)	$8	$7
Expected volatility(2)	26.3%	33.5%
Risk-free interest rate(3)	1.7%	1.8%
Expected dividend yield(4)	1.7%	2.2%
Expected term in years(5)	5.8	5.7

(1)	The weighted-average fair value was based on stock options granted during the period.
(2)	For all awards granted in fiscal 2015, expected volatility was estimated using the implied volatility derived from options traded on Parent’s common stock. For awards granted in fiscal 2014, expected volatility for awards subject to service-based vesting was estimated using the implied volatility derived from options traded on Parent’s common stock, whereas for performance-contingent awards, expected volatility was estimated using the historical volatility of Parent’s common stock.
(3)	The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.
(4)	The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the award.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

(5)	For awards subject to service-based vesting, the expected term was estimated using historical exercise and post-vesting termination patterns; and for performance-contingent awards, the expected term represents an output from the lattice model.

A summary of stock option activity for Company employees is as follows:

	Six months ended April 30, 2015
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	In thousands		In years	In millions
Outstanding at beginning of period	24,472	$27
Granted and assumed through acquisition	3,098	$37
Exercised	(3,738)	$19
Forfeited/cancelled/expired	(6,120)	$41

Outstanding at end of period	17,712	$25	5.5	$166

Vested and expected to vest at end of period	16,591	$25	5.5	$157

Exercisable at end of period	8,394	$23	4.3	$95

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that Company employee option holders would have realized had all Company employee option holders exercised their options on April 30, 2015. The aggregate intrinsic value is the difference between Parent’s closing stock price on April 30, 2015 and the exercise price, multiplied by the number of in-the-money options. Total intrinsic value of options exercised by Company employees for the six months ended April 30, 2015 was $107 million.

As of April 30, 2015, total unrecognized pre-tax, stock-based compensation expense related to stock options for Company employees was $34 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.9 years.

Note 6: Taxes on Earnings

The Company’s income tax expense and deferred tax balances have been calculated on a separate return basis as if the Company filed its own tax returns, although its operations have been included in Parent’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented.

Provision for Taxes

The Company’s effective tax rate was 23.4% and 21.8% for the six months ended April 30, 2015 and 2014, respectively. The Company’s effective tax rate generally differs from the U.S. federal statutory rate of 35% due

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

to favorable tax rates associated with certain earnings from the Company’s operations in lower-tax jurisdictions throughout the world. The Company has not provided U.S. taxes for all foreign earnings because the Company plans to reinvest some of those earnings indefinitely outside the U.S.

For the six months ended April 30, 2015, the Company recorded $113 million of net tax benefits related to discrete items. These amounts included a tax benefit of $26 million arising from the retroactive research and development credit provided by the Tax Increase Prevention Act of 2014 signed into law in December 2014, a tax benefit of $68 million on separation costs and a tax benefit of $43 million on restructuring charges. These tax benefits were partially offset by various tax charges of $24 million.

For the six months ended April 30, 2014, the Company recorded $23 million of net tax benefits related to discrete items. These amounts included $37 million of tax benefits on restructuring charges, partially offset by $14 million of various tax charges.

Uncertain Tax Positions

The Company is subject to income tax in the U.S. and approximately 105 other countries and is subject to routine corporate income tax audits in many of these jurisdictions. In addition, Parent is subject to numerous ongoing audits by federal, state and foreign tax authorities. The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

As of April 30, 2015, the amount of unrecognized tax benefits was $2.2 billion, of which up to $1.7 billion would affect the Company’s effective tax rate if realized. The Company recognizes interest income from favorable settlements and interest expense and penalties accrued on unrecognized tax benefits in Provision for taxes in the Condensed Combined Statements of Earnings. As of April 30, 2015, the Company had accrued $147 million for interest and penalties.

Parent engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. Parent does not expect complete resolution of any U.S. Internal Revenue Service (“IRS”) audit cycle within the next 12 months. However, it is reasonably possible that certain federal, foreign and state tax issues may be concluded in the next 12 months, including issues involving transfer pricing and other matters. Accordingly, the Company believes it is reasonably possible that its existing unrecognized tax benefits may be reduced by an amount up to $0.7 billion within the next 12 months.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Deferred Tax Assets and Liabilities

Current and long-term deferred tax assets and liabilities are presented in the Condensed Combined Balance Sheets as follows:

	April 30, 2015	October 31, 2014
	In millions
Current deferred tax assets	$1,812	$1,522
Current deferred tax liabilities	(174)	(174)
Long-term deferred tax assets	1,404	744
Long-term deferred tax liabilities	(568)	(568)

Net deferred tax assets net of deferred tax liabilities	$2,474	$1,524

The Company periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries in different tax jurisdictions. When the local tax treatment of the intercompany licensing arrangements differs from U.S. GAAP treatment, deferred taxes are recognized. In the first quarter of fiscal 2015, the Company executed an intercompany advanced royalty payment arrangement resulting in advanced payments of $4.7 billion, while during fiscal 2014, the Company executed a multi-year intercompany licensing arrangement and an intercompany advanced royalty payment arrangement which resulted in combined advanced payments of $7.8 billion, the result of which was the recognition of net U.S. long-term deferred tax assets of $1.4 billion and $1.1 billion in the respective periods. In these transactions, the payments were received in the U.S. from a foreign consolidated affiliate, with a deferral of intercompany revenues over the term of the arrangements, approximately 5 years and 15 years, respectively. Intercompany royalty revenue and the amortization expense related to the licensing rights are eliminated in combination.

Separation costs are expenses associated with Parent’s plan to separate into two independent publicly traded companies. These costs include finance, IT, consulting and legal fees, real estate, and other items that are incremental and one-time in nature. The Company is recording a deferred tax asset on these costs and expenses as they are incurred through fiscal 2015. The Company expects a portion of these deferred tax assets will be eliminated, as non-deductible expenses, at the time the separation is executed. Furthermore, in future periods the Company expects to record adjustments to certain deferred tax assets reflecting the impact of separation related activities. The Company’s results of operations could be materially affected in any particular period by the impact of these matters.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 7: Balance Sheet Details

Balance sheet details were as follows:

Accounts Receivable, Net

	As of
	April 30, 2015	October 31, 2014
	In millions
Accounts receivable	$8,048	$8,549
Allowance for doubtful accounts	(113)	(126)

	$7,935	$8,423

The allowance for doubtful accounts related to accounts receivable and changes therein were as follows:

Six months ended April 30, 2015
In millions
Balance at beginning of period	$126
Provision for doubtful accounts, net of recoveries	10
Deductions	(23)

Balance at end of period	$113

The Company participates in Parent’s revolving short-term financing arrangements intended to facilitate the working capital requirements of certain customers. The recourse obligations associated with these short-term financing arrangements as of April 30, 2015 and October 31, 2014 were not material.

The Company’s activity related to Parent’s revolving short-term financing arrangements was as follows:

Six months ended April 30, 2015
In millions
Balance at beginning of period(1)	$188
Trade receivables sold	2,450
Cash receipts	(2,490)
Foreign currency and other	(14)

Balance at end of period(1)	$134

(1)	Beginning and ending balance represents amounts for trade receivables sold but not yet collected.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Inventory

	As of
	April 30, 2015	October 31, 2014
	In millions
Finished goods	$1,363	$1,287
Purchased parts and fabricated assemblies	683	597

	$2,046	$1,884

Property, Plant and Equipment

	As of
	April 30, 2015	October 31, 2014
	In millions
Land	$446	$448
Buildings and leasehold improvements	4,515	4,322
Machinery and equipment, including equipment held for lease	11,983	12,190

	16,944	16,960
Accumulated depreciation	(8,567)	(8,440)

	$8,377	$8,520

For the six months ended April 30, 2015, the change in gross property, plant and equipment as compared to the prior-year period was due primarily to purchases of $1.6 billion, which were partially offset by sales and retirements totaling $1.2 billion and unfavorable currency and other impacts of $0.4 billion. Accumulated depreciation associated with assets sold or retired was $1.0 billion.

Note 8: Financing Receivables and Operating Leases

Financing receivables represent sales-type and direct-financing leases of Company and third-party products. These receivables typically have terms ranging from two to five years and are usually collateralized by a security interest in the underlying assets. Financing receivables also include billed receivables from operating leases.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The components of financing receivables were as follows:

	As of
	April 30, 2015	October 31, 2014
	In millions
Minimum lease payments receivable	$6,693	$7,011
Unguaranteed residual value	226	235
Unearned income	(495)	(528)

Financing receivables, gross	6,424	6,718
Allowance for doubtful accounts	(104)	(111)

Financing receivables, net	6,320	6,607
Less: current portion(1)	(2,842)	(2,974)

Amounts due after one year, net(1)	$3,478	$3,633

(1)	The Company includes the current portion in Financing receivables and amounts due after one year, net in Long-term financing receivables and other assets in the accompanying Condensed Combined Balance Sheets.

Credit Quality Indicators

Due to the homogenous nature of its leasing transactions, the Company manages its financing receivables on an aggregate basis when assessing and monitoring credit risk. Credit risk is generally diversified due to the large number of entities comprising the Company’s customer base and their dispersion across many different industries and geographic regions. The Company evaluates the credit quality of an obligor at lease inception and monitors that credit quality over the term of a transaction. The Company assigns risk ratings to each lease based on the creditworthiness of the obligor and other variables that augment or mitigate the inherent credit risk of a particular transaction. Such variables include the underlying value and liquidity of the collateral, the essential use of the equipment, the term of the lease, and the inclusion of credit enhancements, such as guarantees, letters of credit or security deposits.

The credit risk profile of gross financing receivables, based on internally assigned ratings, was as follows:

	As of
	April 30, 2015	October 31, 2014
	In millions
Risk Rating:
Low	$3,328	$3,561
Moderate	3,007	3,044
High	89	113

Total	$6,424	$6,718

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Accounts rated low risk typically have the equivalent of a Standard & Poor’s rating of BBB- or higher, while accounts rated moderate risk generally have the equivalent of BB+ or lower. The Company classifies accounts as high risk when it considers the financing receivable to be impaired or when management believes there is a significant near-term risk of impairment.

Allowance for Doubtful Accounts

The allowance for doubtful accounts for financing receivables is comprised of a general reserve and a specific reserve. The Company maintains general reserve percentages on a regional basis and bases such percentages on several factors, including consideration of historical credit losses and portfolio delinquencies, trends in the overall weighted-average risk rating of the portfolio, current economic conditions and information derived from competitive benchmarking. The Company excludes accounts evaluated as part of the specific reserve from the general reserve analysis. The Company establishes a specific reserve for financing receivables with identified exposures, such as customer defaults, bankruptcy or other events, that make it unlikely the Company will recover its investment. For individually evaluated receivables, the Company determines the expected cash flow for the receivable, which includes consideration of estimated proceeds from disposition of the collateral, and calculates an estimate of the potential loss and the probability of loss. For those accounts where a loss is considered probable, the Company records a specific reserve. The Company generally writes off a receivable or records a specific reserve when a receivable becomes 180 days past due, or sooner if the Company determines that the receivable is not collectible.

The allowance for doubtful accounts related to financing receivables and changes therein were as follows:

Six months ended April 30, 2015
In millions
Balance at beginning of period	$111
Provision for doubtful accounts	7
Deductions	(14)

Balance at end of period	$104

The gross financing receivables and related allowance evaluated for loss were as follows:

	As of
	April 30, 2015	October 31, 2014
	In millions
Gross financing receivables collectively evaluated for loss	$6,199	$6,426
Gross financing receivables individually evaluated for loss	225	292

Total	$6,424	$6,718

Allowance for financing receivables collectively evaluated for loss	$80	$92
Allowance for financing receivables individually evaluated for loss	24	19

Total	$104	$111

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Non-Accrual and Past-Due Financing Receivables

The Company considers a financing receivable to be past due when the minimum payment is not received by the contractually specified due date. The Company generally places financing receivables on non-accrual status, which is suspension of interest accrual, and considers such receivables to be non-performing at the earlier of the time at which full payment of principal and interest becomes doubtful or the receivable becomes 90 days past due. Subsequently, the Company may recognize revenue on non-accrual financing receivables as payments are received, which is on a cash basis, if the Company deems the recorded financing receivable to be fully collectible; however, if there is doubt regarding the ultimate collectability of the recorded financing receivable, all cash receipts are applied to the carrying amount of the financing receivable, which is the cost recovery method. In certain circumstances, such as when the Company deems a delinquency to be of an administrative nature, financing receivables may accrue interest after becoming 90 days past due. The non-accrual status of a financing receivable may not impact a customer’s risk rating. After all of a customer’s delinquent principal and interest balances are settled, the Company may return the related financing receivable to accrual status.

The following table summarizes the aging and non-accrual status of gross financing receivables:

	As of
	April 30, 2015	October 31, 2014
	In millions
Billed(1):
Current 1-30 days	$339	$272
Past due 31-60 days	33	46
Past due 61-90 days	25	12
Past due >90 days	51	49
Unbilled sales-type and direct-financing lease receivables	5,976	6,339

Total gross financing receivables	$6,424	$6,718

Gross financing receivables on non-accrual status(2)	$113	$130

Gross financing receivables 90 days past due and still accruing interest(2)	$112	$162

(1)	Includes billed operating lease receivables and billed sales-type and direct-financing lease receivables.
(2)	Includes billed operating lease receivables and billed and unbilled sales-type and direct-financing lease receivables.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Operating Leases

Operating lease assets included in machinery and equipment in the Condensed Combined Balance Sheets were as follows:

	As of
	April 30, 2015	October 31, 2014
	In millions
Equipment leased to customers	$4,354	$4,333
Accumulated depreciation	(1,544)	(1,541)

	$2,810	$2,792

Note 9: Acquisitions, Goodwill and Intangible Assets

Acquisitions

During the first six months of fiscal 2015, the Company completed two acquisitions with a combined purchase price of $162 million, of which $98 million was recorded as goodwill and $50 million was recorded as intangible assets related to these acquisitions.

Goodwill

Goodwill and related changes in the carrying amount by reportable segment were as follows:

	Six months ended April 30, 2015
	Enterprise Group	Enterprise Services(2)	Software	Financial Services	Total
	In millions
Balance at beginning of period(1)	$16,867	$97	$8,852	$144	$25,960
Goodwill acquired during the period	—	—	98	—	98
Goodwill adjustments	(16)	(3)	—	—	(19)

Balance at end of period(1)	$16,851	$94	$8,950	$144	$26,039

(1)	Goodwill at April 30, 2015 and October 31, 2014 is net of accumulated impairment losses of $13.7 billion. Of that amount, $8.0 billion relates to the ES segment and the remaining $5.7 billion relates to Software.
(2)	Goodwill relates to the MphasiS Limited reporting unit.

Goodwill is tested for impairment at the reporting unit level. The Company will continue to evaluate the recoverability of goodwill on an annual basis as of the beginning of its fourth fiscal quarter and whenever events or changes in circumstances indicate there may be a potential impairment.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Intangible Assets

Intangible assets were comprised of:

	As of April 30, 2015				As of October 31, 2014
	Gross	Accumulated Amortization	Accumulated Impairment Loss	Net	Gross	Accumulated Amortization	Accumulated Impairment Loss	Net
	In millions
Customer contracts, customer lists and distribution agreements	$5,267	$(3,458)	$(856)	$953	$5,273	$(3,213)	$(856)	$1,204
Developed and core technology and patents	4,262	(1,408)	(2,138)	716	4,241	(1,278)	(2,138)	825
Trade name and trademarks	269	(136)	(109)	24	272	(135)	(109)	28

Total intangible assets	$9,798	$(5,002)	$(3,103)	$1,693	$9,786	$(4,626)	$(3,103)	$2,057

During the six months ended April 30, 2015, $28 million of intangible assets became fully amortized and have been eliminated from gross intangible assets and accumulated amortization.

As of April 30, 2015, estimated future amortization expense related to the Company’s finite-lived intangible assets were as follows:

Fiscal year	In millions
2015 (remaining 6 months)	$399
2016	663
2017	254
2018	154
2019	115
2020	102
Thereafter	6

Total	$1,693

Note 10: Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

The Company uses valuation techniques that are based upon observable and unobservable inputs. Observable inputs are developed using market data such as publicly available information and reflect the assumptions market participants would use, while unobservable inputs are developed using the best information available about the assumptions market participants would use. Assets and liabilities are classified in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3—Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

	As of April 30, 2015				As of October 31, 2014
	Fair Value Measured Using				Fair Value Measured Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Assets
Cash Equivalents and Investments:
Time deposits	$—	$1,350	$—	$1,350	$—	$1,130	$—	$1,130
Money market funds	778	—	—	778	691	—	—	691
Mutual funds	—	252	—	252	—	244	—	244
Marketable equity securities	49	8	—	57	8	—	—	8
Foreign bonds	7	259	—	266	7	245	—	252
Other debt securities	—	—	9	9	—	—	10	10
Derivatives:
Foreign currency contracts	—	710	—	710	—	442	—	442
Other derivatives	—	1	—	1	—	3	—	3

Total assets	$834	$2,580	$9	$3,423	$706	$2,064	$10	$2,780

Liabilities
Derivatives:
Foreign currency contracts	$—	$166	$—	$166	$—	$75	$—	$75
Other derivatives	—	1	—	1	—	—	—	—

Total liabilities	$—	$167	$—	$167	$—	$75	$—	$75

During the six months ended April 30, 2015, the Company transferred $41 million of marketable equity securities from Level 2 to Level 1 within the fair value hierarchy as a result of a change in the market activity of the underlying investment. The remaining transfers between levels within the fair value hierarchy were not material.

Valuation Techniques

Cash Equivalents and Investments: The Company holds time deposits, money market funds, mutual funds, other debt securities primarily consisting of corporate and foreign government notes and bonds, and common

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

stock and equivalents. The Company values cash equivalents and equity investments using quoted market prices, alternative pricing sources, including net asset value, or models utilizing market observable inputs. The fair value of debt investments was based on quoted market prices or model-driven valuations using inputs primarily derived from or corroborated by observable market data, and, in certain instances, valuation models that utilize assumptions which cannot be corroborated with observable market data.

Derivative Instruments: The Company uses forward contracts, interest rate and total return swaps and, at times, option contracts to hedge certain foreign currency and interest rate exposures. The Company uses industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, the Company and counterparty credit risk, foreign exchange rates, and forward and spot prices for currencies and interest rates. See Note 11 for a further discussion of the Company’s use of derivative instruments.

Other Fair Value Disclosures

Short- and Long-Term Debt: The Company estimates the fair value of its debt primarily using an expected present value technique, which is based on observable market inputs using interest rates currently available to companies of similar credit standing to Parent for similar terms and remaining maturities, and considering Parent’s credit risk. The estimated fair value of the Company’s short- and long-term debt was $1.5 billion at April 30, 2015, compared to its carrying amount of $1.4 billion at that date. The estimated fair value of the Company’s short- and long-term debt was $1.4 billion at October 31, 2014, which approximated its carrying amount at that date. If measured at fair value in the Condensed Combined Balance Sheets, short- and long-term debt would be classified in Level 2 of the fair value hierarchy.

Other Financial Instruments: For the balance of the Company’s financial instruments, primarily accounts receivable, accounts payable and financial liabilities included in other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. If measured at fair value in the Condensed Combined Balance Sheets, these other financial instruments would be classified in Level 2 or Level 3 of the fair value hierarchy.

Non-Marketable Equity Investments and Non-Financial Assets: The Company’s non-marketable equity investments and non-financial assets, such as intangible assets, goodwill and property, plant and equipment, are recorded at fair value in the period an impairment charge is recognized. If measured at fair value in the Condensed Combined Balance Sheets, these would generally be classified in Level 3 of the fair value hierarchy.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 11: Financial Instruments

Cash Equivalents and Available-for-Sale Investments

Cash equivalents and available-for-sale investments were as follows:

	As of April 30, 2015				As of October 31, 2014
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	In millions
Cash Equivalents:
Time deposits	$1,176	$—	$—	$1,176	$985	$—	$—	$985
Money market funds	778	—	—	778	691	—	—	691
Mutual funds	156	—	—	156	110	—	—	110

Total cash equivalents	2,110	—	—	2,110	1,786	—	—	1,786

Available-for-Sale Investments:
Debt securities:
Time deposits	174	—	—	174	145	—	—	145
Foreign bonds	209	57	—	266	191	61	—	252
Other debt securities	9	—	—	9	10	—	—	10

Total debt securities	392	57	—	449	346	61	—	407

Equity securities:
Mutual funds	96	—	—	96	134	—	—	134
Equity securities in public companies	59	6	(8)	57	5	3	—	8

Total equity securities	155	6	(8)	153	139	3	—	142

Total available-for-sale investments	547	63	(8)	602	485	64	—	549

Total cash equivalents and available-for-sale investments	$2,657	$63	$(8)	$2,712	$2,271	$64	$—	$2,335

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. As of April 30, 2015 and October 31, 2014, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. Time deposits were primarily issued by institutions outside the U.S. as of April 30, 2015 and October 31, 2014. The estimated fair value of the available-for-sale investments may not be representative of values that will be realized in the future.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Contractual maturities of investments in available-for-sale debt securities were as follows:

	As of April 30, 2015
	Amortized Cost	Fair Value
	In millions
Due in one year	$159	$159
Due in one to five years	1	1
Due in more than five years	232	289

	$392	$449

Equity securities in privately held companies include cost basis and equity method investments and are included in Long-term financing receivables and other assets in the Condensed Combined Balance Sheets. These amounted to $22 million and $90 million at April 30, 2015 and October 31, 2014, respectively.

Derivative Instruments

The Company is a global company exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments, primarily forward contracts, interest rate swaps, total return swaps and, at times, option contracts to hedge certain foreign currency, interest rate and, to a lesser extent, equity exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings or protecting the fair value of assets and liabilities. The Company does not have any leveraged derivatives and does not use derivative contracts for speculative purposes. The Company may designate its derivative contracts as fair value hedges, cash flow hedges or hedges of the foreign currency exposure of a net investment in a foreign operation (“net investment hedges”). Additionally, for derivatives not designated as hedging instruments, the Company categorizes those economic hedges as other derivatives. Derivative instruments directly attributable to the Company are recognized at fair value in the Combined Balance Sheets. The change in fair value of the derivative instruments is recognized in the Combined Statements of Earnings dependent upon the type of hedge as further discussed below. The Company classifies cash flows from its derivative programs as operating activities in the Combined Statements of Cash Flows.

As a result of its use of derivative instruments, the Company is exposed to the risk that its counterparties will fail to meet their contractual obligations. To mitigate counterparty credit risk, the Company has a policy of only entering into derivative contracts with carefully selected major financial institutions based on their credit ratings and other factors, and the Company maintains dollar risk limits that correspond to each financial institution’s credit rating and other factors. The Company’s established policies and procedures for mitigating credit risk include reviewing and establishing limits for credit exposure and periodically reassessing the creditworthiness of its counterparties. The Company participates in Parent’s master netting agreements, which further mitigate credit exposure to counterparties by permitting the Company to net amounts due from the Company to counterparty against amounts due to the Company from the same counterparty under certain conditions.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

To further mitigate credit exposure to counterparties, the Company participates in Parent’s collateral security agreements, which allow the Company to hold collateral from, or require the Company to post collateral to, counterparties when aggregate derivative fair values exceed contractually established thresholds which are generally based on the credit ratings of Parent and its counterparties. If Parent’s or the counterparty’s credit rating falls below a specified credit rating, either party has the right to request full collateralization of the derivatives’ net liability position. Collateral is generally posted within two business days. The Company had no derivatives with credit contingent features in a net liability position at April 30, 2015. The fair value of the Company’s derivatives with credit contingent features in a net liability position was $0.2 million at October 31, 2014, all of which were fully collateralized within two business days.

Under the Company’s derivative contracts, the counterparty can terminate all outstanding trades following a covered change of control event affecting Parent that results in the surviving entity being rated below a specified credit rating. This credit contingent provision did not affect the Company’s financial position or cash flows as of April 30, 2015 or October 31, 2014.

Fair Value Hedges

The Company issues long-term debt in U.S. dollars based on market conditions at the time of financing. The Company may enter into fair value hedges, such as interest rate swaps, to reduce the exposure of its debt portfolio to changes in fair value resulting from changes in interest rates by achieving a primarily U.S. dollar LIBOR-based floating interest expense. The swap transactions generally involve principal and interest obligations for U.S. dollar-denominated amounts. Alternatively, the Company may choose not to swap fixed for floating interest payments or may terminate a previously executed swap if it believes a larger proportion of fixed-rate debt would be beneficial. When investing in fixed-rate instruments, the Company may enter into interest rate swaps that convert the fixed interest payments into variable interest payments and may designate these swaps as fair value hedges.

For derivative instruments that are designated and qualify as fair value hedges, the Company recognizes the change in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net in the Condensed Combined Statements of Earnings in the period of change.

There were no fair value hedges outstanding as of April 30, 2015 or October 31, 2014.

Cash Flow Hedges

The Company uses a combination of forward contracts and, at times, option contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted net revenue and, to a lesser extent, cost of sales, operating expenses, and intercompany loans denominated in currencies other than the U.S. dollar. The Company’s foreign currency cash flow hedges mature generally within twelve months; however, forward contracts associated with sales-type and direct-financing leases and intercompany loans extend for the duration of the lease or loan term, which typically range from two to five years.

For derivative instruments that are designated and qualify as cash flow hedges, the Company initially records changes in fair value for the effective portion of the derivative instrument in Accumulated other comprehensive loss as a separate component of equity in the Condensed Combined Balance Sheets and

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. The Company reports the effective portion of its cash flow hedges in the same financial statement line item as changes in the fair value of the hedged item.

Net Investment Hedges

The Company uses forward contracts designated as net investment hedges to hedge net investments in certain foreign subsidiaries whose functional currency is the local currency. The Company records the effective portion of such derivative instruments together with changes in the fair value of the hedged items in Cumulative translation adjustment as a separate component of Equity in the Condensed Combined Balance Sheets.

Other Derivatives

Other derivatives not designated as hedging instruments consist primarily of forward contracts used to hedge foreign currency-denominated balance sheet exposures. The Company also uses total return swaps and, to a lesser extent, interest rate swaps, based on equity or fixed income indices, to hedge its executive deferred compensation plan.

For derivative instruments not designated as hedging instruments, the Company recognizes changes in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net in the Condensed Combined Statements of Earnings in the period of change.

Hedge Effectiveness

For interest rate swaps designated as fair value hedges, the Company measures hedge effectiveness by offsetting the change in fair value of the hedged instrument with the change in fair value of the derivative. For foreign currency options and forward contracts designated as cash flow or net investment hedges, the Company measures hedge effectiveness by comparing the cumulative change in fair value of the hedge contract with the cumulative change in fair value of the hedged item, both of which are based on forward rates. The Company recognizes any ineffective portion of the hedge in the Condensed Combined Statements of Earnings in the same period in which ineffectiveness occurs. Amounts excluded from the assessment of effectiveness are recognized in the Condensed Combined Statements of Earnings in the period they arise.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND

FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Fair Value of Derivative Instruments in the Condensed Combined Balance Sheets

The gross notional and fair value of derivative instruments in the Condensed Combined Balance Sheets was as follows:

	As of April 30, 2015					As of October 31, 2014
		Fair Value					Fair Value
	Outstanding Gross Notional	Other Current Assets	Long-Term Financing Receivables and Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities	Outstanding Gross Notional	Other Current Assets	Long-Term Financing Receivables and Other Assets	Other Accrued Liabilities	Long-Term Other Liabilities
	In millions
Derivatives designated as hedging instruments
Cash flow hedges:
Foreign currency contracts	$8,093	$270	$223	$71	$17	$7,438	$195	$116	$25	$6
Net investment hedges:
Foreign currency contracts	1,883	86	60	25	5	1,952	44	47	10	8

Total derivatives designated as hedging instruments	9,976	356	283	96	22	9,390	239	163	35	14

Derivatives not designated as hedging instruments
Foreign currency contracts	829	12	59	20	28	979	8	32	8	18
Other derivatives	106	1	—	1	—	120	2	1	—	—

Total derivatives not designated as hedging instruments	935	13	59	21	28	1,099	10	33	8	18

Total derivatives	$10,911	$369	$342	$117	$50	$10,489	$249	$196	$43	$32

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Offsetting of Derivative Instruments

The Company recognizes all derivative instruments on a gross basis in the Condensed Combined Balance Sheets. The Company participates in Parent’s master netting arrangements and collateral security arrangements. The Company does not offset the fair value of its derivative instruments against the fair value of cash collateral posted under Parent’s collateral security agreements. As of April 30, 2015 and October 31, 2014, information related to the potential effect of the Company’s use of Parent’s master netting agreements and collateral security agreements was as follows:

	As of April 30, 2015
	In the Condensed Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v)	(vi) = (iii)-(iv)-(v)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
				Derivatives	Financial Collateral
	In millions
Derivative assets	$711	$—	$711	$149	$250	$312
Derivative liabilities	$167	$—	$167	$149	$—	$18

	As of October 31, 2014
	In the Condensed Combined Balance Sheets
	(i)	(ii)	(iii) = (i)-(ii)	(iv)	(v)	(vi) = (iii)-(iv)-(v)
	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
				Derivatives	Financial Collateral
	In millions
Derivative assets	$445	$—	$445	$73	$45	$327
Derivative liabilities	$75	$—	$75	$73	$—	$2

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Effect of Derivative Instruments on the Condensed Combined Statements of Earnings

The pre-tax effect of derivative instruments in cash flow and net investment hedging relationships for the six months ended April 30, 2015 and 2014 were as follows:

	Gain (Loss) Recognized In OCI on Derivatives (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion)
	Six months ended April 30		Location	Six months ended April 30
	2015	2014		2015	2014
	In millions			In millions
Cash flow hedges:
Foreign currency contracts	$137	$(36)	Net revenue	$202	$(26)
Foreign currency contracts	(5)	10	Cost of products	3	—
Foreign currency contracts	(2)	11	Other operating expenses	(5)	(8)
Foreign currency contracts	102	(36)	Interest and other, net	99	(33)

Total cash flow hedges	$232	$(51)		$299	$(67)

Net investment hedges:
Foreign currency contracts	$123	$(1)	Interest and other, net	$—	$—

As of April 30, 2015, no portion of the hedging instruments’ gain or loss was excluded from the assessment of effectiveness for cash flow or net investment hedges. As of April 30, 2014, the portion of the hedging instruments’ gain or loss excluded from the assessment of effectiveness was not material for cash flow or net investment hedges. Hedge ineffectiveness for cash flow and net investment hedges was not material in the six months ended April 30, 2015 and 2014.

As of April 30, 2015, the Company expects to reclassify an estimated net accumulated other comprehensive gain of approximately $18 million, net of taxes, to earnings in the next twelve months along with the earnings effects of the related forecasted transactions associated with cash flow hedges.

The pre-tax effect of derivative instruments not designated as hedging instruments in the Condensed Combined Statements of Earnings for the six months ended April 30, 2015 and 2014 were as follows:

	Gain (Loss) Recognized in Earnings on Derivatives
	Location	Six months ended April 30
		2015	2014
		In millions
Foreign currency contracts	Interest and other, net	$73	$(40)
Other derivatives	Interest and other, net	(2)	(2)

Total		$71	$(42)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 12: Borrowings

Notes Payable and Short-Term Borrowings

Notes payable and short-term borrowings, including the current portion of long-term debt, were as follows:

	As of
	April 30, 2015		October 31, 2014
	Amount Outstanding	Weighted- Average Interest Rate	Amount Outstanding	Weighted- Average Interest Rate
	In millions		In millions
Current portion of long-term debt	$150	2.7%	$127	2.8%
FS Commercial paper	289	0.4%	298	0.5%
Notes payable to banks, lines of credit and other(1)	496	1.1%	469	1.5%

	$935		$894

(1)	Notes payable to banks, lines of credit and other includes $396 million and $404 million at April 30, 2015 and October 31, 2014, respectively, of borrowing and funding-related activity associated with FS and its subsidiaries.

Long-Term Debt

	As of
	April 30, 2015	October 31, 2014
	In millions
EDS Senior Notes(1)
$300 issued October 1999 at 7.45%, due October 2029	$313	$313
Other, including capital lease obligations, at 0.00%-7.50%, due in calendar years 2015-2023(2)	350	299
Less: current portion	(150)	(127)

Total long-term debt	$513	$485

(1)	The Company may redeem the EDS Senior Notes at any time in accordance with the terms thereof. The EDS Senior Notes are senior unsecured debt.
(2)	Other, including capital lease obligations includes $196 million and $123 million as of April 30, 2015 and October 31, 2014, respectively, of borrowing- and funding-related activity associated with FS and its subsidiaries that are collateralized by receivables and underlying assets associated with the related capital and operating leases. For both periods presented, the carrying amount of the assets approximated the carrying amount of the borrowings.

FS maintains a Euro Commercial Paper/Certificate of Deposit Programme providing for the issuance of commercial paper in various currencies of up to a maximum aggregate principal amount of $500 million. The

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

extent to which the Company is able to utilize the commercial paper program as a source of liquidity at any given time is subject to a number of factors, including market demand for Parent’s commercial paper, Parent’s financial performance, Parent’s credit ratings and market conditions generally.

Interest expense on borrowings recognized in the Condensed Combined Statements of Earnings was as follows:

		Six months ended April 30
Expense	Location	2015	2014
		In millions
Financing interest	Financing interest	$124	$141
Interest expense	Interest and other, net	20	24

Total interest expense		$144	$165

Note 13: Related Party Transactions and Parent Company Investment

Intercompany Purchases

During the six months ended April 30, 2015 and 2014, the Company purchased equipment from other businesses of Parent in the amount of $0.6 billion and $0.5 billion, respectively.

Allocation of Corporate Expenses

The Condensed Combined Statements of Earnings and Comprehensive Income include an allocation of general corporate expenses from Parent for certain management and support functions which are provided on a centralized basis within Parent. These management and support functions include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, expenses, headcount or other relevant measures. These allocations were $1.9 billion and $2.1 billion for the six months ended April 30, 2015 and 2014, respectively.

Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. These allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Parent Company Investment

Parent company investment on the Condensed Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from (to) Parent and the Company’s accumulated earnings.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Net transfers from (to) Parent are included within Parent company investment. The components of the Net transfers from (to) Parent on the Condensed Combined Statements of Equity for the six month periods ended April 30, 2015 and 2014 were as follows:

	Six months ended April 30
	2015	2014
	In millions
Intercompany purchases	$603	$531
Cash pooling and general financing activities	(3,687)	(3,715)
Corporate allocations	1,856	2,077
Cash transfers from Parent for business combinations	139	20
Income taxes	1,392	31

Total net transfers from (to) Parent per Condensed Combined Statements of Equity	$303	$(1,056)

Net Transfers from (to) Parent

A reconciliation of Net transfers from (to) Parent in the Condensed Combined Statements of Equity to the corresponding amount presented on the Condensed Combined Statements of Cash Flows for the six month periods ended April 30, 2015 and 2014 were as follows:

	Six months ended April 30
	2015	2014
	In millions
Net transfers from (to) Parent per Condensed Combined Statements of Equity	$303	$(1,056)
Income taxes paid by Parent	(158)	(169)
Stock-based compensation	(236)	(232)
Other non-cash items	(100)	(73)

Total net transfers to Parent per Condensed Combined Statements of Cash Flows	$(191)	$(1,530)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 14: Other Comprehensive Loss

Taxes related to Other Comprehensive Loss

	Six months ended April 30
	2015	2014
	In millions
Taxes on change in unrealized (losses) gains on available-for-sale securities:
Tax benefit on unrealized gains arising during the period	$4	$—

	4	—

Taxes on change in unrealized (losses) gains on cash flow hedges:
Tax provision on unrealized gains (losses) arising during the period	(32)	(1)
Tax provision (benefit) on (gains) losses reclassified into earnings	54	(11)

	22	(12)

Taxes on change in unrealized components of defined benefit plans:
Tax benefit on unrealized losses arising during the period	—	7
Tax benefit on amortization of actuarial loss and prior service benefit	(4)	(4)
Tax provision on curtailments, settlements and other	—	(2)

	(4)	1

Tax provision on change in cumulative translation adjustment	(44)	(8)

Tax provision on other comprehensive loss	$(22)	$(19)

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Changes and reclassifications related to Other comprehensive loss, net of taxes

	Six months ended April 30
	2015	2014
	In millions
Other comprehensive (loss) income, net of taxes:
Change in unrealized (losses) gains on available-for-sale securities:
Unrealized (losses) gains arising during the period	$(5)	$2
Gains reclassified into earnings	—	(1)

	(5)	1

Change in unrealized (losses) gains on cash flow hedges:
Unrealized gains (losses) arising during the period	200	(52)
(Gains) losses reclassified into earnings(1)	(245)	56

	(45)	4

Change in unrealized components of defined benefit plans:
Losses arising during the period	—	(75)
Amortization of actuarial loss and prior service benefit(2)	66	36
Curtailments, settlements and other	1	11

	67	(28)

Change in cumulative translation adjustment	(112)	(49)

Other comprehensive loss, net of taxes	$(95)	$(72)

(1)	Reclassification of pre-tax losses (gains) on cash flow hedges into the Condensed Combined Statements of Earnings was as follows:

	Six months ended April 30
	2015	2014
	In millions
Net revenue	$(202)	$26
Cost of products	(3)	—
Other operating expenses	5	8
Interest and other, net	(99)	33

	$(299)	$67

(2)	These components are included in the computation of net pension benefit cost in Note 4.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The components of Accumulated other comprehensive loss, net of taxes and changes therein were as follows:

	Six months ended April 30, 2015
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gains (losses) on cash flow hedges	Unrealized components of defined benefit plans	Cumulative translation adjustment	Accumulated other comprehensive loss
	In millions
Balance at beginning of period	$63	$60	$(1,677)	$(694)	$(2,248)
Other comprehensive (loss) income before reclassifications	(5)	200	1	(112)	84
Reclassifications of (gains) losses into earnings	—	(245)	66	—	(179)

Balance at end of period	$58	$15	$(1,610)	$(806)	$(2,343)

Note 15: Litigation and Contingencies

The Company is involved in various lawsuits, claims, investigations and proceedings including those consisting of IP, commercial, securities, employment, employee benefits and environmental matters, which arise in the ordinary course of business. The Company records a liability when it believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both the probability of having incurred a liability and the estimated amount of the liability. The Company reviews these matters at least quarterly and adjusts these liabilities to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. Litigation is inherently unpredictable. However, the Company believes it has valid defenses with respect to legal matters pending against us. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies. The Company believes it has recorded adequate provisions for any such matters and, as of April 30, 2015, it was not reasonably possible that a material loss had been incurred in connection with such matters in excess of the amounts recognized in its financial statements.

Litigation, Proceedings and Investigations

Fair Labor Standards Act Litigation. Parent is involved in several lawsuits in which the plaintiffs are seeking unpaid overtime compensation and other damages based on allegations that various employees of Electronic Data Systems Corporation (“EDS”) or Parent have been misclassified as exempt employees under the Fair Labor Standards Act and/or in violation of the California Labor Code or other state laws. Those matters include the following:

•

Cunningham and Cunningham, et al. v. Electronic Data Systems Corporation is a purported collective action filed on May 10, 2006 in the United States District Court for the Southern District of New York claiming that current and former EDS employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees. Another purported collective action, Steavens, et al. v. Electronic Data Systems Corporation, was filed on October 23, 2007 in the same court alleging similar facts. The Steavens case was consolidated for pretrial purposes

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

with the Cunningham case. On December 14, 2010, the court granted conditional certification of a class consisting of employees in 20 legacy EDS job codes in the consolidated Cunningham/Steavens matter. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter, and the Salva matter described below, mediated these cases and reached a settlement agreement. The court approved the settlement on June 16, 2015.

•	Salva v. Hewlett-Packard Company is a purported collective action filed on June 15, 2012 in the United States District Court for the Western District of New York alleging that certain information technology employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees under the Fair Labor Standards Act. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter and the Salva matter mediated these cases and reached a settlement agreement. The court consolidated the Salva matter into the Cunningham/Steavens matter and approved the settlement on June 16, 2015.

•	Karlbom, et al. v. Electronic Data Systems Corporation is a class action filed on March 16, 2009 in California Superior Court alleging facts similar to the Cunningham and Steavens matters. The parties are engaged in discovery.

•	Benedict v. Hewlett-Packard Company is a purported class action filed on January 10, 2013 in the United States District Court for the Northern District of California alleging that certain technical support employees allegedly involved in installing, maintaining and/or supporting computer software and/or hardware for Parent were misclassified as exempt employees under the Fair Labor Standards Act. The plaintiff has also alleged that Parent violated California law by, among other things, allegedly improperly classifying these employees as exempt. On February 13, 2014, the court granted the plaintiff’s motion for conditional class certification. On May 7, 2015, the plaintiffs filed a motion to certify a Rule 23 state class of certain Technical Solutions Consultants in California, Massachusetts, and Colorado that they claim were improperly classified as exempt from overtime under state law.

India Directorate of Revenue Intelligence Proceedings. On April 30 and May 10, 2010, the India Directorate of Revenue Intelligence (the “DRI”) issued show cause notices to Hewlett-Packard India Sales Private Ltd (“HP India”), a subsidiary of Parent, seven HP India employees and one former HP India employee alleging that HP India underpaid customs duties while importing products and spare parts into India and seeking to recover an aggregate of approximately $370 million, plus penalties. Prior to the issuance of the show cause notices, HP India deposited approximately $16 million with the DRI and agreed to post a provisional bond in exchange for the DRI’s agreement to not seize HP India products and spare parts and to not interrupt the transaction of business by HP India.

On April 11, 2012, the Bangalore Commissioner of Customs issued an order on the products-related show cause notice affirming certain duties and penalties against HP India and the named individuals of approximately $386 million, of which HP India had already deposited $9 million. On December 11, 2012, HP India voluntarily deposited an additional $10 million in connection with the products-related show cause notice. On April 20, 2012, the Commissioner issued an order on the parts-related show cause notice affirming certain duties and penalties against HP India and certain of the named individuals of approximately $17 million, of which HP India had already deposited $7 million. After the order, HP India deposited an additional $3 million in connection with the parts-related show cause notice so as to avoid certain penalties.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

HP India filed appeals of the Commissioner’s orders before the Customs Tribunal along with applications for waiver of the pre-deposit of remaining demand amounts as a condition for hearing the appeals. The Customs Department has also filed cross-appeals before the Customs Tribunal. On January 24, 2013, the Customs Tribunal ordered HP India to deposit an additional $24 million against the products order, which HP India deposited in March 2013. The Customs Tribunal did not order any additional deposit to be made under the parts order. In December 2013, HP India filed applications before the Customs Tribunal seeking early hearing of the appeals as well as an extension of the stay of deposit as to HP India and the individuals already granted until final disposition of the appeals. On February 7, 2014, the application for extension of the stay of deposit was granted by the Customs Tribunal until disposal of the appeals. On October 27, 2014, the Customs Tribunal commenced hearings on the cross-appeals of the Commissioner’s orders. The Customs Tribunal rejected HP India’s request to remand the matter to the Commissioner on procedural grounds. The hearing scheduled to reconvene on April 6, 2015 was cancelled at the request of the Customs Tribunal. A new hearing date has not been set.

Russia GPO and Other Anti-Corruption Investigations. The German Public Prosecutor’s Office (“German PPO”) has been conducting an investigation into allegations that current and former employees of Parent engaged in bribery, embezzlement and tax evasion relating to a transaction between Hewlett-Packard ISE GmbH in Germany, a former subsidiary of Parent, and the General Prosecutor’s Office of the Russian Federation. The approximately €35 million transaction, which was referred to as the Russia GPO deal, spanned the years 2001 to 2006 and was for the delivery and installation of an IT network. The German PPO issued an indictment of four individuals, including one current and two former Parent employees, on charges including bribery, breach of trust and tax evasion. The German PPO also requested that Parent be made an associated party to the case, and, if that request is granted, Parent would participate in any portion of the court proceedings that could ultimately bear on the question of whether Parent should be subject to potential disgorgement of profits based on the conduct of the indicted current and former employees. The Polish Central Anti-Corruption Bureau is also conducting an investigation into potential corruption violations by an employee of Hewlett-Packard Polska Sp. z o.o., an indirect subsidiary of Parent, in connection with certain public-sector transactions in Poland. Parent and the Company are cooperating with these investigating agencies.

ECT Proceedings. In January 2011, the postal service of Brazil, Empresa Brasileira de Correios e Telégrafos (“ECT”), notified subsidiary of Parent in Brazil (“HP Brazil”) that it had initiated administrative proceedings to consider whether to suspend HP Brazil’s right to bid and contract with ECT related to alleged improprieties in the bidding and contracting processes whereby employees of HP Brazil and employees of several other companies allegedly coordinated their bids and fixed results for three ECT contracts in 2007 and 2008. In late July 2011, ECT notified HP Brazil it had decided to apply the penalties against HP Brazil and suspend HP Brazil’s right to bid and contract with ECT for five years, based upon the evidence before it. In August 2011, HP Brazil appealed ECT’s decision. In April 2013, ECT rejected HP Brazil’s appeal, and the administrative proceedings were closed with the penalties against HP Brazil remaining in place. In parallel, in September 2011, HP Brazil filed a civil action against ECT seeking to have ECT’s decision revoked. HP Brazil also requested an injunction suspending the application of the penalties until a final ruling on the merits of the case. The court of first instance has not issued a decision on the merits of the case, but it has denied HP Brazil’s request for injunctive relief. HP Brazil appealed the denial of its request for injunctive relief to the intermediate appellate court, which issued a preliminary ruling denying the request for injunctive relief but reducing the length of the sanctions from five to two years. HP Brazil appealed that decision and, in December 2011, obtained a ruling staying enforcement of ECT’s sanctions until a final ruling on the merits of the case. Parent expects the decision to be issued in 2015 and any subsequent appeal on the merits to last several years.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

Abstrax Proceeding. On February 28, 2014, Abstrax, Inc. (“Abstrax”), a company with a principal place of business in Mesa, Arizona, filed a patent infringement lawsuit against Parent. Abstrax claimed to market software for sales operations and manufacturing operations for configurable products, including those in the custom shutter industry. The case was pending in U.S. District Court for the Eastern District of Texas, Marshall Division. Abstrax asserted one patent, U.S. Patent 6,240,328, which is directed generally to a method of generating assembly instructions. In its complaint, Abstrax claimed that Parent’s methods and processes of manufacturing configurable servers, storage, networking devices, PCs, laptops, imaging and printing devices and their sub-systems infringe its patent, as do the products made by the accused processes. Abstrax also claimed that Parent’s alleged infringement was willful and that the case was exceptional. On November 14, 2014, Parent filed a petition with the U.S. Patent and Trademark Office challenging the validity of the Abstrax patent based on prior art. In late January 2015, Abstrax dropped its infringement allegations against the manufacturing of PCs and imaging and printing devices from its expert reports. On March 4, 2015, the court heard Parent’s motion challenging the subject matter of the patent under 35 U.S.C. Section 101. Trial was scheduled for May 11, 2015. The parties reached a settlement in principle in early April, which was finalized on April 28, 2015. The parties agreed to file separate dismissal papers at the Patent Office to dismiss Parent’s challenge to the validity of patent. The district court litigation was dismissed on May 5, 2015. Parent’s challenge to the validity of the patent was terminated on May 18, 2015.

Stockholder Litigation. As described below, Parent is involved in various stockholder litigation matters commenced against certain current and former Parent executive officers and/or certain current and former members of Parent’s board of directors in which the plaintiffs are seeking to recover damages related to Parent’s allegedly inflated stock price, certain compensation paid by Parent to the defendants, other damages and/or injunctive relief:

•	A.J. Copeland v. Raymond J. Lane, et al. (“Copeland I”) is a lawsuit filed on March 7, 2011 in the United States District Court for the Northern District of California alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s alleged violations of the Foreign Corrupt Practices Act of 1977 (“FCPA”), Parent’s severance payments made to Mark Hurd (a former Chairman of Parent’s board of directors and Parent’s Chief Executive Officer), and Parent’s acquisition of 3PAR Inc. The lawsuit also alleges violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with Parent’s 2010 and 2011 proxy statements. On February 8, 2012, the defendants filed a motion to dismiss the lawsuit. On October 10, 2012, the court granted the defendants’ motion to dismiss with leave to file an amended complaint. On November 1, 2012, the plaintiff filed an amended complaint adding an unjust enrichment claim and claims that the defendants violated Section 14(a) of the Exchange Act and breached their fiduciary duties in connection with Parent’s 2012 proxy statement. On December 13, 14 and 17, 2012, the defendants moved to dismiss the amended complaint. On December 28, 2012, the plaintiff moved for leave to file a third amended complaint. On May 6, 2013, the court denied the motion for leave to amend, granted the motions to dismiss with prejudice and entered judgment in the defendants’ favor. On May 31, 2013, the plaintiff filed an appeal with the United States Court of Appeals for the Ninth Circuit. The appeal has been fully briefed, but a date has not yet been set for oral argument.

•

A.J. Copeland v. Léo Apotheker, et al. (“Copeland II”) is a lawsuit filed on February 10, 2014 in the United States District Court for the Northern District of California alleging, among other things, that the defendants used their control over Parent and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Exchange Act and Rule

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The complaint asserts claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, and breach of the duty of candor. The claims arise out of the circumstances at Parent relating to its 2013 and 2014 proxy statements, the departure of Mr. Hurd as Chairman of Parent’s board of directors and Parent’s Chief Executive Officer, alleged violations of the FCPA, and Parent’s acquisition of 3PAR Inc. and Autonomy Corporation plc (“Autonomy”). On February 25, 2014, the court issued an order granting Parent’s administrative motion to relate Copeland II to Copeland I. On April 8, 2014, the court granted the parties’ stipulation to stay the action pending resolution of Copeland I by the United States Court of Appeals for the Ninth Circuit.

•	Ernesto Espinoza v. Léo Apotheker, et al. and Larry Salat v. Léo Apotheker, et al. are consolidated lawsuits filed on September 21, 2011 in the United States District Court for the Central District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements about Parent’s business model and the future of webOS, the TouchPad and Parent’s PC business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched when they authorized Parent’s repurchases of its own stock on August 29, 2010 and July 21, 2011. These lawsuits were previously stayed pending developments in the Gammel matter, but those stays have been lifted. The plaintiffs filed an amended consolidated complaint on August 21, 2013, and, on October 28, 2013, the defendants filed a motion to stay these matters. In an order dated February 13, 2014, the court granted the motion to stay. At the August 11, 2014 status conference, the stay was lifted. The plaintiffs informed the court that they would move forward with their complaint. Parent filed a motion to dismiss on November 21, 2014. On February 12, 2015, the plaintiffs advised Parent that they intended to voluntarily dismiss these actions, and, on February 23, 2015, the parties filed a joint stipulation for voluntary dismissal of the action (the “Dismissal”). On February 25, 2015, the court entered an order approving the Dismissal. Parent provided notice of the Dismissal by filing it with the SEC on March 10, 2015 and posting it on Parent’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action. On April 14, 2015, the court entered an order dismissing the action.

•	Luis Gonzalez v. Léo Apotheker, et al. and Richard Tyner v. Léo Apotheker, et al. are consolidated lawsuits filed on September 29, 2011 and October 5, 2011, respectively, in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched by concealing material information and making false statements about Parent’s business model and the future of webOS, the TouchPad and Parent’s PC business and by authorizing Parent’s repurchase of its own stock on August 29, 2010 and July 21, 2011. The lawsuits are currently stayed pending resolution of the Espinoza/Salat consolidated action in federal court. On February 23, 2015, the parties filed a Joint Stipulation for Voluntary Dismissal of the Action. On February 25, 2015, the court entered an order approving the dismissal. Parent provided notice of the dismissal by filing it with the SEC on March 10, 2015 and posting it on Parent’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action and on April 13, 2015, the court entered an order dismissing the action.

•

Cement & Concrete Workers District Council Pension Fund v. Hewlett-Packard Company, et al. is a putative securities class action filed on August 3, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from November 13, 2007 to August 6, 2010 the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making statements

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

regarding Parent’s Standards of Business Conduct (“SBC”) that were false and misleading because Mr. Hurd, who was serving as Parent’s Chairman and Chief Executive Officer during that period, had been violating the SBC and concealing his misbehavior in a manner that jeopardized his continued employment with Parent. On February 7, 2013, the defendants moved to dismiss the amended complaint. On August 9, 2013, the court granted the defendants’ motion to dismiss with leave to amend the complaint by September 9, 2013. The plaintiff filed an amended complaint on September 9, 2013, and the defendants moved to dismiss that complaint on October 24, 2013. On June 25, 2014, the court issued an order granting the defendants’ motions to dismiss and on July 25, 2014, plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On November 4, 2014, the plaintiff-appellant filed its opening brief in the Court of Appeals for the Ninth Circuit. Parent filed its answering brief on January 16, 2015 and the plaintiff-appellant’s reply brief was filed on March 2, 2015. Oral argument has not yet been scheduled.

Autonomy-Related Legal Matters

Investigations. As a result of the findings of an ongoing investigation, Parent has provided information to the U.K. Serious Fraud Office, the U.S. Department of Justice (“DOJ”) and the SEC related to the accounting improprieties, disclosure failures and misrepresentations at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy. On November 21, 2012, DOJ representatives advised Parent that they had opened an investigation relating to Autonomy. On February 6, 2013, representatives of the U.K. Serious Fraud Office advised Parent that they had also opened an investigation relating to Autonomy. On January 19, 2015, the U.K. Serious Fraud Office notified Parent that it was closing its investigation and had decided to cede jurisdiction of the investigation to the U.S. authorities. Parent is cooperating with the DOJ and the SEC, whose investigations are ongoing.

Litigation. As described below, Parent is involved in various stockholder litigation relating to, among other things, its October 2011 acquisition of Autonomy and its November 20, 2012 announcement that it recorded a non-cash charge for the impairment of goodwill and intangible assets within its Software segment of approximately $8.8 billion in the fourth quarter of its 2012 fiscal year and Parent’s statements that, based on Parent’s findings from an ongoing investigation, the majority of this impairment charge related to accounting improprieties, misrepresentations to the market and disclosure failures at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy and the impact of those improprieties, failures and misrepresentations on the expected future financial performance of the Autonomy business over the long term. This stockholder litigation was commenced against, among others, certain current and former Parent executive officers, certain current and former members of Parent’s board of directors and certain advisors to Parent. The plaintiffs in these litigation matters are seeking to recover certain compensation paid by Parent to the defendants and/or other damages. These matters include the following:

•

In re HP Securities Litigation consists of two consolidated putative class actions filed on November 26 and 30, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 19, 2011 to November 20, 2012, the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging that, during that same period, all of the defendants violated Sections 10(b) and 20(a) of the Exchange Act and SEC Rule

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

10b-5(b) by concealing material information and making false statements related to Parent’s acquisition of Autonomy and that certain defendants violated SEC Rule 10b-5(a) and (c) by engaging in a “scheme” to defraud investors. On July 2, 2013, Parent filed a motion to dismiss the lawsuit. On November 26, 2013, the court granted in part and denied in part Parent’s motion to dismiss, allowing claims to proceed against Parent and Margaret C. Whitman based on alleged statements and/or omissions made on or after May 23, 2012. The court dismissed all of the plaintiff’s claims that were based on alleged statements and/or omissions made between August 19, 2011 and May 22, 2012. The lead plaintiff filed a motion for class certification on November 4, 2014 and, on December 15, 2014, defendants filed their opposition to the motion. On June 9, 2015, Parent entered into a settlement agreement with the lead plaintiff in the consolidated securities class action. Under the terms of the settlement, Parent, through its insurers, will contribute $100 million to a settlement fund that will be used to compensate persons who purchased Parent’s shares during the period from August 19, 2011 through November 20, 2012. No individual is contributing to the settlement. Parent and its current and former officers, directors, and advisors will be released from any Autonomy-related securities claims as part of the settlement. The settlement is subject to court approval. The preliminary approval hearing is currently set for July 17, 2015.

•	In re Hewlett-Packard Shareholder Derivative Litigation consists of seven consolidated lawsuits filed beginning on November 26, 2012 in the United States District Court for the Northern District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. One lawsuit further alleges that certain individual defendants engaged in or assisted insider trading and thereby breached their fiduciary duties, were unjustly enriched and violated Sections 25402 and 25403 of the California Corporations Code. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging, among other things, that the defendants concealed material information and made false statements related to Parent’s acquisition of Autonomy and Autonomy’s Intelligent Data Operating Layer technology and thereby violated Sections 10(b) and 20(a) of the Exchange Act, breached their fiduciary duties, engaged in “abuse of control” over Parent, corporate waste and were unjustly enriched. The litigation was stayed until June 2014. The lead plaintiff filed a stipulation of proposed settlement on June 30, 2014. The court declined to grant preliminary approval to this settlement, and, on December 19, 2014, also declined to grant preliminary approval to a revised version of the settlement. On January 22, 2015, the lead plaintiff moved for preliminary approval of a further revised version of the settlement. On March 13, 2015, the court issued an order granting preliminary approval to the settlement. The court has scheduled a hearing for July 24, 2015 to hear any remaining objections to the settlement and decide whether to grant final approval of the settlement.

•

In re HP ERISA Litigation consists of three consolidated putative class actions filed beginning on December 6, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 18, 2011 to November 22, 2012, the defendants breached their fiduciary obligations to Parent’s 401(k) Plan and its participants and thereby violated Sections 404(a)(1) and 405(a) of the Employee Retirement Income Security Act of 1974, as amended, by

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

concealing negative information regarding the financial performance of Autonomy and Parent’s enterprise services business and by failing to restrict participants from investing in Parent stock. On August 16, 2013, Parent filed a motion to dismiss the lawsuit. On March 31, 2014, the court granted Parent’s motion to dismiss this action with leave to amend. On July 16, 2014, the plaintiffs filed a second amended complaint containing substantially similar allegations and seeking substantially similar relief as the first amended complaint. On June 15, 2015, the court granted Parent’s motion to dismiss the second amended complaint in its entirety and denied plaintiffs leave to file another amended complaint. Plaintiffs have thirty days to appeal the court’s order.

•	Vincent Ho v. Margaret C. Whitman, et al. is a lawsuit filed on January 22, 2013 in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. On April 22, 2013, the court stayed the lawsuit pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter in federal court. Two additional derivative actions, James Gould v. Margaret C. Whitman, et al. and Leroy Noel v. Margaret C. Whitman, et al., were filed in California Superior Court on July 26, 2013 and August 16, 2013, respectively, containing substantially similar allegations and seeking substantially similar relief. Those actions also have been stayed pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of the claims asserted in all three actions other than claims asserted against Michael Lynch, the former chief executive officer of Autonomy.

•	Cook v. Whitman, et al. is a lawsuit filed on March 18, 2014 in the Delaware Chancery Court, alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy. On May 15, 2014, Parent moved to dismiss or stay the Cook matter. On July 22, 2014, the Delaware Chancery Court stayed the motion pending the United States District Court’s hearing on preliminary approval of the proposed settlement in the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of all the claims asserted in the Cook matter other than those asserted against Michael Lynch, Sushovan Hussain, the former chief financial officer of Autonomy, and Deloitte UK.

Environmental

The Company’s operations and products are or may in the future become subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the substances and materials used in the Company’s products, the energy consumption of products, services and operations and the operational or financial responsibility for recycling, treatment and disposal of those products. This includes legislation that makes producers of electrical goods, including servers and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). The Company could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. The Company’s potential exposure includes impacts on

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

revenue, fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

In particular, the Company may become a party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or other federal, state or foreign laws and regulations addressing the clean-up of contaminated sites, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. The Company is also contractually obligated to make financial contributions to address actions related to certain environmental liabilities, both ongoing and arising in the future, pursuant to its separation and distribution agreement with Parent.

Note 16: Guarantees

Guarantees

In the ordinary course of business, the Company may issue performance guarantees to certain of its clients, customers and other parties pursuant to which the Company has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, the Company would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. The Company believes the likelihood of having to perform under a material guarantee is remote.

The Company has entered into service contracts with certain of its clients that are supported by financing arrangements. If a service contract is terminated as a result of the Company’s non-performance under the contract or failure to comply with the terms of the financing arrangement, the Company could, under certain circumstances, be required to acquire certain assets related to the service contract. The Company believes the likelihood of having to acquire a material amount of assets under these arrangements is remote.

Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. The Company also provides indemnifications to certain vendors and customers against claims of IP infringement made by third parties arising from the use by vendors and customers of the Company’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Warranty

The Company accrues the estimated cost of product warranties at the time it recognizes revenue. The Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers; however, contractual warranty terms, repair costs, product call rates, average cost per call, current period product shipments and ongoing product failure rates, as well as specific product class failures outside of the Company’s baseline experience, affect the estimated warranty obligation.

HEWLETT PACKARD ENTERPRISE COMPANY

THE ENTERPRISE TECHNOLOGY INFRASTRUCTURE, SOFTWARE, SERVICES AND FINANCING BUSINESS OF HEWLETT-PACKARD COMPANY

Notes to Condensed Combined Financial Statements

(Unaudited)

The Company’s aggregate product warranty liabilities and changes therein were as follows:

Six months ended April 30, 2015
In millions
Balance at beginning of period	$571
Accruals for warranties issued	178
Adjustments related to pre-existing warranties (including changes in estimates)	(29)
Settlements made (in cash or in kind)	(203)

Balance at end of period	$517

Note 17: Subsequent Events

In May 2015, the Company completed its acquisition of Aruba Networks, Inc. (“Aruba”), a leading provider of next-generation network access solutions for the mobile enterprise, for $24.67 per share in cash. The equity value of the transaction is approximately $3.0 billion, and net of cash and debt is approximately $2.7 billion. Aruba’s results of operations will be included in the Company’s Networking business unit within the EG segment, prospectively from the date of acquisition.

In May 2015, the Company announced and completed the acquisition of ConteXtream, a provider of OpenDaylight-based, carrier-grade software-defined networking fabric for network functions virtualization. ConteXtream’s results of operations will be included in the Company’s Industry Standard Servers business unit within the EG segment, prospectively from the date of acquisition.

In May 2015, the Company and Tsinghua Holdings jointly announced a partnership that will bring together the Chinese enterprise technology assets of the Company and Tsinghua University to create a Chinese provider of technology infrastructure. Under the definitive agreement, Tsinghua Holdings’ subsidiary, Unisplendour Corporation, will purchase 51% of a new business called H3C, comprising the Company’s current H3C Technologies and China-based server, storage and technology services businesses, for approximately $2.3 billion. The Company’s China subsidiary will maintain 100% ownership of its existing China-based Enterprise Services, Software, Helion Cloud and Aruba Networks businesses. Once the transaction closes, the new H3C will be the exclusive provider for the Company’s server, storage and networking portfolio, as well as the Company’s exclusive hardware support services provider in China, customized for that market. The transaction is expected to close near the end of 2015, subject to Unisplendour shareholder vote, regulatory approvals and other closing conditions.

The Company evaluated subsequent events for recognition or disclosure through July 1, 2015, the date Condensed Combined Financial Statements were available to be issued.